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As filed with the Securities and Exchange Commission on July 1, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEALY MATTRESS COMPANY
(Exact name of registrant as specified in its charter)

OHIO (State or other jurisdiction of incorporation or organization)	2510 (Primary Standard Industrial Classification Code Number)	34-0439410 (I.R.S. Employer Identification No.)
(see following pages for additional registrants)

One Office Parkway Trinity, North Carolina 27370 (336) 861-3500 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Kenneth L. Walker One Office Parkway Trinity, North Carolina 27370 (336) 861-3500 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Joseph H. Kaufman Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

8.25% Senior Subordinated Exchange Notes due 2014	$390,000,000	100%	$390,000,000	$49,413

Guarantees of 8.25% Senior Subordinated Exchange Notes due 2014(2)	N/A(3)	(3)	(3)	(3)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the "Securities Act").

(2)
See inside facing page for additional registrant guarantors.

(3)
Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Industrial Classification Code Number
Sealy Mattress Corporation	Delaware	20-1178482	2510
Sealy Mattress Company of Puerto Rico	Ohio	34-6544153	2510
Ohio-Sealy Mattress Manufacturing Co., Inc.	Massachusetts	04-2511765	2510
Ohio-Sealy Mattress Manufacturing Co.	Georgia	58-1186228	2510
Sealy Mattress Company of Michigan, Inc.	Michigan	38-1256567	2510
Sealy Mattress Company of Kansas City, Inc.	Missouri	44-0523533	2510
Sealy of Maryland and Virginia, Inc.	Maryland	52-1192669	2510
Sealy Mattress Company of Illinois	Illinois	36-1853967	2510
A. Brandwein & Co.	Illinois	36-2526330	2510
Sealy Mattress Company of Albany, Inc.	New York	14-1325596	2510
Sealy of Minnesota, Inc.	Minnesota	41-1227650	2510
Sealy Mattress Company of Memphis	Tennessee	62-0357534	2510
North American Bedding Company	Ohio	34-1440446	2510
Sealy, Inc.	Ohio	34-1439379	2510
The Ohio Mattress Company Licensing and Components Group	Delaware	36-1750335	2510
Sealy Mattress Manufacturing Company, Inc.	Delaware	36-3209918	2510
Sealy-Korea, Inc.	Delaware	56-2112163	2510
Sealy Technology LLC	North Carolina	56-2168370	2510
Sealy Real Estate, Inc.	North Carolina	56-2147751	2510
Sealy Texas Management, Inc.	Texas	75-1491047	2510
Sealy Texas Holdings LLC	North Carolina	56-2164898	2510
Sealy Texas L.P.	Texas	62-1799443	2510
Western Mattress Company	California	95-3388719	2510
Mattress Holdings International LLC	Delaware	52-2177086	2510
Advanced Sleep Products	California	95-3254262	2510
Sealy Components-Pads, Inc.	Delaware	34-1801062	2510
Sealy Mattress Company of S.W. Virginia	Virginia	54-0492385	2510

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July 1, 2004

$390,000,000

SEALY MATTRESS COMPANY

        Offer to Exchange all outstanding 8.25% Senior Subordinated Notes due 2014 for an equal amount of 8.25% Senior Subordinated Exchange Notes due 2014, which have been registered under the Securities Act of 1933.

The Exchange Offer

•
We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradeable.

•
You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

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The exchange offer expires at 5:00 p.m., New York City time, on                    , 2004, unless extended. We do not currently intend to extend the expiration date.

•
The exchange of outstanding notes for exchange in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

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We will not receive any proceeds from the exchange offer.

The Exchange Notes

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The exchange notes are being offered in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with the placement of the outstanding notes.

•
The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.

Results of Exchange Notes

•
The exchange notes may be sold in the over-the-counter marker, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

        If you are a broker-dealer and you receive exchange notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. By making such acknowledgment, you will not be deemed to admit that you are an "underwriter" under the Securities Act of 1933. Broker-dealers may use this prospectus in connection with any resale of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by the broker-dealer as a result of market-making activities or trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer or until any broker-dealer has sold all registered notes held by it, we will make this prospectus available to such broker-dealer for use in connection with any such resale. A broker-dealer may not participate in the exchange offer with respect to outstanding notes acquired other than as a result of market-making activities or trading activities. See "Plan of Distribution."

        If you are an affiliate of Sealy Mattress Company or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the exchange notes, you cannot rely on the applicable interpretations of the Securities and Exchange Commission and you must comply with the registration requirements of the Securities Act of 1933 in connection with any resale transaction.

        You should consider carefully the risk factors beginning on page 18 of this prospectus before participating in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004

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        This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any exchange notes offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by references in this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by Sealy. Neither the delivery of this prospectus nor any sales made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements, including, without limitation, statements concerning the conditions in the bedding industry, our operations, economic performance and financial condition, including in particular statements relating to our business and growth strategy and product development efforts. The words "believe," "expect," "anticipate," "intend" and other similar expressions generally identify forward-looking statements. Potential investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, including, without limitation, those identified under "Risk Factors" and elsewhere in this prospectus and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission, or SEC. Actual results could differ materially from these forward-looking statements. In addition, important factors to consider in evaluating such forward-looking statements include changes in external market factors, changes in our business or growth strategy or in our ability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various other competitive factors. In light of these risks and uncertainties, there can be no assurance that the matters referred to in the forward-looking statements contained in this prospectus will in fact occur.

AVAILABLE INFORMATION

        Sealy Mattress Company and its guarantors have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made. Following the offering of the exchange notes, Sealy Mattress Company and its guarantors will be subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

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        So long as Sealy Mattress Company and its guarantors are subject to the periodic reporting requirements of the Exchange Act, Sealy Mattress Company and its guarantors are required to furnish the information required to be filed with the SEC to the trustee and the holders of the outstanding notes and the exchange notes. Sealy Mattress Company and its guarantors have agreed that, even if Sealy Mattress Company and its guarantors are not required under the Exchange Act to furnish such information to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by Sealy Mattress Company and its guarantors by Section 13 of the Exchange Act.

        Unless the context otherwise requires, references in this prospectus to "Sealy", "we" or "our" refer collectively to Sealy Mattress Corporation and its wholly-owned subsidiaries, and references to the "Issuer" refer to Sealy Mattress Company, a wholly-owned subsidiary of Sealy Mattress Corporation and the issuer of the notes. Sealy Mattress Corporation was formed on March 31, 2004 as a wholly-owned subsidiary of Sealy Corporation and, on April 6, 2004, Sealy Corporation contributed the equity of Sealy Mattress Company to Sealy Mattress Corporation. For purposes of this prospectus, all financial and other information herein relating to periods prior to April 6, 2004 is that of Sealy Corporation and its consolidated subsidiaries, as the predecessor accounting entity to Sealy Mattress Corporation.

        Unless otherwise indicated, all information contained in this prospectus concerning the bedding industry in general, including information regarding (1) our market position and market share within our industry, (2) historical data concerning pricing, sales and volume and growth of sales or volume in our industry, (3) expectations regarding future growth of sales or volume in our industry and (4) brand recognition and consumer awareness, is based on management's estimates using internal data, data from industry trade groups (primarily the International Sleep Products Association ("ISPA")), consumer research and marketing studies and other externally obtained data (including Furniture Today, a furniture industry publication).

        The following items referred to in this document are trademarks which are federally registered in the United States pursuant to applicable intellectual property laws: Sealy, Posturepedic, Stearns & Foster, Crown Jewel, Bassett, Reflexion and University of Sleep.

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SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus carefully. We use a 52-53 week fiscal year ending on the closest Sunday to November 30, but no later than December 2. Fiscal years are identified in this prospectus according to the calendar year in which they end. For example, fiscal 2003 refers to the year ended November 30, 2003. Unless otherwise indicated, financial information identified in this prospectus as pro forma gives effect to the consummation of the Recapitalization in the manner described under "Unaudited Pro Forma Consolidated Financial Information."

Our Company

        We are the largest bedding manufacturer in the world and the leading bedding manufacturer in the United States based on our wholesale domestic market share of approximately 21.4% in 2003, which we estimate to be 1.4 times that of our next largest competitor. We manufacture and market a complete line of conventional bedding products, including innerspring mattresses and box springs, under our highly recognized Sealy, Sealy Posturepedic and Stearns & Foster brand names, as well as our Bassett and Reflexion brand names. We believe that our Sealy brand name has been the number one selling brand in the domestic bedding industry for over 20 years and our Stearns & Foster brand name is one of the leading brands devoted predominantly to the fast-growing luxury segment of the industry. We believe our ownership of the best selling and most recognized brand in the domestic bedding industry (Sealy), combined with one of the leading luxury brands (Stearns & Foster), gives us a competitive advantage by allowing us to distinctly target different segments of the marketplace.

        Our principal executive offices are located at One Office Parkway, Trinity, North Carolina 27370 and the telephone number is (336) 861-3500.

        On April 6, 2004, Sealy Corporation, our parent company, completed a merger transaction that resulted in the acquisition of approximately 92% of its capital stock by affiliates of Kohlberg Kravis Roberts & Co., L.P. See "—The Recapitalization."

        We offer a complete line of conventional bedding products in sizes ranging from single to king-sized and which sell at retail price points from under $300 to approximately $5,000 per queen sized set domestically. While we sell products at all retail price points, we focus our product development and sales efforts toward mattress and box spring sets which sell at retail price points above $799 domestically. We believe that higher priced segments of the market offer faster growth and greater profitability than other bedding segments. For fiscal 2003, we derived approximately 63% of our total domestic sales dollars from products with retail price points of $799 and above.

        We serve domestically a large and well-diversified base of approximately 3,000 customers representing approximately 8,000 outlets, including furniture stores, specialty bedding stores, department stores and national mass merchandisers. Our five largest customers accounted for approximately 18.1% of our net sales for fiscal 2003 and no single customer represented more than 10.0% of our net sales for this period. We service these customers through our sales force, which we believe to be the largest and best trained in the domestic conventional bedding industry as evidenced by our strong market share among our major retail accounts, new account growth and strong customer retention rates. Our sales strategy supports strong retail relationships through the use of cooperative advertising programs, in-store product demonstrations, sales associate training and a focused national advertising campaign to support our multiple brand platforms. A key component of our sales strategy is the leveraging of our portfolio of multiple leading brands across the full range of retail price points to capture and retain long-term, high share customer relationships.

        We manufacture and distribute products to our customers primarily on a just-in-time basis from our network of 30 bedding and component manufacturing facilities located around the world. We believe we are the only national, vertically integrated manufacturer of both inner spring and box spring components. We believe there are a number of important advantages to this operating model including (1) the ability to provide superior service to large national accounts, (2) a significant reduction in our required inventory investment and (3) geographical proximity to our customers which enables reduced delivery times and increased consistency of service.

        We derived approximately 20% of our fiscal 2003 net sales internationally, primarily from Canada and Europe. In Canada, we are the leading bedding manufacturer with a wholesale market share of approximately 24.1% in 2003. We are the only major global bedding manufacturer with a substantial international presence, which we believe provides an attractive growth opportunity not readily available to our primary competitors.

New Product Redesign

        During 2003, we introduced our proprietary UniCased™ and TripLCased™ Systems which represent a comprehensive redesign of our product lines. These technologically advanced, one-sided structures represent the broadest redesign in our history and are the result of significant customer and market research and extensive product research and development efforts. We believe these new product lines will benefit us in the following ways:

        Superior Product for Our Customers.    Our customers benefit from the features embodied by our one-sided UniCased™ and TripLCased™ product lines, including consistent edge-to-edge comfort, proper back support and long-lasting durability, providing for what we believe to be an exceptional overall sleep experience and superior value to our customers.

        Higher Average Unit Selling Price.    As a result of this superior value, as well as a shift in product mix within the Sealy Posturepedic line to higher price points, the average unit selling price for domestic sales in our Sealy Posturepedic line for the first quarter of fiscal 2004 was 6.4% higher than it was for the first quarter of fiscal 2003.

        Improved Manufacturing Economics.    Our redesigned, one-sided product lines have a significantly reduced degree of manufacturing complexity due to a significant reduction in component stock keeping units ("SKUs"). We expect this reduced complexity to result in a reduction in material waste, improved manufacturing efficiency and lower net investment in working capital.

        Higher Margins.    As a result of higher average unit selling price and improved manufacturing economics, we believe the rollout of our UniCased™ line, launched in June 2003, and our TripLCased™ line, launched in January 2004, will contribute to our increased profitability.

        Results Realized To Date.    The June 2003 launch of our new one-sided product has resulted to date in an increase in both revenues and profitability. The Sealy Posturepedic line achieved strong results in the first quarter of fiscal 2004, with domestic revenue growth of 23.3% as compared to the same period in fiscal 2003. This revenue growth was driven by domestic unit growth of 15.9% and growth in average unit selling price for domestic sales of 6.4%, in each case for the first quarter of fiscal 2004 as compared to the first quarter of fiscal 2003.

Market Overview

        The U.S. bedding industry generated wholesale revenues of approximately $5.0 billion during calendar 2003. From 1982 to 2002, the U.S. bedding industry has grown at a compound annual growth rate of approximately 6.4%, driven by growth in both units and average unit selling prices. The bedding industry is characterized by the following attributes:

        Stability of Demand Growth.    From 1982 to 2002, year-over-year industry revenues have grown every year but one (a 0.3% decline in 2001) and have exhibited consistent growth in both units (3.3% on average) and average unit selling price (3.0% on average). Underlying the industry's stability and resilience to economic downturns is the significant number of replacement purchases each year, which we believe typically constitute approximately two-thirds of bedding industry sales.

        Attractive Category to Retail Customers.    Approximately 84% of industry sales in 2002 occurred in furniture stores, department stores and specialty sleep shops. These retailers are, in many cases, increasing floor allocations and devoting more resources to growing the bedding category within their stores due to the high profitability and minimal inventory requirements of the category. Returns on inventory (defined as annual gross margin dollars divided by average inventory dollars) for the mattress category are among the highest for furniture retailers. Mass merchants have traditionally accounted for a small percentage of domestic bedding industry sales.

        Large Manufacturers Are Gaining Share.    While there are over 700 bedding manufacturers in the United States, the three largest bedding manufacturers in the United States have been gaining market share from smaller competitors, increasing their collective share from 49% in 1996 to 53% in 2002. We believe that this market share trend is likely to continue as large, national manufacturers such as Sealy can offer retailers sales, service and profit opportunities that are superior to those offered by regional and local competitors.

        Growth in the High-End Segments.    The retail bedding market can generally be segmented into the Promotional (less than $500 per unit), Premium ($500-$999 per unit), Luxury ($1,000-$1,999 per unit) and Ultra Luxury (greater than $2,000 per unit) segments. According to ISPA, the Luxury and Ultra Luxury segments of the market are growing more rapidly than the overall industry, averaging 15.3% and 20.5% growth in sales, respectively, for the 2000 to 2002 period. We believe continued growth in the Luxury and Ultra Luxury segments will be driven by a number of factors including the growth in disposable income among the large "baby boomer" population (39 to 57 years of age), growing consumer awareness regarding the positive health effects of quality sleep, the growth in average number and sizes of bedrooms in domestic homes, and increased focus by retailers on these profitable segments.

        Limited Exposure to Imports.    Due to the short lead times demanded by mattress retailers, the limited inventories carried by retailers, the customized nature of each retailer's product lines, high shipping costs and relatively low domestic direct labor content in mattresses, the bedding industry faces low competition from imports, which were estimated to be approximately 4.6% of the U.S. market in 2003. In addition, established consumer brands are a critical element in retailers' merchandising strategies in the bedding industry.

Our Competitive Strengths

        We believe that our competitive strengths include the following:

Leading industry brands and products

        We believe that our Sealy and Stearns & Foster brands give us a competitive advantage by allowing us to distinctly target different segments of the marketplace.

        Our Sealy brand, which accounted for approximately 72% of our total sales in fiscal 2003, is the best-selling and most recognized brand in the U.S. bedding industry. The Sealy brand enjoys the highest consumer recognition in the industry, achieving an unaided awareness score of almost twice that of our nearest competitor based upon a 2002-2003 consumer study.

        Our Stearns & Foster brand name, which accounted for approximately 18% of our total sales in fiscal 2003, is one of the leading brand names devoted predominantly to the luxury segment.

Leading market position overall and in high-end segments

        In the U.S. bedding market, our Sealy brands have held the leading market share position for over 20 years and we continue to be the largest manufacturer with a wholesale market share of approximately 21.4% in 2003, which we estimate to be 1.4 times that of our nearest competitor. In the Canadian market, we also enjoy the leading market position with an approximate 24.1% share.

        We have a relatively higher market share in the Luxury and Ultra Luxury segments compared to our overall domestic market share. Our Stearns & Foster brand is targeted predominantly at these segments. Because these segments of the market are growing more rapidly and are more profitable than other segments of the market, we believe that our market shares in these segments provide us with a significant competitive advantage.

Unparalleled scale

        As the largest bedding manufacturer in the world, we have significant competitive advantages in both revenue generation and operational efficiencies. Our sales efforts benefit from our large scale, as we employ over 200 sales personnel we can deploy to cover a broad range of customers in geographically diverse locations. With separate staffs focused on field sales and national accounts, we have the breadth to cover a large number of regional customers while maintaining focus on key national vendors. Similarly, the size and structure of our sales force allows us to pursue profitable share gain with smaller dealers without sacrificing service to our larger accounts. Our large scale manufacturing presence, consisting of 29 bedding and component manufacturing facilities located around the world, and a vertically integrated manufacturing model, also afford us several distinct advantages. With our broad geographic coverage, we offer just-in-time delivery to better service our accounts, while reducing our inventory requirements. We also leverage our large scale and geographic presence to optimize our operating performance through shorter lead times, reduced delivery distances and alliances in many of our key supply categories that help us reduce cost, improve service and reduce our working capital investment.

Well positioned international business

        We derived approximately 20% of our net sales internationally in fiscal 2003, primarily from Canada, where we are the leading bedding manufacturer based on market share, and from Europe, a market where we do not face a pan-European competitor. In addition to these core markets, we have operations in Mexico, Brazil and Argentina that are positioned to grow. We believe that the size and scale of our international platform provides us with attractive growth opportunities not readily available to our primary competitors.

Experienced and committed management team

        Our management team, led by President and Chief Executive Officer, David McIlquham, has significant industry experience, averaging over 12 years. Our management team has been responsible for revitalizing our business and increasing our profitability through the launch of Sealy's new UniCased™ one-sided products, a strategic realignment of our sales force, implementing tighter financial controls, and the strengthening of our retailer relationships. Our management team committed approximately $24.6 million of equity to the Recapitalization, with equity ownership being expanded in the transaction to include 99 members of management.

Our Strategy

        Our business plan includes the following strategies:

Drive revenues and market share with UniCased™ and TripLCased™ product offering

        The rollout of our one sided Sealy Posturepedic UniCased™ product line, launched in June 2003, is expected to continue to benefit us as fiscal 2004 represents the first full fiscal year of this product line's results. In addition, our new one sided TripLCased™ Stearns & Foster line was launched in January 2004 with benefits expected in terms of revenue and profit growth. These new products' highly engineered designs feature consistent edge-to-edge comfort, proper back support and long-lasting durability, providing for what we believe to be an exceptional sleep experience.

        Our UniCased™ launch has already achieved increased sales, customer market share and average unit selling prices. In our Sealy Posturepedic line, domestic average unit selling prices for the first quarter of fiscal 2004 represent a 6.4% increase over the fiscal 2003 first quarter, and domestic unit sales volumes increased 15.9% between the same periods. We believe positive trends will continue as we benefit from the completion of the UniCased™ rollout and the extension of the one-sided design to our other product lines, including the redesigned Stearns & Foster brand mattresses.

Drive profitability with new products

        The rollout of our one-sided product has enhanced our manufacturing efficiency and increased our profitability. Our new UniCased™ and TripLCased™ lines were engineered to optimize our manufacturing capabilities, with reduced design and production complexity that has decreased production costs. Across all products, the transition to a one-sided design has led to a significant reduction in the number of panel and border fabric SKUs, which we expect to improve material yield. In addition, we anticipate that the reduced design complexity will lead to lower labor costs per unit for the UniCased™ and TripLCased™ lines and lower levels of working capital.

Maximize leading position in most attractive market segments and improve product mix

        We continue to focus our sales efforts to target the fastest growing and most profitable segments of the mattress market. With approximately 77 million "baby boomers" reaching their peak spending years and a growing awareness among consumers of the benefits of quality sleep, customer demand for higher-end mattresses has increased. We have a relatively higher market share in the Luxury and Ultra Luxury segments compared to our overall domestic market share. With the introduction of our Stearns & Foster TripLCased™ design and our UniCased™ Sealy Posturepedic line, we aim to further improve our product mix toward higher margin price points and increase our market share in these segments.

Maintain our position as a leading supplier to the largest retail customers

        Our extensive customer relationships and distribution network allow us to have what we believe to be a leading market share among the top 25 domestic retailers by wholesale dollars. We seek to maximize this market share position and expect to benefit as more of our top customers grow at a faster rate than the overall market in the retail sector. In support of this goal, our industry leading sales force will continue to service these accounts and seek incremental business.

Increase operational efficiencies through profit initiatives

        We have undertaken a series of cost savings initiatives that we believe will continue to improve our profitability beyond the benefit of the new product rollout. We have begun to streamline our manufacturing operations by transitioning from a batch manufacturing process to a cellular manufacturing model and applying lean manufacturing principles. We are also seeking to optimize our existing manufacturing infrastructure through manufacturing network optimization, expanded in-house supply of certain components, and regional material and supply management.

Pursue profitable growth opportunities in international markets

        We plan to grow our international business, as we believe our international markets offer a strong opportunity for cash flow generation. In Canada, where we have the leading market share position, we intend to expand our presence by executing a strategy which is similar to that which has been successful for us in the U.S. market, and have experienced positive results from the recent UniCased™ launch in Canada. In Europe, we seek to gain share from regional competition in a fragmented market by leveraging our sales, marketing and manufacturing expertise. In Mexico, Argentina and Brazil, we plan to profitably grow our positions. In addition, we plan to further grow our cash flows from international licensees.

The Recapitalization

        On April 6, 2004, Sealy Corporation, our parent company, completed a merger transaction ("the Merger") with an entity controlled by affiliates of Kohlberg Kravis Roberts & Co., L.P., which we refer to collectively as KKR, pursuant to which

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  the common stock of Sealy Corporation outstanding immediately prior to the Merger (other than 2,297,330 shares of Class A common stock held by affiliates of Bain Capital, LLC ("Bain") and certain other existing Sealy Corporation stockholders (collectively with Bain, the "Rollover Stockholders"), which had a fair value of approximately $40.1 million) and the options to receive Sealy Corporation common stock outstanding immediately prior to the Merger (other than certain options held by members of management as discussed under "Management—Rollover Options and New Options") were canceled and converted into a right to receive aggregate cash consideration of approximately $740.5 million; and

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  KKR obtained ownership of approximately 92% of the outstanding common stock of Sealy Corporation immediately following the Merger, with the remaining common stock held by the Rollover Stockholders.

        In connection with the Merger, KKR made an equity investment in Sealy Corporation of approximately $436.1 million and

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  we entered into new senior secured credit facilities, consisting of a $560.0 million term loan facility and a $125.0 million revolving credit facility, as discussed under "Description of Certain Indebtedness—Senior Secured Credit Facilities";

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  we entered into a $100.0 million senior unsecured term loan due in 2013, as discussed under "Description of Certain Indebtedness—Senior Unsecured Term Loan";

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  Sealy Corporation received approximately $13.6 million from the settlement of remaining notes receivable from Mattress Firm, Inc. (collectively referred to as the "MFI Note");

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  Sealy Mattress Company issued $390.0 million aggregate principal amount of 8.25% senior subordinated notes due 2014;

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  we repaid approximately $739.8 million of our existing indebtedness as of February 29, 2004, together with accrued interest of $10.1 million thereon, including:

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  the repurchase by Sealy Mattress Company of its outstanding $300 million 9 7/8% Senior Subordinated Notes due December 15, 2007 and its $128 million 10 7/8% Senior Subordinated Discount Notes due December 15, 2007;

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    the repurchase by Sealy Corporation of its $50 million junior subordinated promissory notes and the repayment of all amounts outstanding under its then existing credit facilities; and

  •
  Sealy Corporation issued after the Merger new options to purchase shares of Class A common stock to certain members of management, as discussed under "Management—Rollover Options and New Options."

        In addition, immediately after completion of the Merger, Sealy Corporation contributed all of the capital stock of Sealy Mattress Company to Sealy Mattress Corporation, a newly-formed, wholly-owned direct subsidiary of Sealy Corporation. For purposes of this prospectus, all financial and other information herein relating to periods prior to April 6, 2004 is that of Sealy Corporation and its consolidated subsidiaries, as the predecessor accounting entity to Sealy Mattress Corporation.

        The Merger and the related financing transactions described above are collectively referred to in this prospectus as the "Recapitalization."

Corporate Structure

        The chart below illustrates our current ownership and corporate structure as a result of the Recapitalization. Ownership of Sealy Corporation is presented on a fully-diluted basis.

(1)
The fully-diluted ownership percentage of Certain Members of Management only includes stock options currently outstanding and does not include any potential issuances under our existing stock option plan.

(2)
This amount represents total fair value of all common shares outstanding as well as the intrinsic value of all stock options which remained outstanding at the completion of the Recapitalization. It differs from the actual book value of the common stock and additional paid-in capital to be recorded in the historical financial statements as the shares for the Rollover Stockholders will be valued on a carry-over basis consistent with generally accepted accounting principles.

(3)
Sealy Mattress Corporation guarantees all amounts outstanding under our senior secured credit facilities and our senior unsecured term loan and also guarantees the senior subordinated notes on a senior subordinated basis.

(4)
At closing of the Recapitalization, we borrowed $560.0 million in the form of term loans under our senior secured credit facilities and $100.0 million under our senior unsecured term loan. Our senior secured credit facilities are secured by a pledge of 100% of Sealy Mattress Company's capital stock, 100% of the capital stock of each of Sealy Mattress Company's current and future domestic subsidiaries (other than certain inactive subsidiaries of the corporation) and by a security interest in 65% of the capital stock of certain of Sealy Mattress Company's foreign subsidiaries.

(5)
All of these entities (other than joint ventures and certain inactive subsidiaries of the corporation) guarantee all amounts outstanding under our senior secured credit facilities and our senior unsecured term loan on a senior basis and guarantee the senior subordinated notes on a senior subordinated basis.

(6)
As noted in (4) above, certain of our foreign subsidiaries have granted a first priority security interest in 65% of their capital stock. In addition, Gestion Centurion Inc. guarantees amounts outstanding under our Canadian revolving credit facilities.

Summary of Terms of the Exchange Offer

        On April 6, 2004, Sealy Mattress Company completed the private offering of the outstanding notes. References to the "notes" in this prospectus are references to both the outstanding notes and the exchange notes. This prospectus is part of a registration statement covering the exchange of the outstanding notes for the exchange notes.

        We and the guarantors entered into a registration rights agreement with the initial purchasers in the private offering in which we and the guarantors agreed to deliver to you this prospectus as part of the exchange offer and we agreed to use all commercially reasonable efforts to complete the exchange offer within 30 business days after the effective date of the registration statement covering the exchange. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except:

  •
  the exchange notes have been registered under the Securities Act;

  •
  the exchange notes are not entitled to certain registration rights which are applicable to the outstanding notes under the registration rights agreement; and

  •
  certain special interest rate provisions are no longer applicable.

The Exchange Offer
We are offering to exchange up to $390,000,000 aggregate principal amount of our 8.25% Senior Subordinated Exchange Notes due 2014, which we refer to in this prospectus as the exchange notes, for up to $390,000,000 million aggregate principal amount of our 8.25% Senior Subordinated Notes due 2014, which we refer to in this prospectus as the outstanding notes. Outstanding notes may be exchanged only in integral multiples of $1,000.
Resale
Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are an "affiliate" of the Issuer, within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the exchange notes in the ordinary course of your business and that you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."
Any holder of outstanding notes who:
• is an affiliate of the Issuer;

• does not acquire exchange notes in the ordinary course of business; or
• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes;

cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirement of the Securities Act in connection with the resale of the exchange notes.
Expiration Date; Withdrawal of Tender
The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, or such later date and time to which we extend it (the "expiration date"). We do not currently intend to extend the expiration date. A tender of outstanding notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.
Certain Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, which we may waive. Please read the section captioned "The Exchange Offer—Certain Conditions to the Exchange Offer" of this prospectus for more information regarding the conditions to the exchange offer.
Procedures for Tendering Outstanding Notes
If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures by DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:
• any exchange notes that you receive will be acquired in the ordinary course of business;

	•	you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;
•
if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activity that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and
•
you are not an "affiliate," as defined in Rule 405 of the Securities Act, of the Issuer or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.
Special Procedures for Beneficial Owners
If you are a beneficial owner of outstanding notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such outstanding notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.
Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."
Effect on Holders of Outstanding Notes
As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you are a holder of outstanding notes and you do not tender your outstanding notes in the exchange offer, you will continue to hold such outstanding notes and you will be entitled to all the rights and limitations applicable to the outstanding notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

Consequences of Failure to Exchange
All untendered outstanding notes will continue to be subject to the restrictions on transfer provided for in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.
Certain Income Tax Considerations
The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for the United States federal income tax purposes. See "Certain United States Federal Income and Estate Tax Consequences to Non-U.S. Holders."
Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.
Exchange Agent
The Bank of New York is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section caption "The Exchange Offer—Exchange Agent" of this prospectus.

Summary of Terms of the Exchange Notes

Issuer	Sealy Mattress Company.
Securities Offered	$390.0 million aggregate principal amount of 8.25% senior subordinated exchange notes due 2014.
Maturity	June 15, 2014.
Interest	8.25% per annum, payable semiannually in arrears on June 15 and December 15, commencing on December 15, 2004. The initial interest payment will include accrued interest from April 6, 2004.
Guarantees
All payments on the exchange notes are jointly and severally guaranteed on a senior subordinated unsecured basis by Sealy Mattress Corporation, the parent company of the Issuer, and all of the Issuer's existing domestic restricted subsidiaries. The guarantee by Sealy Mattress Corporation is being provided as a holding company guarantee solely for the purpose of allowing Sealy Mattress Company to satisfy its reporting obligations under the indenture governing the notes by furnishing financial information relating to Sealy Mattress Corporation and, accordingly, you should not assign any value to such holding company guarantee.
Ranking	The exchange notes and the guarantees will rank:
•
junior to all of our and the guarantors' existing and future senior indebtedness and secured indebtedness, including any borrowings under our senior secured credit facilities and the senior unsecured term loan;
• equally with any of our and the guarantors' future unsecured senior subordinated indebtedness, including trade payables;
• senior to any of our and the guarantors' future indebtedness that is expressly subordinated in right of payment to the notes; and
• effectively junior to all of the liabilities of our subsidiaries that do not guarantee the notes.
As of February 29, 2004, on a pro forma basis, the notes and the subsidiary guarantees would have ranked junior to:
• approximately $668.2 million of senior indebtedness; and
• other liabilities, including trade payables but excluding intercompany obligations, of our non-guarantor subsidiaries.

Optional Redemption
Prior to June 15, 2009, the Issuer may redeem the exchange notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus the make-whole premium described under "Description of Notes—Optional Redemption."

The Issuer may also redeem any of the exchange notes at any time on or after June 15, 2009, in whole or in part, at the redemption prices described under "Description of Notes—Optional Redemption," plus accrued and unpaid interest and special interest, if any, to the date of redemption.

In addition, prior to June 15, 2007, the Issuer may redeem up to 40% of the aggregate principal amount of the exchange notes issued under the indenture governing the notes with the net proceeds of certain equity offerings, provided at least 60% of the aggregate principal amount of the exchange notes remains outstanding immediately after such redemption. See "Description of Notes—Optional Redemption."
Change of Control
Upon a change of control, the Issuer will be required to make an offer to purchase each holder's exchange notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest and special interest, if any, to the date of purchase. See "Description of Notes—Repurchase at the Option of Holders—Change of Control."
Certain Covenants	The indenture governing the exchange notes contains covenants that, among other things, limits the Issuer's ability and the ability of its restricted subsidiaries to:
	•	incur additional indebtedness;
	•	create liens;
	•	pay dividends or make other equity distributions;
	•	purchase or redeem capital stock;
	•	make investments;
	•	sell assets or consolidate or merge with or into other companies; and
	•	engage in transactions with affiliates.
These limitations are subject to a number of important qualifications and exceptions. See "Description of Notes—Certain Covenants."

No Prior Market; PORTAL Market Listing
The exchange notes will be new securities for which there is no market. Although the initial purchasers in the private offering of the outstanding notes have informed us that they intend to make a market in the outstanding notes and, if issued, the exchange notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the outstanding notes or exchange notes will develop or be maintained. The notes have been made eligible for trading on PORTALSM.
Use of Proceeds	There will be no cash proceeds to us from the exchange offer.

Risk Factors

        See "Risk Factors" immediately following this summary for a discussion of certain risks relating to an investment in the notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL
AND OPERATING DATA

        Set forth below are summary historical consolidated financial and operating data of Sealy Corporation, as predecessor to Sealy Mattress Corporation, at the dates and for the periods indicated. Sealy Mattress Corporation was formed on March 31, 2004 as a wholly-owned subsidiary of Sealy Corporation and, on April 6, 2004, Sealy Corporation contributed the equity of Sealy Mattress Company to Sealy Mattress Corporation. For the purposes of this prospectus, all financial and other information herein relating to periods prior to April 6, 2004, including the summary historical consolidated financial and operating data presented below, is that of Sealy Corporation and its consolidated subsidiaries, as the predecessor accounting entity to Sealy Mattress Corporation. Sealy Corporation's summary historical consolidated financial and operating data for the fiscal years ended December 2, 2001, December 1, 2002 and November 30, 2003 were derived from its audited historical consolidated financial statements included elsewhere in this prospectus. Sealy Corporation's summary historical consolidated financial and operating data for the three months ended February 29, 2004 and March 2, 2003 were derived from its unaudited historical consolidated financial statements included elsewhere in this prospectus. Please note that the only financial information of the Issuer that is included in this prospectus is presented in note 19 to the audited historical consolidated financial statements and in note 15 to the unaudited historical consolidated financial statements. The summary historical consolidated financial and operating data set forth below should be read in conjunction with, and is qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited historical consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus.

				Three Months Ended
	Fiscal Year(1)
				March 2, 2003	February 29, 2004
	2001	2002	2003
	(dollars in millions)
Statement of Operations Data:
Net sales(2)	$1,154.1	$1,189.2	$1,189.9	$288.3	$318.2
Cost of goods sold	668.6	679.7	695.1	165.4	183.6
Selling, general and administrative expenses	386.9	410.5	397.1	92.7	101.6
Other (income) expense(3)	4.7	(0.7)	(8.2)	(1.8)	(3.1)

Income from operations	93.9	99.7	105.9	32.2	36.1
Interest expense	78.0	72.6	68.5	17.1	16.9
Other (income) expense, net	24.3	3.1	0.9	(0.3)	(0.4)

Income (loss) before income taxes	(8.4)	24.1	36.5	15.4	19.6
Income tax expense	12.5	7.2	18.2	6.3	8.3

Income (loss) before cumulative effect of change in accounting principle	(21.0)	16.9	18.3	9.1	11.3
Cumulative effect of change in accounting principle	(0.2)	—	—	—	—

Net income (loss)	$(20.8)	$16.9	$18.3	$9.1	$11.3

Balance Sheet Data (at end of period):
Total assets	$903.1	$904.9	$959.1	$933.0	$956.9
Long-term debt, net of current portion	748.3	719.9	699.6	720.5	676.8
Total debt	778.1	753.2	747.3	762.0	747.9
Stockholders' deficit	(132.9)	(115.7)	(76.2)	(101.5)	(61.8)

Other Financial Data:
Depreciation & amortization	31.9	22.4	24.9	5.7	6.1
Capital expenditures	20.1	16.8	13.4	2.3	5.3
Cash flows provided by (used in):
Operating activities	11.3	100.0	87.9	(15.7)	(18.5)
Investing activities	(62.9)	(39.4)	0.4	(2.3)	(5.3)
Financing activities	45.5	(45.1)	(14.7)	5.8	0.6

Footnotes to table

(1)
We use a 52-53 week fiscal year ending on the closest Sunday to November 30, but no later than December 2. The fiscal years ended November 30, 2003 and December 1, 2002 were 52-week years and the fiscal year ended December 2, 2001 was a 53-week year.

(2)
Information for periods prior to fiscal 2003 has been restated from previously published reports due to the adoption of EITF 01-09, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Product," as of March 4, 2002, reflecting a reclassification of such costs from selling, general and administrative costs to a reduction of net sales. There was no change to reported net income.

(3)
Consists of the following items to the extent applicable for the periods presented: stock based compensation, business closure charge, plant closing and restructuring charges, amortization of intangibles, asset impairment charge and net royalty income.

Ratio of Earnings to Fixed Charges

	Fiscal Year Ended									Three Months Ended
	November 28, 1999		November 26, 2000		December 2, 2001	December 1, 2002		November 30, 2003		March 2, 2003		February 29, 2004
	(dollars in thousands)
Pre-tax income from operations	$32,382		$57,372		$(8,464)	$24,151		$36,465		$15,431		$19,551
Fixed charges:
Interest expense and amortization of debt discount and financing costs	65,991		69,009		78,047	72,571		68,525		17,077		16,944
Rentals—33%(b)	3,476		3,305		4,407	4,551		4,543		1,136		1,260

Total fixed charges	69,467		72,314		82,454	77,122		73,068		18,213		18,204

Earnings before income taxes and fixed charges	101,849		129,686		73,990	101,273		109,533		33,644		37,755

Ratio of earnings to fixed charges(a)	1.5	x	1.8	x	—	1.3	x	1.5	x	1.8	x	2.1	x

(a)
For the year ended December 2, 2001, earnings were insufficient to cover fixed charges by $8.5 million.

(b)
The percent of rent included in the calculation is a reasonable approximation of the interest factor in our operating leases.

RISK FACTORS

        You should carefully consider the following factors in addition to the other information set forth in this prospectus before you decide to tender outstanding notes in the exchange offer. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are immaterial may also adversely impact our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of the exchange notes could fall, and you may lose all or part of your original investment.

Risks Related to the Exchange Offer

If you choose not to exchange your outstanding notes, the present transfer restrictions will remain in force and the market price of your outstanding notes could decline.

        If you do not exchange your outstanding notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to "Summary—Summary of Terms of the Exchange Offer" and "The Exchange Offer" for information about how to tender your outstanding notes.

        The tender of outstanding notes under the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to reduction in liquidity.

Risks Related to the Exchange Notes

Our level of indebtedness could adversely affect our financial position and prevent us from fulfilling our obligations under the exchange notes.

        As of February 29, 2004, on a pro forma basis, we would have had outstanding indebtedness for borrowed money of approximately $1,058.2 million. Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to meet all our obligations to senior creditors, who could then require us to do such things as restructure our indebtedness, sell assets, or raise additional debt or equity capital;

  •
  limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy, research and development costs or other purposes;

  •
  require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

  •
  limit our flexibility in planning for and reacting to changes in our business and in the industry in which we operate that could make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

  •
  place us at a disadvantage compared to our competitors that have less debt.

        Any of the above listed factors could materially adversely affect our business and results of operations.

We and our subsidiaries and parent entities may be able to incur more debt, which could further exacerbate the risks associated with our substantial anticipated leverage.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture, the senior secured credit facilities and the senior unsecured term loan do not fully prohibit us or our subsidiaries from doing so. As of February 29, 2004, on a pro forma basis, our senior secured credit facilities would permit additional borrowing of up to $106.9 million under our U.S. revolving facility. All of such additional borrowings would rank senior to the notes and the parent and subsidiary guarantees. If new debt is added to our and our subsidiaries' anticipated debt levels, the related risks that we and they now face could intensify.

        In addition, the covenants in the indenture governing the notes do not apply to or regulate activities of direct or indirect parents of Sealy Mattress Company. Accordingly, direct or indirect parents of Sealy Mattress Company, including Sealy Mattress Corporation and Sealy Corporation, could issue additional securities (including preferred or common stock) or other indebtedness subject to the restrictions contained in agreements governing other indebtedness, including the senior secured credit facilities and the senior unsecured term loan. We and these parent entities intend to evaluate all potential financing alternatives available to us from time to time in both the debt and equity markets and to optimize our capital structure over time based upon these alternatives. Such alternatives may result in an increase to our debt leverage (or that of our parent entities) and adversely affect our financial position.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Based upon the current level of operations and certain anticipated improvements, we believe that cash flow from operations and available cash, together with borrowings available under our senior secured credit facilities, will be adequate to meet our future liquidity needs throughout 2004. Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. Our ability to generate cash is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all, or that future borrowings will be available to us under our senior secured credit facilities or otherwise in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facilities, the senior unsecured term loan and the notes, on commercially reasonable terms or at all.

Your right to receive payments on the notes and the guarantees is junior to the rights of the lenders under the senior secured credit facilities and the senior unsecured term loan and to all of the Issuer's and the guarantors' other senior indebtedness, including any of the Issuer's or the guarantors' future senior debt.

        The notes are general unsecured obligations that are junior in right of payment to all of our existing and future senior indebtedness. The guarantees are general unsecured obligations of the guarantors that are junior in right of payment to all of the existing and future senior indebtedness of the guarantors. See "Description of Notes—Subordination." As of February 29, 2004, on a pro forma basis, we would have had approximately $668.2 million of senior indebtedness, and the revolving credit portion of our senior secured credit facilities would have provided for additional borrowings of up to $106.9 million, all of which would be senior indebtedness when drawn. As of February 29, 2004, on a pro forma basis, the guarantors would have had $660.0 million of senior indebtedness which represented guarantees of borrowings under our senior secured credit facilities and the senior unsecured term loan.

        The guarantee by Sealy Mattress Corporation is being provided as a holding company guarantee solely for the purpose of allowing Sealy Mattress Company to satisfy its reporting obligations under the indenture governing the notes by furnishing financial information relating to Sealy Mattress Corporation and, accordingly, you should not assign any value to such holding company guarantee.

        The Issuer and the guarantors may not pay principal, premium, if any, interest or other amounts on account of the notes or the guarantees in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under the new senior secured credit facilities and, under certain circumstances, the senior unsecured term loan, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, the Issuer or the guarantors may not be permitted to pay any amount on account of the notes or the guarantees for a designated period of time.

        Because of the subordination provisions in the notes and the guarantees, in the event of a bankruptcy, liquidation or dissolution of the Issuer or a guarantor, the Issuer's or the guarantor's assets will not be available to pay obligations under the notes or the applicable guarantee until the Issuer or the guarantor has made all payments in cash on its senior indebtedness. We cannot assure you that sufficient assets will remain after all these payments have been made to make any payments on the notes or the applicable guarantee, including payments of principal or interest when due.

Because the notes are not secured, our assets may be insufficient to pay amounts due on your notes.

        In addition to being contractually subordinated to all existing and future senior indebtedness, the notes and the guarantees are unsecured obligations of the Issuer and the guarantors. In contrast, our obligations outstanding under the senior secured credit facilities are secured by substantially all of the assets of the Issuer, Sealy Corporation and each of the Issuer's existing and subsequently acquired or organized direct or indirect domestic subsidiaries that guarantees such senior credit facilities. Our obligations outstanding under the senior secured credit facilities are also secured by a pledge of the capital stock of the Issuer by Sealy Corporation, 100% of the capital stock of our existing and subsequently acquired or organized direct or indirect domestic subsidiaries and 65% of the capital stock of our first-tier foreign subsidiaries and all intercompany debt. In addition, we may incur other senior indebtedness, which may be substantial in amount, and which may, in certain circumstances, be secured.

        Because the notes and the guarantees are unsecured obligations, your right of repayment may be compromised if any of the following situations occur:

  •
  we enter into bankruptcy, liquidation, reorganization, or other winding-up proceedings;

  •
  there is a default in payment under our senior secured credit facilities or other secured indebtedness; or

  •
  there is an acceleration of any indebtedness under our senior secured credit facilities or other secured indebtedness.

        If any of these events occurs, the secured lenders could sell those of our assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indenture at such time. As a result, upon the occurrence of any of these events, we cannot assure you that there will be sufficient funds to pay amounts due on the notes and the guarantees.

The Issuer may not be able to repurchase notes upon a change of control or in connection with asset sales.

        The senior secured credit facilities and the senior unsecured term loan will (subject to certain limitations), and our future senior indebtedness may, prohibit the Issuer from repurchasing any notes even though the indenture requires the Issuer to offer to repurchase some or all of the notes when certain events occur. If the Issuer experiences a change of control, you will have the right to require the Issuer to repurchase your notes at a purchase price in cash equal to 101% of the principal amount of your notes plus accrued and unpaid interest, if any. In addition, if the Issuer make certain types of asset sales, the Issuer may be required to offer to repurchase some or all of your notes at a purchase price in cash equal to 100% of the principal amount of your notes plus accrued and unpaid interest, if any. However, we are restricted by our senior secured credit facilities and the senior unsecured term loan from repurchasing any notes, subject to limited exceptions. Our senior secured credit facilities also provide that certain change of control events and asset sales constitute a default. Any future credit agreement or other agreements relating to senior indebtedness to which we become a party may contain similar restrictions or provisions. If the Issuer experiences a change of control or makes asset sales that result in the Issuer having to repurchase notes when the Issuer are prohibited from doing so, we could seek the consent of our lenders to purchase the notes or could attempt to refinance the borrowings that contain such a prohibition. In the event that we do not obtain such a consent or do not refinance such borrowings, the Issuer would remain prohibited from purchasing the notes. In such case, the Issuer's failure to purchase notes would constitute a default under the indenture relating to the notes, which, in turn, could result in amounts outstanding under our senior secured credit facilities, the senior unsecured term loan and other senior indebtedness being declared due and payable. Any such declaration could have adverse consequences both to you and to us. In the event the Issuer experiences a change of control or makes asset sales that result in the Issuer having to repurchase notes, we cannot assure you that we would have sufficient assets to satisfy all of our obligations under our senior secured credit facilities, the senior unsecured term loan and the notes. If a default occurs with respect to any senior indebtedness, the subordination provision in the indenture would likely restrict payments to you. In addition, the change of control covenant does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction.

Our senior secured credit facilities, the senior unsecured term loan and the indenture restrict our management's discretion in operating our business.

        Our senior secured credit facilities require us to maintain specified financial ratios and tests, among other obligations. In addition, our senior secured credit facilities restrict, among other things:

  •
  our ability to incur additional indebtedness;

  •
  ability to make acquisitions; and

  •
  ability to make capital expenditures.

        A failure to comply with the restrictions contained in the senior secured credit facilities could lead to an event of default, which could result in an acceleration of such indebtedness. Such an acceleration would also constitute an event of default under the indenture and the senior unsecured term loan. The indenture and the senior unsecured term loan also restrict, among other things, our ability to incur additional indebtedness, sell assets, make certain payments and dividends or to merge or consolidate our company. A failure to comply with the restrictions in the indenture or the senior unsecured term loan could result in an event of default under the indenture or the senior unsecured term loan, as the case may be.

Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.

        Some, but not all, of our subsidiaries have guaranteed the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

        As of February 29, 2004, on a pro forma basis, the notes would have been effectively junior to approximately $8.2 million of indebtedness of our non-guarantor subsidiaries and approximately $25.0 million would have been available to those subsidiaries for future borrowing under our senior secured credit facilities. Our non-guarantor subsidiaries generated 19.5% of our consolidated revenues in the year ended November 30, 2003 and held 12.3% of our consolidated assets as of February 29, 2004. See note 19 to our audited historical consolidated financial statements for more information regarding our non-guarantor subsidiaries.

Federal and state statutes allow courts, under specific circumstances, to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require note holders to return payments received from the Issuer or the guarantors.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the notes and the guarantees could be voided, or claims in respect of the notes and the guarantees could be subordinated to all other debts of the Issuer or any guarantor, as applicable, if, among other things, the Issuer or such guarantor, as applicable, at the time the indebtedness evidenced by the notes or the guarantees, as applicable:

  •
  received less than reasonably equivalent value or fair consideration for the incurrence of the indebtedness; and

  •
  were insolvent or rendered insolvent by reason of such incurrence; or

  •
  were engaged in a business or transaction for which one of our or such guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that we or such guarantor would incur, debts beyond our or such guarantor's ability to pay such debts as they mature.

In addition, any payment by the Issuer or a guarantor pursuant to the notes or the guarantees could be voided and required to be returned to the Issuer or such guarantor or to a fund for the benefit of the creditors of the Issuer or such guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, the Issuer or a guarantor, as applicable, would be considered insolvent if:

  •
  the sum of the Issuer's or such guarantor's debts, including contingent liabilities, was greater than the fair saleable value of our or such guarantor's assets; or

  •
  if the present fair saleable value of the Issuer's or such guarantor's assets were less than the amount that would be required to pay the Issuer's or such guarantor's probable liability on our or such guarantor's existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  the Issuer or such guarantor could not pay its or such guarantor's debts as they become due.

        On the basis of historical and pro forma financial information, recent operating history and other factors, we believe that the Issuer and each guarantor, after giving effect to the issuance of the exchange notes and the guarantee of the exchange notes, will not be insolvent, will not have unreasonably small capital for the business in which the Issuer and the guarantors are engaged and will not have incurred debts beyond the Issuer's or the guarantor's ability to pay such debts as they mature.

We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

We cannot assure you that an active trading market will develop for the exchange notes, which may reduce their market price.

        We are offering the exchange notes to the holders of the outstanding notes. The outstanding notes were offered and sold in April 2004 to a small number of institutional investors and are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) Market.

        We do not intend to apply for a listing of the exchange notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the exchange notes and we cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates and the markets for similar securities. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market with respect to the exchange notes. However, these initial purchasers are not obligated to do so, and any market making with respect to the exchange notes may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer or the effectiveness of a shelf registration statement in lieu thereof.

        Future trading prices of the notes will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  our ability to complete the offer to exchange the notes for the exchange notes;

  •
  the interest of securities dealers in making a market; and

  •
  the market for similar securities.

Risks Related to the Business

The bedding industry is highly competitive.

        The bedding industry is highly competitive, and we encounter competition from many manufacturers in both domestic and foreign markets. The highly competitive nature of the bedding industry means we are continually subject to the risk of loss of our market share, loss of significant customers, the inability for us to gain market share or acquire new customers, and difficulty in raising our prices. Some of our principal competitors have less debt than we have and may be better able to withstand changes in market conditions within the bedding industry. Additionally, we may encounter increased future competition, which could have a material adverse effect on our financial condition or results of operations. In addition, there is a risk of further consolidation in the industry which could magnify the competitive risks previously outlined.

We are dependent on our significant customers.

        Our top five customers accounted for approximately 18% of our net sales for the fiscal year ended November 30, 2003. While we believe our relationships with these customers are stable, many arrangements are by purchase order or are terminable at will at the option of either party. A substantial decrease or interruption in business from our significant customers could result in write-offs or in the loss of future business and could have a material adverse effect on our financial condition or results of operations.

        In the future, retailers in the United States may consolidate, undergo restructurings or reorganizations, or realign their affiliations, any of which could decrease the number of stores that carry our products or increase the ownership concentration in the retail industry. Some of these retailers may decide to carry only one brand of mattress products which could affect our ability to sell our products on favorable terms, and could have a material adverse effect on our business, financial condition or results of operations.

Difficulties in integrating potential acquisitions could adversely affect our business.

        We regularly evaluate potential domestic and international acquisition opportunities to support and strengthen our business. We cannot be sure that we will be able to locate suitable acquisition candidates, acquire candidates on acceptable terms or integrate acquired businesses successfully.

        Future acquisitions may require us to incur additional debt and contingent liabilities, which may materially and adversely affect our business, operating results and financial condition. In addition, the process of integrating acquired businesses effectively involves the following risks:

  •
  assimilating operations and products may be unexpectedly difficult;

  •
  management's attention may be diverted from other business concerns;

  •
  we may enter markets in which we have limited or no direct experience; and

  •
  we may lose key employees of the acquired business.

        We do not currently have any material agreements relating to acquisitions or joint ventures.

We are subject to fluctuations in the cost of raw materials and the possible loss of suppliers.

        The major raw materials that we purchase for production are steel wire, fabrics and roll goods consisting of foam, insulator pads, and fiber and non-wovens. The price and availability of these raw materials are subject to market conditions affecting supply and demand. In particular, world demand for steel over the last two years has increased due to a number of factors, including increased steel imports into Asia. Worldwide production has not been able to keep up with the increased demand, due in part to decreased productive capacity in the United States. Furthermore, the weakening of the U.S. dollar has raised the relative price of steel imported into the United States. Consequently, we believe that the cost of cold rolled steel and steel drawn wire, which are used in the production of the spring units and other components within our mattress and box springs, will increase significantly during 2004. Our financial condition or results of operations may be materially and adversely affected by increases in raw material costs to the extent we are unable to pass on such higher costs to customers.

        We purchase our raw materials and certain components from a variety of vendors, including Leggett & Platt Inc., Foamex International, Inc., and other national raw material and component suppliers. We purchase approximately 59% of our Sealy and Stearns & Foster box spring parts from third party sources, predominantly from Leggett & Platt, which has patents on various interlocking wire configurations. In addition, we are dependent upon a single supplier for certain key structural components of our new UniCased™ design. Such components are purchased under a four-year supply agreement, and are manufactured in accordance with a proprietary design exclusive to the supplier. While we attempt to reduce the risks of dependence on a single external source, we cannot assure you that there would not be an interruption of production if Leggett & Platt or any other supplier were to discontinue supplying us for any reason.

We have risks associated with our international operations.

        We currently conduct international operations and may pursue additional international opportunities. Our international operations are subject to the customary risks of operating in an international environment, including the potential imposition of trade or foreign exchange restrictions, tariff and other tax increases, fluctuations in exchange rates, inflation and unstable political situations. We have also limited our ability to independently expand in certain international markets where we have granted licenses to manufacture and sell Sealy bedding products. Our licensees in Australia, Jamaica and the United Kingdom have perpetual licenses, subject to only limited termination rights. Our licensees in the Dominican Republic, the Bahamas, Israel, Japan, New Zealand, Saudi Arabia (which covers 13 middle eastern countries), South Africa and Thailand hold licenses for fixed terms with limited renewal rights. Fluctuations in the rate of exchange between the U.S. dollar and other currencies may affect stockholders' equity and the results of operations.

Our ability to compete effectively depends on our ability to maintain our trademarks, patents and other intellectual property.

        We hold over 300 worldwide trademarks, which we believe have significant value and are important to the marketing of our products to retailers. We own 31 U.S. patents, a number of which have been registered in a total of 22 countries, and we have 6 domestic patents pending. In addition, we own U.S. and foreign registered trade names and service marks and have applications for the registration of trade names and service marks pending domestically and abroad. We also own several U.S. copyright registrations, and a wide array of unpatented proprietary technology and know-how. We also license certain intellectual property rights from third parties.

        Our ability to compete effectively with other companies depends, to a significant extent, on our ability to maintain the proprietary nature of our owned and licensed intellectual property. Although our trademarks are currently registered in the United States and registered or pending in 96 foreign countries, there can be no assurance that our trademarks cannot and will not be circumvented, or do not or will not violate the proprietary rights of others, or that we would not be prevented from using our trademarks if challenged. A challenge to our use of our trademarks could result in a negative ruling regarding our use of our trademarks, their validity or their enforceability, or could prove expensive and time consuming in terms of legal costs and time spent defending against it. Either situation could have a material adverse effect on our financial condition or results of operations. In addition, there can be no assurance that we will have the financial resources necessary to enforce or defend our trademarks. In addition, there can be no assurance as to the degree of protection offered by the various patents, the likelihood that patents will be issued for pending patent applications or, with regard to the licensed intellectual property, that the licenses will not be terminated. If we were unable to maintain the proprietary nature of our intellectual property and our significant current or proposed products, our financial condition or results of operations could be materially adversely affected.

Regulatory requirements may have a material adverse effect on our business, financial condition or operating results.

        Our products and our marketing and advertising programs are and will continue to be subject to regulation in the United States by various federal, state and local regulatory authorities. In addition, other governments and agencies in other jurisdictions regulate the sale and distribution of our products. Compliance with these regulations may have an adverse effect on our business. For example, the State of California plans to adopt new open flame resistance standards, proposed to be effective in 2005. The U.S. Consumer Product Safety Commission and various state regulatory agencies are also considering new rules relating to open flame resistance standards for the mattress industry. If adopted, such new rules may adversely affect our costs, manufacturing processes and the performance of our products. We are developing product solutions that are intended to enable us to meet the new standards. Because the new standards have not yet been adopted, however, no assurance can be given that our solutions will enable us to meet the new standards. There can be no assurance that our marketing and advertising practices will not be the subject of proceedings before regulatory authorities or the subject of claims by other parties.

Environmental, health and safety requirements could expose us to material obligations and liabilities.

        We are subject to federal, state, local and foreign laws and regulations relating to pollution, environmental protection and occupational health and safety. There can be no assurance that we are at all times in complete compliance with all such requirements, and consequences for violating such requirements can be material. We have made and will continue to make capital and other expenditures to comply with environmental and health and safety requirements. In addition, as is the case with manufacturers in general, if a release of hazardous substances occurs on or from our properties or any offsite disposal location where our wastes have been disposed, or if contamination from prior activities is discovered at any of our properties or third-party owned properties that we or our predecessors formerly owned or operated, we may be subject to liability arising out of such conditions and the amount of such liability could be material. Liability can include, for example, costs of investigation and cleanup of the contamination, natural resource damages, damage to properties and personal injuries. We are currently conducting environmental investigations or cleanups at several locations, including a formerly owned facility in South Brunswick, New Jersey and at an inactive facility in Oakville, Connecticut, and have been monitoring groundwater at our South Gate, California facility. We have recorded accruals to reflect future costs associated with these cleanups. However, because of the uncertainties associated with environmental remediation, it is possible that the costs incurred with respect to the cleanups could exceed the recorded accruals. We have in the past received requests for information related to offsite locations where our wastes have been disposed and could be requested to contribute to the cost of investigating or cleaning up these or other sites.

We may face exposure to product liability.

        We face an inherent business risk of exposure to product liability claims in the event that the use of any of our products results in personal injury or property damage. In the event that any of our products prove to be defective, we may be required to recall or redesign such products. We maintain insurance against product liability claims, but there can be no assurance that such coverage will continue to be available on terms acceptable to us or that such coverage will be adequate for liabilities actually incurred. A successful claim brought against us in excess of available insurance coverage, or any claim or product recall that results in significant adverse publicity against us, may have a material adverse effect on our business.

The loss of the services of any members of our senior management team could adversely affect our business.

        We are dependent on the continued services of our senior management team. Although we believe we could replace key employees in an orderly fashion should the need arise, the loss of such key personnel could have a material adverse effect on our financial condition and results of operations.

A deterioration in labor relations could have a material effect on our business.

        As of November 30, 2003, we had 6,562 full-time employees. Approximately 70% of our employees at our 26 North American plants are represented by various labor unions with separate collective bargaining agreements. Our current collective bargaining agreements, which are typically three years in length, expire at various times beginning in 2004 through 2007. Due to the large number of collective bargaining agreements, we are periodically in negotiations with certain of the unions representing our employees. There can be no assurance that we will not at some point be subject to work stoppages by some of our employees and, if such events were to occur, that there would not be a material adverse effect on our financial condition or results of operations.

Our controlling shareholders may have interests that conflict with yours.

        Our company is privately owned by KKR, the Rollover Stockholders and members of management. These investors collectively control our affairs and policies. Further, though KKR owns approximately 92% of the common stock of Sealy Corporation, it could sell a portion of its interest from time to time and still exercise control over our affairs and policies. Circumstances may occur in which the interests of these shareholders could be in conflict with the interests of the holders of the notes. In addition, these shareholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the notes.

Our new product launches may not be successful.

        Each year we invest significant time and resources in research and development to improve our product offerings. In June 2003, we launched an entirely new line of mattresses and box-springs under our Sealy Posturepedic brand which utilize new proprietary manufacturing processes and materials. In January 2004, we launched a new line of mattresses and box-springs under our Stearns & Foster brand which utilize similar new manufacturing processes and materials. We will continue to incur increased costs in the near term associated with the introduction of these new lines and the training of our employees in the new manufacturing processes. We are subject to a number of risks inherent in new product line introductions, including development delays, failure of new products to achieve anticipated levels of market acceptance and costs associated with failed product introductions.

Our pension plan is currently underfunded and we will be required to make cash payments to the plan, reducing the cash available for our business.

        We have a noncontributory, defined benefit pension plan covering current and formerly hourly employees at five of our active plants and seven previously closed facilities. We record a minimum liability associated with this plan equal to the excess of the accumulated benefit obligation over the fair value of plan assets. The minimum liability at November 30, 2003 was $4.5 million, and we will be required to make a minimum funding contribution of $2.1 million in 2004. If the performance of the assets in this pension plan does not meet our expectations, or if other actuarial assumptions are modified, our future cash payments to the plan could be higher than we expect. This pension plan is subject to the Employee Retirement Income Security Act of 1974, or ERISA. Under ERISA, the Pension Benefit Guaranty Corporation, or PBGC, has the authority to terminate an underfunded pension plan under limited circumstances. In the event our pension plan is terminated for any reason while it is underfunded, we will incur a liability to the PBGC that may be equal to the entire amount of the underfunding and, under certain circumstances, the liability could be senior to the notes.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

        The following table sets forth cash and cash equivalents and capitalization of Sealy Corporation as predecessor to Sealy Mattress Corporation as of February 29, 2004 on an actual basis and on an unaudited pro forma basis. The information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Unaudited Pro Forma Condensed Consolidated Financial Information" and the unaudited consolidated financial statements and accompanying notes thereto appearing elsewhere in this prospectus.

	As of February 29, 2004
	Historical	Pro Forma
	(in millions)
Cash and cash equivalents	$77.8	$—

Debt (including current maturities)
Previous credit facilities(1)	$259.1	$—
Senior secured credit facilities(2)	—	560.0
Senior unsecured term loan(3)	—	100.0
9 7/8% senior subordinated notes	302.6	—
10 7/8% senior subordinated discount notes	128.0	—
Junior subordinated promissory notes	50.0	—
8.25% senior subordinated notes	—	390.0
Mortgage debt and other obligations	8.2	8.2

Total debt	$747.9	$1,058.2
Total stockholders' deficit(4)	(61.8)	(419.5)

Total capitalization	$686.1	$638.7

(1)
Consists of a $50.0 million revolving credit facility (under which no amounts were drawn as of February 29, 2004) and a $450.0 million term loan facility (under which $259.1 million remained outstanding as of February 29, 2004).

(2)
Consists of a $125.0 million revolving credit facility (under which no amounts were utilized in connection with the Recapitalization) and a $560.0 million term loan facility (the entire amount of which was utilized in connection with the Recapitalization).

(3)
Consists of a $100.0 million senior unsecured term loan (the entire amount of which was utilized in connection with the Recapitalization).

(4)
Reflects the impact of the Recapitalization. Included in stockholders' deficit are nonrecurring after tax charges of approximately $77.0 million related to the write-off of deferred financing costs, premium costs with refinancing existing debt and costs related to the redemption or rollover of existing stock options.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated financial statements have been developed by application of pro forma adjustments to the historical consolidated financial statements of Sealy Corporation, as predecessor to Sealy Mattress Corporation, included elsewhere in this prospectus. The unaudited pro forma condensed consolidated balance sheet gives effect to the Recapitalization as if it had occurred on February 29, 2004. The unaudited pro forma condensed consolidated statement of operations for the three months ended February 29, 2004 and for the twelve months ended November 30, 2003 gives effect to the Recapitalization as if it had been consummated on December 1, 2003 and December 2, 2002, respectively. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma financial information does not purport to represent what the results of operations or financial condition of Sealy Corporation would have been had the Recapitalization actually occurred on the dates indicated, nor do they purport to project the results of operations or financial condition of Sealy Corporation for any future period or as of any future date. The unaudited pro forma condensed consolidated statement of operations excludes the nonrecurring effects of (i) the write-off of debt issuance costs and previous bond premium ($11.8 million), (ii) payment of premium and consent fees ($20.4 million), (iii) compensation expense for management retention bonuses, cancellation of an executive's contract and charges associated with the cash settlement or rollover of stock options and the repurchase of a former executive's shares ($53.4 million) and (iv) certain other nonrecurring charges ($47.0 million). The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in "Selected Historical Consolidated Financial and Other Operating Data," "Summary—The Recapitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

SEALY CORPORATION
Unaudited Pro Forma Condensed Consolidated Balance Sheet
(in millions)

	As of February 29, 2004
	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$77.8	$(77.8	)(1)	$—
Accounts receivable, net	183.1	(0.1	)(2)	183.0
Inventories	50.1	—		50.1
Prepaid expenses and other current assets	21.5	(0.3	)(3)	21.2
Deferred income taxes	20.5	—		20.5

	353.0	(78.2)		274.8
Property, plant and equipment, net of accumulated depreciation	171.6	—		171.6
Other assets:
Goodwill, net of accumulated amortization	382.9	—		382.9
Long-term notes receivable	13.6	(13.6	)(4)	—
Debt issuance costs, net, and other assets	35.7	21.1	(5)	56.8

	432.2	7.5		439.7

	$956.8	$(70.7)		$886.1

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Current portion—long-term obligations	$71.1	$(58.9	)(6)	$12.2
Accounts payable	90.6	—		90.6
Accrued interest	12.2	(10.1	)(7)	2.1
Pro forma purchaser advance	—	40.2	(1)	40.2
Other accrued expenses	95.8	(36.6	)(8)	59.2

	269.7	(65.4)		204.3
Long-term obligations, net	676.8	369.2	(6)	1,046.0
Other noncurrent liabilities	49.2	(7.0	)(9)	42.2
Deferred income taxes	22.9	(9.8	)(10)	13.1
Stockholders' deficit	(61.8)	(357.7	)(11)	(419.5)

	$956.8	$(70.7)		$886.1

See accompanying notes to unaudited pro forma condensed consolidated balance sheet.

SEALY CORPORATION

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(in millions)

(1)
The pro forma financial data have been derived by the application of pro forma adjustments to the historical financial statements for February 29, 2004. The sources and uses of funds related to the Recapitalization are as follows:

Sources:
Pro forma short term advance from KKR(a)	$40.2
New senior secured term loan	560.0
Senior unsecured term loan	100.0
8.25% senior subordinated notes due 2014	390.0
Settlement of MFI Note	13.6
Equity investment(b)	436.1

Total sources	1,539.9
Uses:
Repurchase of common stock	$740.5
Redemption of stock options	21.0
Repayment of the pre-existing credit facility	259.1
Repayment of the 9 7/8% senior subordinated notes	300.0
Repayment of the 10 7/8% senior subordinated discount notes	128.0
Repayment of junior subordinated notes	50.0
Fees, expenses and other transaction costs	109.0
Accrued interest	10.1

Total uses	1,617.7

Net effect on cash	$(77.8)

  (a)
  The pro forma sources and uses of cash resulting from the Merger are presented assuming that all transaction cash flows were funded on the day the Merger was consummated. This assumption results in a cash deficiency of $40.2 million when applied to the historical cash balance as of February 29, 2004. This deficiency is presented herein as if funded by a short term, non-interest bearing advance from the purchaser. However, due to positive operating cash flow between February 29, 2004 and the date of consummation, as well as the fact that $30.1 million of previously existing debt repayments and other transaction costs were not funded until a time subsequent to the consummation, no such advance actually occurred.

  (b)
  Upon consummation of the Merger, and the change of control which occurred as a result thereof, all previously unvested stock options granted to management vested and became immediately exercisable. All of senior management, certain other members of management and certain other employees elected not to exercise a portion of their options. The aggregate intrinsic value with respect to which senior management, certain other management and employees made such an election is $24.6 million. The expiration date of these additional options have been extended to ten years from the date of the Merger and will continue to be exercisable for shares of common stock until that time. The $24.6 million related to the retention of management options by these individuals does not represent a source or use of cash and is not included as such in this note. However, the extension of the term of the options retained by management resulted in a non-cash compensation charge of $24.6 million.

(2)
Adjustment reflects the elimination of accrued interest receivable on the MFI Note.

(3)
Adjustment reflects write-off of prepaid insurance associated with directors' and officers' liability coverage existing prior to change in control.

(4)
Adjustment reflects the settlement of the MFI Note in connection with the Recapitalization.

(5)
Reflects adjustments for the following:

Write-off of unamortized debt issuance costs associated with existing debt	$(14.8)
Capitalization of deferred issuance costs associated with new debt	36.0
Other	(0.1)

Total	$21.1

(6)
Reflects adjustments for the following:

New Borrowings:
Senior secured term loan	$560.0
Senior unsecured term loan	100.0
8.25% senior subordinated notes	390.0

Total	1,050.0
Repayments and write-offs:
Repayment of the pre-existing credit facility	(259.1)
Repayment of the 9 7/8% senior subordinated notes and the 10 7/8% senior subordinated discount notes	(428.0)
Repayment of junior subordinated notes	(50.0)
Write-off of premium on the 9 7/8% senior subordinated notes	(2.6)

Total	(739.7)

Net change	$310.3

Total change from the unaudited pro forma condensed consolidated balance sheet:
Current portion	$(58.9)
Long-term portion	369.2

Total	$310.3

(7)
Reflects adjustments to remove accrued interest payable associated with existing debt.

(8)
Reflects adjustments for the following:

Record estimated tax benefits associated with write-off of existing deferred debt costs	(4.9)
Record estimated tax benefits associated with other recapitalization expenses	(36.5)
Accrue management retention bonuses	6.0
Other	(1.2)

Total	$(36.6)

(9)
Reflects adjustments for the following:

Transfer of amount accrued for officer's put option on existing common stock to stockholders' deficit	$(6.7)
Payment of other deferred compensation	(0.3)

Total	$(7.0)

(10)
Adjustment reflects deferred tax benefit associated with compensation expense from the extension of the maturity date of stock options described in Note 1(b).

(11)
Reflects adjustments for the following:

	Gross	Tax Effect	Net
Equity investment	$436.1	$—	$436.1
Repurchase of common stock	(740.5)	—	(740.5)
Redemption of options	(21.0)	8.4	(12.6)
Transaction costs(a)	(90.2)	33.0	(57.2)
Write-off of amount accrued for officer's put option on existing common stock	6.7	—	6.7
Tax effect of stock option extension(b)	—	9.8	9.8

Total	$(408.9)	$51.2	$(357.7)

  (a)
  Includes one-time pre-tax charges against net income of approximately $82.6 million related to the following: the write-off of debt issuance costs and bond premium associated with existing debt; payment of premium and consent fees associated with repayment of existing debt; compensation expense for management retention bonuses and cancellation of an executive's contract; and various other transaction fees and expenses. Also included are approximately $7.6 million of charges against additional paid in capital for direct costs associated with the repurchase of existing equity shares or the issuance of new shares in the Recapitalization.

  (b)
  The extension of the maturity date of options described in Note 1(b) to the unaudited pro forma condensed consolidated balance sheet resulted in a $24.6 million non-cash compensation charge and a decrease in stockholders' deficit for the fair value of compensation expense recognized offset by the same amount as a credit to paid in capital. The tax benefit impact on stockholders' deficit at the statutory tax rate is $9.8 million.

SEALY CORPORATION
Unaudited Pro Forma Condensed Consolidated Statement of Operations
(in millions)

	Three Months Ended February 29, 2004
	Historical	Pro Forma Adjustments(1)		Pro Forma
Net sales	$318.2	$—		$318.2
Cost of goods sold	183.6	—		183.6

Gross profit	134.6	—		134.6
Selling, general and administrative	101.6	—		101.6
Amortization of intangibles	0.3	—		0.3
Royalty income, net	(3.4)	—		(3.4)

Income from operations	36.1	—		36.1
Interest expense	16.9	0.1	(2)	17.0
Other (income) expense, net	(0.4)	—		(0.4)

Income before income tax expense	19.6	(0.1)		19.5
Income tax expense	8.3	(0.1	)(3)	8.2

Net income	$11.3	$—		$11.3

	Year Ended November 30, 2003
	Historical	Pro Forma Adjustments(1)		Pro Forma
Net sales	$1,189.9	$—		$1,189.9
Cost of goods sold	695.1	—		695.1

Gross profit	494.8	—		494.8
Selling, general and administrative	397.1	1.5	(4)	398.6
Stock based compensation	1.3	(1.3	)(5)	—
Impairment charge	1.8	—		1.8
Amortization of intangibles	1.1	—		1.1
Royalty income, net	(12.5)	—		(12.5)

Income from operations	105.9	(0.2)		105.7
Interest expense	68.5	0.6	(2)	69.1
Other (income) expense, net	0.9	(2.3	)(6)	(1.4)

Income before income tax expense	36.5	1.5		38.0
Income tax expense	18.2	0.1	(3)	18.3

Net income	$18.3	$1.4		$19.7

See accompanying notes to unaudited pro forma condensed consolidated statement of operations.

SEALY CORPORATION

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(in millions)

(1)
The pro forma adjustments exclude non-recurring expenses directly related to the Recapitalization which will be reflected in the consolidated statement of operations for the period including the Recapitalization. Such expenses relate principally to the write-off of deferred financing fees, and a premium on the repurchase of the 9 7/8% senior subordinated notes, management retention bonuses as described in notes (1), (5), (6) and (8) to the unaudited pro forma condensed consolidated balance sheet and stock compensation expense related to redemption of and extension of management's common stock options.

(2)
The pro forma adjustment to interest expense reflects interest expense and amortization of deferred financing fees related to: (i) $560.0 million of term loan borrowings under the new senior secured credit facilities; (ii) the $100.0 million senior unsecured term loan; and (iii) the $390.0 million of notes; as follows:

	Three Months Ended February 29, 2004	Year Ended November 30, 2003
Interest expense before amortization of deferred financing fees	$16.0	$64.9
Amortization of deferred financing fees	1.0	4.2
Historical interest expense	(16.9)	(68.5)

Total	$0.1	$0.6

  A 0.125% change in the interest rate on total indebtedness would change annual pro forma interest expense by approximately $0.8 million. The estimated weighted average interest rate of our borrowings is approximately 6.7%.

(3)
Reflects the tax effect of adjustments at Sealy's statutory rate of 40% excluding the tax effect of permanent differences of approximately $0.5 million for the year ended November 30, 2003.

(4)
Adjustment reflects the elimination of the recovery associated with the MFI Note of $1.5 million.

(5)
Adjustment reflects the elimination of the stock-based compensation associated with an executive's put agreement. Such put right was cancelled as part of the Recapitalization and would not have been incurred had the transaction been consummated on December 1, 2002.

(6)
Adjustment reflects the following:

	Three Months Ended February 29, 2004	Year Ended November 30, 2003
Elimination of costs associated with debt prepayment	$—	$(2.5)
Elimination of interest income on MFI Note	—	0.2

Total	$—	$(2.3)

  The costs associated with the debt prepayment would not have been incurred had the transaction been consummated on December 1, 2002.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

        Set forth below are selected historical consolidated financial and operating data of Sealy Corporation, as predecessor to Sealy Mattress Corporation, at the dates and for the periods indicated. Sealy Mattress Corporation was formed on March 31, 2004 as a wholly-owned subsidiary of Sealy Corporation and, on April 6, 2004, Sealy Corporation contributed the equity of Sealy Mattress Company to Sealy Mattress Corporation. For the purposes of this prospectus, all financial and other information herein relating to periods prior to April 6, 2004, including the selected historical consolidated financial and operating data presented below, is that of Sealy Corporation and its consolidated subsidiaries, as the predecessor accounting entity to Sealy Mattress Corporation. The selected historical consolidated financial and operating and data for the fiscal years ended November 28, 1999, November 26, 2000, December 2, 2001, December 1, 2002 and November 30, 2003 were derived from the audited historical consolidated financial statements of Sealy Corporation. The selected historical consolidated financial and operating data for the three months ended March 2, 2003 and February 29, 2004 were derived from the unaudited historical consolidated financial statements of Sealy Corporation. The audited historical consolidated financial statements of Sealy Corporation for the fiscal years ended December 2, 2001, December 1, 2002 and November 30, 2003 and the unaudited historical consolidated financial statements of Sealy Corporation for the three months ended March 2, 2003 and February 29, 2004 appear elsewhere in this prospectus.

        Please note that the only financial information of the Issuer that is included in this prospectus is presented in note 19 to the audited historical consolidated financial statements and note 15 to the unaudited historical consolidated financial statements. The selected historical consolidated financial and operating data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus.

	Fiscal Year(1)					Three-Month Period Ended
	1999	2000	2001	2002	2003	March 2, 2003	February 29, 2004
	(dollars in millions)
Statement of Operations Data:
Net sales(2)	$958.2	$1,070.1	$1,154.1	$1,189.2	$1,189.9	$288.3	$318.2
Cost of goods sold	544.2	603.9	668.6	679.7	695.1	165.4	183.6
Selling, general and administrative expenses	307.1	335.0	386.9	410.5	397.1	92.7	101.6

Income from operations(3)	97.4	123.0	93.9	99.8	105.9	32.2	36.1
Interest expense, net	66.0	69.0	78.0	72.6	68.5	17.1	16.9
Other (income) expense, net	(1.0)	(3.6)	24.3	3.1	0.9	(0.3)	(0.4)
Minority interest	—	0.2	—	—	—	—	—

Income (loss) before provision for income taxes	32.4	57.4	(8.5)	24.1	36.5	15.4	19.6
Provision for income tax expense	16.6	27.2	12.5	7.2	18.2	6.3	8.3

Income (loss) before extraordinary items	15.8	30.1	(21.0)	16.9	18.3	9.1	11.3
Cumulative effect of change in accounting principle, net of tax	—	—	(0.2)	—	—	—	—

Net income (loss)	$15.8	$30.1	$(20.8)	$16.9	$18.3	$9.1	$11.3

Balance Sheet Data (at end of period):
Total assets	$771.0	$830.0	$903.1	$904.9	$959.1	$933.0	$956.9
Long-term debt, net of current portion	676.2	651.8	748.3	719.9	699.6	720.5	676.8
Total debt	690.3	686.2	778.1	753.2	747.3	762.0	747.9
Stockholders' deficit	(121.4)	(93.3)	(132.9)	(115.7)	(76.2)	(101.5)	(61.8)
Other Financial Data:
Depreciation & amortization	25.6	27.1	31.9	22.4	24.9	5.7	6.1
Capital expenditures	(16.1)	(24.1)	(20.1)	(16.8)	(13.4)	(2.3)	(5.3)
Cash flows provided by (used in):
Operating activities	56.0	70.2	11.3	100.0	87.9	(15.7)	(18.5)
Investing activities	43.0	(43.9)	(62.9)	(39.5)	0.4	(2.3)	(5.3)
Financing activities	(13.4)	(19.0)	45.5	(45.1)	(14.7)	5.8	0.6
Ratio of earnings to fixed charges(4)	1.5x	1.8x	—	1.3x	1.5x	1.8x	2.1x

Footnotes to table

(1)
We use a 52-53 week fiscal year ending on the closest Sunday to November 30, but no later than December 2. The fiscal years ended November 30, 2003, December 1, 2002, November 26, 2000, November 28, 1999 and November 29, 1998 were 52-week years and the fiscal year ended December 2, 2001 was a 53-week year.

(2)
Information for periods prior to fiscal 2003 has been restated from previously published reports due to the adoption of EITF 01-09, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Product," as of March 4, 2002, reflecting a reclassification of such costs from selling, general and administrative costs to a reduction of net sales. There was no change to reported net income.

(3)
Also includes the following items to the extent applicable for the periods presented: stock based compensation, business closure charge, plant closing and restructuring charges, amortization of intangibles, asset impairment charge and net royalty income.

(4)
For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes and extraordinary item plus fixed charges. Fixed charges consists of interest expense, net, including amortization of discount and financing costs and the portion of operating rental expense (33%) which management believes is representative of the interest component of rent expense. For the year ended December 2, 2001, earnings were insufficient to cover fixed charges by $8.5 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the "Selected Financial Data" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

Business Overview

        We are the largest bedding manufacturer in the world with sales of approximately $1.2 billion worldwide. We have operations in the United States, Canada, Mexico, Puerto Rico, France, Italy, Brazil and Argentina. Approximately 80% of our sales are from the domestic operations. We manufacture and market a full-line of mattress and box springs under the Sealy, Sealy Posturepedic, Stearns & Foster, Bassett and Reflexion brand names ranging in retail price from under $300 to $5,000 per queen size set. Our customers include furniture stores, national mass merchandisers, specialty sleep shops, department stores, contract customers and other stores. Our top five customers accounted for approximately 18.1% of our net sales for the year ended November 30, 2003 and no single customer accounted for over 10.0% of net sales.

Critical Accounting Policies

        Our analysis and discussion of our financial condition and results of operations are based upon our consolidated financial statements that have been prepared in accordance with generally accepted accounting principles in the United States, or US GAAP. The preparation of financial statements in accordance with US GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. US GAAP provides the framework from which to make these estimates, assumptions and disclosures. We choose accounting policies within US GAAP that we believe are appropriate to accurately and fairly report our operating results and financial position in a consistent manner. We regularly assess these policies in light of current and forecasted economic conditions. Our accounting policies are stated in Note 1 to our consolidated financial statements included in this prospectus. We believe the following accounting policies and estimates are critical to understanding the results of operations and affect the more significant judgments and estimates used in the preparation of the consolidated financial statements:

        Revenue Recognition—We recognize revenue when realized or realizable and earned, which is when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the sales price is fixed and determinable; and collectibility is reasonably assured. The recognition criteria are generally met when title and risk of loss have transferred from us to the buyer, which is generally upon delivery to the customer sites or as determined by legal requirements in foreign jurisdictions. At the time revenue is recognized, we provide for the estimated costs of warranties and reduce revenue for estimated returns and cash discounts. As a basis for our estimate of future returns, we use historical trend information in conjunction with our policies related to acceptance of returns. At the time revenue is recognized, we also record reductions to revenue for customer incentive programs offered including volume discounts, promotional allowances, slotting fees and supply agreement amortization.

        Cooperative Advertising and Rebate Programs—We enter into agreements with our customers to provide funds to the customer for advertising and promotion of our products. We also enter into volume and other rebate programs with our customers whereby funds may be rebated to the customer. When sales are made to these customers, we record liabilities pursuant to these agreements. We regularly assess these liabilities based on actual sales and claims to determine whether all of the cooperative advertising earned will be used by the customer or whether the customers will meet the requirements to receive rebated funds. These agreements are negotiated by us generally on a customer-by-customer basis, and as such, are controllable by us. Some of these agreements extend over several periods and are linked with supply agreements. Costs of these programs totaled $154.2 million in 2003 and were approximately 13.0 percent of net sales.

        Allowance for Doubtful Accounts—We actively monitor the financial condition of our customers to determine the potential for any nonpayment of trade receivables. In determining our general reserve for bad debts, we also consider other economic factors, such as consumer confidence and aging trends. We believe that our process of specific review of customers combined with overall analytical review provides an accurate evaluation of ultimate collectibility of trade receivables. Our loss experience was approximately 0.4 percent of sales in 2003.

        Warranties—Our warranty policy provides a 10-year non-prorated warranty service period on all currently manufactured Sealy Posturepedic, Stearns & Foster and Bassett bedding products and some other Sealy-branded products. Our policy is to accrue the estimated cost of warranty coverage at the time the sale is recorded based on historical trends of warranty costs. Accrued warranty totaled $9.1 million and $9.5 million as of November 30, 2003 and December 1, 2002, respectively.

        Impairment of Goodwill, Patents and Other Intangibles—We perform an annual assessment of our goodwill for impairment as of the beginning of the fiscal fourth quarter. We base our assessment of recoverability on a multiple of earnings before interest, taxes, depreciation and amortization (EBITDA). At least annually, we assess our indefinite-lived goodwill and other intangible assets for impairment when events or circumstances indicate that their carrying value may not be recoverable from future cash flows. We consider the use of the EBITDA multiple to be the most meaningful measurement. The EBITDA multiple selected is based on comparison of other companies in the furnishings and consumer durable industry sectors. These comparable multiples ranged from 5.0 to 9.6. We considered comparable factors in determining which multiple should be utilized. These factors include among others, company size, estimated market share or dominance, recent trends and forecasted results. Utilizing an EBITDA measure of less than 5.5 times would likely result in an indication of impairment requiring a further assessment of potential impairment. Should market factors or our performance result in using a lower multiple or decreased EBITDA multiple such impairment could be material.

        Income Taxes—We record an income tax valuation allowance when the realization of certain deferred tax assets, including net operating losses and capital loss carryforwards, is not likely. These deferred tax items represent expenses recognized for financial reporting purposes, which may result in tax deductions in the future. Certain judgments, assumptions and estimates may affect the carrying value of the valuation allowance and income tax expense in the consolidated financial statements.

        Stock Options—We periodically make grants of stock options to employees. These options typically are issued with an exercise price equal to the estimated fair market price resulting in no compensation expense for us as provided by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Our Board of Directors determines the fair market value of the stock at the date of grant based on a multiple of EBITDA adjusted for stock-based compensation.

Results of Operations

Quarter Ended February 29, 2004 compared with Quarter Ended March 2, 2003

        Net Sales.    Net sales for the quarter ended February 29, 2004 were $318.2 million, an increase of $29.9 million, or 10.4% from the quarter ended March 2, 2003. Total domestic sales were $254.5 million for the first quarter of 2004 compared to $233.8 million for the first quarter of 2003. The domestic sales increase of $20.7 million was attributable to a 6.8% increase in volume and a 2.0% increase in average unit selling price. The increase in average unit selling price is due primarily to an improved sales mix from our new Unicased™ Posturepedic line, partially offset by lower sales of other higher-end products and increased price roll-backs on existing products in conjunction with the roll-out of the

TripLCased™ Stearns & Foster line. Total international sales were $63.7 million in the first quarter of 2004 compared to $54.5 million in the first quarter of 2003. Increases of $9.2 million, or 16.9%, were primarily attributable to favorable currency fluctuations in Canada and Europe and volume gains in Canadian and Latin American markets, partially offset by weakness in the European market.

        Cost of Goods Sold.    Cost of goods sold for the quarter, as a percentage of net sales, increased 0.3 percentage points to 57.7%. Cost of goods sold for the domestic business increased 0.2 percentage points to 56.4%. This increase is primarily due to a 0.5 percentage point increase due to the effect of price roll-backs on net sales, partially offset by lower material and labor costs as a percentage of net sales. Cost of goods sold for the international business increased 0.3 percentage points to 62.8%. This increase is primarily due to labor increases in the European and Canadian businesses, partially offset by lower material costs in the European business.

        Selling, General, Administrative.    Selling, general, and administrative expense as a percentage of sales was 31.9% and 32.1% for the quarters ended February 29, 2004 and March 2, 2003, respectively. Selling, general and administrative expenses increased $9.0 million to $101.6 million compared to $92.7 million in 2003. Advertising expenses increased $5.5 million over 2003 due to increased cooperative advertising expenses as business activity has risen and increased promotion expenses associated with the launch of the Company's new TripLCasedtm design for its Stearns & Foster line. Also, delivery costs were up $1.8 million due to increased business activity and increased fuel costs, and corporate overhead expenses increased $1.1 million over the first quarter of 2003, primarily attributable to filling newly created or previously vacant staff positions as well as other miscellaneous cost increases associated with increased business activity.

        Royalty income, net of royalty expense.    Royalty income for the three months ended February 29, 2004 increased $0.7 million over the three months ended March 2, 2003. The increase over 2003 is due primarily to increased domestic royalty revenue, while our international royalty revenue remained flat versus 2003.

        Interest Expense.    Interest expense decreased $0.1 million primarily due to lower debt levels, partially offset by higher effective interest rates. Over the last twelve months ended February 29, 2004, we decreased our outstanding debt by approximately $14.1 million. The higher rate is primarily due to our issuing an additional $50.0 million of 9.875% senior subordinated notes, due in December, 2007 ("public debt"). The proceeds were used to prepay all quarterly principal payments on our Senior AXELs Credit Facility ("bank debt") through March, 2004. The exchange of bank debt for public debt increased our interest expense by approximately $0.8 million for the quarter ended February 29, 2004 over the quarter ended March 2, 2003.

        Income Tax.    Our effective income tax rates in 2004 and 2003 differ from the Federal statutory rate principally because of the effect of certain foreign tax rate differentials and state and local income taxes. Our effective tax rate for the quarter ended February 29, 2004 is approximately 42.4% compared to 41.1% for quarter ended March 2, 2003.

New Sealy Product Launch

        We annually invest significantly in research and development to improve our product offerings. In June 2003, we launched an entirely new line of mattresses and box springs for our Sealy Posturepedic brand. All Sealy Posturepedic brand mattresses are now manufactured with "Unicasedtm Construction" utilizing new proprietary processes and materials incorporated into a single-sided design. In 2004, we began incorporating this new design into all of our Stearns & Foster branded products. We estimate we incurred incremental promotional costs of approximately $2.5 million, primarily related to roll-back pricing of two-sided product to be discontinued, during the first quarter of 2004 compared to normal levels for a typical quarter.

        Total close-out and promotional costs for the first half of 2004, including those associated with the Stearns & Foster product transition, are expected to be slightly above pre-2003 levels for the comparable period. We are dependent upon a single supplier for certain key structural components of our new Unicased™ design. Such components are purchased under a four-year supply agreement, and are manufactured in accordance with a proprietary process of the supplier. Under the terms of the supply agreement, we are required to make minimum purchases of the components totaling $70 million through 2006. We believe that our supply requirements will exceed the minimum purchase commitments over the life of the agreement.

Subsequent Events

Merger and Recapitalization

        On April 6, 2004, Sealy Corporation completed a merger with affiliates of KKR whereby KKR acquired approximately 92% of its capital stock. Certain of Sealy Corporation's stockholders, including affiliates of Bain Capital, LLC and others, retained approximately an 8% interest in its stock. In connection with the merger, we recapitalized substantially all of our outstanding debt. All outstanding amounts under our pre-existing senior credit agreement were repaid. In addition, we closed tender offers with respect to the outstanding $300 million aggregate principal amount of our 9 7/8% senior subordinated notes and the outstanding $128 million aggregate principal amount of our 10 7/8 senior subordinated discount notes for cash in amounts equal to 103.542% and 103.875% of the principal amounts, respectively. Approximately 91% and 99% of the 9 7/8% senior subordinated notes and 10 7/8% senior subordinated discount notes were tendered, respectively, and the remaining amount was called and paid by us as of May 6, 2004 for approximately $31.2 million including approximately $1.1 million of accrued interest and prepayment premiums of approximately $1.0 million. We also repaid the $50 million outstanding balance of our existing junior subordinated notes.

        We entered into new senior secured credit facilities consisting of a $125 million senior secured revolving credit facility with a six-year maturity and a $560 million senior secured term loan facility with an eight-year maturity. Annual maturities will be 1% of the original principal amount for the first seven years, with the balance of the facility to be repaid at final maturity. We will also be required to prepay the term loans to the extent of 50% of excess cash flow (as defined in the credit agreement). The senior secured credit facilities bear interest at a floating rate. We also borrowed $100 million under a senior unsecured term loan. This loan will be due in nine years and bears interest at a floating rate. There are required prepayment provisions in the event of a change in control or to the extent of certain excess proceeds from any asset sales. We also issued $390 million aggregate principal amount of notes, which bear interest at 8.25% payable semi-annually on June 15 and December 15. We incurred approximately $36.0 million of costs associated with establishing the new senior secured credit facilities and the senior unsecured term loan and the issuance of the notes. Such costs will be amortized as interest expense over the term of the respective debt. As a result of the new capital structure, our pro forma estimated annual interest cost is $69.1 million (including $4.2 million of amortization of deferred debt costs) as compared with historical interest cost of $68.5 million for the most recent fiscal year ended November 30, 2003, and pro forma quarterly interest cost is estimated to be $17.0 million as compared with historical interest expense of $16.9 million for the three months ended February 29, 2004.

        All stock options outstanding immediately prior to the merger, whether or not vested, to purchase Sealy Corporation common stock, other than the Rollover Options, were cancelled and converted into a right to receive cash consideration upon the completion of the merger. Accordingly, we paid approximately $21.0 million to settle the options which were not rolled over which will result in a charge to compensation expense in the statement of operations for the second quarter of 2004. The Rollover Options, which had intrinsic value of approximately $24.6 million upon the completion of the merger, will have an expiration date which is extended beyond that of the previously existing options, resulting in a new measurement date and also requiring a non-cash charge to compensation expense in the statement of operations for the second quarter of 2004.

        We incurred approximately $77.8 million of other cash costs primarily associated with debt breakage costs, merger advisory fees, management retention bonuses and other costs. We also incurred other non-cash charges of approximately $11.8 million primarily related to the write-off of previous debt issuance costs.

        Concurrent with the Recapitalization, an intermediate holding company, Sealy Mattress Corporation, was formed and received as contributed capital all of Sealy Corporation's 100% interest in Sealy Mattress Company.

  Plant Closing

        On March 10, 2004 we announced our decision to close our manufacturing facility at Randolph, Massachusetts by May 1, 2004. Accordingly, we expect to incur restructuring charges of approximately $0.6 million during the second fiscal quarter of 2004, primarily associated with severance and retention costs. We will also incur additional period costs in the second quarter as the business is shifted to the new Albany facility.

Fiscal 2003 Compared with Fiscal 2002

        Net Sales.    Net sales for the year ended November 30, 2003, were $1,189.9 million, an increase of $0.7 million from the year ended December 1, 2002. Total domestic sales were $950.7 million for fiscal 2003 compared to $972.4 million for fiscal 2002. The domestic sales decline of $21.7 million was attributable to a 3.7% decrease in volume partially offset by a 1.6% increase in average unit selling price. This unit volume decrease was primarily due to lower sales to current and prior affiliates as they transitioned from single vendor to multi vendor supply relationships. Additionally, 2003 sales were negatively impacted by slower economic activity during the first half of the fiscal year. Improving economic conditions during the second half of 2003 contributed to a 2.0% increase in sales volume over the corresponding period in 2002. Excluding the effects of lower sales from current and former affiliates, sales volume increased 6.0% over the second half of the year. The increase in average unit selling price is due primarily to an improved sales mix from both our existing core Posturepedic line and the new UniCased™ Posturepedic line, partially offset by lower sales of other higher-end products and increased price roll-backs on existing products in conjunction with the roll-out of the UniCased™ Posturepedic line. For the year ended November 30, 2003, sales to affiliates included sales to one affiliate for the entire period and sales to a prior affiliate for approximately four and a half months, while sales to affiliates for the year ended December 1, 2002 included sales to three affiliates. Total international sales were $239.1 million in fiscal 2003 compared to $216.8 for fiscal 2002. Increases of $22.3 million, or 10.3%, were primarily attributable to favorable currency fluctuations in Canada and Europe and volume gains in Argentina and Brazil, partially offset by continued weakness in the Mexican market.

        Cost of Goods Sold.    Cost of goods sold for the year ended November 30, 2003, as a percentage of net sales, increased 1.2 percentage points to 58.4%. Cost of goods sold for the domestic business, as a percentage of net sales, increased 1.3 percentage points to 57.2%. This increase is primarily due to lower absorption of fixed costs due to lower unit sales, higher variable costs associated with health insurance costs, higher costs associated with product returns, a lower mix of higher-end products that typically carry a higher margin than other products, costs associated with the shutdown of the Taylor facility in December 2002, manufacturing costs and roll-back pricing related to the roll out of our new UniCased™ design for our Posturepedic bedding line. Cost of goods sold for the international business, as a percentage of net sales, increased 0.4 percentage points to 63.3%. This increase is primarily due to labor increases in the European business partially offset by lower material costs in the Canadian business, due primarily to the weakening US dollar to the Canadian dollar as our Canadian business purchases a large percentage of its raw materials payable in US dollars.

        Selling, General, and Administrative.    Selling, general, and administrative expenses decreased $13.4 million to $397.1 million, or 33.4% of net sales, compared to $410.5 million or 34.5% of net sales. This decrease is primarily attributable to a $26.2 million decrease in bad debt expense. During 2002 we recorded a charge of $22.6 million for bad debt expense associated with affiliated customers (as discussed fully in Note 18 to our consolidated financial statements included in this prospectus). Also, during 2002 we recorded a charge of $6.1 million for bad debts as a result of difficulties in an accounts receivable system conversion. See "—Liquidity and Capital Resources". The difficulties negatively impacted our collections during 2002 and through the second quarter of 2003. Accordingly, during the second quarter of 2003 we reassessed the progress of our collection efforts and determined that it was necessary to record an increase of $2.0 million in our reserve for bad debts. Since then we have made significant progress in resolving our accounts receivable processing issues and our accounts receivable statistics have improved significantly as of November 30, 2003. No additional charges were necessary during the second half of the year. The decrease in bad debt expense was partially offset by increased employment costs of $10.3 million. Salaries increased $8.5 million, of which $2.4 million was due to normal merit and cost of living increases, with the remaining $6.1 million attributable to increased head count. Fringe benefits increased $1.8 million over 2002, attributable mainly to increased headcount. The remaining increase of $2.5 million is primarily associated with increased promotional and advertising costs, including those incurred to support our roll out of the new UniCased™ Posturepedic line.

        Stock Based Compensation.    We have an obligation to repurchase certain of our securities held by an officer at the estimated fair market value subject to a maximum and minimum share value stated in the officer's agreement. As of November 30, 2003, the maximum share value had been reached. Accordingly, we have no additional exposure to future stock based compensation expense resulting from this agreement. Should the fair value of the stock fall back below the capped amount, we would record income associated with revaluation, limited to the floor value in the agreement. We recorded a $1.3 million expense for the year ended November 30, 2003, compared to a $0.8 million expense for the year ended December 1, 2002, to revalue this obligation to reflect increases in the fair market value of the securities.

        Restructuring Charge.    Due to continued weak performance and the fact that it is not our strategy to own or control retail operations, we committed to a plan in the fourth quarter of 2003 to dispose of our wholly-owned retail subsidiary by sale or liquidation in early 2004. Accordingly, we recognized a non-cash impairment charge of $1.8 million during the fourth quarter, which included the $1.6 million write-off of goodwill on the books of the subsidiary plus impairment charges for leasehold improvements likely to be abandoned. Following the disposal of this subsidiary, we will no longer have a direct interest in any domestic mattress retailer.

        Interest Expense.    Interest expense decreased $4.0 million primarily due to lower effective interest rates. This lower rate is primarily due to the favorable impact from the interest rate swaps as the interest rate on the majority of our bank debt floated during a time of declining interest rates. In 2000, we entered into an interest rate swap agreement that effectively converted $236 million of our floating-rate debt to a fixed-rate basis through December 2006. In the second quarter of 2002, we entered into another interest rate swap agreement that has the effect of reestablishing as floating rate debt the debt previously converted to fixed rate debt through December 2006. While the $236 million of our bank debt was fixed at approximately 6% for the first half of 2002, the entire balance was at a floating rate for all of 2003 during a time of declining interest rates. This had the effect of reducing the weighted average cost of our bank debt from 5.6% in 2002 to 3.7% in 2003. In May 2003, we issued an additional $50.0 million of 9 7/8% senior subordinated notes, due in December, 2007 ("public debt"). The proceeds were used to prepay all quarterly principal payments on our senior AXELs credit facility ("bank debt") through March, 2004. The exchange of bank debt for public debt increased our interest expense by approximately $1.8 million for 2003.

        Income Tax.    Our effective income tax rates in 2003 and 2002 differ from the Federal statutory rate principally because of the effect of certain foreign tax rate differentials and state and local income taxes. In addition, no tax benefit was recorded in 2001 on the $26.3 million impairment charge recognized due to the uncertainty at that time concerning the recoverability of such loss. In 2002, we reduced a portion of the loss for tax purposes as Mattress Holdings International LLC ("MHI"), a company controlled by our largest stockholder, Bain Capital LLC, sold its equity interest in Malachi Mattress America, Inc. Our effective tax rate for the year ended November 30, 2003 is approximately 49.9% compared to 29.9% in 2002.

  New Product Launch

        We incurred increased costs of approximately $11.3 million during the second half of 2003 associated with labor inefficiencies due to manufacturing and design changes and increased promotional spending associated with the roll-out of the new UniCased™ product. While we do not expect such labor inefficiencies to continue into 2004, additional close-out pricing and promotional costs are expected to be incurred as customers transition to the new Stearns & Foster lines. Total close out and promotional costs for 2004, including those associated with the Stearns & Foster transition, are expected to be slightly above pre-2003 levels.

Fiscal 2002 Compared with Fiscal 2001

        Net Sales.    Net sales for the year ended December 1, 2002, were $1,189.2 million, an increase of $35.1 million, or 3.0% from the year ended December 2, 2001. Fiscal 2001 represented a 53-week year compared to a 52-week year for fiscal 2002. Excluding the effects of the 53rd week, sales increased $59.6 million or 5.3% over 2001. Total domestic sales were $972.4 million for fiscal 2002 compared to $966.4 million for fiscal 2001. The domestic growth included a 1.2% increase in average unit selling price and a 0.6% decrease in volume. Total international sales were $216.8 million in fiscal 2002 compared to $187.7 million for fiscal 2001. Growth of $23.7 million in the international operations was primarily attributable to the acquisition of Sapsa Bedding S.A. in Europe in the second quarter of 2001. As a result of the deteriorating economic conditions in Argentina and the resulting Peso devaluation, sales for the Argentine business decreased $11.8 million. Other existing international operations experienced sales growth of $17.2 million.

        Cost of Goods Sold.    Cost of goods sold for the year, as a percentage of net sales, decreased 0.7 percentage points to 57.2%. Cost of goods sold for the domestic business decreased 0.8 percentage points to 55.9%. This decrease is primarily the result of increased sales of higher end beds and lower material costs, partially offset by increased variable costs and increased customer rebates and other promotional allowances. Cost of goods sold for the international business decreased 1.6 percentage points to 62.9%. This decrease is primarily related to purchase accounting adjustments associated with the Sapsa acquisition in 2001 and increased margins in the Canadian business, partially offset by increased material costs in the Mexican business.

        Selling, General, and Administrative.    Selling, general, and administrative expense increased $23.6 million to $410.5 million, or 34.5% of net sales in 2002, compared to $386.9 million, or 33.5% of net sales in 2001. This increase is primarily due to higher bad debt expenses of $12.7 million primarily associated with affiliated customers (as discussed more fully in Note 18 to our consolidated financial statements included in this prospectus) and increased provisions as a result of accounts receivable conversion difficulties. See "—Liquidity and Capital Resources". Additionally, the increase is attributable to increased compensation expenses of $11.5 million primarily related to increased incentive compensation costs and higher profit sharing plan costs. We also incurred increased costs due to the inclusion of Sapsa Bedding S.A. for a full year in 2002. Additionally, we incurred $2.0 million of costs associated with the acquisition of Malachi Mattress America. These increased costs were partially offset by a $5.7 million decrease in national advertising as we shifted more focus to effective cooperative advertising with individual customers. We also incurred decreased promotional expenses as a result of increased costs in 2001 due to the Sealy Posturepedic and Stearns & Foster product introduction costs and new store rollout costs associated with Sears increasing its participation in the bedding category.

        Stock Based Compensation.    We have an obligation to repurchase certain of our securities held by an officer at the greater of fair market value or original cost. We recorded $0.8 million of expense for the year ended December 1, 2002, compared to a $(2.7) million reduction of expense for the year ended December 2, 2001, to revalue this obligation to reflect the change in the fair market value of the securities.

        Business Closure Charge.    During the first quarter of 2002, we took control of a retail mattress company in which we had previously made investments in the form of a supply agreement and additional equity. This investment provided us an opportunity to determine whether the entity would be a viable distribution source for our products. It is not our strategy to own or control retail operations. Based on our assessment, evaluation and consideration of our alternative business strategies, we determined that the acquired entity did not represent a valid business strategy and we ceased its operations in May 2002. We recorded a non-cash charge of $5.8 million associated with this shut-down of the business representing a write-off of previously recorded goodwill of $5.3 million and a write-down of other assets to their estimated liquidation value.

        Plant Closings and Restructuring Charges.    During 2002, we shutdown our Lake Wales and Taylor facilities. We recorded a $2.5 million charge associated with the Lake Wales shutdown to writedown the land, building and equipment to its estimated fair market value and a $0.3 million charge associated with the Taylor shutdown largely for severance. During 2001, we shutdown our Memphis facility and recorded a $0.5 million charge primarily for severance. Additionally in fiscal 2001, we recorded a $0.7 million charge for severance due to a management reorganization.

        Amortization Expense.    Amortization expense was $1.1 million and $13.5 million for the years ended December 1, 2002 and December 2, 2001, respectively. The decrease of $12.4 million is due to the adoption of FAS 142 during the first quarter 2002, as we no longer record amortization expense for indefinite lived goodwill.

        Interest Expense.    Interest expense decreased $5.5 million primarily due to lower effective interest rates partially offset by increased average debt levels. In 2000, we entered into an interest rate swap agreement that effectively converted $236 million of our floating-rate debt to a fixed-rate basis through December 2006. In the second quarter of 2002, we entered into another interest rate swap agreement that has the effect of reestablishing as floating rate debt the $236 million of debt previously converted to fixed rate debt through December 2006. We are required under our credit agreements to hedge at least 50% of our floating rate term debt.

        Other (Income) Expense, net.    We previously contributed cash and other assets to MHI in exchange for a non-voting interest. MHI was formed to invest in domestic and international loans, advances and investments in joint ventures, licensees and retailers. The equity ownership of MHI was transferred to us in November 2002. MHI acquired a minority interest in Malachi Mattress America, Inc. ("Malachi"), a domestic mattress retailer, and, indirectly through a Bain-controlled holding company, acquired a minority interest in Mattress Holdings Corporation ("MHC") in 1999. MHC, controlled by Bain Capital, is a holding company which owns substantially all of the common stock of Mattress Discounters Corporation, a domestic mattress retailer, and the common stock of an international mattress retailer. The Malachi investment was accounted for by MHI under the equity method. Accordingly, we recorded equity in the (losses) earnings of Malachi of $(5.6) million and $(4.0) million for the years ended December 1, 2002 and December 2, 2001. The MHC investment was accounted for by MHI under the cost method. Various operating factors combined with weak economic conditions during 2001, resulted in a review by our management of the equity values related to these affiliates. We determined that the decline in the value of such investments was other than temporary and, as a consequence, recognized a non-cash impairment charge of $26.3 million to write-down the investments to their estimated fair values as of the end of the third quarter of 2001.

        In May 2001, we and one of our licensees terminated our existing contract that allowed the licensee to manufacture and sell certain products under the Sealy brand name and entered into a new agreement for the sale of certain other Sealy branded products. In conjunction with the termination of the license agreement, Sealy received a $4.6 million termination fee that is recorded as other income.

        Additionally, Other (income) expense, net includes interest income of $2.2 million and $1.9 million for the years ended December 1, 2002 and December 2, 2001.

        Other (income) expense, net also includes $(0.3) million and $(0.5) million for minority interest associated with the Argentina operations in 2002 and 2001, respectively. During the second quarter of 2002, we acquired the remaining 30% interest of the Argentina operations and will no longer record minority interest.

        Income Tax.    Our effective income tax rates in 2002 and 2001 differ from the Federal statutory rate principally because of the effect of certain foreign tax rate differentials, state and local income taxes and the application of purchase accounting in 2001. In addition, no tax benefit was recorded in 2001 on the $26.3 million impairment charge recognized due to the uncertainty at that time concerning the recoverability of such loss. In 2002, we reduced a portion of the loss for tax purposes as MHI sold its equity interest in Malachi Mattress America, Inc. We also recorded a $4.4 million asset impairment charge in 2001 that will not be deductible for tax purposes. Our effective tax rate for 2002 is approximately 29.9% compared to approximately (176.6)% in 2001. Excluding the effects of these items, our effective tax rate for 2002 and 2001 was approximately 47.8% and 56.2%, respectively. This lower effective tax rate for 2002 compared to 2001 is primarily due to the fact that we no longer amortize goodwill which was previously a non-deductible item for tax purposes.

Liquidity and Capital Resources

Pro Forma

        We intend to fund our ongoing operations following the Recapitalization through cash generated by operations and availability under our new senior secured credit facilities. As part of the Recapitalization, we have incurred substantial debt, including under our new senior secured credit facilities, the senior unsecured term loan and the notes, with interest payments on this indebtedness substantially increasing our liquidity requirements. See "Risk Factors—Risks Related to the Notes."

        Our new senior secured credit facilities comprise a $560 million term loan facility due in 2012 and a $125 million revolving credit facility due in 2010 (with approximately $16.8 million to be used to support standby letters of credit). We expect we will be permitted to incur up to an additional $100.0 million of senior secured debt at the option of participating lenders, so long as no default or event of default under the new senior secured credit facilities has occurred or would occur after giving effect to such incurrence and certain other conditions are satisfied.

        Borrowings under our new senior secured credit facilities will bear interest at our choice of the Eurodollar rate or adjusted base rate ("ABR"), in each case, plus an applicable margin, subject to adjustment based on a pricing grid. In addition, the term loan facility provides for quarterly principal payments of approximately $1.4 million, beginning six months from the closing of the facility with a two-quarter payment, with the balance of the facility to be repaid at maturity in 2012.

        The senior unsecured term loan is for $100.0 million, will mature in 2013 and will bear interest at our choice of the Eurodollar rate or adjusted base rate, plus an applicable margin, subject to adjustment based on a pricing grid. All principal amounts outstanding under the senior unsecured term loan are to be repaid at maturity.

        Our new senior secured credit facilities require us to meet a minimum interest coverage ratio, a maximum leverage ratio and a maximum capital expenditures limitation. In addition, the new senior secured credit facilities and the senior unsecured term loan contain certain restrictive covenants which will, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. It will also contain certain customary events of defaults, subject to grace periods, as appropriate.

        Future principal debt payments are expected to be paid out of cash flows from operations, borrowings on our new revolving credit facility, and future refinancing of our debt.

        We expect to spend an aggregate of approximately $25 million for capital expenditures in fiscal 2004. We believe that annual capital expenditure limitations in our new senior secured credit facilities will not significantly inhibit us from meeting our ongoing capital expenditure needs.

        Our ability to make scheduled payments of principal, or to pay the interest or special interest, if any, on, or to refinance our indebtedness, or to fund planned capital expenditures will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based upon the current level of operations and certain anticipated improvements, we believe that cash flow from operations and available cash, together with borrowings available under our new senior secured credit facilities, will be adequate to meet our future liquidity needs throughout 2004. There can be no assurance that we will generate sufficient cash flow from operations, that anticipated revenue growth and operating improvements will be realized or that future borrowings will be available under the new senior secured credit facilities in an amount sufficient to enable us to service our indebtedness, including the notes, or to fund other liquidity needs. In addition, there can be no assurance that we will be able to effect any future refinancing of our debt on commercially reasonable terms or at all.

        Our long-term obligations contain various financial tests and covenants. We were in compliance with our covenants associated with the previous debt agreements as of the quarter ended February 29, 2004. The new senior secured credit facilities also contain various financial tests and covenants. The most restrictive covenants relate to ratios of Adjusted EBITDA to interest coverage and total debt to Adjusted EBITDA (all as defined in the agreements). The specific ratio requirements can be found in the credit agreements filed as an exhibit to the registration statement of which this prospectus is a part. We expect to meet such covenants as they relate to the senior secured credit facilities in 2004.

        In such agreements, EBITDA is defined as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance as discussed above. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management's discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, these presentations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The following table sets forth a reconciliation of EBITDA to net income and Adjusted EBITDA to EBITDA for the periods indicated.

	Fiscal Year			Three-Month Period Ended
	2001	2002	2003	March 2, 2003	February 29, 2004
	(dollars in millions)
EBITDA:
Income (loss) before cumulative effect of change in accounting principle	$(21.0)	$16.9	$18.3	$9.1	$11.3
Interest expense	78.0	72.6	68.5	17.1	16.9
Depreciation	18.4	21.4	23.8	5.4	5.8
Amortization	13.5	1.1	1.1	0.3	0.3
Income taxes	12.5	7.2	18.2	6.3	8.3

EBITDA	$101.4	$119.2	$129.9	$38.2	$42.6

	Fiscal Year			Three-Month Period Ended
	2001	2002	2003	March 2, 2003	February 29, 2004
	(dollars in millions)
Adjusted EBITDA:
EBITDA	$101.4	$119.2	$129.9	$38.2	$42.6
New product introduction costs(a)	—	—	9.8	(1.7)	3.1
Management fees and consulting expenses(b)	2.0	5.2	3.9	1.2	0.5
Change in reserve estimates(c)	—	—	3.6	—	—
Facilities rationalization(d)	3.7	3.7	3.0	1.0	0.3
Write-off related to affiliates(e)	36.3	36.0	2.6	0.2	0.1
Stock based compensation(f)	(2.7)	0.9	1.3	0.5	—
A/R Process improvement costs(g)	—	—	2.2	—	—
Unusual relocation costs(h)	—	0.2	1.0	0.4	—
Deferred debt write-off(i)	—	—	2.5	—	—
Other(j)	6.7	(1.0)	(1.2)	0.5	(0.5)

	46.0	45.0	25.9	1.8	3.5

Adjusted EBITDA	$147.4	$164.2	$158.6	$40.3	$46.1

(a)
For fiscal 2003, consists of one-time costs related to the launch of the new UniCased™ product including: (i) $5.4 million associated with price reduction programs related to close-outs of two-sided products (incremental compared to fiscal 2000-2002 average levels), (ii) $2.1 million related to an increase in unit labor costs due to labor inefficiencies surrounding the UniCased™ transition (incremental compared to fiscal 2002 levels), (iii) $0.6 million write-off of obsolete raw material inventory, (iv) $0.8 million one-time cost paid to a supplier to expedite materials for roll-out, (v) $0.7 million incremental new product promotion expense (incremental compared to fiscal 2002 levels) and (vi) $0.2 million write-off of R&D equipment (see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Fiscal 2003 Compared with Fiscal 2002—New Product Launch"). For the three-month period ended March 2, 2003, consists of incremental gains of (i) $1.6 million associated with price reduction programs related to close-outs of two-sided products and (ii) $0.1 million of incremental new product promotion costs. For the three-month period ended February 29, 2004, consists of incremental charges of (i) $2.5 million associated with price reduction programs related to close-outs of two-sided products, (ii) $0.4 million for the write-off of equipment and component inventory and (iii) $0.2 million for bedding samples.

(b)
For fiscal 2001, consists of $2.0 million of fees paid to Bain Capital Management pursuant to a management agreement (see Note 18, "Related Party Transactions," to our audited financial statements included elsewhere in this prospectus). For fiscal 2002, consists of (i) $2.0 million of fees paid to Bain Capital Management pursuant to a management agreement and (ii) other consulting fees incurred totaling $3.2 million. For fiscal 2003, consists of (i) $2 million fees paid to Bain Capital Management pursuant to a management agreement and (ii) $1.9 million paid to Bain Consulting for strategy consulting services. For the three-month period ended March 2, 2003, consists of (i) $0.5 million of fees paid to Bain Capital Management pursuant to a management agreement and (ii) other consulting fees incurred of $0.7 million. For the three-month period ended February 29, 2004, consists of $0.5 million of fees paid to Bain Capital Management pursuant to a management agreement.

(c)
For fiscal 2003, consists of (i) a $1.3 million non-cash charge resulting from a change in estimate associated with workers compensation reserve and (ii) a $2.3 million charge related to a refinement in the estimation process for unused employee vacation.

(d)
For fiscal 2001, consists of (i) $3.5 million of plant closure expenses for the Memphis facility and other severance and (ii) $0.2 million of environmental and pension costs associated with facility closings. For fiscal 2002, consists of (i) severance totaling $0.9 million, (ii) post closing costs totaling $0.4 million and (iii) write-down of facilities totaling $2.4 million. For fiscal 2003, consists of (i) $1.7 million of plant closure expenses for the Lake Wales, Taylor and Memphis facilities (see Note 17, "Plant/Business Closings and Restructuring Charges," to our audited financial statements included elsewhere in this prospectus), (ii) a $0.3 million non-cash write-down related to our Albany facility and (iii) $1.0 million of environmental, pension costs and other on-going expenses associated with previous facilities closings. For the three-month period ended March 2, 2003, consists of $1 million for period costs associated with closed plants. For the three-month period ended February 29, 2004, consists of $0.3 million for period costs associated with closed plants.

(e)
For fiscal 2001, consists of (i) a $26.3 million non-cash impairment charge to write-down the investments in Malachi Mattress America, Inc and Mattress Discounters Corporation to net realizable value (see Note 18, "Related Party Transactions," to our audited financial statements included elsewhere in this prospectus), (ii) $6 million non-cash charge related to accounts receivable, and (iii) $4 million from loss related to Malachi Mattress America, Inc prior to sale. For fiscal 2002, consists of (i) $22.6 million for bad debt charges associated with affiliates, (ii) $5.6 million equity loss from Malachi Mattress America, Inc. prior to sale, (iii) $2.0 million of costs associated with the sale of Malachi Mattress America, Inc. and (iv) $5.8 million business closure charge associated with American Mattress Centers. For fiscal 2003, consists of (i) a $1.8 million non-cash write-down of Western Mattress assets to net realizable value (see Note 17, "Plant/Business Closings and Restructuring Charges," to our audited financial statements included elsewhere in this prospectus) and (ii) a $0.8 million operating loss from Western Mattress. For the three-month period ended March 2, 2003, consists of a $0.2 million loss from Western Mattress. For the three-month period ended February 29, 2004, consists of a $0.1 operating loss from Western Mattress.

(f)
Consists of $2.7 million of income in fiscal 2001, $0.9 million expense in fiscal 2002, $1.3 million expense in fiscal 2003, and $0.5 million expense in the three-month period ended March 2, 2003 due to a change in the fair market value of securities of Sealy Corporation subject to a put option by an officer (see Note 9, "Stock Option and Restricted Stock Plans," of our audited financial statements included elsewhere in this prospectus).

(g)
For fiscal 2003, consists of $2.2 million of expenses related to accounts receivable process improvement relating to external consultants costs and one-time internal costs such as travel and special bonuses.

(h)
Consists of a $0.2 million expense in 2002, a $1.0 million expense in fiscal 2003 and a $0.4 million expense in the three-month period ended March 2, 2003, representing management's estimate of the incremental amount of senior management relocation expenses considered to be non-recurring.

(i)
For fiscal 2003, consists of a $2.0 million write-off of previously deferred derivative losses and $0.5 million of deferred debt costs associated with early extinguishment of debt (see Note 8, "Other (Income)/Expense, Net," to our audited financial statements included elsewhere in this prospectus).

(j)
For fiscal 2001, consists of other one time charges of $6.7 million including (i) a $4.2 million non-cash charge for the write-off of accounts receivable associated with Homelife, (ii) a $4.4 million non-cash charge to write-off the remaining unamortized goodwill associated with our investment in Rozen S.R.L. and (iii) offset by interest income of $1.9 million (see Note 8, "Other (Income)/Expense, Net," of our audited financial statements included elsewhere in this prospectus). For fiscal 2002, consists of (i) $0.7 million in preference claim reserves in connection with bankruptcy proceedings of certain customers, (ii) $0.5 million in severance payments to former employees and (iii) offset by interest income of $2.2 million. For fiscal 2003, consists of, (i) a $0.2 million consulting fee incurred in connection with the establishment of a financing subsidiary, (ii) $0.5 million in preference claim payments in connection with bankruptcy proceedings of certain customers, (iii) $0.7 million in severance payments to former employees, (iv) $0.7 million related to the cancellation of a management consulting contract, (v) offset by an increase of $1.5 million in the fair value of the MFI Note, (vi) offset by a gain on settlement of $0.2 million on the Mattress Discounters note, and (vii) offset by interest income of $1.6 million. For the three-month period ended March 2, 2003, consists of (i) $0.6 million in preference claim payments in connection with bankruptcy proceedings of certain customers, (ii) $0.2 million related to the cancellation of a management consulting contract and (iii) offset by interest income of $0.3 million. For the three-month period ended February 29, 2004, consists of (i) $0.2 million related to the cancellation of a management consulting contract, (ii) offset by an increase of $0.3 million in the fair value of the MFI Note and (iii) offset by interest income of $0.4 million.

        The following table sets forth our contractual obligations as of November 30, 2003 on a pro forma basis (dollars in thousands).

Contractual Obligations	2004	2005	2006	2007	2008	After 2008	Total Obligations
Long-Term Debt	$11,324	$6,758	$5,860	$5,767	$5,600	$1,037,000	$1,072,309
Operating Leases	9,848	9,123	7,994	6,675	4,910	18,822	57,372
Component Purchase Commitment	15,751	20,000	20,000	—	—	—	55,751

Total	$36,923	$35,881	$33,854	$12,442	$10,510	$1,055,822	$1,185,432

Other Commercial Commitments	2004	2005	2006	2007	2008	After 2008	Total Obligations
Standby Letters of Credit	$16,756	—	—	—	—	—	$16,756

Historical

        Our principal sources of funds have been cash flows from operations and borrowings under our existing revolving credit facility. Our principal use of funds consisted of payments of principal and interest on our existing senior credit agreements, capital expenditures and interest payments on our outstanding debt securities. Capital expenditures totaled $5.3 million for the three months ended February 29, 2004 and $13.4 million for the year ended November 30, 2003. We expect 2004 capital expenditures to be approximately $25.0 million. Management believes that annual capital expenditure limitations in our current debt agreements will not significantly inhibit us from meeting our ongoing capital needs. At February 29, 2004, we had approximately $31.9 million available under our revolving credit facility including letters of credit issued totaling approximately $18.1 million. Our net weighted average borrowing cost was 9.1% and 9.0% for the three months ended February 29, 2004 and March 2, 2003, and was 9.1% and 9.3% for the years ended November 30, 2003 and December 1, 2002, respectively. We refinanced our existing credit facilities in connection with the Recapitalization as described under "Summary—The Recapitalization."

        Our cash flow from operations decreased $(2.8) million from $(15.7) million for the three months ended March 2, 2003 to $(18.5) million for the three months ended February 29, 2004, and decreased $12.1 million from $100.0 million for 2002 to $87.9 million for the year ended November 30, 2003. We typically have negative operating cash flow during our first quarter as we are required to make a semi-annual interest payment on our senior subordinated debt in December. Also, during the first quarter we pay our annual incentive bonus and are required to fund our profit sharing portion of our 401k plan. The increase in negative operating cash flow for the three months ended February 29, 2004 over the three months ended March 2, 2003 is due in part to our election to begin making cash interest payments on our junior subordinated notes. In addition, we made higher semi-annual interest payments in the three months ended February 29, 2004 as compared with the three months ended March 2, 2003 due to the prepayment of interest near the end of the 2002 fiscal year. The total increase in cash interest payments of approximately $10.1 million was partially offset by higher sales volume and improved management of accounts receivable in the first quarter of 2004 as compared to the first quarter of 2003. The decrease in operating cash flows from 2002 to 2003 is primarily the result of lower operating margins, higher cash tax payments, and higher payments in the first quarter associated with incentive compensation that were not made in the first quarter of 2002, partially offset by improved working capital management.

        Our cash flow from investing activities increased in 2003 over 2002 primarily due to $13.6 million received in 2003 on an affiliate note and investment. In 2002, we loaned this affiliate $12.5 million in the form of a long-term note. We also made $6.8 million in cash payments in 2002 associated with business acquisitions. No such acquisitions were completed in 2003.

        As a result of declines in the value of assets held in our defined benefit pension plan, we have recognized a $4.8 million aggregate minimum pension liability at February 29, 2004. We will be required to make minimum funding contributions of $1.2 million during 2004. The annual actuarial valuation of the plan, expected to be completed during the second quarter of 2004, may indicate the need for additional minimum funding contributions to be made in late 2004 and into 2005. Any change in the aggregate minimum liability, beyond that attributable to normal pension cost for 2004, will be determined at the end of our fiscal fourth quarter and may result in a non-cash charge to other comprehensive income at that time.

        We also experienced difficulties in an accounts receivable system conversion in the fourth quarter of 2002 that negatively impacted collection efforts primarily through the first half of 2003. These issues resulted principally in delays of processing of certain transactions and the deterioration in the aging of trade receivables. As a result, we increased our allowance for doubtful accounts $6.1 million in the fourth quarter of 2002. In the second quarter of 2003, we reassessed the progress of our collection efforts and determined an incremental $2.0 million reserve was necessary. We made significant progress in the second half of the year and believe adequate controls and processes are now in place and functioning to reasonably ensure accurate and timely processing of accounts receivable and cash collection transactions.

        On October 9, 2003, we amended our amended and restated credit agreement dated November 8, 2002 to provide us with the ability to repurchase up to $25 million of the outstanding amount of our junior subordinated promissory notes and to amend the requirements for allowing us to make cash payments on the interest accrued. We were previously required to accrue interest at 12% and add such interest to the total outstanding amount of the junior subordinated promissory notes. We will have the option within 10 days of the end of each calendar quarter to pay interest on the total outstanding amount for that quarter at a rate of 10% per annum. We made our first cash interest payment on the junior subordinated promissory notes for the calendar quarter ended December 31, 2003. We repaid the junior subordinated promissory notes in full, together with accrued but unpaid interest, upon the completion of the Merger. See "Summary—The Recapitalization."

        In the first quarter of 2002, we advanced $12.5 million to Mattress Discounters Corporation, an affiliate of ours. As part of Mattress Discounters' bankruptcy settlement in March 2003, we received a non-controlling minority interest in Mattress Discounters and a $12.9 million secured note, guaranteed by MHC. In April 2003, we sold to MHC the $12.9 million note and the equity interest Sealy received in the Mattress Discounters bankruptcy, as well as our equity interest in MHC, for $13.6 million.

        In May 2003, Sealy Mattress Company completed a private placement of $50 million of 9 7/8% senior subordinated notes. The 9 7/8% senior subordinated notes, which are due and payable on December 15, 2007, require semi-annual interest payments, commencing June 15, 2003. The proceeds from the placement were used to prepay all quarterly principal payments on Sealy Mattress Company's senior AXELs credit facility through March 2004. Subsequent to the issuance, Sealy Mattress Company registered the 9 7/8% senior subordinated notes with the SEC to allow them to be exchanged for publicly traded bonds. Sealy Mattress Company commenced an exchange offer in June which was completed in July 2003. In connection with the note issuance, we incurred $2.8 million in debt financing costs. We also paid $1.2 million during the first quarter of 2003 for previously accrued debt issuance costs associated with the refinancing of the previous revolving credit facility in November 2002. Sealy Mattress Company repurchased the 9 7/8% senior subordinated notes and the 10 7/8% senior subordinated discount notes and repaid all amounts under previous credit facilities, including the senior AXELs credit facility, in connection with the Recapitalization. See "Summary—The Recapitalization."

        Our contractual obligations and other commercial commitments as of November 30, 2003 are summarized below:

Contractual Obligations	2004	2005	2006	2007	2008	After 2008	Total Obligations
Long-Term Debt	$47,623	$88,287	$103,218	$27,320	$430,816	$49,989	$747,253
Operating Leases	9,848	9,123	7,994	6,675	4,910	18,822	57,372
Component Purchase Commitment	15,751	20,000	20,000	—	—	—	55,751
Total	$73,222	$117,410	$131,212	$33,995	$435,726	$68,811	$860,375
Other Commercial Commitments	2004	2005	2006	2007	2008	After 2008	Total Obligations
Standby Letters of Credit	$16,756	—	—	—	—	—	$16,756

        We had an obligation to repurchase certain of our securities held by an officer at the estimated fair market value subject to a maximum and minimum share value stated in the officer's agreement. At February 29, 2004, we had $6.7 million recorded for the obligation. However, because the officer will instead sell his shares in connection with the Recapitalization rather than exercise his option to sell his shares under the terms of the agreement, the obligation will be reclassified as additional paid in capital.

Foreign Operations and Export Sales

        We own three manufacturing facilities in Canada, and one in each of Mexico, Argentina, Puerto Rico and Brazil. In addition, in 2001 we completed the acquisition of Sapsa Bedding S.A., a leading European manufacturer of latex bedding products in Europe, with headquarters in Italy and manufacturing operations in France and Italy, along with sales organizations in Spain, Belgium and the Netherlands. In 2000, we formed a joint venture with our Australian licensee to import, manufacture, distribute and sell Sealy products in South East Asia. We operate a Korean sales office and use a contract manufacturer to help service the Korean market. We also export products directly into many small international markets, and have license agreements in Thailand, Japan, the United Kingdom, Australia, New Zealand, South Africa, Israel, Jamaica, Saudi Arabia, the Bahamas and the Dominican Republic.

Impact of Recently Issued Accounting Pronouncements

        The FASB issued FAS 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities". The statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contacts and for hedging activities. This statement amends Statement 133 for decisions made as part of the Derivatives Implementation Group process that effectively required amendments to Statement 133, in connection with other Board projects dealing with financial instruments and in connection with implementation issues raised in relation to the application of the definition of a derivative. The adoption of this Statement did not have a significant impact on our consolidated financial statements.

        The FASB issued FAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, our fourth quarter of fiscal 2003. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments have been previously classified as equity. The adoption of this Statement did not have a significant impact on our consolidated financial statements.

        The FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable interest entities" or "VIEs") and how to determine when and which business enterprise should consolidate the VIE (the "primary beneficiary"). This new model for consolidation applies to an entity in which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. We will adopt these provisions in our second quarter of 2004. We are not a primary beneficiary of a VIE and do not hold any significant interests or have any involvement in a VIE. We do not expect the adoption to have an effect on the consolidated financial statements.

        The FASB issued FAS 132 (Revised), "Employers' Disclosure about Pensions and Other Postretirement Benefits." A revision of the pronouncement originally issued in 1998, FAS 132R expands employers' disclosure requirements for pension and postretirement benefits to enhance information about plan assets, obligations, benefit payments, contributions, and net benefit cost. FAS 132R does not change the accounting requirements for pensions and other postretirement benefits. This statement is effective for fiscal years ending after December 15, 2003, with interim period disclosure requirements effective for interim periods beginning after December 15, 2003. Accordingly, we will implement FAS 132R beginning with our first fiscal quarter of 2004. The adoption of this statement will not have an impact on our financial position or results of operations.

        The Emerging Issues Task Force of the FASB released Issue 01-09, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Product" to provide guidance primarily on income statement classification of consideration from a vendor to a purchaser of the vendor's products, including both customers and consumers. Generally, cash consideration is to be classified as a reduction of revenue, unless specific criteria are met regarding goods or services that the vendor may receive in return for this consideration. We have historically classified certain costs such as volume rebates, promotional money and amortization of supply agreements covered by the provisions of EITF 01-09 as marketing and selling expenses which are recorded in selling, general and administrative in the Statement of Operations. We adopted EITF 01-09 effective March 4, 2002, the first day of fiscal second quarter of 2002, and reclassified previous period amounts to comply with the consensus. As a result of the adoption, both net sales and selling, general and administrative expenses were reduced $50.3 million, $51.5 million and $42.7 million for the years ended November 30, 2003, December 1, 2002, and December 2, 2001, respectively. These changes did not affect our financial position or results of operations.

Fiscal Year

        We use a 52-53 week fiscal year ending on the closest Sunday to November 30, but no later than December 2. Each of the fiscal year ended November 30, 2003 and the fiscal year ended December 1, 2002 was a 52-week year, and the fiscal year ended December 2, 2001 was a 53-week year.

Forward Looking Statements

        This document contains forward looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe our plans are based upon reasonable assumptions as of the current date, we can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from our expectations include: general business and economic conditions, competitive factors, raw materials pricing, and fluctuations in demand.

General Business Risk

        Our customers include furniture stores, national mass merchandisers, specialty sleep shops, department stores, contract customers and other stores. In the future, these retailers may consolidate, undergo restructurings or reorganizations, or realign their affiliations, any of which could decrease the number of stores that carry our products. These retailers are also subject to changes in consumer spending and the overall state of the economy both domestically and internationally. We are dependent upon a single supplier for certain key structural components of our new UniCased™ design. Such components are purchased under a four-year supply agreement, and are manufactured in accordance with a proprietary design exclusive to the supplier. Any of these factors could have a material adverse effect on business, financial condition or results of operations.

Foreign Currency Exposures

        Our earnings are affected by fluctuations in the value of our subsidiaries' functional currency as compared to the currencies of our foreign denominated purchases. Foreign currency forward, swap and option contracts are used to hedge against the earnings effects of such fluctuations. The result of a uniform 10% change in the value of the U.S. dollar relative to currencies of countries in which we manufacture or sell our products would not be material to earnings or financial position. This calculation assumes that each exchange rate would change in the same direction relative to the U.S. dollar.

        To protect against the reduction in value of forecasted foreign currency cash flows resulting from purchases in a foreign currency, we have instituted a forecasted cash flow hedging program. We hedge portions of our purchases denominated in foreign currencies with forward and option contracts. At November 30, 2003, we had forward contracts to sell a total of 2.0 million Mexican pesos with expiration dates of February 20, 2004, forward contracts to sell a total of 30.0 million Canadian dollars with expiration dates ranging from December 9, 2003 through November 12, 2004. At November 30, 2003, the fair value of our net obligation under the forward contracts was $0.8 million.

        In January 2002, the Argentine peso experienced a significant devaluation. Previously pegged 1 to 1 to the U.S. dollar, the peso was trading at approximately 3.0 pesos to the dollar at November 30, 2003. This devaluation did not have a significant effect on our financial statements due to the relative immateriality of the operation. Based upon the volatility of the Argentine peso, future inflation charges may have to be recorded through the income statement due to hyperinflation rules under FAS 52, "Foreign Currency Translation".

Interest Rate Risk

        In 2000, we entered into an interest rate swap agreement that effectively converted $236 million of our floating-rate debt to a fixed-rate basis through December 2006, thereby hedging against the impact of interest rate changes on future interest expense (forecasted cash flows). Use of hedging contracts allow us to reduce our overall exposure to interest rate changes, since gains and losses on these contracts will offset losses and gains on the transactions being hedged. We formally document all hedged transactions and hedging instruments, and assess, both at inception of the contract and on an ongoing basis, whether the hedging instruments are effective in offsetting changes in cash flows of the hedged transaction. The fair values of the interest rate agreements are estimated by obtaining quotes from brokers and are the estimated amounts that we would receive or pay to terminate the agreements at the reporting date, taking into consideration current interest rates and the current creditworthiness of the counterparties. Effective June 3, 2002, we dedesignated the interest rate swap agreement for hedge accounting. As a result of the dedesignation, $12.9 million previously recorded in accumulated other comprehensive loss as of the date of dedesignation is being amortized into interest expense over the remaining life of the interest rate swap agreement. For the years ended November 30, 2003 and December 1, 2002, $3.3 million and $2.0 million was amortized into interest expense, respectively. Prior to June 3, 2002, the changes in the fair market value of the interest rate swap were recorded in accumulated other comprehensive income (loss). Subsequent to June 3, 2002, changes in the fair market value of the interest rate swap are recorded in interest expense. For the years ended November 30, 2003 and December 1, 2002, $5.4 million and $15.0 million, respectively, was recorded as net interest expense as a result of the cash requirements of the swap net of the non-cash interest associated with the change in its fair market value. At November 30, 2003 and December 1, 2002, the fair value carrying amount of this instrument was $(14.9) million and $(20.2) million, respectively, which is recorded as follows:

	November 30, 2003	December 1, 2002
	(in millions)
Accrued interest	$2.2	$2.1
Other accrued expenses	6.5	7.6
Other noncurrent liabilities	6.2	10.5

	$14.9	$20.2

        During the second quarter of 2002, we entered into another interest rate swap agreement that has the effect of reestablishing as floating rate debt the $234.8 million of debt previously converted to fixed rate debt through December 2006. This interest rate swap agreement has not been designated for hedge accounting and, accordingly, any changes in the fair value are to be recorded in interest expense. For the years ended November 30, 2003 and December 1, 2002, $5.2 million and $10.4 million, respectively, was recorded as a reduction of net interest expense as a result of the cash interest received on the swap net of the non-cash interest associated with the change in its fair market value. At November 30, 2003 and December 1, 2002, the fair value carrying amount of this instrument was $6.8 million and $7.8 million, respectively, with $5.1 million and $5.1 million recorded in prepaid expenses and other current assets, and $1.7 million and $2.7 million recorded in noncurrent assets.

        We also entered into an interest rate cap agreement during the second quarter of 2002 with a notional amount of $175.0 million that caps the LIBOR rate on which the floating rate debt is based at 8% through December 2006. This agreement has not been designated for hedge accounting and, accordingly, any changes in the fair value are recorded in interest expense. The fair value of this instrument is not material.

        In June 2004, we entered into an additional swap agreement that has the effect of converting $200 million of the floating-rate debt under our new senior credit facilities to a fixed-rate basis.

        The impact of a one-percentage point change in interest rates would change our historical interest expense, i.e., our interest expense prior to the Recapitalization and entry into the June 2004 swap agreement described above, by approximately $2.6 million.

Worldwide Steel Prices

        The world demand for steel over the last two years has increased due to a number of factors, including increased steel imports into Asia. Worldwide production has not been able to keep up with the increased demand, due in part to decreased productive capacity in the United States. Furthermore, the weakening of the U.S. Dollar has raised the relative price of steel imported into the United States. Consequently, we believe that the cost of cold rolled steel and steel drawn wire which are used in the production of the spring units and other components within the mattress and box springs will increase significantly during 2004. In response to these increases, effective May 1, 2004, we increased the prices charged to our customers. We do not believe that world steel prices or this price increase to our customers will materially impact our long-term operations and financial position.

BUSINESS

Sealy

        We are the largest bedding manufacturer in the world and the leading bedding manufacturer in the United States based on our wholesale domestic market share of approximately 21.4% in 2003, which we estimate to be 1.4 times that of our next largest competitor. We manufacture and market a complete line of conventional bedding products, including innerspring mattresses and box springs, under our highly recognized Sealy, Sealy Posturepedic and Stearns & Foster brand names, as well as our Bassett and Reflexion brand names. We believe that our Sealy brand name has been the number one selling brand in the domestic bedding industry for over 20 years and our Stearns & Foster brand name is one of the leading brands devoted predominantly to the fast-growing luxury segment of the industry. We believe our ownership of the best selling and most recognized brand in the domestic bedding industry (Sealy), combined with one of the leading luxury brands (Stearns & Foster), gives us a competitive advantage by allowing us to distinctly target different segments of the marketplace.

        On April 6, 2004, Sealy Corporation completed a merger transaction resulting in the acquisition of approximately 92% of its capital stock by affiliates of Kohlberg Kravis Roberts & Co., L.P., as described above under "Summary—The Recapitalization."

        We offer a complete line of conventional bedding products in sizes ranging from single to king-sized and which sell at retail price points from under $300 to approximately $5,000 per queen-sized set domestically. While we sell products at all retail price points, we focus our product development and sales efforts toward mattress and box spring sets which sell at retail price points above $799 domestically. We believe that higher priced segments of the market offer faster growth and greater profitability than other bedding segments. For fiscal 2003, we derived approximately 63% of our total domestic sales dollars from products with retail price points of $799 and above.

        We serve domestically a large and well-diversified base of approximately 3,000 customers representing approximately 8,000 outlets, including furniture stores, specialty bedding stores, department stores and national mass merchandisers. Our five largest customers accounted for approximately 18.1% of our net sales for fiscal 2003 and no single customer represented more than 10.0% of our net sales for this period. We service these customers through our sales force, which we believe to be the largest and best trained in the domestic conventional bedding industry as evidenced by our strong market share among our major retail accounts, new account growth and strong customer retention rates. Our sales strategy supports strong retail relationships through the use of cooperative advertising programs, in-store product demonstrations, sales associate training and a focused national advertising campaign to support our multiple brand platforms. A key component of our sales strategy is the leveraging of our portfolio of multiple leading brands across the full range of retail price points to capture and retain long-term, high share customer relationships.

        We manufacture and distribute products to our customers primarily on a just-in-time basis from our network of 30 bedding and component manufacturing facilities located around the world. We believe we are the only national, vertically integrated manufacturer of both inner spring and box spring components. We believe there are a number of important advantages to this operating model including (1) the ability to provide superior service to large national accounts, (2) a significant reduction in our required inventory investment and (3) geographical proximity to our customers which enables reduced delivery times and increased consistency of service.

        We derived approximately 20% of our fiscal 2003 net sales internationally, primarily from Canada and Europe. In Canada, we are the leading bedding manufacturer with a wholesale market share of approximately 24.1% in 2003. We are the only major global bedding manufacturer with a substantial international presence, which we believe provides an attractive growth opportunity not readily available to our primary competitors.

New Product Redesign

        During 2003, we introduced our proprietary UniCased™ and TripLCased™ Systems which represent a comprehensive redesign of our product lines. These technologically advanced, one-sided structures represent the broadest redesign in our history and are the result of significant customer and market research and extensive product research and development efforts. We believe these new product lines will benefit us in the following ways:

        Superior Product for Our Customers.    Our customers benefit from the features embodied by our one-sided UniCased™ and TripLCased™ product lines, including consistent edge-to-edge comfort, proper back support and long-lasting durability, providing for what we believe to be an exceptional overall sleep experience and superior value to our customers.

        Higher Average Unit Selling Price.    As a result of this superior value, as well as a shift in product mix within the Sealy Posturepedic line to higher price points, the average unit selling price for domestic sales in our Sealy Posturepedic line for the first quarter of fiscal 2004 was 6.4% higher than it was for the first quarter of fiscal 2003.

        Improved Manufacturing Economics.    Our redesigned, one-sided product lines have a significantly reduced degree of manufacturing complexity due to a significant reduction in component stock keeping units ("SKUs"). We expect this reduced complexity to result in a reduction in material waste, improved manufacturing efficiency and lower net investment in working capital.

        Higher Margins.    As a result of higher average unit selling price and improved manufacturing economics, we believe the rollout of our UniCased™ line, launched in June 2003, and our TripLCased™ line, launched in January 2004, will contribute to our increased profitability.

        Results Realized To Date.    The June 2003 launch of our new one-sided product has resulted to date in an increase in both revenues and profitability. The Sealy Posturepedic line achieved strong results in the first quarter of fiscal 2004, with domestic revenue growth of 23.3% as compared to the same period in fiscal 2003. This revenue growth was driven by domestic unit growth of 15.9% and growth in average unit selling price for domestic sales of 6.4%, in each case for the first quarter of fiscal 2004 as compared to the first quarter of fiscal 2003.

Market Overview

        The U.S. bedding industry generated wholesale revenues of approximately $5.0 billion during calendar 2003. From 1982 to 2002, the U.S. bedding industry has grown at a compound annual growth rate of approximately 6.4%, driven by growth in both units and average unit selling prices. The bedding industry is characterized by the following attributes:

        Stability of Demand Growth.    From 1982 to 2002, year-over-year industry revenues have grown every year but one (a 0.3% decline in 2001) and have exhibited consistent growth in both units (3.3% on average) and average unit selling price (3.0% on average). Underlying the industry's stability and resilience to economic downturns is the significant number of replacement purchases each year, which we believe typically constitute approximately two-thirds of bedding industry sales.

        Attractive Category to Retail Customers.    Approximately 84% of industry sales in 2002 occurred in furniture stores, department stores and specialty sleep shops. These retailers are, in many cases, increasing floor allocations and devoting more resources to growing the bedding category within their stores due to the high profitability and minimal inventory requirements of the category. Returns on inventory (defined as annual gross margin dollars divided by average inventory dollars) for the mattress category are among the highest for furniture retailers. Mass merchants have traditionally accounted for a small percentage of domestic bedding industry sales.

        Large Manufacturers Are Gaining Share.    While there are over 700 bedding manufacturers in the United States, the three largest bedding manufacturers in the United States have been gaining market share from smaller competitors, increasing their collective share from 49% in 1996 to 53% in 2002. We believe that this market share trend is likely to continue as large, national manufacturers such as Sealy can offer retailers sales, service and profit opportunities that are superior to those offered by regional and local competitors.

        Growth in the High-End Segments.    The retail bedding market can generally be segmented into the Promotional (less than $500 per unit), Premium ($500-$999 per unit), Luxury ($1,000-$1,999 per unit) and Ultra Luxury (greater than $2,000 per unit) segments. The Luxury and Ultra Luxury segments of the market are growing more rapidly than the overall industry, averaging 15.3% and 20.5% growth in sales, respectively, for the 2000 to 2002 period. We believe continued growth in the Luxury and Ultra Luxury segments will be driven by a number of factors including the growth in disposable income among the large "baby boomer" population (39 to 57 years of age), growing consumer awareness regarding the positive health effects of quality sleep, the growth in average number and sizes of bedrooms in domestic homes, and increased focus by retailers on these profitable segments.

        Limited Exposure to Imports.    Due to the short lead times demanded by mattress retailers, the limited inventories carried by retailers, the customized nature of each retailer's product lines, high shipping costs and relatively low domestic direct labor content in mattresses, the bedding industry faces low competition from imports, which were estimated to be approximately 4.6% of the U.S. market in 2003. In addition, established consumer brands are a critical element in retailers' merchandising strategies in the bedding industry.

Our Competitive Strengths

        We believe that our competitive strengths include the following:

Leading industry brands and products

        We believe that our Sealy and Stearns & Foster brands give us a competitive advantage by allowing us to distinctly target different segments of the marketplace.

        Our Sealy brand, which accounted for approximately 72% of our total sales in fiscal 2003, is the best-selling and most recognized brand in the U.S. bedding industry. The Sealy brand enjoys the highest consumer recognition in the industry, achieving an unaided awareness score of almost twice that of our nearest competitor based upon a 2002-2003 consumer study.

        Our Stearns & Foster brand name, which accounted for approximately 18% of our total sales in fiscal 2003, is one of the leading brand names devoted predominantly to the luxury segment.

Leading market position overall and in high-end segments

        In the U.S. bedding market, our Sealy brands have held the leading market share position for over 20 years and we continue to be the largest manufacturer with a wholesale market share of approximately 21.4% in 2003, which we estimate to be 1.4 times that of our nearest competitor. In the Canadian market, we also enjoy the leading market position with an approximate 24.1% share.

        We have a relatively higher market share in the Luxury and Ultra Luxury segments compared to our overall domestic market share. Our Stearns & Foster brand is targeted predominantly at these segments. Because these segments of the market are growing more rapidly and are more profitable than other segments of the market, we believe that our market shares in these segments provide us with a significant competitive advantage.

Unparalleled scale

        As the largest bedding manufacturer in the world, we have significant competitive advantages in both revenue generation and operational efficiencies. Our sales efforts benefit from our large scale, as we employ over 200 sales personnel we can deploy to cover a broad range of customers in geographically diverse locations. With separate staffs focused on field sales and national accounts, we have the breadth to cover a large number of regional customers while maintaining focus on key national vendors. Similarly, the size and structure of our sales force allows us to pursue profitable share gain with smaller dealers without sacrificing service to our larger accounts. Our large scale manufacturing presence, consisting of 29 bedding and component manufacturing facilities located around the world, and a vertically integrated manufacturing model, also afford us several distinct advantages. With our broad geographic coverage, we offer just-in-time delivery to better service our accounts, while reducing our inventory requirements. We also leverage our large scale and geographic presence to optimize our operating performance through shorter lead times, reduced delivery distances and alliances in many of our key supply categories that help us reduce cost, improve service and reduce our working capital investment.

Well positioned international business

        We derived approximately 20% of our net sales internationally in fiscal 2003, primarily from Canada, where we are the leading bedding manufacturer based on market share, and from Europe, a market where we do not face a pan-European competitor. In addition to these core markets, we have operations in Mexico, Brazil and Argentina that are positioned to grow. We believe that the size and scale of our international platform provides us with attractive growth opportunities not readily available to our primary competitors.

Experienced and committed management team

        Our management team, led by President and Chief Executive Officer, David McIlquham, has significant industry experience, averaging over 12 years. Our management team has been responsible for revitalizing our business and increasing our profitability through the launch of Sealy's new UniCased™ one-sided products, a strategic realignment of our sales force, implementing tighter financial controls, and the strengthening of our retailer relationships. Our management team committed approximately $24.6 million of equity to the Recapitalization, with equity ownership being expanded in the transaction to include 99 members of management.

Our Strategy

        Our business plan includes the following strategies:

Drive revenues and market share with UniCased™ and TripLCased™ product offering

        The rollout of our one sided Sealy Posturepedic UniCased™ product line, launched in June 2003, is expected to continue to benefit us as fiscal 2004 represents the first full fiscal year of this product line's results. In addition, our new one sided TripLCased™ Stearns & Foster line was launched in January 2004 with benefits expected in terms of revenue and profit growth. These new products' highly engineered designs feature consistent edge-to-edge comfort, proper back support and long-lasting durability, providing for what we believe to be an exceptional sleep experience.

        Our UniCased™ launch has already achieved increased sales, customer market share and average unit selling prices. In our Sealy Posturepedic line, domestic average unit selling prices for the first quarter of fiscal 2004 represent a 6.4% increase over the fiscal 2003 first quarter, and domestic unit sales volumes increased 15.9% between the same periods. We believe positive trends will continue as we benefit from the completion of the UniCased™ rollout and the extension of the one-sided design to our other product lines, including the redesigned Stearns & Foster brand mattresses.

Drive profitability with new products

        The rollout of our one-sided product has enhanced our manufacturing efficiency and increased our profitability. Our new UniCased™ and TripLCased™ lines were engineered to optimize our manufacturing capabilities, with reduced design and production complexity that has decreased production costs. Across all products, the transition to a one-sided design has led to a significant reduction in the number of panel and border fabric SKUs, which we expect to improve material yield. In addition, we anticipate that the reduced design complexity will lead to lower labor costs per unit for the UniCased™ and TripLCased™ lines and lower levels of working capital.

Maximize leading position in most attractive market segments and improve product mix

        We continue to focus our sales efforts to target the fastest growing and most profitable segments of the mattress market. With approximately 77 million "baby boomers" reaching their peak spending years and a growing awareness among consumers of the benefits of quality sleep, customer demand for higher-end mattresses has increased. We have a relatively higher market share in the Luxury and Ultra Luxury segments compared to our overall domestic market share. With the introduction of our Stearns & Foster TripLCased™ design and our UniCased™ Sealy Posturepedic line, we aim to further improve our product mix toward higher margin price points and increase our market share in these segments.

Maintain our position as a leading supplier to the largest retail customers

        Our extensive customer relationships and distribution network allow us to have what we believe to be a leading market share among the top 25 domestic retailers by wholesale dollars. We seek to maximize this market share position and expect to benefit as more of our top customers grow at a faster rate than the overall market in the retail sector. In support of this goal, our industry leading sales force will continue to service these accounts and seek incremental business.

Increase operational efficiencies through profit initiatives

        We have undertaken a series of cost savings initiatives that we believe will continue to improve our profitability beyond the benefit of the new product rollout. We have begun to streamline our manufacturing operations by transitioning from a batch manufacturing process to a cellular manufacturing model and applying lean manufacturing principles. We are also seeking to optimize our existing manufacturing infrastructure through manufacturing network optimization, expanded in-house supply of certain components, and regional material and supply management.

Pursue profitable growth opportunities in international markets

        We plan to grow our international business, as we believe our international markets offer a strong opportunity for cash flow generation. In Canada, where we have the leading market share position, we intend to expand our presence by executing a strategy which is similar to that which has been successful for us in the U.S. market, and have experienced positive results from the recent UniCased™ launch in Canada. In Europe, we seek to gain share from regional competition in a fragmented market by leveraging our sales, marketing and manufacturing expertise. In Mexico, Argentina and Brazil, we plan to profitably grow our positions. In addition, we plan to further grow our cash flows from international licensees.

Products

        We manufacture a complete line of conventional bedding options in various sizes ranging in retail price from under $300 to approximately $5,000 per queen size set. The Sealy brand mattress, including the new UniCased™ Posturepedic, is the largest selling mattress brand in the United States. Approximately 93% of the Sealy brand, Stearns & Foster brand and Bassett brand bedding products sold in the United States are produced by us, with the remainder being produced by Sealy Mattress Company of New Jersey, Inc. ("Sealy New Jersey"), a licensee. The Stearns & Foster product line consists of top quality, premium mattresses sold under the Stearns & Foster brand name. The Bassett brand, licensed from Bassett Furniture Industries beginning in 2000, is sold primarily to Bassett Furniture Direct and BJ's Wholesale Club.

Customers

        Our customers include furniture stores, national mass merchandisers, specialty sleep shops, department stores, contract customers and other stores. The top five bedding customers accounted for approximately 18.1% of our net sales for the year ended November 30, 2003 and no single customer accounted for over 10.0% of our net sales.

Sales and Marketing

        Our sales depend primarily on our ability to provide quality products with recognized brand names at competitive prices. Additionally, we work to build brand loyalty with our ultimate consumers, principally through targeted national advertising and cooperative advertising with our dealers, along with superior "point-of-sale" materials designed to emphasize the various features and benefits of our products which differentiate them from other brands.

        Our sales force structure is generally based on regions of the country and districts within those regions, and also includes a corporate sales staff for national and major regional accounts. We have comprehensive training and development programs for our sales force, including our University of Sleep curriculum, which provides ongoing training sessions with programs focusing on advertising, merchandising and sales education, including techniques to help analyze a dealer's business and profitability.

        Our sales force emphasizes follow-up service to retail stores and provides retailers with promotional and merchandising assistance, as well as extensive specialized professional training and instructional materials. Training for retail sales personnel focuses on several programs, designed to assist retailers in maximizing the effectiveness of their own sales personnel, store operations, and advertising and promotional programs, thereby creating loyalty to, and enhanced sales of, our products.

Seasonality/Other

        Our business is not materially seasonal. See Note 13 to our consolidated financial statements included in this prospectus.

        Most of our sales are by short term purchase orders. Since the level of production of products is generally promptly adjusted to meet customer order demand, we have a negligible backlog of orders. Most finished goods inventories of bedding products are physically stored at manufacturing locations until shipped (usually within 5 days of accepting the order).

Suppliers

        We are dependent upon a single supplier for certain key structural components of our new UniCased™ Posturepedic line of mattresses. Such components are purchased under a four-year supply agreement, and are manufactured in accordance with a proprietary design exclusive to the supplier. We have incorporated the UniCased™ method of construction into substantially all of our Sealy brand products, and expect to have it incorporated into the Stearns & Foster branded products as well by the end of 2004. Under the terms of the supply agreement, we have committed to make minimum purchases of the components totaling $70 million through 2006. We believe that our supply requirements will exceed the minimum purchase commitments over the life of the agreement. We purchase our other raw materials and certain components from a variety of vendors. We purchase approximately 59% of our Sealy and Stearns & Foster box spring parts from third party sources and manufacture the remainder of these parts. See "—Components Division." Except for our dependence regarding certain structural components for the UniCased™ mattresses, we do not consider ourselves dependent upon any single outside vendor as a source of supply to its bedding business and believe that sufficient alternative sources of supply for the same, similar or alternative components are available.

Manufacturing and Facilities

        We manufacture most bedding to order and have adopted "just-in-time" inventory techniques in our manufacturing process to more efficiently serve our dealers' needs and to minimize their inventory carrying costs. Most bedding orders are scheduled, produced and shipped within five days of receipt. This rapid delivery capability allows us to minimize our inventory of finished products and better satisfy customer demand for prompt shipments.

        We operate 18 bedding manufacturing facilities and three component manufacturing facilities in 17 states, plus three facilities in Canadian provinces, and one each in Puerto Rico, France, Italy, Mexico, Argentina and Brazil. We believe that through the utilization of extra shifts, we will be able to continue to meet growing demand for our products without a significant investment in facilities. See "—Properties". We also operate a Research and Development center in High Point, North Carolina with a staff which tests new materials and machinery, trains personnel, compares the quality of our products with those of our competitors and develops new products and processes. We have developed very advanced and proprietary methods (Digital Image Analysis) of dynamically measured spinal morphology on any human subject in any sleep position. This sophisticated technology is expected to enhance Sealy's Posturepedic brand leadership and market position.

        We distinguish ourselves from our major competitors by internally sourcing the majority of our requirements for component parts through our component manufacturing facilities, which manufacture component parts exclusively for use by our bedding plants and licensees. The component plants currently provide substantially all of our mattress innerspring unit requirements, and supply approximately 45% of our Sealy box spring parts requirements. The three component manufacturing sites are located in Rensselaer, Indiana; Delano, Pennsylvania; and Colorado Springs, Colorado. See "—Properties".

        In addition to reducing the risks associated with relying on single sources of supply for certain essential raw materials, we believe the vertical integration resulting from our component manufacturing capability provides us with a competitive advantage. We believe that we are the only bedding manufacturer in the United States with both substantial innerspring and formed wire component making capacity.

International

        We have wholly owned subsidiaries in Canada, Mexico, Puerto Rico, Brazil, France, Italy and Argentina which have marketing and manufacturing responsibilities for those markets. We have three manufacturing facilities in Canada and one in each of Mexico, Puerto Rico, Argentina, Brazil, France and Italy which comprise all of our owned non-domestic manufacturing operations at November 30, 2003. In 2000, we formed a joint venture with our Australian licensee to import, manufacture, distribute and sell Sealy products in Southeast Asia.

        We utilize licensing agreements in certain international markets. Licensing agreements allow us to reduce exposure to political and economic risk abroad by minimizing investments in those markets. Eleven foreign license agreements exist, which provide exclusive rights to market the Sealy brand in Thailand, Japan, the United Kingdom, Australia, New Zealand, South Africa, Israel, Jamaica, Saudi Arabia, Bahamas and the Dominican Republic. We operate a sales office in Korea and use a contract manufacturer to service the Korean market. In addition, we ship products directly into many small international markets.

Licensing

        At November 30, 2003, there are 17 separate license arrangements in effect with six domestic and eleven foreign independent licensees. Sealy New Jersey, a bedding manufacturer, Klaussner Corporation Services, a furniture manufacturer, Kolcraft Enterprises, Inc., a crib mattress manufacturer, Pacific Coast Feather Company, a pillow, comforter and mattress pad manufacturer, Chairworks Manufacturing Group Limited, an office seating manufacture, and KCB Enterprises, a futon manufacturer, are the only domestic manufacturers that are licensed to use the Sealy trademark, subject to the terms of license agreements. Pacific Coast Feather also has a license to use the Stearns & Foster brand on certain approved products. Under license agreements between Sealy New Jersey and Sealy, Sealy New Jersey has the perpetual right to use certain of our trademarks in the manufacture and sale of Sealy brand and Stearns & Foster brand products in selected markets in the United States. Our international licensees are discussed above under "—International".

        Our licensing group generates royalties by licensing Sealy brand technology and trademarks to manufacturers located throughout the world. We also provide our licensees with product specifications, quality control inspections, research and development, statistical services and marketing programs. In the fiscal years ended November 30, 2003, December 1, 2002 and December 2, 2001, the licensing group as a whole generated gross royalties of approximately $13.7 million, $12.2 million and $12.0 million, respectively.

Warranties & Accommodations

        Sealy, Stearns & Foster and Bassett bedding offer limited warranties on their manufactured products. The periods for "no-charge" warranty service varies among products. Prior to fiscal year 1995, such warranties ranged from one year on promotional bedding to 20 years on certain Posturepedic and Stearns & Foster bedding. All currently manufactured Sealy Posturepedic models, Stearns & Foster bedding, Bassett and some other Sealy brand products offer a 10-year non-prorated warranty service period. In fiscal 2000, we amended our warranty policy to no longer require the mattress to be periodically flipped. We also accept, upon occasion, other returns from some of our retailers as an accommodation.

Trademarks and Licenses

        We own, among others, the Sealy and Stearns & Foster trademarks and tradenames and also own the Posturepedic and University of Sleep trademarks, service marks and certain related logos and design marks. We also license the Bassett and Pirelli tradenames in various territories under certain long-term agreements.

Employees

        As of November 30, 2003 we had 6,562 full-time employees. Approximately 70% of our employees at our 26 North American plants are represented by various labor unions with separate collective bargaining agreements. Due to the large number of collective bargaining agreements, we are periodically in negotiations with certain of the unions representing our employees. We consider our overall relations with our work force to be satisfactory. We have only experienced two work stoppages in the last ten years due to labor disputes. Due to the ability to shift production from one plant to another, these lost workdays have not had a material adverse effect on our financial results. We have not encountered any significant organizing activity at our non-union facilities in that time frame. Our current collective bargaining agreements which are typically three years in length expire at various times beginning in 2004 through 2007.

Properties

        Our principal executive offices are located on Sealy Drive at One Office Parkway, Trinity, North Carolina, 27370. Corporate and administrative services are provided to us by Sealy, Inc. (our wholly owned subsidiary), an Ohio Corporation.

        We administer component operations at our Rensselaer, Indiana facility. Our leased facilities are occupied under operating leases, which expire from fiscal 2004 to 2033, including renewal options.

        The following table sets forth certain information regarding manufacturing and distribution facilities operated by us as of May 31, 2004:

Location		Approximate Footage Square	Title
United States
Arizona	Phoenix	76,000	Owned(a)
California	Richmond	238,000	Owned(a)
	South Gate	185,000	Owned(a)
Colorado	Colorado Springs	70,000	Owned(a)
	Denver	92,900	Owned(a)
Florida	Orlando	97,600	Owned(a)
	Lake Wales(c)(e)	179,700	Owned(a)
Georgia	Conyers	292,500	Owned(a)
Illinois	Batavia	212,700	Leased
Indiana	Rensselaer	131,000	Owned(a)
	Rensselaer	124,000	Owned(a)
Kansas	Kansas City	102,600	Leased
Maryland	Williamsport	144,000	Leased
Massachusetts	Randolph(d)(e)	187,000	Owned(a)
Minnesota	St. Paul	93,600	Owned(a)
New York	Green Island	257,000	Leased
North Carolina	High Point	151,200	Owned(a)
Ohio	Medina	140,000	Owned(a)
Oregon	Portland	140,000	Owned(a)
Pennsylvania	Clarion	85,000	Owned(a)
	Delano	143,000	Owned(a)
Tennessee	Memphis(b)(e)	225,000	Owned(a)
Texas	Brenham	220,000	Owned(a)
	North Richland Hills	124,500	Owned(a)
Canada
Alberta	Edmonton	144,500	Owned(a)
Quebec	Saint Narcisse	76,000	Owned(a)
Ontario	Toronto	80,200	Leased

Argentina	Buenos Aires	85,000	Owned
Brazil	Sorocaba	92,000	Owned
Puerto Rico	Carolina	58,600	Owned(a)
Italy	Silvano d'Orba	170,600	Owned(a)
France	Saleux	239,400	Owned
Mexico	Toluca	157,100	Owned

		4,815,700

(a)
We have granted a mortgage or otherwise encumbered our interest in this facility as collateral for secured indebtedness.

(b)
In April 2001, we ceased operations at this facility.

(c)
In April 2002, we ceased operations at this facility.

(d)
In May 2004, we ceased operations at this facility.

(e)
These properties are being actively marketed for sale and have been written down to their estimated net realizable values.

        In addition to the locations listed above, we maintain additional warehousing facilities in several of the states where our manufacturing facilities are located. We also maintain approximately 10 retail outlets, which are held under operating leases by our retail subsidiary. We consider our present facilities to be generally well maintained and in sound operating condition.

Regulatory Matters

        Our bedding product lines are subject to various federal and state laws and regulations relating to flammability and other standards. We believe that we are in material compliance with all such laws and regulations.

        The state of California adopted new flame retardant regulations related to manufactured mattresses and box springs which will be effective January 1, 2005. We expect to be in full compliance with those regulations by the effective date. We are evaluating possible responses to potential cost increases related to the regulations, which may include increases in the prices charged to our customers.

        Our principal wastes are wood, cardboard and other non-hazardous materials derived from product component supplies and packaging. We also periodically dispose (primarily by recycling) of small amounts of used machine lubricating oil and air compressor waste oil. We are generally subject to the Federal Clean Water Act, Clean Air Act, Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act and amendments and regulations thereunder and corresponding state, local and foreign statutes and regulations. We believe that we are in material compliance with all applicable federal, state, local and foreign environmental statutes and regulations. Except as set forth in "—Legal Proceedings" below, compliance with federal, state or local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, should not have any material effect upon our capital expenditures, earnings or competitive position. We are not aware of any pending environmental legislation which would have a material impact on our operations. Except as set forth in "—Legal Proceedings," we have not been required to make and do not expect to make any material capital expenditures for environmental control facilities in the foreseeable future.

Legal Proceedings

        We are subject to legal proceedings, claims, and litigation arising in the ordinary course of business. While the outcome of these matters is currently not determinable, we do not expect that the ultimate costs to resolve these matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

        We are currently conducting an environmental investigation and cleanup at a formerly owned facility in South Brunswick, New Jersey pursuant to the New Jersey Industrial Site Recovery Act. We and one of our subsidiaries are parties to an Administrative Consent Order issued by the New Jersey Department of Environmental Protection. Pursuant to that order, we and our subsidiary agreed to conduct soil and groundwater remediation at the property. We do not believe that our manufacturing processes were the source of contamination. We brought, and later obtained a settlement in, an action against several entities we were able to identify that we believe had liability for such conditions. We sold the property in 1997 but have retained primary responsibility for the required remediation. We have completed essentially all currently required soil remediation with the New Jersey Department of Environmental Protection approval, and have concluded a pilot test of the groundwater remediation system. We are working with the New Jersey Department of Environmental Protection to develop and implement a remediation plan for sediment in waters near the site.

        We are also remediating soil and groundwater contamination at an inactive facility located in Oakville, Connecticut. Although we are conducting the remediation voluntarily, we obtained Connecticut Department of Environmental Protection approval of the remediation plan. We have completed essentially all soil remediation under the remediation plan and are currently monitoring groundwater at the site. We believe the contamination is attributable to the manufacturing operations of previous unaffiliated occupants of the facility. We brought, and later obtained a settlement in, an action against several entities we were able to identify that we believe were liable for such conditions.

        We removed three underground storage tanks previously used for diesel, gasoline, and waste oil from our South Gate, California facility in March 1994 and remediated the soil in the area. Since August 1998, we have been working with the California Regional Water Quality Control Board, Los Angeles Region to monitor groundwater at the site.

        While we cannot predict the ultimate timing or costs of the South Brunswick, Oakville, and South Gate environmental matters, based on facts currently known, we believe that the accruals recorded are adequate and do not believe the resolution of these matters will have a material adverse effect on our financial position or future operations; however, in the event of an adverse decision, these matters could have a material adverse effect.

        In 2000, Montgomery Ward, a customer of Sealy, declared bankruptcy and filed for protection under Chapter 7 of the U.S. Bankruptcy Code. In 2003, the bankruptcy trustee filed claims of approximately $3.7 million in the aggregate associated with certain alleged preferential payments by Montgomery Ward's to Sealy. Currently, the case is in the discovery phase and we believe we have significant defenses against such claims. While we cannot predict the ultimate outcome, we believe we have adequate accruals recorded with respect to this claim and do not believe the resolution of these matters will have a material adverse effect on our financial position or future operations.

MANAGEMENT

Directors and Executive Officers

        Our directors, executive officers and certain key employees, and their ages as of May 31, 2004, are as follows:

Name	Age	Position
David J. McIlquham	49	President and Chief Executive Officer, Director
Jeffrey C. Claypool	56	Senior Vice President Human Resources
Lawrence J. Rogers	55	President-International Bedding
Kenneth L. Walker	55	Senior Vice President, General Counsel and Secretary
James B. Hirshorn	38	Executive Vice President and Chief Financial Officer, Director
Bruce Barman	59	Senior Vice President, Research and Development
Al Boulden	57	Senior Vice President, Sales
Charles Dawson	47	Senior Vice President, National Accounts
Mark Hobson	44	Senior Vice President, Marketing
G. Michael Hofmann	45	Senior Vice President, Operations
Steven Barnes	44	Director
Simon E. Brown	33	Director
Brian F. Carroll	32	Director
James W. Johnston	57	Director
Dean B. Nelson	45	Director
Scott M. Stuart	44	Director

        The present principal occupations and recent employment history of each of the executive officers, key employees and directors listed above is as follows:

        David J. McIlquham.    Mr. McIlquham, age 49, has been Chief Executive Officer since April 2002 and has been President since January 2001. He had been Chief Operating Officer from January 2001 to April 2002. Prior to that, he had been Corporate Vice President Sales and Marketing since April 1998 and was Corporate Vice President Marketing since joining us in 1990 until 1998. He has been a director since April 2002.

        Jeffrey C. Claypool.    Mr. Claypool, age 56, has been Senior Vice President, Human Resources since joining us in September 1991.

        Lawrence J. Rogers.    Mr. Rogers, age 55, has been the President of the International Bedding Group since January 2001. Prior to that, Mr. Rogers was Corporate Vice President and General Manager International since February 1994. Since joining us in 1979, Mr. Rogers has served in numerous other capacities within our operations, including President of Sealy of Canada.

        Kenneth L. Walker.    Mr. Walker, age 55, has been Senior Vice President, General Counsel and Secretary since joining us in May 1997.

        James B. Hirshorn.    Mr. Hirshorn, age 38, has been Executive Vice President, Chief Financial Officer since November 2002. From 1999 until joining our company, Mr. Hirshorn was a Vice President with Bain Capital Inc., an investment and leveraged buyout firm. From 1993 until 1999, he held various positions with Bain & Company Inc., a consulting firm. Mr. Hirshorn has been a director of our company since April 2004.

        Bruce Barman.    Mr. Barman, age 59, has been Senior Vice President, Research and Development, since joining us in 1995.

        Alfred R. Boulden.    Mr. Boulden, age 57, has been Senior Vice President, Sales since August 2001. Since joining us in 1991, Mr. Boulden has served in numerous sales positions.

        Charles L. Dawson.    Mr. Dawson, age 47, has been Senior Vice President, National Accounts since August 2001. Since joining us in 1986, Mr. Dawson has served in numerous sales positions.

        Mark Hobson.    Mr. Hobson, age 44, has been Senior Vice President, Marketing since August 2001. Since joining us in 1984, Mr. Hobson has served in numerous sales positions.

        G. Michael Hofmann.    Mr. Hofmann, age 45, has been Senior Vice President, Operations since October 2002. From 1982 until joining our company, Mr. Hofmann was with Hillenbrand Industries, a medical equipment manufacturing division, serving as its Vice President of Engineering from 2001 through 2002, and its Vice President and General Manager, European Capital Business Unit from 1995 through 2000.

        Steven Barnes.    Mr. Barnes, age 44, is a Managing Director at Bain and has been affiliated with Bain since 1988. Since 1988, he has been involved with various leveraged acquisitions and has served in various leadership positions with Bain Companies, including CEO of Dade Behring, President of Executone Business Solutions and President of The Holson Burnes Group. Mr. Barnes presently serves on several boards including Unisource, SigmaKalon, Buhrmann NV, Mattress Holdings Corporation and the Board of Overseers of Children's Hospital in Boston. Prior to 1988, Mr. Barnes was with PricewaterhouseCoopers, where he worked in the Mergers and Mergers Support Group. He has been a director of our company since March 2001.

        Simon E. Brown.    Mr. Brown, age 33, has been an executive of KKR since April 2003. From August 1999 to March 2003, he worked for Madison Dearborn Partners. From September 1997 to June 1999, Mr. Brown attended Harvard University Graduate School of Business Administration. Before attending business school, he worked for Thomas H. Lee Company and Morgan Stanley Capital Partners. Mr. Brown is also a member of the Board of Directors of The Boyds Collection Ltd. He has been a director of our company since April 2004.

        Brian F. Carroll.    Mr. Carroll, age 32, has been an executive of KKR since July 1999. From September 1997 to June 1999, Mr. Carroll attended Stanford University Graduate School of Business. Before attending business school, from March 1995 to July 1997, he worked for KKR. Mr. Carroll is also a member of the Board of Directors of AEP Industries, Inc., Rockwood Specialities Group, Inc., The Boyds Collection Ltd. and Borden Chemical, Inc. He has been a director of our company since April 2004.

        James W. Johnston.    Mr. Johnston, age 57, is President and Chief Executive Officer of Stonemarker Enterprises, Inc., a consulting and investment company. He is a director of Pilot Therapeutics Holdings, Inc. Mr. Johnston was Vice Chairman RJR Nabisco, Inc. from 1995 to 1996. He also served as Chairman and CEO of R. J. Reynolds Tobacco Co. from 1989 to 1995, Chairman of R. J. Reynolds Tobacco Co. from 1995 to 1996 and Chairman of R. J. Reynolds Tobacco International from 1993 to 1996. Mr. Johnston served on the board of RJR Nabisco, Inc. and RJR Nabisco Holdings Corp. from 1992 to 1996. From 1984 until joining Reynolds, Mr. Johnston was Division Executive, Northeast Division, of Citibank, N.A., a subsidiary of Citicorp, where he was responsible for Citibank's New York Banking Division, its banking activities in upstate New York, Maine and Mid-Atlantic regions, and its national student loan business. He has been a director of our company since March 1993.

        Dean B. Nelson.    Mr. Nelson, age 45, has been Chief Executive Officer of Capstone Consulting LLC since March 2000. He is also Chairman of the Board and a director of PRIMEDIA Inc. He is also a director of Yellow Pages Group. From August 1985 to February 2000, Mr. Nelson was employed by Boston Consulting Group, Inc. where he was a Senior Vice President from December 1998 to

February 2000 and held various other positions from August 1985 to November 1998. He has been a director of our company since April 2004.

        Scott M. Stuart.    Mr. Stuart, age 44, is a Member of KKR and has worked for KKR since 1986. He is a director of Dayton Power & Light, The Boyds Collection Ltd. and Borden Chemical, Inc. Mr. Stuart received his B.A. in English Literature from Dartmouth College and his M.B.A. from Stanford University. He has been a director of our company since April 2004.

Compensation of Executive Officers

        The following table sets forth information concerning the annual and long-term compensation for services in all capacities to us for each of the years ended November 30, 2003, December 1, 2002 and December 2, 2001, of those persons who served as (i) the chief executive officer during fiscal 2003, 2002 and 2001, and (ii) our other four most highly compensated executive officers for fiscal 2003 (collectively, the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE

	Annual Compensation								Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation			Restricted Stock Award($)	Securities Underlying Options/SARS		All Other Compensation(b)
Ronald L. Jones Chairman (d)	2003 2002 2001	$ $ $	644,712 678,462 686,129		— — —	$ $ $	24,414 1,138,952 5,551,034	(a) (a) (a)	— — —	— — —		$ $ $	23,885 23,209 15,045
David J. McIlquham Chief Executive Officer and President	2003 2002 2001	$ $ $	518,750 406,920 313,678	$ $	186,775 229,632 —		— — —		— — —	400,000 100,000 —	(c) (c)	$ $ $	23,389 22,387 13,492
Lawrence J. Rogers President, International Bedding Group	2003 2002 2001	$ $ $	284,217 274,725 254,665	$ $	40,587 96,840 —		— — —		— — —	27,000 25,000 —	(c) (c)	$ $ $	21,752 21,024 12,211
James B. Hirshorn Executive VP & CFO	2003 2002 2001	$ $	325,000 18,466 —	$ $	78,000 130,000 —		$68,137 — —		— — —	250,000 — —	(c)	$ $	13,145 0 —
Charles L. Dawson Sr. VP National Accounts	2003 2002 2001	$ $ $	224,583 220,000 202,524	$ $ $	102,187 46,547 20,000		— — —		— — —	— 50,000 60,000	(c) (c)	$ $ $	17,189 15,554 9,599

(a)
Represents amounts paid on behalf of each of the Named Executive Officers for the following four respective categories of other annual compensation: (i) compensation recorded associated with the exercise of stock options, (ii) compensation associated with the pay out of previously deferred compensation, (iii) relocation expenses incurred and (iv) car and financial planning allowances paid on behalf of the Named Executive Officers. Amounts for each of the Named Executive Officers for each of the four respective preceding categories is as follows: Mr. Jones: (2003-$0, $0, $0, $24,414; 2002-$0, $1,114,538, $0, $24,414; 2001-$5,526,620, $0, $0, $24,414); Mr. Hirshorn: (2003-$0, $0, $68,137, $0).

(b)
Represents amounts paid on behalf of each of the Named Executive Officers for the following three respective categories of compensation: (i) our premiums for life and accidental death and dismemberment insurance, (ii) our premiums for long-term disability benefits, and (iii) our contributions to our defined contribution plans. Amounts for each of the Named Executive Officers for each of the three respective preceding categories is as follows: Mr. Jones: (2003-$2,147, $1,088, $20,650; 2002-$2,171, $1,088, $19,950; 2001-$2,753, $1,292, $11,000); Mr. McIlquham: (2003-$1,651, $1,088, $20,650; 2002-$1,355, $1,082, $19,950; 2001-$1,300, $1,192, $11,000); Mr. Rogers (2003-$947, $901, $19,895; 2002-$914, $879, $19,231; 2001-$1,055, $968, $10,188); Mr. Hirshorn: (2003-$903, $867, $11,375; 2002-$0, $0, $0); Mr. Dawson (2003-$749, $719, $15,721; 2002-$733, $704, $14,117; 2001-$733, $765, $8,101).

(c)
We issued to the Named Executive Officers, ten-year non-qualified stock options to acquire shares of our Class A Common Stock at or above the then current fair market value as follows: on January 28, 2001, 100,000 options to Mr. McIlquham at

  $12.00; on June 4, 2001, 25,000 options to Mr. Rogers at $12.00; on July 19, 2001, 60,000 options to Mr. Dawson at $8.48; on April 11, 2002, 200,000 options at $5.00 and 200,000 options at $2.50 to Mr. McIlquham; on July 9, 2002, 5,000 options to Mr. Dawson and 27,000 options to Mr. Rogers, each at $5.00; on October 15, 2002, 45,000 options to Mr. Dawson at $4.50; and on January 16, 2003, 250,000 options to Mr. Hirshorn at $5.00.

(d)
Mr. Jones resigned from our Board of Directors and left our employment in April 2004.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants
Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term(a)
	Number of Securities Underlying Options/ SARS Granted (#)	% of Total Options/ SARS Granted to Employees in Fiscal Year
Name			Exercise or Base Price ($/Sh)	Expiration Date
					5% ($)	10% ($)
Ronald L. Jones Chairman	—	—	$—	—	$—	$—
David J. McIlquham Chief Executive Officer and President	—	—	$—	—	$—	$—
Lawrence J. Rogers President, International Bedding Group	—	—	$—	—	$—	$—
James B. Hirshorn Executive Vice President & Chief Financial Officer	250,000	73%	$5.00	1/16/2013	$785,000	$1,992,500
Charles L. Dawson Sr. Vice President National Accounts	—	—	$—	—	$—	$—

(a)
Potential Realizable Value is based on certain assumed rates of appreciation from the option exercise price since our Board of Directors determined that the stock's then current value was equal to or less than such option exercise price. These values are not intended to be a forecast of our stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock. There can be no assurance that the amounts reflected in this table will be achieved. In accordance with rules promulgated by the SEC, Potential Realizable Value is based upon the exercise price of the options.

AGGREGATED OPTION/SAR EXERCISED IN LAST FISCAL YEAR
AND FY-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options At FY-End (#) Exerciseable/ unexercisable(a)	Value of Unexercised In-the-money Options At FY-End ($) Exercisable/ unexercisable(b)(c)
Ronald L. Jones Chairman	—	$—	234,000/0	$601,380/0
David J. McIlquham Chief Executive Officer and President	40,000	—	180,000/460,000	$580,600/1,200,000
Lawrence J. Rogers President, International Bedding Group	—	—	203,765/36,600	$1,416,942/37,000
James B. Hirshorn Executive Vice President & Chief Financial Officer	—	—	0/250,000	$0/437,500
Charles L. Dawson Sr. Vice President National Accounts	19,000	—	53,000/58,000	$55,250/38,500

(a)
Includes options exercisable within 60 days after December 1, 2003.

(b)
Options are in-the-money if the fair market value of the Common Stock exceeds the exercise price.

(c)
Represents the total gain which would be realized if all in-the-money options beneficially held at December 1, 2003 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the estimated fair market value as of December 1, 2003.

Rollover Options and New Options

        All outstanding options, whether or not vested, to purchase Sealy Corporation common stock, other than certain options held by members of management that those members elected to rollover (the "Rollover Options"), were canceled and converted into a right to receive cash consideration upon the completion of the Merger. The Rollover Options, which have an aggregate initial intrinsic value of $24.6 million, represent options to purchase Class A common stock in Sealy Corporation. In July, we expect to grant to these members of management new options to purchase Sealy Corporation Class A common stock (the "New Options") in an amount based on a multiple of the value of the member's Rollover Options. The New Options are to be granted under a stock option plan established after the completion of the Merger that provides for the grant of cash and cashless exercise stock options, stock appreciation rights and/or dividend equivalent rights to management and other key employees on terms and subject to conditions as established by the Human Resources Committee of Sealy Corporation's Board of Directors or certain of the committee's designees. Twenty million shares of Sealy Corporation's Class A common stock are available for grants under the plan. The exercise price for the New Options is the per share transaction value of the common stock in the Merger.

        The New Options are to be granted in part as "time options," which vest and become exercisable ratably on a monthly basis over the first five years following the date of grant, and granted in part as "performance options," which vest and become exercisable over the first five years following the date of grant based upon the achievement of certain EBITDA performance targets, and in any event by the eighth anniversary of the date of grant.

        All Rollover Options and New Options, and any common stock for which such options are exercised, are governed by a management stockholders' agreement and a sale participation agreement, which together provide for the following:

  •
  transfer restrictions until the fifth anniversary of purchase, subject to certain exceptions;

  •
  a right of first refusal of Sealy Corporation at any time after the fifth anniversary of purchase and prior to a registered public offering of our common stock meeting certain specified criteria;

  •
  in the event of termination of employment, call and put rights with respect to the Rollover Options and New Options and any common stock for which such options have been exercised;

  •
  "piggyback" registration rights on behalf of the members of management; and

  •
  "tag-along" rights on behalf of the members of management and "drag-along" rights for KKR.

Employment Agreements

        Ronald Jones, our former Chairman and Chief Executive Officer, had previously entered into an employment agreement with Sealy Corporation providing for his employment as Chief Executive Officer. The agreement had an initial term of three years and a perpetual two-year term thereafter. The agreement most recently provided for an annual base salary of $530,000, subject to annual increase by Sealy Corporation's Board of Directors, plus a performance bonus and granted Mr. Jones the right to require Sealy Corporation to repurchase certain securities of Sealy Corporation held by Mr. Jones. On April 10, 2002, Mr. Jones stepped down as Chief Executive Officer and entered into a new five-year employment contract which provided him with an annual salary of $644,712 with no bonus, and amended the provision with respect to Sealy Corporation's requirement to repurchase certain securities. This amendment provides a maximum and minimum share price that we will be required to pay. At November 30, 2003, the share price was at its maximum level. In April 2004, Mr. Jones resigned from Sealy Corporation's Board and left our employment. At the end of April, Sealy Corporation paid out to Mr. Jones its remaining liability under his employment contract, other than two years of continuing medical insurance coverage. On May 1, 2002, Mr. McIlquham entered into an employment agreement with Sealy Corporation as Chief Executive Officer. That agreement provides for an annual base salary of $450,000, subject to annual increase by Sealy Corporation's Board of Directors plus a performance bonus between zero and one hundred twenty percent of his base salary. In addition, nine of our other employees, including Lawrence J. Rogers, James B. Hirshorn and Charles L. Dawson, have entered into employment agreements that provide, among other things, a perpetual one-year employment term thereafter, during which such employees will receive base salary (not less than their current salary) and a performance bonus between zero and seventy percent of their base salary (between zero and eighty percent) for Mr. Hirshorn and substantially the same benefits as they received as of the date of such agreements. For the fiscal year ending November 30, 2003, the compensation committee of Sealy Corporation's Board of Directors determined that the bonuses to be paid pursuant to those employment agreements were to be based 70% on our achievement of an Adjusted EBITDA target and 30% on our achievement in net debt reduction. Each such target represented an improvement over our prior year performance.

Remuneration of Directors

        Prior to the Recapitalization, Sealy Corporation reimbursed all directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity. In addition, Mr. Johnston received an annual retainer of $30,000, reduced by $1,000 for each board meeting not attended, plus $1,000 ($1,250 if he was Committee Chairman) for each board of directors committee meeting attended if such meeting was on a date other than a board meeting date. Following the Recapitalization, we expect to pay cash compensation to all of our non-management directors for their service as members of the board of directors and to reimburse all directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity.

Deferred Compensation Agreements

        On December 18, 1997, Mr. Jones entered into a deferred compensation agreement with us pursuant to which Mr. Jones elected to defer $1,114,538 of compensation. Pursuant to the terms of Mr. Jones' April 10, 2002 employment agreement that $1,114,538 was paid to Mr. Jones on July 1, 2002. In addition, on December 18, 1997, two current employees, including Lawrence J. Rogers, entered into deferred compensation agreements with us pursuant to which such employees elected to defer an aggregate $188,212 of compensation, which was paid out as part of the Recapitalization.

Severance Benefit Plans

        Effective December 1, 1992, Sealy Corporation established the Sealy Executive Severance Benefit Plan (the "Executive Severance Plan") for employees in certain salary grades. Benefit eligibility includes, with certain exceptions, termination as a result of a permanent reduction in work force or the closing of a plant or other facility, termination for inadequate job performance, termination of employment by the participant following a reduction in base compensation, reduction in salary grade which would result in the reduction in potential plan benefits or involuntary transfer to another location. Benefits include cash severance payments calculated using various multipliers varying by salary grade, subject to specified minimums and maximums depending on such salary grades. Such cash severance payments are made in equal semi-monthly installments calculated in accordance with the Executive Severance Plan until paid in full. Certain executive-level officers would be entitled to a minimum of one-year's salary and a maximum of two-year's salary under the Executive Severance Plan. However, if a participant becomes employed prior to completion of the payment of benefits, such semi-monthly installments shall be reduced by the participant's base compensation for the corresponding period from the participant's new employer. Participants receiving cash severance payments under the Executive Severance Plan also would receive six months of contributory health and dental coverage and six months of group term life insurance coverage.

        We currently follow the terminal accrual approach to accounting for severance benefits under the Executive Severance Plan and record the estimated cost of these benefits as expense at the date of the event giving rise to payment of the benefits.

        In addition, certain executives and other employees are eligible for benefits under our severance benefit plans and certain other agreements, which provide for cash severance payments equal to their base salary and, in some instances, bonuses (from periods ranging from two weeks to two years) and for the continuation of certain benefits. In July of 2002 our Board of Directors provided 12 company employees with a waiver of our stock repurchase right and a cashless exercise program (utilizing stock owned for at least six months) for stock acquired under our stock option program, if the employee's employment with us terminates as the result of death, disability or retirement.

Management Incentive Plan

        We provide performance-based compensation awards to executive officers and key employees for achievement each year as part of a bonus plan. Such compensation awards are a function of individual performance and corporate results. The qualitative and quantitative criteria will be determined from time to time by our Board of Directors and currently include such factors as EBITDA and net debt level.

PRINCIPAL STOCKHOLDERS

        Sealy Mattress Corporation owns 100% of the capital stock of Sealy Mattress Company, and Sealy Corporation owns 100% of the capital stock of Sealy Mattress Corporation.

        The following table and accompanying footnotes show information regarding the beneficial ownership of Sealy Mattress Corporation common stock as of June 15, 2004 by (i) each person known by us to beneficially own more than 5% of the outstanding shares of Sealy Mattress Corporation common stock, (ii) each of our directors, (iii) each named executive officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each person named in the table below is c/o Sealy Mattress Corporation, One Office Parkway, Trinity, North Carolina 27370.

	Beneficial Ownership of Sealy Mattress Corporation Common Stock(1)	Percentage of Sealy Mattress Corporation Common Stock
Name and Address of Beneficial Owner
KKR Millennium GP LLC(2)	915.7521	91.58%
Steven Barnes(3)	42.2860	4.23%
Simon E. Brown(2)	915.7521	91.58%
Brian F. Carroll(2)	915.7521	91.58%
James W. Johnston	—	—
Dean B. Nelson	—	—
Scott M. Stuart(2)	915.7521	91.58%
Charles Dawson(4)	2.9491	*
James B. Hirshorn(4)	6.7227	*
David J. McIlquham(4)	17.2487	1.72%
Lawrence J. Rogers(4)	2.1573	*
Directors and executive officers as a group (16 persons)(4)(5)	959.9865	96.00%

*
Less than one percent

(1)
The amounts and percentages of Sealy Mattress Corporation common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

(2)
Sealy Mattress Corporation shares shown as beneficially owned by KKR Millennium GP LLC reflect shares of common stock of Sealy Corporation owned of record by KKR Millennium Fund L.P. KKR Millennium GP LLC is the general partner of KKR Associates Millennium L.P., which is the general partner of the KKR Millennium Fund L.P. Messrs. Henry R. Kravis, George R. Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Perry Golkin, Scott Stuart, Edward A. Gilhuly, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Jr., Marc Lipschultz and Jacques Garaialde, as members of KKR Millennium GP LLC, may be deemed to share beneficial ownership of any shares beneficially owned by KKR Millennium GP LLC, but disclaim such beneficial ownership. Messrs. Simon E. Brown and Brian F. Carroll are directors of Sealy Mattress Corporation and executives of KKR. They disclaim beneficial ownership of any Sealy Mattress Corporation shares beneficially owned by KKR. The address of KKR Millennium GP LLC and each individual listed above is c/o Kohlberg Kravis Roberts & Co., L.P., 9 West 57th Street, New York, New York 10019.

(3)
Sealy Mattress Corporation shares shown as beneficially owned by Mr. Steven Barnes reflect the aggregate number of shares of common stock of Sealy Corporation held, or beneficially held, by Bain Capital Fund V, L.P. ("Fund V"), Bain Capital Partners V ("BCPV"), BCIP Trust Associates, L.P. ("BCIP Trust") and BCIP Associates ("BCIP"). BCPV holds an interest in Sealy Investors 1, LLC, Sealy Investors 2, LLC and Sealy Investors 3, LLC (the "LLCs") and will receive a distribution of shares of common stock of Sealy Corporation from the LLCs in the future. Mr. Barnes is a Managing Director of Bain Capital Investors V., Inc., the sole general partner of BCPV, and is a limited partner of BCPV, the sole general partner of Fund V. Accordingly, Mr. Barnes may be deemed to beneficially own shares owned by BCPV and Fund V. In addition, Mr. Barnes is a general partner of BCIP and BCIP Trust and, accordingly, may be deemed to beneficially own shares owned by such funds. Mr. Barnes disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address of Mr. Barnes is c/o Bain Capital LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

(4)
Sealy Mattress Corporation shares shown as beneficially owned reflect shares of common stock of Sealy Corporation underlying exercisable stock options held by such individual.

(5)
The executive officers consist of Messrs. McIlquham, Claypool, Rogers, Walker, Hirshorn, Barman, Boulden, Dawson, Hobson and Hofmann.

CERTAIN TRANSACTIONS

Stockholders Agreement

        In connection with the Merger, Sealy Corporation, KKR, and the Rollover Stockholders entered into a stockholders agreement that governs the terms and conditions upon which the Rollover Stockholders may transfer their shares of Common Stock, in addition to other shareholding matters.

        Under the stockholders agreement, for the first two years after the Merger, the Rollover Stockholders are restricted from transferring, other than to their respective affiliates or members who agree to become parties to the agreement, their respective shares of Sealy Corporation common stock. Furthermore, after such two-year period, for three additional years thereafter, any proposed transfers of Sealy Corporation common stock by a Rollover Stockholder (other than those to affiliates or effected pursuant to the "tag-along" or "drag-along" rights discussed below) will be subject to a right of first refusal by KKR. If Sealy Corporation sells or issues to KKR or its affiliates shares of common stock, securities convertible into or exchangeable for common stock or options warrants or other rights to acquire common stock, the Rollover Stockholders are allowed to participate on a proportionate basis.

        The stockholders agreement grants to the Rollover Stockholders "tag-along" rights, and to KKR, "drag-along" rights, in each case in connection with transfers by KKR of its Sealy Corporation common stock. In connection with such transfers, a Rollover Stockholder may sell concurrently with KKR, upon notice to KKR and on terms no less favorable than those granted to KKR, a certain number of shares calculated based upon the amount of shares proposed to be sold by KKR and the percentage of shares held by such Rollover Stockholder relative to the total number of shares held by the Rollover Stockholders, KKR and other persons entitled to "tag-along" rights in such transfer, collectively. Similarly, in the event KKR decides to transfer more than 50% of its shares to a non-affiliate, the Rollover Stockholders may be required to sell, on the same terms and conditions as KKR, a proportionate number of shares held by them.

        Under the stockholders agreement, the Rollover Stockholders were also granted "piggyback" registration rights in connection with registered resales by KKR of its Sealy Corporation common stock.

        In addition to the transferability restrictions discussed above, provided the Rollover Stockholders hold at least 5% of the outstanding common stock of Sealy Corporation, for the first two years after the Merger, Bain Capital shall have, pursuant to the stockholders agreement, the right to designate one member of Sealy Corporation's board of directors. Steven Barnes is Bain Capital's current board designee.

Registration Rights Agreement

        In connection with the Recapitalization, Sealy Corporation entered into a registration rights agreement with Sealy Holding LLC, a KKR controlled entity, pursuant to which KKR (through Sealy Holding LLC, and KKR's transferees, to the extent they agree to be bound by the agreement) will have the right to register its shares for sale with the SEC along with Sealy Corporation in the event that Sealy Corporation registers common stock for sale to the public. In addition, the agreement also provides KKR with an unlimited number of demand registration rights at any time upon written request, subject to certain limitations. Sealy Corporation is required to pay registration expenses in the event it registers shares of common stock for sale to the public and in connection with the first six registrations undertaken pursuant to KKR's demand registration rights. To the extent any other holders of Class A common stock are granted registration rights more favorable than those of KKR under the agreement, the agreement will be deemed automatically amended to provide that KKR is granted similar rights.

Management Stockholder's Agreement

        In connection with the Merger, Sealy Corporation allowed certain members of management (each, a "Member") to rollover options granted under its pre-existing stock option plan. Concurrently with the rollover, each Member entered into a management stockholder's agreement and sale participation agreement (discussed below) which together allow for the issuance of new options under Sealy Corporation's 2004 stock option plan and set forth the restrictions and rights with respect to the transfer and sale of the Members' options and underlying shares. Under the management stockholder's agreement, Members may not, absent a change of control of Sealy Corporation, transfer any shares of common stock until five years after the Merger, except for (i) certain transfers permitted upon the death or disability of the Member or upon termination of his or her employment; (ii) sales pursuant to an effective registration statement where the Member has exercised its "piggyback" registration rights granted under the management stockholder's agreement; and (iii) "tag-along" or "drag-along" transfers completed pursuant to the sale participation agreement. In addition to these restrictions, if at any time after the five-year period and prior to a qualified public offering the Member receives a third-party offer to purchase his or her stock, Sealy Corporation has a right of refusal to purchase such shares on the same terms and conditions as set forth in the offer. In entering into the management stockholder's agreement, each Member agreed to be bound by certain non-compete provisions during his or her employment and for eighteen months thereafter.

Sale Participation Agreement

        KKR (through Sealy Holding LLC) has entered into a sale participation agreement with each Member of management electing rollover options in connection with the Merger. The sale participation agreement grants to the Member or its estate or trust the right to participate in any sale for cash or other consideration of shares of common stock by KKR occurring prior to the fifth anniversary of the first public offering of Sealy Corporation common stock. The Member or its estate or trust will be able to sell the maximum number of shares of common stock owned by such stockholder or which can be acquired under exercisable options that is proportional to the number of shares being sold by KKR in relation to the number of shares it then owns. Similarly, in the event of a proposed sale of common stock by KKR, KKR may require the Member or its estate or trust to sell in such transaction up to the number of shares described above.

Management Services Agreement with KKR

        In connection with the Recapitalization, Sealy Mattress Company entered into a management services agreement with KKR pursuant to which KKR provides certain structuring, consulting and management advisory services to us. Pursuant to this agreement, KKR received a transaction fee of $25 million upon the closing of the Recapitalization and will receive an advisory fee of $2 million payable annually, such amount to increase by 5% per year. We are required to indemnify KKR and its affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of KKR pursuant to, and the performance by KKR of the services contemplated by, the management services agreement.

Existing Agreements

        Pursuant to the terms of the Merger agreement, Sealy Corporation's existing stockholders agreement and registration rights agreement with Bain, Harvard Private Capital Holdings, Inc., Sealy Investors 1, LLC, Sealy Investors 2, LLC and Sealy Investors 3, LLC, as well as its existing management services agreement with Bain, were terminated.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facilities

        On the closing date of the Merger, we entered into new senior secured credit facilities with J.P. Morgan Securities Inc. and Goldman Sachs Credit Partners L.P., as joint lead arrangers and joint bookrunners, and the lenders signatory thereto. JPMorgan Chase Bank acts as administrative agent and Goldman Sachs Credit Partners L.P. acts as syndication agent and General Electric Capital Corporation and RBC Capital Markets (a tradename of Royal Bank of Canada for wholesale banking purposes) act as co-documentation agents.

        Our senior secured credit facilities consist of:

  •
  A $125.0 million senior secured revolving credit facility with a six-year maturity; and

  •
  A $560.0 million senior secured term loan facility with an eight-year maturity.

        Our senior secured credit facilities permit the Issuer to incur, and the indenture governing the notes does not prohibit the Issuer from incurring, up to $100.0 million of additional term loans or revolving credit loans in the future, although none of the lenders under our senior secured credit facilities are obligated to make such additional credit available to the Issuer.

        Security and guarantees.    The Issuer's obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by the Issuer's current and future domestic subsidiaries, certain current and future domestic subsidiaries and by Sealy Mattress Corporation.

        The Issuer's obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of the Issuer's and Sealy Mattress Corporation's assets and substantially all of the assets of each of the Issuer's current and future domestic subsidiaries, including but not limited to:

  •
  a first priority pledge of 100% of the Issuer's capital stock and 100% of the capital stock of each of the Issuer's current and future domestic subsidiaries; and

  •
  a first priority security interest in 65% of the capital stock of each direct foreign subsidiary of the Issuer.

        Interest rates and fees.    Borrowings under the senior secured credit facilities bear interest as follows:

  •
  Revolving credit facility: initially (a) in the case of loans with an interest rate based on the applicable base rate ("ABR"), the ABR plus an applicable margin or (b) in the case of loans with an interest rate based on the eurodollar rate, the eurodollar rate plus an applicable margin, and, after completion of one full fiscal quarter after the closing of the Merger, such applicable margins will be subject to reduction if we attain certain leverage ratios; and

  •
  Term loan facility: initially (a) in the case of loans with an interest rate based on the ABR, the ABR plus an applicable margin or (b) in the case of loans with an interest rate based on the eurodollar rate, the eurodollar rate plus an applicable margin and, after completion of one full fiscal quarter after the closing of the Merger, such applicable margins will be subject to reduction if we attain certain leverage ratios.

        The senior secured credit facilities also provide for the payment to the lenders of a commitment fee on average daily unused commitments under the revolving credit facility at a rate initially equal to 1/2 of 1% per annum. After the completion of one full fiscal quarter after the closing of the Merger, such commitment fee will be subject to reduction if we attain certain leverage ratios.

        Scheduled amortization payments and mandatory prepayments.    The term loan facility provides for quarterly amortization payments in an aggregate annual amount equal to 1% of the original principal amount thereof during the first seven years, with the balance of the facility to be repaid at final maturity.

        In addition, the senior secured credit facility requires us to prepay outstanding term loans (and, after the term loans have been repaid in full, to prepay outstanding revolving credit loans), subject to certain exceptions, with:

  •
  100% of the net proceeds of certain asset sales or other dispositions by the Issuer or its subsidiaries;

  •
  50% of excess cash flow (as defined in the credit agreement), subject to reductions to a lower percentage if we achieve certain performance targets; and

  •
  100% of the net proceeds of certain debt issuances by Sealy Mattress Corporation, the Issuer or its subsidiaries.

        Voluntary prepayments.    The senior secured credit facilities provide for voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under the revolving credit facility, without penalty, subject to certain conditions pertaining to minimum notice and payment/reduction amounts.

        Covenants.    The senior secured credit facilities contain financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the new senior secured credit facilities include, among other things, limitations (each of which are subject to customary exceptions for financings of this type) on our ability to:

  •
  declare dividends and make other distributions;

  •
  redeem and repurchase our capital stock;

  •
  prepay, redeem and repurchase the notes;

  •
  make loans and investments (including acquisitions);

  •
  incur additional indebtedness;

  •
  grant liens;

  •
  enter into sale-leaseback transactions;

  •
  modify the terms of the notes;

  •
  restrict dividends from our subsidiaries;

  •
  enter into new lines of business;

  •
  recapitalize, merge, consolidate or enter into acquisitions;

  •
  sell our assets; and

  •
  enter into transactions with our affiliates.

        The senior secured credit facilities also contain the following financial covenants:

  •
  a maximum net leverage ratio;

  •
  a minimum interest coverage ratio; and

  •
  a maximum capital expenditure limitation.

        Events of Default.    The senior secured credit facilities contain certain customary events of default (subject to grace periods, as appropriate) including among others:

  •
  nonpayment of principal or interest;

  •
  breach of the financial, affirmative or negative covenants;

  •
  material breach of the representations or warranties;

  •
  cross-default and cross-acceleration to other material indebtedness;

  •
  bankruptcy or insolvency;

  •
  material judgments entered against our parent, us or any of our subsidiaries;

  •
  certain ERISA violations;

  •
  actual or asserted invalidity of the security documents or guarantees associated with the new senior secured credit facilities; and

  •
  a change of control (as defined in the new senior secured credit facilities).

Senior Unsecured Term Loan

        In addition to entering into the senior secured credit facilities, on the closing date of the Merger we also entered into a $100.0 million senior unsecured term loan facility with J.P. Morgan Securities Inc. and Goldman Sachs Credit Partners L.P., as joint lead arrangers and joint bookrunners. The senior unsecured term loan will have a nine-year maturity and will provide for no amortization of principal.

        Security and guarantees.    The Issuer's obligations under the senior unsecured term loan are unconditionally and irrevocably guaranteed jointly and severally by the same entities securing our senior secured credit facilities. Unlike the senior secured credit facilities, the Issuer's obligations under senior unsecured term loan are unsecured.

        Interest rates.    The senior unsecured term loan bears interest at the Issuer's choice of the Eurodollar rate or adjusted based rate, plus an applicable margin, subject to adjustment based on a pricing grid.

        Mandatory prepayments.    The senior unsecured term loan requires us to offer to prepay upon a change of control (as defined in the indenture governing the notes). In addition, we are required to offer to prepay amounts outstanding under the senior unsecured term loan with the net proceeds of certain asset sales or other dispositions by the Issuer or its subsidiaries not used to prepay senior debt or make acquisitions.

        Voluntary prepayments.    The senior unsecured term loan will provide for voluntary prepayment, in whole or in part, at any time (at a premium if during the first three years after the closing date).

        Covenants.    The senior unsecured term loan contains restrictive covenants that are substantially similar to the covenants under our senior secured credit facilities, except for (1) certain covenants that relate to our ability to:

  •
  sell our assets;

  •
  declare dividends and make other distributions;

  •
  redeem and repurchase our capital stock;

  •
  prepay, redeem and repurchase the notes; and

  •
  make loans and investments (including acquisitions);

which are substantially similar to related covenants in the indenture governing the notes but additionally apply to Sealy Mattress Corporation and (2) a covenant which restricts our ability to incur additional indebtedness, which combines elements of the corresponding restrictions in the indenture and the senior secured credit facilities. The senior unsecured term loan does not contain any financial maintenance covenants or covenants relating to collateral.

        Events of Default.    The senior unsecured term loan contains certain customary events of default (subject to grace periods, as appropriate). These events of default are substantially similar to the events of default contained in the credit agreement which governs our senior secured credit facilities, except that under the senior unsecured term loan:

  •
  an event of default is caused by a payment default on or acceleration of other material indebtedness;

  •
  no events of default are related to collateral; and

  •
  a change of control (substantially as defined in the indenture governing the notes) does not operate as an event of default.

THE EXCHANGE OFFER

General

        We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), to exchange up to $390.0 million aggregate principal amount of our 8.25% Senior Subordinated Notes due 2014, which we refer to in this prospectus as the outstanding notes, for a like aggregate principal amount of our 8.25% Senior Subordinated Exchange Notes due 2014, which we refer to in this prospectus as the exchange notes, properly tendered on or prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The exchange offer is being made with respect to all of the outstanding notes.

        As of the date of this prospectus $390.0 million aggregate principal amount of the outstanding notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about                    , 2004 to all holders of outstanding notes known to us. Our obligation to accept outstanding notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under "—Certain Conditions to the Exchange Offer" below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

        We and the guarantors have entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we and the guarantors agreed, under some circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. We also agreed to use all commercially reasonable efforts to cause the exchange offer registration statement to become effective under the Securities Act no later than 180 days after the closing date and to keep the exchange offer open for a period of 30 days. The exchange notes will have terms substantially identical to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and special interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes were issued on April 6, 2004.

        Under certain circumstances set forth in the registration rights agreement, we will use all commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the registration statement effective for up to two years after the date on which such shelf registration statement becomes effective.

        If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay special interest to holders of the outstanding notes.

        Each holder of outstanding notes that wishes to exchange outstanding notes for transferable exchange notes in the exchange offer will be required to make the following representations:

  •
  any exchange notes will be acquired in the ordinary course of its business;

  •
  the holder will have no arrangements or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act;

  •
  the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Issuer or if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  •
  if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes; and

  •
  if the holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

Resale of Exchange Notes

        Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  the holder is not an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act;

  •
  the exchange notes are acquired in the ordinary course of the holder's business; and

  •
  the holder does not intend to participate in the distribution of the exchange notes.

        Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

  •
  cannot rely on the position of the staff of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000.

        The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional amounts upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. Consequently, the outstanding notes and the exchange notes will be treated as a single class of debt securities under the indenture.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

        As of the date of this prospectus, $390.0 million aggregate principal amount of the outstanding notes are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the outstanding notes and the registration rights agreement, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

        We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to the holders. Under the terms of the registration rights agreement, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "—Certain Conditions to the Exchange Offer."

        Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "—Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time on                    , 2004, unless in our sole discretion we extend it.

        In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension by press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion:

  •
  to delay accepting for exchange any outstanding notes;

  •
  to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under "—Certain Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

  •
  under the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

        Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holder of outstanding notes of the amendment.

        Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Certain Conditions to the Exchange Offer

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or issue any exchange notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if in our reasonable judgment:

  •
  the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act, the Securities Exchange Act, and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

  •
  the exchange offer, or the making of any exchange by a holder of outstanding notes, violates applicable law or any applicable interpretation of the staff of the SEC; or

  •
  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

        In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

  •
  the representations described under "—Purpose and Effect of the Exchange Offer," "—Procedures for Tendering" and "Plan of Distribution"; and

  •
  such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the exchange notes under the Securities Act.

        We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of the extension to their holders. During any such extensions, all notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

        We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance, or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times.

        In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any outstanding notes, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

        Only a holder of outstanding notes may tender the outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

  •
  complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

  •
  comply with DTC's Automated Tender Offer Program procedures described below.

        In addition, either:

  •
  the exchange agent must receive certificates for the outstanding notes along with the accompanying letter of transmittal prior to the expiration date; or

  •
  the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under "—Exchange Agent" prior to the expiration date.

        The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

        The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

        Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its outstanding notes either:

  •
  make appropriate arrangements to register ownership of the outstanding notes in such owner's name; or

  •
  obtain a properly completed bond power from the registered holder of outstanding notes.

        The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

        Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the accompanying letter of transmittal; or

  •
  for the account of an eligible institution.

        If the accompanying letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

        If the accompanying letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  •
  the agreement may be enforced against that participant.

        We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time or receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent, nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

        In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  •
  outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent's account at DTC; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        By signing the accompanying letter of transmittal or authorizing the transmission of the agent's message, each tendering holder of outstanding notes will represent or be deemed to have represented to us that, among other things:

  •
  any exchange notes that the holder receives will be acquired in the ordinary course of its business;

  •
  the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

  •
  if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

  •
  if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of any exchange notes. See "Plan of Distribution"; and

  •
  the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the accompanying letter of transmittal or any other available required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message and notice of guaranteed delivery:

  •
  setting forth the name and address of the holder, the registered number(s) of the outstanding notes and the principal amount of outstanding notes tendered:

  •
  stating that the tender is being made thereby; and

  •
  guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the accompanying letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation and all other documents required by the accompanying letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time prior to the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under "—Exchange Agent", or

  •
  holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes; and

  •
  where certificates for outstanding notes have been transmitted, specify the name in which the outstanding notes were registered, if different from that of the withdrawing holder.

        If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

  •
  the serial numbers of the particular certificates to be withdrawn; and

  •
  a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

        If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, the outstanding notes will be credited to an account maintained with DTC for outstanding notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn, outstanding notes may be retendered by following one of the procedures described under "—Procedures for Tendering" above at any time on or prior to the expiration date.

Exchange Agent

        The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or for the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

By Mail or Overnight Delivery:	By Facsimile:	By Hand Delivery:

The Bank of New York Reorganization Unit 101 Barclay Street—7 East New York, NY 10286 Attention: Alan Spater	The Bank of New York Reorganization Unit 101 Barclay Street—7 East New York, NY 10286 Attention: Alan Spater (212) 298-1915 Confirm Receipt of Facsimile by telephone (212) 815-8394	The Bank of New York Reorganization Unit 101 Barclay Street Lobby Level—Corp. Trust Window New York 10286 Attention: Alan Spater

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

        We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $            . They include:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and Trustee;

  •
  accounting and legal fees and printing costs; and

  •
  related fees and expenses.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

  •
  tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

        If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

        Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of the outstanding notes:

  •
  as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  otherwise as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

        In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

  •
  cannot rely on the applicable interpretations of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

        We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

Other

        Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF NOTES

General

        The outstanding notes were, and the exchange notes will be, issued under an indenture (the "Original Indenture"), dated as of April 6, 2004, among Sealy Mattress Company, as Issuer, certain of the Issuer's direct and indirect Domestic Subsidiaries existing on the Issue Date, as Subsidiary Guarantors (the "Subsidiary Guarantors"), Sealy Corporation and The Bank of New York Trust Company, N.A., as Trustee (the "Trustee"), as amended and supplemented by a supplemental indenture (the "Supplemental Indenture" and, collectively with the Original Indenture, the "Indenture"), dated as of June 28, 2004, among the Issuer, the Subsidiary Guarantors, Sealy Corporation, Sealy Mattress Corporation (the "Parent Guarantor" and, together with the Subsidiary Guarantors, the "Guarantors") and the Trustee. In June 2004, pursuant to the Supplemental Indenture, the guarantee provided by Sealy Corporation was released as permitted by the Indenture and replaced by a guarantee from the Parent Guarantor. Copies of the Original Indenture and the Supplemental Indenture are filed as exhibits to the registration statement of which this prospectus forms a part. Upon the issuance of exchange notes, the Indenture will be subject to and governed by the Trust Indenture Act of 1939. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "—Certain Definitions." For purposes of this summary,

  •
  the term "Issuer" refers only to Sealy Mattress Company, and not to any of its Subsidiaries or parent companies,

  •
  the term "Parent Guarantor" refers to Sealy Mattress Corporation,

  •
  the term "Guarantor" refers to each Subsidiary of the Issuer that Guarantees the notes and, so long as it guarantees the notes, the Parent Guarantor, and

  •
  the term "notes" refers to the outstanding notes and the exchange notes.

        The notes are general unsecured obligations of the Issuer and are subordinated in right of payment to all existing and future Senior Indebtedness of the Issuer. As of February 29, 2004, on a pro forma basis, the aggregate amount of the Issuer's outstanding Senior Indebtedness would have been approximately $668.2 million and the Issuer's Subsidiaries which are Guarantors would have had approximately $660.0 million of Senior Indebtedness. The Indenture will permit the incurrence of additional Senior Indebtedness in the future. See "Risk Factors—Risks Related to the Offering—Our level of indebtedness could adversely affect our financial position and prevent us from fulfilling our obligations under the notes" and "—We and our subsidiaries may be able to incur more debt, which could further exacerbate the risks associated with such anticipated leverage."

        The Guarantors, as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally guarantee, on a senior subordinated basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the notes, whether for payment of principal of or interest on or Special Interest in respect of the notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture. All Restricted Subsidiaries that are Domestic Subsidiaries and the Parent Guarantor are Guarantors. The group of subsidiaries that are Guarantors under the Indenture is in all material respects consistent with those subsidiaries that guaranteed our senior subordinated notes and senior subordinated discount notes existing prior to the Recapitalization which are no longer outstanding. See note 19 to the audited historical consolidated financial statements and note 15 to the unaudited historical consolidated financial statements for consolidating financial information regarding these guarantor entities. Each of the Guarantees is a general unsecured obligation of the relevant Guarantor and is subordinated in right of payment to all existing and future Senior Indebtedness of such Guarantor. The Guarantee by the Parent Guarantor is provided solely for the purpose of allowing the Issuer to satisfy its reporting obligations under the Indenture by furnishing financial information relating to the Parent Guarantor and, accordingly, you should not assign any value to the Parent Guarantor's Guarantee.

Subordination

        The payment of Obligations on the notes is subordinated to the prior payment in full of all Senior Indebtedness of the Issuer, including Senior Indebtedness of the Issuer incurred after the date of the Indenture.

        The holders of Senior Indebtedness of the Issuer are entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Indebtedness of the Issuer (including interest after the commencement of any bankruptcy proceeding at the rate specified in the documentation governing the applicable Senior Indebtedness of the Issuer whether or not such interest is an allowed claim in any such proceeding) before the Holders of notes are entitled to receive any payment or distribution with respect to the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust, if any, as described under "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge"), in the event of any distribution to creditors of the Issuer:

          (1)   in a liquidation or dissolution of the Issuer;

          (2)   in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its property;

          (3)   in an assignment for the benefit of creditors; or

          (4)   in any marshaling of the Issuer's assets and liabilities.

        The Issuer also may not make any payment or distribution in respect of the notes (except in the form of Permitted Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance" and "Satisfaction and Discharge") and may not make any deposits with the Trustee as described under "—Legal Defeasance and Covenant Defeasance" and "Satisfaction and Discharge" if:

          (1)   a payment default on Designated Senior Indebtedness of the Issuer occurs and is continuing beyond any applicable grace period; or

          (2)   any other default occurs and is continuing on any series of Designated Senior Indebtedness of the Issuer that permits holders of that series of Designated Senior Indebtedness of the Issuer to accelerate its maturity, and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Issuer or the Representative of any Designated Senior Indebtedness of the Issuer.

Notwithstanding the foregoing, the Issuer may make payment on the notes if the Issuer and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness of the Issuer with respect to which either of the events set forth in clauses (1) and (2) of this paragraph has occurred and is continuing.

        Payments on the notes may and will be resumed at the first to occur of the following:

          (1)   in the case of a payment default on Designated Senior Indebtedness of the Issuer, upon the date on which such default is cured or waived; and

          (2)   in the case of a nonpayment default on Designated Senior Indebtedness of the Issuer, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness of the Issuer has been accelerated.

        No new Payment Blockage Notice may be delivered unless and until:

          (1)   360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

          (2)   all scheduled payments of principal, interest and premium and Special Interest, if any, on the notes that have come due have been paid in full in cash.

        Not more than one Payment Blockage Notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to all Designated Senior Indebtedness of the Issuer during such period, provided that if any Payment Blockage Notice is delivered to the Trustee by or on behalf of the holders of Designated Senior Indebtedness of the Issuer (other than the holders of Indebtedness under the Senior Credit Facilities), a Representative of holders of Indebtedness under the Senior Credit Facilities may give another Payment Blockage Notice within such period. However, in no event may the total number of days during which any payment blockage period or periods on the notes is in effect exceed 179 days in the aggregate during any consecutive 365-day period, and there must be at least 186 days during any consecutive 365-day period during which no payment blockage period is in effect.

        The failure to make any payment on the notes by reason of the subordination provisions of the Indenture will not be construed as preventing the occurrence of an Event of Default with respect to the notes by reason of the failure to make a required payment. Upon termination of any period of payment blockage, the Issuer will be required to resume making any and all required payments under the notes, including any missed payments. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice.

        If the Trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance" or "Satisfaction and Discharge") when:

          (1)   the payment is prohibited by these subordination provisions; and

          (2)   the Trustee or the Holder has actual knowledge that the payment is prohibited;

then the Trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Indebtedness of the Issuer. Upon the written request of the holders of Senior Indebtedness of the Issuer, the Trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Indebtedness of the Issuer or their proper representative.

        The Issuer must promptly notify the Representatives of Designated Senior Indebtedness if payment of the notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above, in the event of insolvency, bankruptcy, administration, reorganization, receivership or similar proceedings relating to the Issuer, Holders of the notes may recover less ratably than creditors of the Issuer or any of the Guarantors who are holders of Senior Indebtedness. As of February 29, 2004 on a pro forma basis, the aggregate amount of the Issuer's outstanding Senior Indebtedness would have been approximately $668.2 million, all of which would have represented both direct borrowings, as well as guarantees of borrowings, under the Senior Credit Facilities and the Senior Unsecured Term Loan, and the Issuer's Subsidiaries which are Guarantors would have had approximately $660.0 million of Senior Indebtedness, all of which would have represented guarantees of borrowings under the Senior Credit Facilities. As of February 29, 2004, on a pro forma basis, the Issuer's non-Guarantor subsidiaries would have had $8.3 million of indebtedness. The Indenture permits the Issuer and the Subsidiary Guarantors to incur additional indebtedness, including additional Senior Indebtedness under the Senior Credit Facilities, subject to certain limitations. The Indenture does not regulate any activities of any direct or indirect parent of the Issuer. Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer, the Subsidiary Guarantors and the Issuer's non-Guarantor Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "—Certain Covenants—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock."

        Each Guarantee is an unsecured senior subordinated obligation of the Guarantor issuing such Guarantee, ranking pari passu with all other existing and future senior subordinated indebtedness of such Guarantor if any. The Indebtedness evidenced by each such Guarantee is subordinated on substantially the same basis to such Guarantor's Senior Indebtedness as the notes are subordinated to Senior Indebtedness of the Issuer.

        The notes rank senior in right of payment to all Subordinated Indebtedness of the Issuer. As of the date hereof, the Issuer has no Subordinated Indebtedness.

Principal, Maturity and Interest

        The notes will be limited in aggregate principal amount to $390.0 million. The Issuer may issue additional notes from time to time after this offering under the Indenture ("Additional Notes"). Any offering of Additional Notes is subject to the covenant described below under the caption "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock." The notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture. Unless the context requires otherwise, references to "notes" for all purposes of the Indenture and this "Description of Notes" include any Additional Notes that are actually issued.

        Interest on the notes accrues at the rate of 8.25% per annum and is payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2004, to Holders of record on the immediately preceding June 1 and December 1. Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the notes. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of premium, if any, and interest on the notes will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to notes represented by one or more permanent global notes registered in the name of or held by DTC or its nominee are made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer's office or agency in New York is the office of the trustee maintained for such purpose. The notes are issued in denominations of $1,000 and integral multiples thereof.

Mandatory Redemption

        Except as set forth below under "—Repurchase at the Option of Holders," the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Optional Redemption

        Except as described below, the notes are not redeemable at the Issuer's option until June 15, 2009. From and after June 15, 2009, the Issuer may redeem the notes, in whole or in part, upon not less than

30 nor more than 60 days' prior notice by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon and Special Interest, if any, to the applicable redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on June 15 of each of the years indicated below:

Year	Percentage
2009	104.125%
2010	102.750%
2011	101.375%
2012 and thereafter	100.000%

        In addition, prior to June 15, 2007, the Issuer may, at its option, redeem up to 40% of the aggregate principal amount of notes issued under the Indenture at a redemption price equal to 108.250% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Special Interest, if any, to the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net proceeds of one or more Equity Offerings of the Issuer or any direct or indirect parent of the Issuer to the extent such net proceeds are contributed to the Issuer; provided that at least 60% of the sum of the aggregate principal amount of notes originally issued under the Indenture and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

        At any time prior to June 15, 2009, the Issuer may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption (the "Redemption Date"), subject to the rights of Holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

        The Trustee shall select the notes to be purchased in the manner described under "—Repurchase at the Option of Holders—Asset Sales—Selection and Notice."

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, the Issuer will make an offer to purchase all of the notes pursuant to the offer described below (the "Change of Control Offer") at a price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first class mail, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register with a copy to the Trustee, with the following information:

          (1)   a Change of Control Offer is being made pursuant to the covenant entitled "Change of Control," and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

          (2)   the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");

          (3)   any note not properly tendered will remain outstanding and continue to accrue interest;

          (4)   unless the Issuer defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

          (5)   Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date;

          (6)   Holders will be entitled to withdraw their tendered notes and their election to require the Issuer to purchase such notes, provided that the paying agent receives, not later than the close of business on the last day of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the notes, the principal amount of notes tendered for purchase, and a statement that such Holder is withdrawing his tendered notes and his election to have such notes purchased; and

          (7)   that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $1,000 or an integral multiple thereof.

        While the notes are in global form and the Issuer makes an offer to purchase all of the notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the notes through the facilities of DTC, subject to its rules and regulations.

        Prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Issuer will either repay all its outstanding Senior Indebtedness that prohibits it from repurchasing notes in a Change of Control Offer or obtain the requisite consents, if any, under any outstanding Senior Indebtedness in each case necessary to permit the repurchase of the notes required by this covenant, provided that the failure to repay such Indebtedness or obtain such consent will not affect the obligation to make a Change of Control Offer.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

          (1)   accept for payment all notes or portions there of properly tendered pursuant to the Change of Control Offer,

          (2)   deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered and

          (3)   deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an Officers' Certificate stating that such notes or portions thereof have been tendered to and purchased by the Issuer.

        The paying agent will promptly mail to each Holder of the notes the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided, that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The Senior Credit Facilities and the Senior Unsecured Term Loan prohibit (subject to limited exceptions), and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may prohibit, the Issuer from purchasing any notes as a result of a Change of Control, and the Senior Credit Facilities provide that certain change of control events with respect to the Issuer would constitute a default thereunder. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the notes, the Issuer could seek the consent of its lenders to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing the notes. In such case, the Issuer's failure to purchase tendered notes would constitute an Event of Default under the Indenture. If, as a result thereof a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders under certain circumstances.

        The existence of a Holder's right to require the Issuer to repurchase such Holder's notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire the Issuer in a transaction that would constitute a Change of Control.

  Asset Sales

        The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless

          (1)   the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of and

          (2)   except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of

            (a)   any liabilities (as shown on the Issuer's, or such Restricted Subsidiary's, most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets and for which the Issuer and all Restricted Subsidiaries have been validly released by all creditors in writing,

            (b)   any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and

            (c)   any Designated Noncash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 10.0% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

        Within 365 days after the Issuer's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale

          (1)   to permanently reduce

            (x)   Obligations under the Senior Credit Facilities or the Senior Unsecured Term Loan, and to correspondingly reduce commitments with respect thereto,

            (y)   Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto) or Senior Subordinated Indebtedness provided that if the Issuer shall so reduce Obligations under Senior Subordinated Indebtedness, it will equally and ratably reduce Obligations under the notes if the notes are then prepayable or, if the notes may not then be prepaid, the Issuer shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be prepaid, or

            (z)   Indebtedness of a Restricted Subsidiary which is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary,

          (2)   to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business, and/or

          (3)   to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) other assets that, in each of (a), (b) and (c) replace the businesses, properties and assets that are the subject of such Asset Sale.

        Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer shall make an offer to all Holders of the notes, and, if required by the terms of any Indebtedness that is pari passu with the notes ("Pari Passu Indebtedness"), to the holders of such Pari Passu Indebtedness, (an "Asset Sale Offer"), to purchase the maximum principal amount of notes and such Pari Passu Indebtedness, that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten business days after the date that Excess Proceeds exceeds $15.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        Pending the final application of any Net Proceeds pursuant to this covenant, the Issuer or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof

        The Senior Credit Facilities and the Senior Unsecured Term Loan prohibit (subject to limited exceptions), and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may prohibit, the Issuer from purchasing any notes pursuant to this Asset Sales covenant. In the event the Issuer is prohibited from purchasing the notes, the Issuer could seek the consent of its lenders to the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the notes. In such case, the Issuer's failure to purchase tendered notes would constitute an Event of Default under the Indenture. If, as a result thereof a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders of the notes under certain circumstances.

  Selection and Notice

        If less than all of the notes or such Pari Passu Indebtedness are to be redeemed at any time, selection of such notes for redemption, will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or, if such notes are not so listed, on a pro rata basis; provided that no notes of $1,000 or less shall be purchased or redeemed in part.

        Notices of purchase or redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of notes to be purchased or redeemed at such Holder's registered address. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

        A new note in principal amount equal to the unpurchased or unredeemed portion of any note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the purchase or redemption date, unless the Issuer defaults in payment of the purchase or redemption price, interest shall cease to accrue on notes or portions thereof purchased or called for redemption.

Certain Covenants

  Limitation on Restricted Payments

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (1)   declare or pay any dividend or make any distribution on account of the Issuer's or any Restricted Subsidiary's Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than

            (A)  dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests or

            (B)  dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary

    receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

          (2)   purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

          (3)   make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than

            (x)   Indebtedness permitted under clauses (h) and (i) of the covenant described under "—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

            (y)   the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

          (4)   make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

            (a)   no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof,

            (b)   immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described "—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock;" and

            (c)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only), (5), (6)(A) and (C) and (9) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of

              (1)   50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date, to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

              (2)   100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the board of directors, of marketable securities or other property received by the Issuer since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (n) of the second paragraph of "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock") from the issue or sale of

              (x)   Equity Interests of the Issuer, including Retired Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the board of directors, of marketable securities or other property received from the sale of

                (A)  Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent corporation of the Issuer and the Issuer's Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph and

                (B)  Designated Preferred Stock

        and to the extent actually contributed to the Issuer, Equity Interests of the Issuer's direct or indirect parent corporations (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such corporations) or

              (y)   debt securities of the Issuer that have been converted into such Equity Interests of the Issuer;

      provided, however, that this clause (2) shall not include the proceeds from (a) Refunding Capital Stock (as defined below), (b) Equity Interests or converted debt securities of the Issuer sold to a Restricted Subsidiary or the Issuer, as the case may be, (c) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (d) Excluded Contributions, plus

              (3)   100% of the aggregate amount of cash and the fair market value, as determined in good faith by the board of directors, of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (n) of the second paragraph of "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock") (other than by a Restricted Subsidiary and other than by any Excluded Contributions), plus

              (4)   100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the board of directors, of marketable securities or other property received by means of

                (A)  the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Issuer and its Restricted Subsidiaries or

                (B)  the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary plus

              (5)   in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the board of directors in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value may exceed $25.0 million, in writing by an independent investment banking firm of nationally recognized standing, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

  The foregoing provisions will not prohibit:

          (1)   the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

          (2)   (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests ("Retired Capital Stock") or Subordinated Indebtedness of the Issuer, or any Equity Interests of any direct or indirect parent corporation of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer (in each case, other than any Disqualified Stock) ("Refunding Capital Stock") and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent corporation of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

          (3)   the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer which is incurred in compliance with "—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" so long as

            (A)  the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired,

            (B)  such Indebtedness is subordinated to Senior Indebtedness and the notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

            (C)  such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and

            (D)  such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

          (4)   a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Issuer or any of its direct or indirect parent corporations held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent corporations pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $10.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed

            (A)  the cash proceeds from the sale of Equity Interests of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer's direct or indirect parent corporations, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent corporations that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph, plus

            (B)  the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date less

            (C)  the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

      and provided further that cancellation of Indebtedness owing to the Issuer from members of management of the Issuer, any of its direct or indirect parent corporations or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent corporations will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

          (5)   the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any other Restricted Subsidiary issued in accordance with the covenant described under "—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" to the extent such dividends are included in the definition of Fixed Charges;

          (6)   (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date;

            (B)  the declaration and payment of dividends to a direct or indirect parent corporation of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

            (C)  the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2);

provided, however, in the case of each of (A), (B) and (C) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and the Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

          (7)   Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities, not to exceed $25.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (8)   repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

          (9)   the payment of dividends on the Issuer's Common Stock, following the first public offering of the Issuer's Common Stock or the Common Stock of any of its direct or indirect parent corporations after the Issue Date, of up to 6% per annum of the net proceeds received by or contributed to the Issuer in such public offering, other than public offerings with respect to the Issuer's Common Stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

          (10) Investments that are made with Excluded Contributions;

          (11) other Restricted Payments in an aggregate amount not to exceed $30.0 million;

          (12) the declaration and payment of dividends by the Issuer to, or the making of loans to, its direct parent in amounts required for either of their respective direct or indirect parent corporations to pay

            (A)  franchise taxes and other fees, taxes and expenses required to maintain their corporate existence,

            (B)  federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuer and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries,

            (C)  customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent corporation of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries, and

            (D)  general corporate overhead expenses of any direct or indirect parent corporation of the Issuer to the extent such expenses are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries;

          (13) distributions or payments of Receivables Fees;

          (14) cash dividends or other distributions on the Issuer's or any Restricted Subsidiary's Capital Stock used to fund the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under "—Transactions with Affiliates;" and

          (15) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions "—Repurchase at the Option of Holders—Change of Control" and "—Repurchase at the Option of Holders—Asset Sales;" provided that all senior subordinated notes tendered by holders of the senior subordinated notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

  provided however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (5), (6), and (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof

        As of the time of issuance of the notes, all of the Issuer's Subsidiaries will be Restricted Subsidiaries. Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investment." Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clauses (7), (10) or (11), or pursuant to the definition of "Permitted Investments," and if such

Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

  Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, (collectively, "incur" and collectively, an "incurrence") with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if the Fixed Charge Coverage Ratio for the Issuer's and the Restricted Subsidiaries' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors of the notes shall not exceed $35.0 million at any one time outstanding.

        The foregoing limitations will not apply to:

          (a)   the incurrence of Indebtedness under Credit Facilities (other than the Senior Unsecured Term Loan) by the Issuer or any of the Restricted Subsidiaries and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $805.0 million outstanding at any one time; provided, however, that the aggregate amount of Indebtedness incurred by Restricted Subsidiaries (other than Guarantors) pursuant to this clause (a) and clause (b) below may not exceed $150.0 million outstanding at any one time;

          (b)   the incurrence of the Senior Unsecured Term Loan, up to an aggregate principal amount of $100.0 million outstanding at any one time, by the Issuer or, subject to the proviso in clause (a) above, any of the Restricted Subsidiaries;

          (c)   the incurrence by the Issuer and any Guarantor of Indebtedness represented by the notes (including any Guarantee);

          (d)   Existing Indebtedness (other than Indebtedness described in clauses (a), (b) and (c));

          (e)   Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (e) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (e), does not exceed the greater of (x) $75.0 million and (y) 7.5% of Total Assets.

          (f)    Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

          (g)   Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

            (1)   such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (g)(1)) and

            (2)   the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

          (h)   Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a non-Guarantor is subordinated in right of payment to the notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

          (i)    Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that

            (1)   any such Indebtedness is made pursuant to an intercompany note and

            (2)   if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not the Issuer or a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

          (j)    shares of preferred stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Issuer or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock;

          (k)   Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting:

            (A)  interest rate risk with respect to any Permitted Indebtedness; or

            (B)  exchange rate risk with respect to any currency exchange; or

            (C)  commodity risk;

          (l)    obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

          (m)  Indebtedness of any Guarantor in respect of such Guarantor's Guarantee;

          (n)   Indebtedness, Disqualified Stock and preferred stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (n), does not at any one time outstanding exceed the sum of

            (x)   $125.0 million; and

            (y)   100% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (c)(2) and (c)(3) of the first paragraph of "—Limitation on Restricted Payments" to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to the second paragraph of "—Limitation on Restricted Payments" or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof), provided further, however, that the aggregate amount of Indebtedness, Disqualified Stock and preferred stock incurred by Restricted Subsidiaries (other than Guarantors) pursuant to this clause (n) may not exceed $50.0 million outstanding at any one time (it being understood that any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (n) shall cease to be deemed incurred or outstanding for purposes of this clause (n) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or preferred stock under the first paragraph of this covenant without reliance on this clause (n));

          (o)   (1) any guarantee by the Issuer or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

            (2)   any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer, provided that such guarantee is incurred in accordance with the covenant described below under "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries;"

          (p)   the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refund or refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this covenant and clauses (c) and (d) above, this clause (p) and clause (q) below or any Indebtedness, Disqualified Stock or preferred stock issued to so refund or refinance such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness

            (1)   has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced,

            (2)   to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the notes or any Guarantee of the notes, such Refinancing Indebtedness is subordinated or pari passu to the notes or such Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively and

            (3)   shall not include

              (x)   Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of the Issuer,

              (y)   Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of a Guarantor or

              (z)   Indebtedness, Disqualified Stock or preferred stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

      and provided further that subclause (1) of this clause (p) will not apply to any refunding or refinancing of any Senior Indebtedness;

          (q)   Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition or merger; and provided further that after giving effect to such acquisition or merger, either

            (1)   the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant or

            (2)   the Fixed Charge Coverage Ratio is greater than immediately prior to such acquisition or merger;

          (r)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

          (s)   Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit; and

          (t)    Indebtedness of the Issuer or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (a) through (t) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness, Disqualified Stock or Preferred Stock will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof except as otherwise set forth in clause (n). Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

        The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

  Liens

        The Issuer will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Senior Subordinated Indebtedness or Subordinated Indebtedness on any asset or property of the Issuer or such Subsidiary Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the notes (or a Guarantee in the case of Liens of a Subsidiary Guarantor) are equally and ratably secured with, or senior to, in the event the Lien relates to Subordinated Indebtedness, the obligations so secured until such time as such obligations are no longer secured by a Lien.

  Merger, Consolidation or Sale of All or Substantially All Assets

        The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless

          (1)   the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the "Successor Company");

          (2)   the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

          (3)   immediately after such transaction no Default or Event of Default exists;

          (4)   immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period,

            (A)  the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

            (B)  the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be greater than such Ratio for the Issuer and the Restricted Subsidiaries immediately prior to such transaction;

          (5)   each Guarantor, unless it is the other party to the transactions described above, in which case clause (2) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the notes; and

          (6)   the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

        The Successor Company will succeed to, and be substituted for the Issuer under the Indenture and the notes. Notwithstanding the foregoing clauses (3) and (4),

          (a)   any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer and

          (b)   the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the guarantor or the Issuer in another State of the United States so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby.

        Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Subsidiary Guarantor, each Subsidiary Guarantor will not, and the Issuer will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless

          (A)  (1) such Subsidiary Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the "Successor Person");

          (2)   the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor's Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

          (3)   immediately after such transaction no Default or Event of Default exists; and

          (4)   the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

          (B)  the transaction is made in compliance with the covenant described under "Repurchase at the Option of Holders—Asset Sales."

        Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor's Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may merge into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Issuer.

  Transactions with Affiliates

        The Issuer will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an "Affiliate Transaction") involving aggregate payments or consideration in excess of $5.0 million, unless

          (a)   such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person and

          (b)   the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted by the majority of the Board of Directors approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

  The foregoing provisions will not apply to the following:

          (1)   Transactions between or among the Issuer and/or any of the Restricted Subsidiaries;

          (2)   Restricted Payments permitted by the provisions of the Indenture described above under the covenant "—Limitation on Restricted Payments" and the definition of "Permitted Investments;"

          (3)   the payment of management, consulting, monitoring and advisory fees and related expenses to Kohlberg Kravis Roberts & Co. L.P. and its Affiliates;

          (4)   the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuer, any of its direct or indirect parent corporations or any Restricted Subsidiary;

          (5)   payments by the Issuer or any Restricted Subsidiary to Kohlberg Kravis Roberts & Co. L.P., and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of the Issuer in good faith;

          (6)   transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

          (7)   payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent corporations or any Restricted Subsidiary which are approved by a majority of the Board of Directors of the Issuer in good faith;

          (8)   any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the holders in any material respect);

          (9)   the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the

  Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect;

          (10) the Transactions and the payment of all fees and expenses related to the Transactions, in each case as disclosed in this prospectus;

          (11) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

          (12) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any director, officer, employee or consultant; and

          (13) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

          (a)   (1) pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or

            (2)   pay any Indebtedness owed to the Issuer or any Restricted Subsidiary;

          (b)   make loans or advances to the Issuer or any Restricted Subsidiary; or

          (c)   sell, lease or transfer any of its properties or assets to the Issuer or any Restricted Subsidiary,

  except (in each case) for such encumbrances or restrictions existing under or by reason of:

          (1)   contractual encumbrances or restrictions in effect on the Issue Date, including, without limitation, pursuant to the Senior Credit Facilities, the Senior Unsecured Term Loan and their related documentation;

          (2)   the Indenture and the notes;

          (3)   purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

          (4)   applicable law or any applicable rule, regulation or order;

          (5)   any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

          (6)   contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

          (7)   secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" and "—Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

          (8)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (9)   other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock;"

          (10) customary provisions in joint venture agreements and other similar agreements;

          (11) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

          (12) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer's board of directors, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

          (13) restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of the Issuer, are necessary or advisable to effect such Receivables Facility.

  Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

        (a)   The Issuer will not permit any Restricted Subsidiary that is a Domestic Subsidiary, other than a Guarantor or a special-purpose Restricted Subsidiary formed in connection with Receivables Facilities, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless

          (A)  such Restricted Subsidiary simultaneously executes and delivers supplemental indentures to the Indenture providing for a guarantee of payment of the notes by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor

            (1)   if the notes or such Guarantor's Guarantee of the notes are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indentures shall be subordinated to such Restricted Subsidiary's guarantee with respect to such Indebtedness substantially to the same extent as the notes are subordinated to such Indebtedness under the Indenture and

            (2)   if such Indebtedness is by its express terms subordinated in right of payment to the notes or such Guarantor's Guarantee of the notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes;

          (B)  such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its guarantee; and

          (C)  such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that

            (1)   such Guarantee of the notes has been duly executed and authorized and

            (2)   such Guarantee of the notes constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this paragraph (a) shall not be applicable to any guarantee of any Restricted Subsidiary

            (x)   that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; or

            (y)   that guarantees the payment of Obligations of the Issuer or any Restricted Subsidiary under the Senior Credit Facilities, the Senior Unsecured Term Loan or any other Senior Indebtedness and any refunding, refinancing or replacement thereof, in whole or in part, provided that such refunding, refinancing or replacement thereof constitutes Senior Indebtedness and provided further that any such Senior Indebtedness and any refunding, refinancing or replacement thereof is not incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A) pursuant to an exemption from the registration requirements of the Securities Act, which private placement provides for registration rights under the Securities Act.

        (b)   Notwithstanding the foregoing and the other provisions of the Indenture, any Guarantee by a Restricted Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon

          (A)  any sale, exchange or transfer (by merger or otherwise) of all of the Issuer's Capital Stock in such Guarantor (including any sale, exchange or transfer following which the applicable Guarantor is no longer a Restricted Subsidiary) or all or substantially all the assets of such Guarantor, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture,

          (B)  the release or discharge of the guarantee by such Restricted Subsidiary which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee, or

          (C)  if the Issuer properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary.

  Limitation on Other Senior Subordinated Indebtedness

        The Issuer will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Issuer or any Subsidiary Guarantor, as the case may be, unless such Indebtedness is either

          (a)   equal in right of payment with the notes or such Subsidiary Guarantor's Guarantee, as the case may be, or

          (b)   subordinate in right of payment to the notes or such Subsidiary Guarantor's Guarantee, as the case may be.

        No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.

Reports and Other Information

        Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Securities and Exchange Commission, the Indenture will require the Issuer to file with the Commission (and make available to the Trustee and Holders of the notes (without exhibits), without cost to each Holder, within 15 days after it files them with the Commission),

          (a)   within 90 days (or the successor time period then in effect under the rules and regulations of the Exchange Act) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

          (b)   within 45 days (or the successor time period then in effect under the rules and regulations of the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q, containing the information required to be contained therein, or any successor or comparable form;

          (c)   promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

          (d)   any other information, documents and other reports which the Issuer would be required to file with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act;

provided that the Issuer shall not be so obligated to file such reports with the Commission if the Commission does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of notes, in addition to providing such information to the Trustee and the Holders of the notes, in each case within 15 days after the time the Issuer would be required to file such information with the Commission, if it were subject to Sections 13 or 15(d) of the Exchange Act.

        For so long as the Parent Guarantor is a Guarantor of the notes, the Indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to the Parent Guarantor; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Parent Guarantor, on the one hand, and the information relating to the Issuer and the Restricted Subsidiaries on a standalone basis, on the other hand.

        Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the Commission of the exchange offer registration statement and/or shelf registration statement within the time periods specified in the registration rights agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default and Remedies

        The following events constitute Events of Default under the Indenture:

          (1)   default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes issued under the Indenture whether or not such payment shall be prohibited by the subordination provisions relating to the notes;

          (2)   default for 30 days or more in the payment when due of interest on or with respect to the notes issued under the Indenture whether or not such payment shall be prohibited by the subordination provisions relating to the notes;

          (3)   failure by the Issuer or any Subsidiary Guarantor for 30 days after receipt of written notice given by the Trustee or the Holders of at least 30% in principal amount of the notes then outstanding and issued under the Indenture to comply with any of its other agreements in the Indenture or the notes;

          (4)   default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both

            (A)  such default either results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and

            (B)  the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million or more at any one time outstanding;

          (5)   failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

          (6)   certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary; or

          (7)   the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the related Indenture or the release of any such Guarantee in accordance with the Indenture.

        If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then outstanding notes issued under the Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes issued under the Indenture to be due and payable immediately; provided, however, that, so long as any Indebtedness permitted to be incurred under the Indenture as part of the Senior Credit Facilities or the Senior Unsecured Term Loan shall be outstanding, no such acceleration shall be effective until the earlier of

          (1)   acceleration of any such Indebtedness under such Senior Credit Facilities or the Senior Unsecured Term Loan, as the case may be, or

          (2)   five business days after the giving of written notice of such acceleration to the Issuer and the administrative agent under each of the Senior Credit Facilities and the Senior Unsecured Term Loan.

        Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes issued under the Indenture may direct the Trustee in its exercise of any trust or power. The Indenture provides that the Trustee may withhold from Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of such notes.

        The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding notes issued thereunder by notice to the Trustee may on behalf of the Holders of all of such notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of any such note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose

          (x)   the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or

          (y)   the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

          (z)   if the default that is the basis for such Event of Default has been cured.

        The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default or Event of Default or any default under any document, instrument or agreement representing Indebtedness of the Issuer or any Subsidiary Guarantor, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the notes issued under the Indenture. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes issued under the Indenture and have each Guarantor's obligation discharged with respect to its Guarantee ("Legal Defeasance") and cure all then existing Events of Default except for

          (1)   the rights of Holders of notes issued under the Indenture to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due solely out of the trust created pursuant to the Indenture,

          (2)   the Issuer's obligations with respect to notes issued under the Indenture concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

          (3)   the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes issued under the Indenture:

          (1)   the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the notes issued under the Indenture on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on the notes;

          (2)   in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

            (A)  the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling or

            (B)  since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) shall have occurred and be continuing on the date of such deposit;

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, the Senior Unsecured Term Loan or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any guarantor is bound;

          (6)   the Issuer shall have delivered to the Trustee an opinion of counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable U.S. federal or state law, and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders;

          (7)   the Issuer shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

          (8)   the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when either

          (a)   all such notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

          (b)   (1) all such notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

            (2)   no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the Indenture or the notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

            (3)   the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

            (4)   the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such notes at maturity or the redemption date, as the case may be.

        In addition, the Issuer must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

        The registered Holder of a note will be treated as the owner of the note for all purposes.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Indenture, any related guarantee and the notes issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding and issued under the Indenture, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, other than notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for notes).

        The Indenture provides that, without the consent of each Holder affected, an amendment or waiver may not, with respect to any notes issued under the Indenture and held by a non-consenting Holder:

          (1)   reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver,

          (2)   reduce the principal of or change the fixed maturity of any such note or alter or waive the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders"),

          (3)   reduce the rate of or change the time for payment of interest on any note,

          (4)   waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes issued under the Indenture, except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any guarantee which cannot be amended or modified without the consent of all Holders,

          (5)   make any note payable in money other than that stated in the notes,

          (6)   make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the notes,

          (7)   make any change in these amendment and waiver provisions,

          (8)   impair the right of any Holder to receive payment of principal of, or interest on such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes or

          (9)   make any change in the subordination provisions of the Indenture that would adversely affect the Holders.

        Notwithstanding the foregoing, without the consent of any Holder, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, any Guarantee or the notes:

          (1)   to cure any ambiguity, omission, defect or inconsistency;

          (2)   to provide for uncertificated notes in addition to or in place of certificated notes;

          (3)   to comply with the covenant relating to mergers, consolidations and sales of assets;

          (4)   to provide the assumption of the Issuer's or any Guarantor's obligations to Holders;

          (5)   to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

          (6)   to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer;

          (7)   to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

          (8)   to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof;

          (9)   to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

          (10) to add a Guarantor under the Indenture or to release the Parent Guarantor's Guarantee; or

          (11) to conform the text of the Indenture, Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Guarantees or the notes.

        The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

        Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        The Indenture provides that the Holders of a majority in principal amount of the outstanding notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The Indenture, the notes and any Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided. For purposes of the Indenture, unless otherwise specifically indicated, the term "consolidated" with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

        "Acquired Indebtedness" means, with respect to any specified Person,

        (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

        (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Applicable Premium" means, with respect to any note on any Redemption Date, the greater of:

          (1)   1.0% of the principal amount of the note; or

          (2)   the excess of:

            (a)   the present value at such redemption date of (i) the redemption price of the note at June 15, 2009 (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption"), plus(ii) all required interest payments due on the note through June 15, 2009 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

            (b)   the principal amount of the note, if greater.

  "Asset Sale" means

          (1)   the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a sale and leaseback) of the Issuer or any Restricted Subsidiary (each referred to in this definition as a "disposition") or

          (2)   the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions, in each case, other than:

            (a)   a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or inventory or goods held for sale in the ordinary course of business;

            (b)   the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under "—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture;

            (c)   the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under "—Certain Covenants—Limitation on Restricted Payments;"

            (d)   any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $2.5 million;

            (e)   any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

            (f)    to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

            (g)   the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

            (h)   any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (j) of the definition of Permitted Investments);

            (i)    foreclosures on assets;

            (j)    sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

            (k)   any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including, without limitation, sale leasebacks and asset securitizations permitted by the Indenture.

        "Capital Stock" means

            (1)   in the case of a corporation, corporate stock,

            (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

            (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

            (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

        "Cash Equivalents" means

          (1)   United States dollars,

          (2)   pounds sterling,

          (3)   (a) euro, or any national currency of any participating member state in the European Union or,

            (b)   in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business,

          (4)   securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

          (5)   certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million,

          (6)   repurchase obligations for underlying securities of the types described in clauses (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above,

          (7)   commercial paper rated at least P-1 by Moody's or at least A-l by S&P and in each case maturing within 12 months after the date of creation thereof,

          (8)   investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above,

          (9)   readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P with maturities of 24 months or less from the date of acquisition and

          (10) Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's with maturities of 12 months or less from the date of acquisition.

        Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above, provided that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

        "Change of Control" means the occurrence of any of the following:

          (1)   the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

          (2)   the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Parent or any of its direct or indirect parent corporations.

        "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other noncash charges, excluding any noncash item that represents an accrual or reserve for a cash expenditure for a future period, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

          (a)   consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133—"Accounting for Derivative Instruments and Hedging Activities"), the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedging Obligations, and excluding amortization of deferred financing fees and any expensing of bridge or other financing fees), and

          (b)   consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued less

          (c)   interest income for such period.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

          (1)   any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including, without limitation, relating to severance, relocation, new product introductions and the Transactions) shall be excluded,

          (2)   the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

          (3)   any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

          (4)   any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Issuer, shall be excluded,

          (5)   the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

          (6)   solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of "Certain Covenants—Limitation on Restricted Payments," the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

          (7)   any increase in amortization or depreciation or other non-cash charges resulting from the application of purchase accounting in relation to the Transactions or any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded,

          (8)   any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

          (9)   any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded, and

          (10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded.

        Notwithstanding the foregoing, for the purpose of the covenant described under "Certain Covenants—Limitation on Restricted Payments" only (other than clause (c)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

          (1)   to purchase any such primary obligation or any property constituting direct or indirect security therefor,

          (2)   to advance or supply funds

            (A)  for the purchase or payment of any such primary obligation or

            (B)  to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

          (3)   to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Credit Facilities" means, with respect to the Issuer, one or more debt facilities, including, without limitation, the Senior Credit Facilities and the Senior Unsecured Term Loan, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Noncash Consideration" means the fair market value of noncash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by an executive vice president and the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

        "Designated Preferred Stock" means preferred stock of the Issuer or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by an executive vice president and the principal financial officer of the Issuer or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the "—Certain Covenants—Limitation on Restricted Payments" covenant.

        "Designated Senior Indebtedness" means

            (1)   any Indebtedness outstanding under the Senior Credit Facilities; and

            (2)   any other Senior Indebtedness permitted under the Indenture, the principal amount of which is $25.0 million or more and that has been designated by the Issuer as "Designated Senior Indebtedness."

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

        "Domestic Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

        "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus

          (a)   provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

          (b)   Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

          (c)   Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus

          (d)   any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by the Indenture (whether or not successful), including such fees, expenses or charges related to the offering of the notes and the Credit Facilities, and deducted in computing Consolidated Net Income, plus

          (e)   the amount of any restructuring charge deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date, plus

          (f)    without duplication, any other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus

          (g)   the amount of any minority interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests), plus

          (h)   any net gain or loss resulting from currency exchange risk Hedging Obligations, plus

          (i)    the amount of management, monitoring, consulting and advisory fees and related expenses paid to Bain Capital, LLC or Kohlberg Kravis Roberts & Co., L.P. or any of their respective affiliates, plus

          (j)    expenses related to the implementation of enterprise resource planning systems, plus

          (k)   without duplication, the Historical Adjustments, less

          (l)    non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period.

        "EMU" means economic and monetary union as contemplated in the Treaty on European Union.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

        "Equity Offering" means any public or private sale of common stock or preferred stock of the Issuer or any of its direct or indirect parent corporations (excluding Disqualified Stock), other than

          (a)   public offerings with respect to the Issuer's or any direct or indirect parent corporation's common stock registered on Form S-8 and

          (b)   any such public or private sale that constitutes an Excluded Contribution.

        "euro" means the single currency of participating member states of the EMU.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

        "Excluded Contribution" means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

            (a)   contributions to its common equity capital, and

            (b)   the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an officers' certificate executed by an executive vice president and the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (c) of the first paragraph under "—Certain Covenants—Limitation on Restricted Payments."

        "Existing Indebtedness" means Indebtedness of the Issuer or the Restricted Subsidiaries in existence on the Issue Date, plus interest accruing thereon.

        "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

        "Fixed Charges" means, with respect to any Person for any period, the sum of

          (a)   Consolidated Interest Expense of such Person for such period,

          (b)   all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person, and

          (c)   all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock.

        "Foreign Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof the District of Columbia, or any territory thereof.

        "GAAP" means generally accepted accounting principles in the United States which are in effect on the Issue Date.

        "Government Securities" means securities that are

          (a)   direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

          (b)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        "Guarantee" means the guarantee by any Guarantor of the Issuer's Indenture Obligations.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under

  •
  currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and

  •
  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

        "Holder" means a holder of the notes.

        "Historical Adjustments" means with respect to any Person, without duplication, the following items to the extent incurred prior to the Issue Date:

          (1)   costs and expenses associated with the introduction of new products (as determined by management of the Issuer),

          (2)   management fees incurred by the Issuer relating to Bain Capital Management,

          (3)   consulting fees incurred by the Issuer relating to Bain Consulting,

          (4)   charges associated with changes in estimates related to workers compensation and vacation pay reserves,

          (5)   facilities rationalization and closed facilities expenses,

          (6)   non-cash charges associated with: (i) write-offs and impairments related to affiliates, (ii) deferred debt and derivative costs and (iii) stock-based compensation,

          (7)   unusual relocation costs (as determined by management of the Issuer),

          (8)   accounts receivable process improvement costs, and

          (9)   other unusual gains or expenses (as determined by management of the Issuer) consisting of: (i) consulting expenses incurred in connection with establishment of a financial subsidiary, (ii) changes in preference claim reserves, (iii) severance expenses associated with former employees, (iv) exclusion of gains associated with affiliate notes receivable, (v) cancellation of a management consulting contract, (vi) interest income and (vii) write-off of accounts receivable associated with Homelife.

        "Indebtedness" means, with respect to any Person,

          (a)   any indebtedness (including principal and premium) of such Person, whether or not contingent

            (1)   in respect of borrowed money,

            (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without double counting, reimbursement agreements in respect thereof),

            (3)   representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, or

            (4)   representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

          (b)   to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

          (c)   to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

provided, however, that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness; and obligations under or in respect of Receivables Facilities shall not be deemed to constitute Indebtedness.

        "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

        "Investment Grade Securities" means

          (1)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

          (2)   debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries,

          (3)   investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

          (4)   corresponding instruments in countries other than the United States customarily utilized for high quality investments.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments,"

          (1)   "Investments" shall include the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to

            (x)   the Issuer's "Investment" in such Subsidiary at the time of such redesignation less

            (y)   the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

          (2)   any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer.

        "Issue Date" means April 6, 2004.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Management Group" means at any time, the Chairman of the Board, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer of any of the Parent, the Issuer or any Subsidiary of any such company at such time.

        "Moody's" means Moody's Investors Service, Inc.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

        "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of "—Repurchase at the Option of Holders—Asset Sales") to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

        "Officer" means the Chairman of the Board, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

        "Officers' Certificate" means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the Indenture.

        "Parent" means Sealy Corporation.

        "Permitted Asset Swap" means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the "Asset Sales" covenant.

        "Permitted Holders" means Kohlberg Kravis Roberts & Co. L.P., its Affiliates and the Management Group.

        "Permitted Investments" means

          (a)   any Investment in the Issuer or any Restricted Subsidiary;

          (b)   any Investment in cash and Cash Equivalents or Investment Grade Securities;

          (c)   any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is engaged in a Similar Business if as a result of such Investment

            (1)   such Person becomes a Restricted Subsidiary or

            (2)   such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

          (d)   any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "—Repurchase at the Option of Holders—Asset Sales" or any other disposition of assets not constituting an Asset Sale;

          (e)   any Investment existing on the Issue Date;

          (f)    advances to employees not in excess of $10.0 million outstanding at any one time, in the aggregate;

          (g)   any Investment acquired by the Issuer or any Restricted Subsidiary

            (1)   in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable or

            (2)   as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (h)   Hedging Obligations permitted under clause (k) of the covenant described in "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant;

          (i)    loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

          (j)    any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (j) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $60.0 million and (y) 6.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (k)   Investments the payment for which consists of Equity Interests of the Issuer, or any of its direct or indirect parent corporations (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under the covenant described in "—Certain Covenants—Limitation on Restricted Payments;"

          (1)   guarantees of Indebtedness permitted under the covenant described in "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;"

          (m)  any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under "—Certain Covenants—Transactions with Affiliates" (except transactions described in clauses (2), (6), (7) and (11) of such paragraph);

          (n)   Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

          (o)   additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (o) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $35.0 million and (y) 3.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

          (p)   Investments relating to any special purpose wholly-owned subsidiary of the Issuer organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Receivables Facility.

        "Permitted Junior Securities" means

          (1)   Equity Interests in the Issuer, any Guarantor or any direct or indirect parent of the Issuer; or

          (2)   debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the notes and the subsidiary guarantees are subordinated to Senior Indebtedness under the Indenture;

provided that the term "Permitted Junior Securities" shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Senior Credit Facilities is treated as part of the same class as the notes for purposes of such plan of reorganization.

        "Permitted Liens" means, with respect to any Person:

          (1)   pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

          (2)   Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

          (3)   Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

          (4)   Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

          (5)   minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (6)   (A) Liens securing Senior Indebtedness permitted to be incurred pursuant to the first paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" and (B) Liens securing Indebtedness permitted to be incurred pursuant to clause (e) or (n) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock";

          (7)   Liens existing on the Issue Date;

          (8)   Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

          (9)   Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

          (10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owning to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;"

          (11) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the senior subordinated indenture, secured by a Lien on the same property securing such Hedging Obligations;

          (12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (13) Leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of the Restricted Subsidiaries;

          (14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

          (15) Liens in favor of the Issuer or any Guarantor;

          (16) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer's client at which such equipment is located;

          (17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

          (18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), (7), (8), (9), (10), (11) and (15); provided however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the

  Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the senior subordinated indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

          (19) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $25 million at any one time outstanding.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "preferred stock" means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

        "Qualified Proceeds" means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the board of directors in good faith.

        "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer and the Restricted Subsidiaries pursuant to which the Issuer and/or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

        "Related Business Assets" means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, providedthat any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

        "Representative" means the trustee, agent or representative (if any) for an issuer of Senior Indebtedness.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary."

        "S&P" means Standard and Poor's Ratings Group.

        "Securities Act" means the Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder.

        "Senior Credit Facilities" means the Credit Agreement, dated as of April 6, 2004, by and among Sealy Mattress Company, Sealy Canada, Ltd., Sealy Corporation, Sealy Mattress Corporation, the other credit parties signatory thereto, J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P., General Electric Capital Corporation, ING Financial Markets LLC and Royal Bank of Canada, the lenders signatory thereto from time to time and JPMorgan Chase Bank, as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

        "Senior Indebtedness" means

          (a)   all Indebtedness of the Issuer or any Guarantor outstanding under the Credit Facilities (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Issuer or any Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings);

          (b)   all Hedging Obligations (and guarantees thereof) permitted to be incurred under the terms of the Indenture;

          (c)   any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any subsidiary guarantee; and

          (d)   all Obligations with respect to the items listed in the preceding clauses (a), (b) and (c).

        "Senior Subordinated Indebtedness" means

          (a)   with respect to the Issuer, Indebtedness which ranks equal in right of payment to the notes, and

          (b)   with respect to any Guarantor, Indebtedness which ranks equal in right of payment to the Guarantee of such Guarantor.

        "Senior Unsecured Term Loan" means the Senior Unsecured Term Loan Agreement, dated as of April 6, 2004, among the Issuer, the Parent, Sealy Mattress Corporation, J.P. Morgan Securities Inc., as joint lead arranger and joint bookrunner, Goldman Sachs Credit Partners L.P., as joint lead arranger and joint bookrunner, and the other agents and the lenders party thereto, including any guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

        "Similar Business" means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the date of the Indenture or any business that is similar, reasonably related, incidental or ancillary thereto.

        "Special Interest" means all liquidated damages then owing pursuant to the registration rights agreement.

        "Subordinated Indebtedness" means

          (a)   with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and

          (b)   with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the guarantee of such Guarantor.

        "Subsidiary" means, with respect to any Person,

          (1)   any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and

          (2)   any partnership, joint venture, limited liability company or similar entity of which

            (x)   more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

            (y)   such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        "Total Assets" means the total assets of the Issuer and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

        "Transactions" means the Recapitalization as described elsewhere in this prospectus.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 15, 2009; provided, however, that if the period from the redemption date to June 15, 2009, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means

          (1)   any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Issuer, as provided below) and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than any Subsidiary of the Subsidiary to be so designated), provided that

          (a)   any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Issuer,

          (b)   such designation complies with the covenants described under "—Certain Covenants Limitation on Restricted Payments" and

          (c)   each of

            (1)   the Subsidiary to be so designated and

            (2)   its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

        The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either

          (1)   the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first sentence under "—Certain Covenants—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

          (2)   the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

        Any such designation by the Board of Directors of the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing

          (1)   the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

          (2)   the sum of all such payments.

        "Wholly-Owned Restricted Subsidiary" is any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

        "Wholly-Owned Subsidiary" of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

BOOK ENTRY; DELIVERY AND FORM

        The exchange notes will be represented by one or more global notes in registered, global form without interest coupons (collectively, the "Global Exchange Note"). The Global Exchange Note initially will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

        Except as set forth below, the Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Exchange Notes may not be exchanged for exchange notes in certificated form except in the limited circumstances describe below. See "—Exchange of Global Exchange Notes for Certificated Notes." In addition, transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

        The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Sealy takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised Sealy that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised Sealy that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Exchange Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Exchange Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Global Exchange Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Exchange Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Exchange Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Exchange Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Exchange Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the Global Exchange Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, and Special Interest, if any, on, a Global Exchange Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Sealy and the Trustee will treat the Persons in whose names the notes, including the Global Exchange Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Sealy, the Trustee nor any agent of Sealy or the Trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Exchange Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised Sealy that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or Sealy. Neither Sealy nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Sealy and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Exchange Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised Sealy that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Exchange Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Exchange Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Exchange Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Sealy, the Trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Exchange Notes for Certificated Notes

        A Global Exchange Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1)   DTC (a) notifies Sealy that it is unwilling or unable to continue as depositary for the Global Exchange Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Sealy fails to appoint a successor depositary;

          (2)   Sealy, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

          (3)   there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Exchange Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Exchange Note or beneficial interests in Global Exchange Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Exchange Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Exchange Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See "Notice to Investors."

Same Day Settlement and Payment

        Sealy will make payments in respect of the notes represented by the Global Exchange Notes (including principal, premium, if any, interest and Special Interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Sealy will make all payments of principal, interest and premium, if any, and Special Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Exchange Notes are expected to be eligible to trade in The PORTALSM Market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Sealy expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Exchange Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Sealy that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

REGISTRATION RIGHTS

        The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the notes.

        Sealy Mattress Company, the Guarantors and the initial purchasers of the outstanding notes entered into the registration rights agreement on April 6, 2004. Pursuant to the registration rights agreement, Sealy Mattress Company and the Guarantors agreed to file with the SEC the Exchange Offer Registration Statement (as defined in the registration rights agreement) on the appropriate form under the Securities Act with respect to the exchange notes. Upon the effectiveness of the Exchange Offer Registration Statement, Sealy Mattress Company and the Guarantors will offer to the holders of Transfer Restricted Securities (as defined below) pursuant to the Exchange Offer (as defined in the registration rights agreement) who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for exchange notes.

        If:

          (1)   Sealy Mattress Company and the Guarantors are not

            (a)   required to file the Exchange Offer Registration Statement; or

            (b)   permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy; or

          (2)   any holder of Transfer Restricted Securities notifies Sealy prior to the 20th business day following consummation of the Exchange Offer that:

            (a)   it is prohibited by law or SEC policy from participating in the Exchange Offer;

            (b)   it may not resell the exchange notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

            (c)   it is a broker-dealer and owns notes acquired directly from Sealy or an affiliate of Sealy,

        Sealy Mattress Company and the Guarantors will file with the SEC a Shelf Registration Statement (as defined in the registration rights agreement) to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

        For purposes of the preceding, "Transfer Restricted Securities" means each outstanding note until the earliest to occur of:

          (1)   the date on which such note has been exchanged by a Person other than a broker-dealer for an exchange note in the Exchange Offer;

          (2)   following the exchange by a broker-dealer in the Exchange Offer of an outstanding note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

          (3)   the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

          (4)   the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

        The registration rights agreement provides that:

          (1)   Sealy Mattress Company and the Guarantors will file an Exchange Offer Registration Statement with the SEC on or prior to 90 days after the closing date of the issuance of the outstanding notes;

          (2)   Sealy Mattress Company and the Guarantors will use all commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 180 days after the closing date of the issuance of the outstanding notes;

          (3)   unless the Exchange Offer would not be permitted by applicable law or SEC policy, Sealy Mattress Company and the Guarantors will:

            (a)   commence the Exchange Offer; and

            (b)   use all commercially reasonable efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, exchange notes in exchange for all notes tendered prior thereto in the Exchange Offer; and

          (4)   if obligated to file the Shelf Registration Statement, Sealy and the Guarantors will use all commercially reasonable efforts to file the Shelf Registration Statement with the SEC on or prior to 30 days after such filing obligation arises (but no earlier than 90 days after the closing of this offering) and to cause the Shelf Registration to be declared effective by the SEC on or prior to 90 days after such obligation arises (but no earlier than 180 days after the closing of this offering).

        If:

          (1)   Sealy Mattress Company and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

          (2)   any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the "Effectiveness Target Date");

          (3)   Sealy Mattress Company and the Guarantors fail to consummate the Exchange Offer within 60 business days of the effectiveness of the Exchange Offer Registration Statement; or

          (4)   the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (after giving effect, in the case of the Shelf Registration Statement, to the suspension periods set forth therein) (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then Sealy Mattress Company and the Guarantors will pay Special Interest to each holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such holder.

        The amount of the Special Interest will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Special Interest for all Registration Defaults of $0.20 per week per $1,000 principal amount of notes.

        All accrued Special Interest will be paid by Sealy and the Guarantors on the next scheduled interest payment date to The Depository Trust Company or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of definitive notes in registered certificate form by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

        Following the cure of all Registration Defaults, the accrual of Special Interest will cease.

        Holders of notes will be required to make certain representations to Sealy Mattress Company (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Special Interest set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify Sealy and the Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from Sealy Mattress Company.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
OF THE EXCHANGE OFFER

        The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

        In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer and so notifies the Issuer, or causes the Issuer to be so notified in writing, the Issuer has agreed that for a period of 180 days after the date of this prospectus, it will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

        We will not receive any proceeds from any exchange of outstanding notes for exchange notes or from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and, except in certain circumstances, the expenses of counsel and other advisors of the holders and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the exchange notes offered hereby will be passed upon for the Issuer by Simpson Thacher & Bartlett LLP, New York, New York. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds controlled by KKR.

EXPERTS

        The consolidated financial statements of Sealy Corporation (as predecessor company to Sealy Mattress Corporation), as of November 30, 2003 and December 1, 2002 and for each of the years in the three year period ended November 30, 2003, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
SEALY CORPORATION, AS PREDECESSOR TO
SEALY MATTRESS CORPORATION

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
    Stockholders of Sealy Corporation:

        In our opinion, the accompanying consolidated financial statements listed in the index appearing on page F-1 present fairly, in all material respects, the financial position of Sealy Corporation and its subsidiaries (the "Company") at November 30, 2003 and December 1, 2002, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed on page II-37 of the Exhibit Index appearing under Exhibit 12.1 and in the index appearing on page F-1 under Schedule 12-09 present fairly in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 3 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142 effective the beginning of the year ended December 1, 2002.

/s/  PRICEWATERHOUSECOOPERS LLP

Greensboro, North Carolina

February 10, 2004, except as to the last sentence of
    Paragraph three in Note 4 for which the date is
    February 27, 2004

Sealy Corporation

Consolidated Balance Sheets

(in thousands, except par value amounts)

	November 30, 2003	December 1, 2002
Assets
Current assets:
Cash and cash equivalents	$101,100	$27,443
Accounts receivable—Non-affiliates (net of allowance for doubtful accounts, discounts and returns, 2003—$23,007; 2002—$26,303)	160,984	164,742
Accounts receivable—Affiliates (net of allowance for doubtful accounts, discounts and returns, 2003—$22; 2002—$40) (Note 18)	1,758	3,753
Inventories	49,413	53,387
Prepaid expenses and other current assets	22,898	20,566
Deferred income taxes	20,506	22,132

	356,659	292,023

Property, plant and equipment—at cost:
Land	13,770	13,336
Buildings and improvements	91,985	88,444
Machinery and equipment	187,587	167,450
Construction in progress	6,376	11,396

	299,718	280,626
Less accumulated depreciation	128,893	106,701

	170,825	173,925

Other assets:
Goodwill	381,891	374,946
Other intangibles—net of accumulated amortization (2003—$14,211; 2002—$13,292)	5,364	5,078
Long-term notes receivable (Note 18)	13,323	12,022
Investments in and advances to affiliates (Note 18)	—	12,950
Debt issuance costs, net, and other assets	31,004	34,004

	431,582	439,000

Total Assets	$959,066	$904,948

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Current portion-long-term obligations	$47,623	$33,338
Accounts payable	85,478	69,090
Accrued expenses:
Customer incentives and advertising	35,546	41,530
Compensation	27,583	24,482
Interest	23,565	14,263
Other	44,839	43,497

	264,634	226,200

Long-term obligations, net of current portion (Note 4)	699,630	719,896
Other noncurrent liabilities (Note 7)	48,851	46,805
Deferred income taxes	22,113	27,787
Commitments and contingencies	—	—
Stockholders' equity (deficit):
Preferred stock, $0.01 par value; Authorized 100,000 shares; Issued, none	—	—
Class L common stock, $0.01 par value; Authorized, 6,000 shares; Issued (2003—1,543; 2002—1,543); Aggregate liquidation preference (2003—$110,202; 2002—$100,188) (Note 12)	15	15
Class M common stock, $0.01 par value; Authorized, 2,000 shares; Issued (2003—1,612; 2002—1,612); Aggregate liquidation preference (2003—$115,138; 2002—$104,676) (Note 12)	16	16
Class A common stock, $0.01 par value; Authorized 600,000 shares; Issued (2003—15,245; 2002—15,021)	153	150
Class B common stock, $0.01 par value; Authorized 200,000 shares; Issued (2003—14,040; 2002—14,040)	140	140
Additional paid-in capital	146,240	146,140
Accumulated deficit	(201,497)	(219,766)
Accumulated other comprehensive loss	(8,165)	(29,371)
Common stock held in treasury, at cost	(13,064)	(13,064)

	(76,162)	(115,740)

Total Liabilities and Stockholders' Equity (Deficit)	$959,066	$904,948

See accompanying notes to consolidated financial statements.

Sealy Corporation

Consolidated Statements Of Operations

(in thousands, except per share amounts)

	Year Ended
	November 30, 2003	December 1, 2002	December 2, 2001

Net sales—Non-affiliates	$1,157,887	$1,045,639	$993,032
Net sales—Affiliates (Note 18)	31,973	143,529	161,021

Total net sales	1,189,860	1,189,168	1,154,053

Cost and expenses:
Cost of goods sold—Non-affiliates	676,414	601,879	581,741
Cost of goods sold—Affiliates (Note 18)	18,693	77,784	86,845

Total cost of goods sold	695,107	679,663	668,586

Gross Profit	494,753	509,505	485,467
Selling, general and administrative (including provisions for bad debts $5,047, $31,252 and $18,578, respectively)	397,089	410,465	386,859
Stock based compensation	1,311	771	(2,733)
Plant/Business closing and restructuring charges (Notes 14 and 17)	1,825	8,581	1,183
Amortization of intangibles	1,103	1,063	13,474
Asset impairment charge (Note 17)	—	—	4,422
Royalty income, net of royalty expense	(12,472)	(11,155)	(11,667)

Income from operations	105,897	99,780	93,929
Interest expense	68,525	72,571	78,047
Other expense, net (Note 8)	907	3,058	24,346

Income (loss) before income taxes and cumulative effect of change in accounting principle	36,465	24,151	(8,464)
Income taxes	18,196	7,232	12,501

Income (loss) before cumulative effect of change in accounting principle	18,269	16,919	(20,965)
Cumulative effect of change in accounting principle (net of income tax expense of $101 in 2001) (Note 1)	—	—	(152)

Net income (loss)	18,269	16,919	(20,813)
Liquidation preference for common L & M shares (Note 12)	20,458	18,598	16,862

Net income (loss) available to common shareholders	$(2,189)	$(1,679)	$(37,675)

Earnings (loss) per common share—Basic:
Before cumulative effect of change in accounting principle	$0.59	$0.55	$(0.67)
Cumulative effect of change in accounting principle	—	—	—

Net earnings (loss)—Basic	0.59	0.55	(0.67)
Liquidation preference for common L & M shares	(0.66)	(0.60)	(0.54)

Net earnings (loss) available to common shareholders—Basic	$(0.07)	$(0.05)	$(1.21)

Earnings (loss) per common share—Diluted:
Before cumulative effect of change in accounting principle	$0.59	$0.55	$(0.67)
Cumulative effect of change in accounting principle	—	—	—

Net earnings (loss)—Diluted	0.59	0.55	(0.67)
Liquidation preference for common L & M shares	(0.66)	(0.60)	(0.54)

Net earnings (loss) available to common shareholders—Diluted	$(0.07)	$(0.05)	$(1.21)

Weighted average number of common shares outstanding:
Basic	31,142	30,935	31,075
Diluted	31,142	30,935	31,075

See accompanying notes to consolidated financial statements.

Sealy Corporation
Consolidated Statements of Stockholders' Equity (Deficit)
(in thousands)

		Class L		Class M		Class A		Class B
													Accumulated Other Comprehensive Loss
	Comprehensive Income (Loss)	Common Shares	Stock Amount	Common Shares	Stock Amount	Common Shares	Stock Amount	Common Shares	Stock Amount	Additional Paid-in Capital	Retained Earnings (Deficit)	Treasury Stock		Total
Balance at November 26, 2000	$—	1,486	$15	1,549	$15	16,535	$165	11,935	$120	$134,547	$(215,872)	$(85)	$(12,195)	$(93,290)
Net loss	(20,813)		—	—	—	—	—	—	—	—	(20,813)	—	—	(20,813)
Foreign currency translation adjustment	(1,939)	—	—	—	—	—	—	—	—	—	—	—	(1,939)	(1,939)
Change in fair value of cash flow hedges	(15,853)	—	—	—	—	—	—	—	—	—	—	—	(15,853)	(15,853)
Purchase of stock held by executive subject to mandatory repurchase provisions	—	—	—	—	—	—	—	—	—	10,699	—	(10,699)	—	—
Exercise of stock options	—	112	1	—	—	174	1	—	—	466	—	—	—	468
Purchase of treasury stock	—	—	—	—	—	—	—	—	—	—	—	(1,479)	—	(1,479)
Cancellation and issuance of common stock	—	—	—	—	—	(1,547)	(15)	1,547	15	—	—	—	—	—

Balance at December 2, 2001	$(38,605)	1,598	$16	1,549	$15	15,162	$151	13,482	$135	$145,712	$(236,685)	$(12,263)	$(29,987)	$(132,906)

Net income	16,919	—	—	—	—	—	—	—	—	—	16,919	—	—	16,919
Foreign currency translation adjustment	(4,370)	—	—	—	—	—	—	—	—	—	—	—	(4,370)	(4,370)
Change in fair value of cash flow hedges prior to dedesignation	2,963	—	—	—	—	—	—	—	—	—	—	—	2,963	2,963
Amortization of dedesignated cash flow hedge	2,023	—	—	—	—	—	—	—	—	—	—	—	2,023	2,023
Exercise of stock options	—	8	—	—	—	417	4	—	—	428	—	—	—	432
Purchase of treasury stock	—	—	—	—	—	—	—	—	—	—	—	(801)	—	(801)
Cancellation and issuance of common stock associated with the purchase of Malachi Mattress America, Inc.	—	(63)	(1)	63	1	(558)	(5)	558	5	—	—	—	—	—

Balance at December 1, 2002	$17,535	1,543	$15	1,612	$16	15,021	$150	14,040	$140	$146,140	$(219,766)	$(13,064)	$(29,371)	$(115,740)

Net income	18,269	—	—	—	—	—	—	—	—	—	18,269	—	—	18,269
Foreign currency translation adjustment	17,616	—	—	—	—	—	—	—	—	—	—	—	17,616	17,616
Excess of additional pension liability over unrecognized prior service cost	(1,711)		—	—	—			—	—		—	—	(1,711)	(1,711)
Amortization of dedesignated cash flow hedge	3,291	—	—	—	—	—	—	—	—	—	—	—	3,291	3,291
Write-off of dedesignated cash flow hedge	2,010		—	—	—			—	—		—	—	2,010	2,010
Exercise of stock options	—		—	—	—	245	3	—	—	100	—	—	—	103

Balance at November 30, 2003	$39,475	1,543	$15	1,612	$16	15,266	$153	14,040	$140	$146,240	$(201,497)	$(13,064)	$(8,165)	$(76,162)

See accompanying notes to consolidated financial statements.

Sealy Corporation

Consolidated Statements Of Cash Flows

(in thousands)

	Year Ended
	November 30, 2003	December 1, 2002	December 2, 2001
Cash flows from operating activities:
Net income (loss)	$18,269	$16,919	$(20,813)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	23,799	21,370	18,429
Amortization of intangibles	1,103	1,063	13,474
Stock-based compensation	1,311	771	(2,733)
Equity in net loss of investee	—	5,576	3,997
Business closure charge	—	5,802	—
Impairment charges	1,825	2,442	30,672
Deferred income taxes	(718)	(2,139)	(4,911)
Non-cash interest expense:
Discount on Senior Subordinated Notes, net	15	12,406	11,248
Junior Subordinated Note	4,742	5,208	4,533
Amortization of debt issuance costs and other	4,814	4,518	4,417
Other, net	(3,594)	(4,998)	(6,016)
Changes in operating assets and liabilities:
Accounts receivable	5,753	12,615	(19,788)
Inventories	4,020	5,915	3,916
Prepaid expenses	(2,332)	(2,178)	(8,212)
Accounts payable/accrued expenses/other noncurrent liabilities	28,906	14,677	(16,934)

Net cash provided by operating activities	87,913	99,967	11,279

Cash flows from investing activities:
Purchase of property, plant and equipment	(13,443)	(16,848)	(20,123)
Note receivable from prior affiliate	—	(3,272)	—
Cash received from (paid on) affiliate notes and investments	13,611	(12,500)	(16,151)
Purchase of businesses, net of cash acquired	—	(6,829)	(26,643)
Proceeds from sale of property, plant and equipment	257	—	65

Net cash provided by (used in) investing activities	425	(39,449)	(62,852)

Cash flows from financing activities:
Treasury stock repurchase, including direct expenses	—	(801)	(12,178)
Issuance of public notes	51,500	—	127,500
Repayments of long-term obligations	(62,237)	(42,491)	(71,201)
Net borrowings on revolving credit facilities	—	—	6,803
Equity issuances	103	432	468
Purchase of interest rate cap agreement	—	(625)	—
Debt issuance costs	(4,047)	(1,600)	(5,923)

Net cash provided by (used in) financing activities	(14,681)	(45,085)	45,469

Change in cash and cash equivalents	73,657	15,433	(6,104)
Cash and cash equivalents:
Beginning of period	27,443	12,010	18,114

End of period	$101,100	$27,443	$12,010

Supplemental disclosures:
Taxes paid (net of tax refunds $512, $18,403 and $6,064 in fiscal 2003, 2002 and 2001, respectively)	$22,382	$1,465	$21,988
Interest paid	$50,211	$51,632	$54,338

See accompanying notes to consolidated financial statements.

Sealy Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Significant Accounting Policies

        Significant accounting policies used in the preparation of the consolidated financial statements are summarized below.

Business and Basis of Presentation

        Sealy Corporation (the "Company" or the "Parent"), is engaged in the consumer products business and manufactures, distributes and sells conventional bedding products including mattresses and box springs. The Company's products are manufactured in a number of countries in North and South America and Europe. Substantially all of the Company's trade accounts receivable are from retail businesses.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary companies. Intercompany transactions are eliminated and net earnings are reduced by the portion of the net earnings of subsidiaries applicable to minority interests. The equity method of accounting is used for joint ventures and investments in associated companies over which the Company has significant influence, but does not have effective control. Significant influence is generally deemed to exist when the Company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee's Board of Directors, voting rights and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate. The cost method of accounting is used for investments in which the Company has less than a 20% ownership interest, and the Company does not have the ability to exercise significant influence. These investments are carried at cost and are adjusted only for other-than-temporary declines in fair value. The carrying value of these investments is reported in other long-term assets. The Company's equity in the net income and losses of these investments is reported in other (income) expense, net. See Note 8, "Other (Income) Expense, net." The Company also periodically assesses whether it has any primary beneficial interests in any variable interest entity ("VIE") which would require consolidation of such entity in accordance with FASB Interpretation No. 46, "Consolidation of Variable Interest Entities." At November 30, 2003, the Company does not believe it is a primary beneficiary of a VIE or holds any significant interests or involvement in a VIE.

Fiscal Year

        The Company uses a 52-53 week fiscal year ending on the closest Sunday to November 30, but no later than December 2. The fiscal year ended November 30, 2003 and December 1, 2002 were 52-week years and the fiscal year ended December 2, 2001 was a 53-week year.

Recently Issued Accounting Pronouncements

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtness of Others—an interpretation of FASB Statements No. 5, 57, and 107 and a recission of FASB Interpretation No. 34." FIN 45 elaborates on the disclosures to be made regarding obligations under certain issued guarantees by a guarantor in interim and annual financial statements. It also clarifies the requirement of a guarantor to recognize a liability at the inception of the guarantee at the fair value of the obligation. FIN 45 does not provide specific guidance for subsequently measuring the guarantor's recognized liability over the term of the guarantee. The provisions relating to the initial recognition and measurement of a liability are applicable on a prospective basis for guarantees issued or modified subsequent to December 31, 2002. The Company adopted the provisions of this statement effective December 2, 2002 and it did not have a significant impact on the consolidated financial statements.

        In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable interest entities" or "VIEs") and how to determine when and which business enterprise should consolidate the VIE (the "primary beneficiary"). This new model for consolidation applies to an entity which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 is effective for the Company's 2nd quarter of 2004 with transitional disclosure required with these financial statements. The Company will adopt these provisions in its 2nd quarter, however the Company does not believe it is a primary beneficiary of a VIE or holds any significant interests or involvement in a VIE and does not expect there to be an impact on the Company's consolidated financial statements.

        In December 2002, the FASB issued FAS 148, "Stock-Based Compensation—Transition and Disclosure", an amendment of FAS 123, "Accounting for Stock-Based Compensation". The transition guidance and annual disclosure provisions are effective in the Company's fiscal year 2003. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of FAS 123 to require more prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of this Statement did not have a significant impact on the Company's consolidated financial statements.

        In April 2003, the FASB issued FAS 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities". The statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contacts and for hedging activities. This statement amends Statement 133 for decisions made as part of the Derivatives Implementation Group process that effectively required amendments to Statement 133, in connection with other Board projects dealing with financial instruments and in connection with implementation issues raised in relation to the application of the definition of a derivative. The adoption of this Statement did not have a significant impact on the Company's consolidated financial statements.

        In May 2003, the FASB issued FAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, the Company's fourth quarter of fiscal 2003. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments have been previously classified as equity. The adoption of this Statement did not have a significant impact on the Company's consolidated financial statements.

        In December 2003, The FASB issued FAS 132 (Revised), "Employers' Disclosure about Pensions and Other Postretirement Benefits." A revision of the pronouncement originally issued in 1998, FAS 132R expands employers' disclosure requirements for pension and postretirement benefits to enhance information about plan assets, obligations, benefit payments, contributions, and net benefit cost. FAS 132R does not change the accounting requirements for pensions and other postretirement benefits. This statement is effective for fiscal years ending after December 15, 2003, with interim-period disclosure requirements effective for interim periods beginning after December 15, 2003. Accordingly, the Company will implement FAS 132R beginning with its first fiscal quarter of 2004. The adoption of this statement will not have an impact on the Company's financial position or results of operations.

Revenue Recognition

        The Company recognizes revenue, when realized or realizable and earned, which is when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the sales price is fixed and determinable; and collectibility is reasonably assured. The recognition criteria are generally met when title and risk of loss have transferred from the Company to the buyer, which is generally upon delivery to the customer sites or as determined by legal requirements in foreign jurisdictions. At the time revenue is recognized, the Company provides for the estimated costs of warranties and reduces revenue for estimated returns and cash discounts. At the time revenue is recognized, the Company also records reductions to revenue for customer incentive programs offered including volume discounts, promotional allowances, slotting fees and supply agreement amortization, in accordance with Emerging Issues Task Force Issue 01-09, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Product" ("EITF 01-09"). Prior to the Company's adoption of EITF 01-09 in March, 2002, the Company had historically classified such costs as marketing and selling expenses which are recorded in selling, general and administrative in the Statement of Operations. Subsequent to the adoption of EITF 01-09, the Company has reclassified current and prior period amounts to comply with the consensus. As a result of the adoption, both net sales and selling, general and administrative expenses were reduced by $50.3 million, $51.5 million and $42.7 million for the years ended November 30, 2003, December 1, 2002 and December 2, 2001, respectively. These changes did not affect the Company's financial position or results of operations.

Product Delivery Costs

        The Company incurred $61.9 million, $58.4 million and $54.5 million in shipping and handling costs associated with the delivery of finished mattress products to its customers in 2003, 2002 and 2001, respectively. These costs are included in selling, general and administrative expenses in the consolidated statement of operations.

Concentrations of Credit and Other Risk

        Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, receivables, foreign currency forward contracts and interest rate swap arrangements. The Company places its cash and cash equivalents with high-quality financial institutions and limits the amount of credit exposure to any one institution.

        The Company's accounts receivable arise from sales to numerous customers in a variety of markets, and geographies around the world. Receivables arising from these sales are generally not collateralized. The Company's customers include furniture stores, national mass merchandisers, specialty sleep shops, department stores, contract customers and other stores. The top five customers accounted for approximately 18.1%, 22.0% and 22.0% of the Company's net sales for the years ended November 30, 2003, December 1, 2002 and December 2, 2001, respectively, and no single customer accounted for over 10.0% of the Company's net sales in any of those years. The Company performs ongoing credit evaluations of its customers' financial conditions and maintains reserves for potential credit losses and such losses, in the aggregate, have not materially exceeded management's expectations, except in 2002 and 2001 with respect to affiliate receivables.

        The counterparties to the Company's foreign currency and interest rate swap agreements are major financial institutions. The Company has never experienced non-performance by any of its counterparties.

        The Company is dependent upon a single supplier for certain key structural components of its new Unicased® Posturepedic line of mattresses. Such components are purchased under a four-year supply agreement, and are manufactured in accordance with a proprietary design exclusive to the supplier. The Company has incorporated the Unicased® method of construction into substantially all of its Sealy brand products, and expects to have it incorporated into the Stearns & Foster branded products as well by the end of 2004. The Company purchases its other raw materials and certain components from a variety of vendors. The Company purchases approximately 55% of its Sealy and Stearns & Foster box spring parts from a single third-party source and manufactures the remainder of these parts. In order to reduce the risks of dependence on external supply sources and to enhance profitability, the Company has expanded its own internal component parts manufacturing capacity.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount of assets and liabilities and disclosures on contingent assets and liabilities at year end and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from these estimates.

Reclassification

        Certain reclassifications have been made to the prior periods to conform to the 2003 presentation.

Foreign Currency

        Subsidiaries located outside the U.S. generally use the local currency as the functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense accounts at average exchange rates during the year. Resulting translation adjustments are recorded directly to a separate component of shareholders' equity (accumulated other comprehensive income (loss)) and are not tax-effected since they relate to investments which are permanent in nature.

At November 30, 2003 and December 1, 2002, accumulated foreign currency translation adjustments were $(0.9) million and $(18.5) million, respectively.

Cash and Cash Equivalents

        For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with a maturity at the time of purchase of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

Checks Issued In Excess of Funds on Deposit

        The amounts of checks issued in excess of funds on deposit are reclassified to the appropriate liability accounts which had been relieved at the time the checks were drawn. Accordingly, accounts payable and accrued compensation expenses include reclassifications of outstanding checks in the amounts of $4.6 million and $1.9 million at November 30, 2003, and $3.6 million and $1.3 million at December 1, 2002, respectively.

Inventory

        The cost of inventories is determined by the "first-in, first-out" (FIFO) method, which approximates current cost. The cost of inventories includes raw materials, direct labor and manufacturing overhead costs. The Company provides inventory reserves for excess, obsolete or slow moving inventory based on changes in customer demand, technology developments or other economic factors.

Supply Agreements

        The Company from time to time enters into long-term supply agreements with its customers. Any initial cash outlay by the Company is capitalized and amortized as a reduction of sales over the life of the contract and is ratably recoverable upon contract termination. Such capitalized amounts are included in "Prepaid expenses and other current assets" and "Debt issuance costs, net, and other assets" in the Company's balance sheet.

Property, Plant and Equipment

        Property, plant and equipment are recorded at cost reduced by accumulated depreciation. Depreciation expense is provided based on historical cost and estimated useful lives ranging from approximately twenty to forty years for buildings and building improvements and five to fifteen years for machinery and equipment. The Company generally uses the straight-line method for calculating the provision for depreciation. The Company reviews property, plant & equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets in accordance with FAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Investments

        From time to time the Company makes investments in debt, preferred stock, or other securities of manufacturers, retailers, and distributors of bedding and related products both domestically and internationally to enhance business relationships and build incremental sales. These investments are included in "Investments in and advances to affiliates" in the Company's balance sheet (See Notes 8 and 18). The Company regularly assesses its investments for impairment when events or circumstances indicate their carrying value may not be recoverable through review of their net realizable value.

Deferred Debt Costs

        The Company capitalizes costs associated with the issuance of debt and amortizes them as additional interest expense over the lives of the debt. The Company has the following amounts recorded in Debt issuance costs, net, and other assets:

	November 30, 2003	December 1, 2002
	(in millions)
Gross cost	$38.5	$35.8
Accumulated amortization	(22.3)	(16.1)

Net deferred debt issuance costs	$16.2	$19.7

Earnings Per Common Share

        Basic net income per common share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per common share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of stock options (see Note 12).

Royalty Income

        The Company recognizes royalty income based on sales of Sealy branded product by various licensees. The Company recognized gross royalty income of $13.7 million, $12.2 million, and $12.0 million in 2003, 2002 and 2001, respectively. The Company also pays royalties to other entities for the use of their names on product produced by the Company. The Company recognized royalty expense of $1.2 million, $1.0 million and $0.3 million in 2003, 2002 and 2001, respectively.

Income Taxes

        Income taxes are accounted for under the asset and liability method in accordance with SFAS 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company provides valuation allowances against the net deferred tax asset for amounts that are not considered more likely than not to be realized. See Note 10 for disclosure of amounts related to deferred taxes and associated valuation allowances.

Advertising Costs

        The Company expenses all advertising costs as incurred. Advertising expenses, including cooperative advertising, for the years ended November 30, 2003, December 1, 2002 and December 2, 2001 amounted to $135.2 million, $146.3 million and $153.0 million, respectively.

Warranties

        The Company's warranty policy provides a 10-year non-prorated warranty service period on all currently manufactured Sealy Posturepedic, Stearns & Foster and Bassett bedding products and some other Sealy-branded products. The Company's policy is to accrue the estimated cost of warranty coverage at the time the sale is recorded. The changes in the Company's accrued warranty obligations for the years ended November 30, 2003 and December 1, 2002 are as follows:

	2003	2002
	(in thousands)
Accrued warranty obligations at beginning of year	$9,538	$8,022
Warranty claims	(11,427)	(12,564)
Warranty provision	11,024	14,080

Accrued warranty obligations at end of year	$9,135	$9,538

Research and Development

        Product development costs are charged to operations during the period incurred and are not considered material.

Environmental Costs

        Environmental expenditures that relate to current operations are expensed or capitalized, as appropriate, in accordance with AICPA Statement of Position 96-1, "Environmental Remediation Liabilities". Expenditures that relate to an existing condition caused by past operations and that do not provide future benefits are expensed as incurred. Liabilities are recorded when environmental assessments are made or the requirement for remedial efforts is probable, and the costs can be reasonably estimated. The timing of accruing for these remediation liabilities is generally no later than the completion of feasibility studies. The Company has an ongoing monitoring and identification process to assess how the activities, with respect to the known exposures, are progressing against the accrued cost estimates, as well as to identify other potential remediation sites that are presently unknown.

Stock Options

        As permitted by FAS No. 123, "Accounting for Stock-Based Compensation", the Company continues to account for its stock option and stock incentive plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and makes no charges (except to the extent required by APB Opinion No. 25) against earnings with respect to options granted. FAS No. 123 does however require the disclosure of pro forma information regarding net income and earnings per share determined as if the Company had accounted for its stock options under the fair value method. See Note 9 for the disclosure related to pro forma earnings under FAS No. 123.

Note 2—Inventories

        The components of inventory as of November 30, 2003 and December 1, 2002 were as follows:

	2003	2002
	(in thousands)
Raw materials	$26,575	$26,512
Work in process	14,699	18,208
Finished goods	8,139	8,667

	$49,413	$53,387

Note 3—Goodwill and Other Intangible Assets

        The FASB issued FAS 142, "Goodwill and Other Intangible Assets". FAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets". Goodwill and some intangible assets will no longer be amortized, but will be reviewed at least annually for impairment. FAS 142 specifies that at the time of adoption an impairment review should be performed. If an impairment of the existing goodwill is determined, any charge will be recorded as a cumulative effect of a change in accounting principle. Subsequent impairment charges would be presented within operating results. The Company adopted the non amortization provision for acquisitions with a closing date subsequent to June 30, 2001. The Company adopted the remaining provisions of FAS 142 effective December 3, 2001, the first day of fiscal year 2002. The Company completed its initial impairment review and determined that no impairment of its goodwill existed as of December 3, 2001.

        The changes in the carrying amount of goodwill for the years ended November 30, 2003 and December 1, 2002 are as follows:

	2003	2002
Balance at beginning of year	$374.9	$371.4
Goodwill acquired	—	6.7
Goodwill reduced due to business closure (See Note 17)	(1.6)	(5.3)
Increase due to foreign currency translation	8.6	2.1

Balance at end of year	$381.9	$374.9

        The Company recorded goodwill amortization of $12.1 million for the year ended December 2, 2001. The following presents the proforma adjusted net loss and the loss per share had the Company been required to adopt FAS 142 in fiscal 2001:

Year ended December 2, 2001
Reported loss income before cumulative effect of change in accounting principle	$(20,965)
Add back goodwill amortization	12,099

Adjusted net loss before cumulative effect of change in accounting principle	(8,866)
Cumulative effect of change in accounting principle	(152)

Adjusted net loss	(8,714)
Liquidation preference for common L&M shares	16,862

Net loss available to common shareholders	$(25,576)

Basic earnings per share:
Reported net loss before cumulative effect of change in accounting principle	$(0.67)
Add back goodwill amortization	0.39

Adjusted loss before cumulative effect of change in accounting principle	(0.28)
Cumulative effect of change in accounting principle	—

Adjusted net loss	(0.28)
Liquidation preference for common L&M shares	(0.54)

Net loss available to common shareholders	$(0.82)

Diluted earnings per share*:
Reported net loss before cumulative effect of change in accounting principle	$(0.67)
Add back goodwill amortization	0.39

Adjusted loss before cumulative effect of change in accounting principle	(0.28)
Cumulative effect of change in accounting principle	—

Adjusted net loss	(0.28)
Liquidation preference for common L&M shares	(0.54)

Net loss available to common shareholders	$(0.82)

*
Due to the loss for the year ended December 2, 2001, the dilutive securities are antidilutive and, accordingly, are excluded from the calculation in dilutive earnings per share.

        Total other intangibles of $5.4 million (net of accumulated amortization of $14.2 million) as of November 30, 2003 primarily consist of acquired licenses, which are amortized on the straight-line method over periods ranging from 5 to 15 years.

Note 4—Long-Term Obligations

        Long-term debt as of November 30, 2003 and December 1, 2002 consisted of the following:

	2003	2002
	(in thousands)
Senior AXELs Credit Agreement	$259,139	$322,475
Senior Revolving Credit Agreement	—	—
Senior Subordinated Notes (net of premium: 2003—$2,816 and 2002—$1,878)	302,816	251,878
Senior Subordinated Discount Notes (net of discount: 2002—$576)	128,000	127,424
Junior Subordinated Notes	49,989	45,246
Other	7,309	6,211

	747,253	753,234
Less current portion	47,623	33,338

	$699,630	$719,896

        The Company has a revolving credit facility (the "Revolving Credit Facility") which is included in the Senior Credit Agreements. The Company may borrow up to $50.0 million under the Revolving Credit Facility, which expires on November 15, 2004. The Company expects to have a new revolving facility in place prior to its maturity. Additionally, the Senior Credit Agreements provide for a term loan facility (the "Term Loan Facility") of $450.0 million. The Senior Credit Agreements require the Company to meet certain financial tests, including minimum interest coverage and maximum leverage ratio. The Senior Credit Agreements also contain covenants which, among other things, limit capital expenditures, indebtedness and/or the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. These restrictions however, generally do not prohibit the ability of the Company's subsidiaries to pay dividends or make distributions to the Parent. The Company was in compliance with its financial covenants as of November 30, 2003. At November 30, 2003, the Company had approximately $33.2 million available under its Revolving Credit Facility with Letters of Credit issued totaling approximately $16.8 million. The Company's net weighted average borrowing cost was 9.1% and 9.3% for Fiscal 2003 and 2002, respectively.

        Indebtedness under the Senior Credit Agreements bears interest at a floating rate. Indebtedness under the Revolving Credit Facility and the Term Loans initially bears interest at a rate (subject to change based on attainment of certain leverage ratio levels) based upon (i) the Base Rate (defined as the highest of (x) the rate of interest announced publicly by JP Morgan Chase Bank of New York from time to time, as its base rate or (y) the Federal funds effective rate from time to time plus 0.50%) plus the applicable rate margin as defined by the Senior Credit Agreement in respect of the Tranche A Term Loans and the Revolving Credit Facility, 1.00% in respect of the AXELs Series B, 1.25% in respect of the AXELs Series C and 1.50% in respect of the AXELs Series D, or (ii) the Adjusted Eurodollar Rate (as defined in the Senior Credit Agreements) for one, two, three or six months (or, subject to general availability, two weeks to twelve months), in each case plus the applicable Eurodollar rate margin as defined by the Senior Credit Agreement in respect of Tranche A Term Loans and the Revolving Credit Facility, 2.00% in respect of AXELs Series B, 2.25% in respect of AXELs Series C and 2.50% in respect to AXELs Series D.

        In November 2002, the Company prepaid the outstanding balance of the Tranche A Term Loans which were scheduled to mature in December 2002. The AXELs Series B mature in December 2004. The AXELs Series C mature in December 2005. The AXELs Series D mature in December 2006. Prior to the prepayment in November 2002, the Tranche A Term Loans were subject to quarterly amortization payments commencing in March 1999, the AXELs Series B, the AXELs Series C and the AXELs Series D are subject to quarterly amortization payments commencing in March 1998 with the AXELs Series B amortizing in nominal amounts until the maturity of the Tranche A Term Loans, the AXELs Series C amortizing in nominal amounts until the maturity of the AXELs Series B and the AXELs Series D amortizing in nominal amounts until the maturity of the AXELs Series C. The Revolving Credit Facility matures in November 2004. In addition, the Senior Credit Agreements provide for mandatory repayments, subject to certain exceptions, of the Term Loans, and reductions in the Revolving Credit Facility, based on the net proceeds of certain asset sales outside the ordinary course of business of the Issuer and its subsidiaries, the net proceeds of insurance, the net proceeds of certain debt and equity issuances, and excess cash flow (as defined in the Senior Credit Agreements). Mandatory Prepayments under the excess cash flow provision were included in the current portion of long-term obligations at December 1, 2002 totaling $6.8 million. Such mandatory prepayments were waived by the respective lending institutions as of November 30, 2003 and therefore will not be required to be paid in fiscal 2004.

        In May 2003, the Company completed a private placement of $50 million of 9.875% senior subordinated notes. These notes, which are due and payable on December 15, 2007 require semi-annual interest payments, commencing June 15, 2003. The proceeds from the placement were used to prepay all quarterly principal payments on the Senior AXELs Credit Facility due through March 2004. The Company will commence quarterly principal payments on June 15, 2004. Subsequent to the issuance, the Company registered the notes with the Securities and Exchange Commission to allow them to be exchanged for publicly traded bonds. The Company completed the exchange offer for the notes in July 2003.

        The Senior Subordinated Notes, which are guaranteed by the Parent (Sealy Corporation), were issued pursuant to an Indenture (the "Senior Subordinated Note Indenture") among the Issuer (Sealy Mattress Company), the Guarantors and The Bank of New York, as trustee (the "Senior Subordinated Note Trustee"). Notes in aggregate principal amount of $125.0 million were issued in an initial offering in 1998. An additional offering of $125.0 million was made in 2001 pursuant to the indenture. All Notes mature on December 15, 2007 and bear interest at the rate of 9 7/8% per annum, payable semi-annually in arrears on June 15 and December 15 of each year. The proceeds from the offering in 2001 were used to repay existing bank debt.

        The Senior Subordinated Notes are subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage of Principal Amount
2004	101.646%
2005 and thereafter	100.000%

        The Senior Subordinated Discount Notes, which are guaranteed by the Parent, in aggregate principal amount of $128.0 million were issued in December 1997, and mature on December 15, 2007. The Senior Subordinated Discount Notes were offered at a substantial discount from their principal amount at maturity. Until December 15, 2002 (the "Full Accretion Date"), no interest (other than liquidated damages, if applicable) was accrued or paid in cash on the Senior Subordinated Discount Notes, and only the accumulation of the Accreted Value (representing the amortization of original issue discount) between the issuance date and the Full Accretion Date, on a semi-annual bond equivalent basis, was charged to non-cash interest expense. On December 15, 2002, interest began accruing on the Senior Subordinated Discount Notes at the rate of 10 7/8% per annum and is payable in cash semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2003, to Holders of record on the immediately preceding June 1 and December 1.

        The Senior Subordinated Discount Notes are subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and liquidated damages thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage of Principal Amount
2004	101.812%
2005 and thereafter	100.000%

        The Junior Subordinated Notes had an initial principal balance outstanding of $25.0 million and matures in December 2008. Interest on the Junior Subordinated Notes accrues at 10% per annum if paid within ten days of the end of each calendar quarter or at 12% if the Company is required by its Amended and Restated Credit Agreement to add such interest to the outstanding amount. From inception, the Company has been required to add accrued interest to the principal balance increasing the total outstanding balance to $50.0 million at September 30, 2003. In October 2003, the Company amended its Amended and Restated Credit Agreement dated November 8, 2002 to provide the Company with the ability to repurchase up to $25 million of the outstanding amounts of the Junior Subordinated Notes and to allow the Company to pay quarterly interest payments at 10%. The Company made its first cash interest payment for the calendar quarter ended December 31, 2003.

        During the first quarter of 2001, the Company entered into an agreement to secure an additional revolving credit facility with a separate banking group. This facility provides for borrowing in Canadian currency up to C$20.0 million ($15.4 US). At November 30, 2003, the Company had approximately C$20.0 million ($15.4 US) available under this facility. This facility, originally to expire February 14, 2004, has been extended through the end of March 2004. The Company is currently in negotiations to renew this facility and expects to complete the negotiations during the Company's second quarter of 2004.

        At November 30, 2003, the annual scheduled maturities of the principal amounts of long-term obligations were (in thousands, and excluding future mandatory prepayments which may be required as discussed above):

2004	$47,623
2005	88,287
2006	103,218
2007	27,320
2008	430,816
Thereafter	49,989

Note 5—Commitments

Leases

        The Company leases certain operating facilities, offices and equipment. The following is a schedule of future minimum annual lease commitments and sublease rentals at November 30, 2003.

Fiscal Year	Commitments Under Operating Leases
(in thousands)
2004	$9,848
2005	9,123
2006	7,994
2007	6,675
2008	4,910
Thereafter	18,822

$57,372

        Rental expense charged to operations is as follows:

	Year Ended Nov. 30, 2003	Year Ended Dec. 1, 2002	Year Ended Dec. 2, 2001
	(in thousands)
Minimum rentals	$13,766	$13,790	$13,356
Contingent rentals (based upon delivery equipment mileage)	2,502	2,686	2,725

	$16,268	$16,476	$16,081

        The Company has the option to renew certain plant operating leases, with the longest renewal period extending through 2033. Most of the operating leases provide for increased rent through increases in general price levels.

Purchase Agreement

        The Company has entered into a four-year supply agreement with a manufacturer to purchase key component parts for its "Unicased® Construction" mattresses. The agreement calls for the Company to meet minimum cumulative purchase targets at the end of each year of the agreement totaling $70.0 million over the entire life of the agreement. To the extent that the Company has exceeded the cumulative target as of the beginning of a year, the commitment for that year is reduced. For the year ended November 30, 2003, the Company exceeded its minimum purchase requirement of $10.0 million by $4.2 million, thus reducing its minimum obligation for 2004. Based on the cumulative minimum targets, the Company's future minimum purchases under the agreement are $15.8 million for 2004 and $20.0 million annually in 2005 and 2006.

Note 6—Fair Value of Financial Instruments

        Due to the short maturity of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, their carrying values approximate fair value. The carrying amount of long-term debt under the Senior AXELs Credit Agreement and the Senior Revolving Credit Agreement approximates fair value because the interest rate adjusts to market interest rates. The fair value of long-term debt under the Senior Subordinated Notes and Senior Subordinated Discount Notes, based on a quoted market price, was $306.3 million and $133.0 million, respectively, at November 30, 2003.

Note 7—Hedging Strategy

        In 2000, the Company entered into an interest rate swap agreement that effectively converted $236 million of its floating-rate debt to a fixed-rate basis through December 2006, thereby hedging against the impact of interest rate changes on future interest expense (forecasted cash flows). Use of hedging contracts allows the Company to reduce its overall exposure to interest rate changes, since gains and losses on these contracts will offset losses and gains on the transactions being hedged. The Company formally documents all hedged transactions and hedging instruments, and assesses, both at inception of the contract and on an ongoing basis, whether the hedging instruments are effective in offsetting changes in cash flows of the hedged transaction. The fair values of the interest rate agreements are estimated by obtaining quotes from brokers and are the estimated amounts that the Company would receive or pay to terminate the agreements at the reporting date, taking into consideration current interest rates and the current creditworthiness of the counterparties. Effective June 3, 2002, the Company dedesignated the interest rate swap agreement for hedge accounting. As a result of the dedesignation, $12.9 million previously recorded in accumulated other comprehensive loss as of the date of dedesignation is being amortized into interest expense over the remaining life of the interest rate swap agreement. For the years ended November 30, 2003 and December 1, 2002, $3.3 million and $2.0 million was amortized into interest expense, respectively. Prior to June 3, 2002, the changes in the fair market value of the interest rate swap were recorded in accumulated other comprehensive income (loss). Subsequent to June 3, 2002, changes in the fair market value of the interest rate swap are recorded in interest expense. For the years ended November 30, 2003 and

December 1, 2002, $5.4 million and $15.0 million, respectively, was recorded as net interest expense as a result of the cash requirements of the swap net of the non-cash interest associated with the change in its fair market value. At November 30, 2003 and December 1, 2002, the fair value carrying amount of this instrument was $(14.9) million and $(20.2) million, respectively, which is recorded as follows:

	November 30, 2003	December 1, 2002
	(in millions)
Accrued interest	$2.2	$2.1
Other accrued expenses	6.5	7.6
Other noncurrent liabilities	6.2	10.5

	$14.9	$20.2

        During the second quarter of 2002, the Company entered into another interest rate swap agreement that has the effect of reestablishing as floating rate debt the $236 million of debt previously converted to fixed rate debt through December 2006. This interest rate swap agreement has not been designated for hedge accounting and, accordingly, any changes in the fair value are to be recorded in interest expense. For the years ended November 30, 2003 and December 1, 2002, $5.2 million and $10.4 million, respectively, was recorded as a reduction of net interest expense as a result of the cash interest received on the swap net of the non-cash interest associated with the change in its fair market value. At November 30, 2003 and December 1, 2002, the fair value carrying amount of this instrument was $6.8 million and $7.8 million, respectively, with $5.1 million and $5.1 million recorded in prepaid expenses and other current assets, and $1.7 million and $2.7 million recorded in noncurrent assets.

        The Company also entered into an interest rate cap agreement during the second quarter of 2002 with a notional amount of $175.0 million that caps the LIBOR rate on which the floating rate debt is based at 8% through December 2006. This agreement has not been designated for hedge accounting and, accordingly, any changes in the fair value are recorded in interest expense. The fair value of this instrument is not material.

        At November 30, 2003 and December 1, 2002, accumulated other comprehensive income (loss) associated with the interest rate swaps was $(5.6) million and $(10.9) million, respectively.

        To protect against the reduction in value of forecasted foreign currency cash flows resulting from purchases in a foreign currency, the Company has instituted a forecasted cash flow hedging program. The Company hedges portions of its purchases denominated in foreign currencies with forward and option contracts. At November 30, 2003, the Company had forward contracts to sell a total of 2.0 million Mexican pesos with expiration dates of February 20, 2004, forward contracts to sell a total of 30.0 million Canadian dollars with expiration dates ranging from December 9, 2003 through November 20, 2004. At November 30, 2003, the fair value of the Company's net obligation under the forward contracts was $0.8 million, which has been recognized as additional expense for the year ended November 30, 2003.

        In the accompanying statements of cash flows, the cash flows from hedging activities are included in the same categories as the hedged items. Cash flows from operating activities include increases (decreases) in cash balances due to foreign exchange rate fluctuations of $0.8 million, $(0.3) million and $(0.1) million for the years ended November 30, 2003, December 1, 2002, and December 2, 2001, respectively.

Note 8—Other (Income) Expense, Net

        The Company previously contributed cash and other assets to Mattress Holdings International LLC ("MHI"), a company controlled by the Company's largest stockholder, Bain Capital LLC, in exchange for a non-voting interest. MHI was formed to invest in domestic and international loans, advances and investments in joint ventures, licensees and retailers. The equity ownership of MHI was transferred to the Company in November 2002. MHI acquired minority interests in Malachi Mattress America, Inc. ("Malachi"), a domestic mattress retailer, and Mattress Holdings Corporation (MHC) in 1999. MHC, controlled by Bain Capital, is a holding company which owns substantially all of the common stock of Mattress Discounters Corporation, a domestic mattress retailer, and the common stock of an international mattress retailer. The Malachi investment was accounted for by MHI under the equity method. Accordingly, the Company recorded equity in the (losses) earnings of Malachi of $(5.6) million, $(4.0) million and $0.5 million for the years ended December 1, 2002, December 2, 2001 and November 26, 2000, respectively. The MHC investment was accounted for by MHI under the cost method. Various operating factors combined with weak economic conditions during 2001, resulted in a review by Company management of the equity values related to these affiliates. The Company determined that the decline in the value of such investments was other than temporary and, as a consequence, recognized a non-cash impairment charge of $26.3 million to write-down the investments to their estimated fair values as of the end of the third quarter of 2001. See Note 18 for further discussion.

        In May 2001, the Company and one of its licensees terminated its existing contract that allowed the licensee to manufacture and sell certain products under the Sealy brand name and entered into a new agreement for the sale of certain other Sealy branded products. In conjunction with the termination of the license agreement, Sealy received a $4.6 million termination fee that is recorded as other income.

        Additionally, Other (income) expense, net includes interest income of $1.6 million, $2.2 million and $1.9 million for the years ended November 30, 2003, December 1, 2002 and December 2, 2001, respectively.

        Other (income) expense, net in the year ended November 30, 2003 also includes a $2.0 million write-off of previously deferred derivative losses recorded in accumulated other comprehensive loss and $0.5 million of deferred debt costs associated with the early extinguishment of debt in May 2003. See also Note 7.

        Other (income) expense, net also includes $(0.3) million and $(0.5) million for minority interest associated with the Argentina operations in 2002 and 2001, respectively.

Note 9—Stock Option and Restricted Stock Plans

        The Company's Board of Directors has adopted the 1998 Stock Option Plan ("1998 Plan") and reserved 5,000,000 shares of Class A Common Stock of the Company for issuance. Options under the 1998 Plan may be granted either as Incentive Stock Options as defined in Section 422 of the Internal Revenue Code or Nonqualified Stock Options subject to the provisions of Section 83 of the Internal

Revenue Code. The options vest 40% upon the second anniversary, and 20% on the third, fourth and fifth anniversary dates of the grant.

        Upon consummation of the 1997 Recapitalization of the Company, certain senior executives received fully-vested ten-year stock options to acquire 145,516 shares of the Company's Class L Common Stock at an exercise price of $10.125 per share and 1,309,644 shares of the Company's Class A Common Stock at an exercise price of $0.125 per share.

        The Company has an obligation to repurchase certain securities of the Company held by an officer at the estimated fair market value subject to a maximum and minimum share value stated in the officer's agreement. As of November 30, 2003, the maximum share value had been reached. Accordingly, the Company has no additional exposure to future stock based compensation expense resulting from this agreement. Should the fair value of the stock fall back below the capped amount, the Company would record income associated with revaluation, limited to the floor value in the agreement. The Company recorded (income) expense of $1.3 million, $0.8 million and $(2.7) million in fiscal 2003, 2002 and 2001, respectively, to revalue this obligation to reflect increases in the fair market value of the securities. The (income) expense associated with the right was recorded in stock based compensation. At November 30, 2003 and December 1, 2002, the Company had $6.7 million and $5.4 million, respectively, recorded for the obligation, which is reflected in "other noncurrent liabilities". The officer's rights to sell his shares are fully vested and may be exercised at any time.

Pro Forma Earnings Disclosure Per FAS No. 123

        For purposes of this pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company recognized no compensation expense in 2003, 2002 or 2001 as all options were granted at or above the fair market value of the stock at the date of grant.

		2003	2002	2001
Net income (loss) (in thousands)	As reported	$18,269	$16,919	$(20,813)
	Pro forma	$18,098	$16,324	$(21,458)
Net earnings (loss) per share-Diluted	As reported	$0.59	$0.55	$(0.67)
	Pro forma	$0.58	$0.53	$(0.69)

        The fair value for all options granted were estimated at the date of grant or revaluation using a Black-Scholes option pricing model with the following weighted-average assumptions: the expected life for all options is seven years; the expected dividend yield for all stock is zero percent and the expected volatility of all stock is zero percent. The fair market value of the Company's stock is determined by the Company's Board of Directors based on a value as determined by a multiple of "adjusted" earnings before interest, income taxes, depreciation and amortization ("Adjusted" EBITDA).

        The risk free interest rates utilized for the grants are as follows:

Option Grant Date	Risk Free Interest Rate
Fiscal 2001	4.62%-5.39%
Fiscal 2002	4.07%-5.22%
Fiscal 2003	3.72%-4.36%

        A summary of the status and changes of shares subject to options and the related average price per share is as follows:

	Shares Subject to Options	Average Option Price Per Share
Outstanding November 26, 2000 (1,539,086 options exercisable)	3,675,586	$2.27
Granted	747,000	9.48
Exercised	(288,056)	5.15
Canceled	(241,000)	2.02

Outstanding December 2, 2001 (1,860,930 options exercisable)	3,893,530	3.46
Granted	986,700	4.38
Exercised	(425,850)	1.03
Canceled	(834,000)	2.10

Outstanding December 1, 2002 (1,543,880 options exercisable)	3,620,380	4.31
Granted	342,500	5.00
Exercised	(242,485)	0.81
Canceled	(144,800)	7.67

Outstanding November 30, 2003 (1,915,180 options exercisable)	3,575,595	$4.45

        For various price ranges, weighted average characteristics of outstanding stock options at November 30, 2003 were as follows:

	Outstanding Options			Exercisable Options
Range of Exercise prices	Shares	Remaining Life (Years)	Weighted Average Price	Shares	Weighted Average Price
Class A
$0.00-$1.20	870,500	4.1	$0.52	852,700	$0.52
$2.40-$3.60	234,500	8.4	2.50	—	—
$3.60-$4.80	634,000	3.9	4.18	634,000	4.18
$4.80-$6.00	1,084,000	8.7	5.02	118,480	5.10
$6.01-$7.20	42,000	6.3	6.93	25,200	6.93
$7.21-$8.40	27,500	6.6	7.88	16,500	7.88
$8.41-$9.60	496,500	7.6	8.54	203,700	8.56
$10.80-$12.00	161,500	7.2	12.00	64,600	12.00
Class L
$0.00-$10.13	25,095	4.0	$10.13	25,095	$10.13

        The weighted average fair value of options granted were $0, $0 and $2.95 in 2003, 2002 and 2001, respectively.

Note 10—Income Taxes

        The Company and its domestic subsidiaries file a consolidated U.S. Federal income tax return. Income tax expense (benefit) consists of:

	Year ended Nov. 30, 2003	Year ended Dec. 1, 2002	Year ended Dec. 2, 2001
	(in thousands)
Current:
Federal	$10,743	$2,743	$9,541
State and local	1,097	433	(661)
Foreign	7,074	6,195	8,633

	18,914	9,371	17,513
Deferred:
Federal	(1,546)	(2,014)	(3,213)
State and local	(226)	(288)	(459)
Foreign	1,054	163	(1,239)

	(718)	(2,139)	(4,911)

Total tax expense including effects of cumulative effect of change in accounting principle	18,196	7,232	12,602
Expense allocated to cumulative effect of change in accounting principle	—	—	(101)

Income tax expense before cumulative effect of change in accounting principle	$18,196	$7,232	$12,501

        Income before taxes from foreign operations amounted to $11.8 million, $13.4 million, and $6.4 million for the years ended November 30, 2003, December 1, 2002, and December 2, 2001, respectively.

        The differences between the actual tax expense and tax expense computed at the statutory U.S. Federal tax rate are explained as follows:

	Year ended Nov. 30, 2003	Year ended Dec. 1, 2002	Year ended Dec. 2, 2001
Income tax expense (benefit) computed at statutory U.S. Federal income tax rate	$12,762	$8,453	$(2,962)
State and local income taxes, net of federal tax benefit	595	(1)	(775)
Foreign tax rate differential and effects of foreign earnings repatriation	283	1,946	1,260
Effect of nondeductible loss	—	—	(619)
Adjustment of estimated loss carryforward previously reserved	—	584	—
Change in valuation allowance on deferred tax assets	3,822	(5,258)	12,002
Effect of non deductible meals and entertainment	461	494	592
Other items, net	273	1,014	(745)

Income tax expense before permanent differences resulting from purchase accounting	18,196	7,232	8,753
Permanent differences resulting from purchase accounting, principally goodwill	—	—	3,748

Total income tax expense	$18,196	$7,232	$12,501

        Deferred income taxes reflect the tax effect of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. The Company's total deferred tax assets and liabilities and their significant components are as follows:

	2003		2002
	Current Asset (Liability)	Noncurrent Asset (Liability)	Current Asset (Liability)	Noncurrent Asset (Liability)
	(in thousands)
Accrued salaries and benefits	$5,567	$4,047	$4,271	$3,625
Allowance for doubtful accounts	6,423	3,208	9,910	—
Plant shutdown, idle facilities, and environmental costs	850	969	—	2,910
Tax credit and loss carryforward benefit	4,063	6,070	341	7,205
Accrued warranty reserve	3,434	—	3,529	—
Other accrued reserves	1,630	—	1,188	—
Book versus tax differences related to property, plant, and equipment	(354)	(25,054)	(552)	(24,639)
Book versus tax differences related to intangible assets	1,304	(6,932)	—	(10,204)
All other	2,635	1,099	3,445	60

	25,552	(16,593)	22,132	(21,043)

Valuation allowance	(5,046)	(5,520)	—	(6,744)

	$20,506	$(22,113)	$22,132	$(27,787)

        The Company has a valuation allowance against certain deferred tax assets of $10.6 million at November 30, 2003, primarily reflecting uncertainties regarding utilization of loss carryforward benefits. At December 1, 2002, the Company had a valuation allowance of $6.7 million related to uncertainties regarding utilization of tax credit and loss carryforward benefits in the statutory period.

        A provision has not been made for U.S. or foreign taxes on undistributed earnings of foreign subsidiaries. Upon repatriation of such earnings, withholding taxes might be imposed that are then available for use as credits against U.S. Federal income tax liability, subject to certain limitations. The amount of taxes that would be payable on repatriation of the entire amount of undistributed earnings is immaterial at November 30, 2003 and December 1, 2002.

Note 11—Retirement Plans

        Substantially all employees are covered by defined contribution profit sharing plans, where specific amounts (as annually established by the Company's board of directors) are set aside in trust for retirement benefits. Profit sharing expense was $10.8 million, $10.4 million, and $6.5 million for the years ended November 30, 2003, December 1, 2002, and December 2, 2001, respectively.

        The Company has a noncontributory, defined benefit pension plan covering current and former hourly employees at five of its active plants and seven previously closed facilities. The plan provides retirement and survivorship benefits based on the employees' credited years of service. The Company's funding policy provides for contributions of an amount between the minimum required and maximum amount that can be deducted for federal income tax purposes. Pension plan assets consist of investments in various publicly traded stock, bond and money market mutual funds. The Company records a minimum liability equal to the excess of the accumulated benefit obligation over the fair value of plan assets. Changes in the minimum liability in excess of pension costs recognized in earnings are charged to other comprehensive income, net of related deferred taxes. Because future compensation levels are not a factor in the plan's benefit formula, the accumulated benefit obligation is equal to the projected benefit obligation as reported below. Summarized information for the plan follows:

	2003	2002
Change in Benefit Obligation:
Projected Benefit Obligation at Beginning of Year	$9,486	$7,986
Service Cost	422	390
Interest Cost	610	553
Plan Changes	329	75
Actuarial (Gains)/Losses	516	678
Benefits Paid	(329)	(196)

Projected Benefit Obligation at End of Year	$11,034	$9,486

Change in Plan Assets:
Fair Value of Plan Assets at Beginning of Year	$5,396	$6,049
Actual Return on Assets	859	(606)
Employer Contribution	566	149
Benefits Paid	(329)	(196)

Fair Value of Plan Assets at End of Year	$6,492	$5,396

Funded Status of Plan:
Funded Status	$(4,542)	$(4,090)
Unrecognized Actuarial (Gain)/Loss	3,082	3,207
Unrecognized Transition (Asset)/Obligation	(437)	(525)
Unrecognized Prior Service Cost	1,015	814

Net Amount Recognized as of Fiscal Year End	$(882)	$(594)

Components of Net Periodic Pension Cost:
Service Cost	$422	$390
Interest Cost	610	553
Expected Return on Assets	(444)	(506)
Amortization of Unrecognized Net (Gain)/Loss	226	70
Amortization of Unrecognized Transition (Asset)/Obligation	(87)	(87)
Amortization of Unrecognized Prior Service Cost	128	121

Net Periodic Pension Cost/(Income)	$855	$541

	2003	2002
Weighted-average assumptions used to determine net periodic benefit cost:
Settlement (Discount) Rate	6.5%	7.0%
Expected Long-Term Return on Plan Assets	8.5%	8.5%
Weighted Average Rate of Increase In Future Compensation Levels	N/A	N/A

Note 12—Earnings Per Share

        The following table sets forth the computation of basic and diluted earnings per share:

	2003	2002	2001
	(in thousands)
Numerator:
Income (loss) before cumulative effect of change in accounting principle	$18,269	$16,919	$(20,965)
Cumulative effect of change in accounting principle	—	—	(152)

Net income (loss)	18,269	16,919	(20,813)
Liquidation preference for common L & M shares	20,458	18,598	16,862

Net income (loss) available to common shareholders	$(2,189)	$(1,679)	$(37,675)
Denominator:
Denominator for basic earnings per share — weighted average shares	31,142	30,935	31,075
Effect of dilutive securities:
Stock options	—	—	—

Denominator for diluted earnings per share — adjusted weighted-average shares and assumed conversions	31,142	30,935	31,075

        Due to the loss available to common shareholders in all three periods, the potentially dilutive securities would have been antidilutive. Accordingly, they are excluded from the calculation in dilutive earnings per share.

        The Company's capital stock consists of Class A common stock, par value $0.01 per share ("Class A Common"), Class B common stock, par value $0.01 per share ("Class B Common"), Class L common stock, par value $0.01 per share ("Class L Common"), and Class M common stock, par value $0.01 per share ("Class M Common" and collectively with the Class A Common, Class B Common and Class L Common, "Common Stock"). The Class L Common and the Class M Common are senior in right of payment to the Class A Common and Class B Common. Holders of Class B Common and Class M Common have no voting rights except as required by law. The holders of Class A Common and Class L Common are entitled to one vote per share on all matters to be voted upon by the stockholders of the Company, including the election of directors. Class A Common and Class L Common are otherwise identical, except that the shares of Class L Common are entitled to a preference over Class A Common with respect to any distribution by the Company to holders of its capital stock equal to the original cost of such share ($40.50) plus an amount which accrues on a daily basis at a rate of 10% per annum, compounded annually. Class B Common and Class M Common are otherwise identical, except that the shares of Class M Common are entitled to a preference over Class B Common with respect to any distribution by the Company to holders of its capital stock equal to the original cost of such share ($40.50) plus an amount which accrues on a daily basis at a rate of 10% per annum, compounded annually. The Class B Common and the Class M Common are convertible into Class A Common and Class L Common, respectively, automatically upon consummation of an initial public offering by the Company. As of November 30, 2003 and December 1, 2002, the aggregate liquidation preference of Class L and Class M Common, including the preferred yield of 10% compounded annually, amounted to $225.3 million and $204.9 million, respectively. The Board of Directors of the Company is authorized to issue preferred stock, par value $0.01 per share, with such designations and other terms as may be stated in the resolutions providing for the issue of any such preferred stock adopted from time to time by the Board of Directors.

Note 13—Summary of Interim Financial Information (Unaudited)

        Quarterly financial data for the years ended November 30, 2003 and December 1, 2002, is presented below:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Amounts in thousands, except for share data)
2003:
Net sales	$288,311	$269,776	$324,941	$306,832
Gross profit	122,956	107,826	135,974	127,997
Net income (loss)	9,093	(1,018)	8,697	1,497
Earnings per share — Basic	0.29	(0.03)	0.28	0.05
Earnings per share — Diluted	0.29	(0.03)	0.28	0.05
2002:
Net sales	$291,773	$299,755	$313,607	$284,033
Gross profit	126,763	129,493	131,251	121,998
Net income (loss)	8,446	(8,392)	8,354	8,511
Earnings per share — Basic	0.27	(0.27)	0.27	0.28
Earnings per share — Diluted	0.27	(0.27)	0.27	0.28

Note 14—Business Acquisitions

        On April 6, 2001, the Company acquired the outstanding capital stock of Sapsa Bedding, S.A., of Paris, France for $31.5 million, including costs associated with the acquisition. Sapsa, with primary locations in Paris, France and Milan, Italy, manufactures and sells latex bedding and bedding products to retailers and wholesalers in Europe. Sapsa also sells latex mattress cores and pillows to other manufacturers which sell the finished products under their own trademark. As part of the purchase price, the Company was holding EUR 4.3 million (approximately $4.3 million) as additional escrow funds which was disbursed in November 2002. The Company recorded the acquisition using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair market values. As a result of the purchase price allocation, the Company recorded $18.1 million of goodwill and $2.3 million of other amortizable intangibles.

Cash price	$31.5
Liabilities assumed	44.8

Purchase price	76.3
Fair value of assets acquired	55.9

Goodwill and other intangible assets	$20.4

        During the first quarter of 2002, the Company took control of a retail mattress company in which it had previously made investments in the form of a supply agreement and additional equity. This investment provided the Company an opportunity to determine whether the entity would be a viable distribution source for the Company's products. It is not the Company's strategy to own or control retail operations. Based on management's assessment, evaluation and consideration of alternative business strategies of the Company, it was determined that the acquired entity did not represent a valid business strategy and ceased its operations in May 2002. The Company recorded a non-cash charge of $5.8 million associated with this shut-down of the business representing a write-off of previously recorded goodwill of $5.3 million and a write-down of other assets to their estimated liquidation value. See note 17 regarding other plant/business closure and restructuring charges.

        Due to the immateriality of the acquisitions to the Company's balance sheet and statement of operations, no pro forma disclosures are considered necessary.

Note 15—Contingencies

        The Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business. While the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

        The Company is currently conducting an environmental cleanup at a formerly owned facility in South Brunswick, New Jersey pursuant to the New Jersey Industrial Site Recovery Act. The Company and one of its subsidiaries are parties to an Administrative Consent Order issued by the New Jersey Department of Environmental Protection. Pursuant to that order, the Company and its subsidiary agreed to conduct soil and groundwater remediation at the property. The Company does not believe that its manufacturing processes were the source of contamination. The Company sold the property in 1997. The Company and its subsidiary retained primary responsibility for the required remediation. The Company has completed essentially all soil remediation with the New Jersey Department of Environmental Protection approval, and has concluded a pilot test of the groundwater remediation system. The Company is working with the New Jersey Department of Environmental Protection to develop and implement a remediation plan for the sediment in Oakeys Brook adjoining the site.

        The Company is also remediating soil and groundwater contamination at an inactive facility located in Oakville, Connecticut. Although the Company is conducting the remediation voluntarily, it obtained Connecticut Department of Environmental Protection approval of the remediation plan. The Company has completed essentially all soil remediation under the remediation plan and is currently monitoring groundwater at the site. The Company believes the contamination is attributable to the manufacturing operations of previous unaffiliated occupants of the facility.

        The Company removed three underground storage tanks previously used for diesel, gasoline, and waste oil from its South Gate, California facility in March 1994 and remediated the soil in the area. Since August 1998, the Company has been working with the California Regional Water Quality Control Board, Los Angeles Region to monitor ground water at the site.

        While the Company cannot predict the ultimate timing or costs of the South Brunswick, Oakville, and South Gate environmental matters, based on facts currently known, the Company believes that the accruals recorded are adequate and does not believe the resolution of these matters will have a material adverse effect on the financial position or future operations of the Company; however, in the event of an adverse decision, these matters could have a material adverse effect.

        The state of California adopted new flame retardant regulations related to manufactured mattresses and box springs which will be effective January 1, 2005. The Company expects to be in full compliance with those regulations by the effective date. The Company does not expect the impact of those regulations to be significant to the Company's results of operations or financial position.

        In 2000, Montgomery Ward, a customer of Sealy, declared bankruptcy and filed for protection under Chapter 7 of the U.S. Bankruptcy Code. In 2003, the bankruptcy trustee filed a claim of $3.7 million associated with certain alleged preferential payments by Montgomery Ward to Sealy. Currently, the case is in the discovery phase and the Company believes it has significant defenses against such claims. While the Company cannot predict the ultimate outcome, the Company believes it has adequate accruals recorded with respect to this claim and does not believe the resolution of these matters will have a material adverse effect on the financial position or future operations of the Company.

Note 16—Segment Information

        The Company operates predominately in one reportable industry segment, the manufacture and marketing of conventional bedding. During 2003, 2002 and 2001 no one customer represented 10% or more of total net sales. Sales outside the United States were $239.1 million, $216.8 million and $187.7 million for 2003, 2002 and 2001, respectively. Additionally, long-lived assets (principally property, plant and equipment and other investments) outside the United States were $49.7 million and $43.7 million as of November 30, 2003 and December 1, 2002, respectively.

Note 17—Plant/Business Closings and Restructuring Charges

        Due to continued weak performance and the fact that it is not the Company's strategy to own or control retail operations, the Company committed to a plan in the fourth quarter of 2003 to dispose of its wholly-owned retail subsidiary by sale or liquidation in early 2004. Accordingly, the Company recognized an impairment charge of $1.8 million during the fourth quarter, which included the write-off of $1.6 million of goodwill on the books of the subsidiary plus impairment charges for leasehold improvements likely to be abandoned. Following the disposal of this subsidiary, the Company will no longer have a direct interest in any domestic mattress retailer.

        During 2002, the Company shutdown its Lake Wales and Taylor facilities. The Company recorded a $2.5 million charge associated with the Lake Wales shutdown to writedown the land, building and equipment to its estimated fair market value and is actively pursuing the sale of this facility. The Company also recorded a $0.3 million charge primarily for severance associated with the shutdown of the Taylor plant, a leased facility.

        See note 14 regarding a $5.8 million charge in 2002 due to the closure of a retail subsidiary.

        During the first quarter of 2001, the Company commenced a plan to shutdown its Memphis facility and recorded a $0.5 million charge primarily for severance. The Company ceased operations in the second quarter of 2001 and is actively pursuing the sale of the facility. Also during the first quarter of 2001, the Company recorded a $0.7 million charge for severance related to a management reorganization. All payments related to these charges have been made.

        During 2001, Rozen's operations were negatively impacted by deteriorating economic conditions in Argentina resulting in a loss from operations. As a result of these economic conditions, the Argentine government allowed the peso, previously pegged 1 to 1 to the U.S. dollar, to freely float at a market exchange rate subsequent to December 2, 2001. In addition, the Argentine government imposed a restriction that severely limited cash withdrawals from the country. As a result of the operating loss incurred by Rozen, the deteriorating economic conditions and the uncertainty surrounding the peso devaluation, the Company reviewed the carrying value of its investment in Rozen S.R.L. As a consequence, the Company recorded a non-cash impairment charge of $4.4 million in 2001 to write off all remaining unamortized goodwill. Management believes the value of the remaining assets are recoverable. On November 30, 2003, the peso was trading at approximately 3.0 pesos to the dollar.

Note 18—Related Party Transactions

        The Company previously contributed cash and other assets to Mattress Holdings International LLC ("MHI"), a company which was controlled by the Company's largest stockholder, Bain Capital LLC, in exchange for a non-voting interest. MHI was formed to invest in domestic and international loans, advances and investments in joint ventures, licensees and retailers. The equity ownership of MHI was transferred from Bain to the Company in November 2002. In 1999, MHI acquired a minority interest in Malachi Mattress America, Inc. ("Malachi"), a domestic mattress retailer, and indirectly through a Bain controlled holding company acquired a minority interest in Mattress Holdings Corporation (MHC). MHC owns an interest in Mattress Discounters Corporation, a domestic mattress retailer. In addition, MHC sold all of its equity interest in an international retailer on April 15, 2003. This international retailer had been an affiliate of the Company since MHC's acquisition in 2000.

        In October 2002, Mattress Discounters Corporation filed a voluntary joint petition with the U.S. Bankruptcy Court for the District of Maryland for reorganization under Chapter 11 of the U.S. Bankruptcy Code and was operating as a debtor in possession under the Bankruptcy Code. Effective March 14, 2003, Mattress Discounters emerged from bankruptcy. At the time Mattress Discounters filed for bankruptcy protection, the Company had recorded in its financial statements a $12.5 million participation in Mattress Discounters' banking facility and $16.0 million in trade receivables. The Company had fully-reserved the trade receivables. As part of the approved bankruptcy settlement, the Company received a non-controlling minority interest in Mattress Discounters and a $12.9 million secured note, guaranteed by MHC. Other entities affiliated with Bain Capital LLC also received a minority interest in Mattress Discounters. During the bankruptcy period, Mattress Discounters exited four markets. The majority of the stores in the exited markets were acquired by other current Sealy customers. The Company and Mattress Discounters also amended the existing long-term supply agreement to remove a requirement for Sealy to be Mattress Discounters' exclusive supplier. The Company does not believe that any sales reductions, as a result of the amended supply agreement or the markets exited, will have a material adverse effect on the Company. Since emerging from bankruptcy, Mattress Discounters has generally been paying within stated terms. Concurrent with the previously mentioned sale of the international bedding retailer by MHC, Sealy consummated the sale to MHC of the $12.9 million note and the equity interest that Sealy received in the Mattress Discounters bankruptcy, as well as MHI's equity interest in MHC for $13.6 million. As a result of these transactions, the Company no longer has any direct interest in Mattress Discounters other than trade receivables in the normal course of business.

        In October 2002, MHI acquired substantially all of the remaining interest in Malachi. Concurrent with the acquisition, MHI sold 100% of its interest in Malachi to an independent third party, canceled $21.7 million in trade receivables, all of which were fully reserved, received a $17.5 million long-term note with an estimated current fair value of $10.3 million, due and payable in 2009, and Malachi's name was changed to Mattress Firm, Inc (MFI). MHI also loaned Mattress Firm, Inc. $3.3 million secured by all of its assets. During 2003, MFI made a $0.2 million principal payment on this note reducing the total outstanding amount to $3.1 million. Both the note and the loan are recorded in Long-term notes receivable in the balance sheet. The Company's net trade receivable balance from MFI at November 30, 2003 and December 1, 2002 was $7.3 million and $7.4 million, respectively. The Company believes that the operating performance of Mattress Firm, Inc. has improved in 2003 compared to 2002. In addition, the current owners, at the time of the transaction, made additional cash infusions in the business which improved its overall capital structure. The Company has been receiving timely payments on its outstanding receivables assumed by MFI. Based on this, the Company believes that it has adequate reserves against its current exposure. The Company will, however, continue to monitor this business to determine whether reserve levels are appropriate. Concurrent with the transactions, the Company entered into a new long-term, non-exclusive supply agreement with Mattress Firm, Inc. through November 1, 2008 which replaced an exclusive supply agreement. The Company does not expect that any sales reduction as a result of the amended supply agreement will have a material adverse effect on the Company. As a result of the transactions previously described, MFI is no longer an affiliate of Bain Capital, LLC or Sealy and sales since the date of the transactions are shown in the statement of operations as sales to non-affiliates.

        As previously mentioned, MHC sold its interest in an international bedding retailer on April 15, 2003. Consequently, this retailer is no longer an affiliate of Sealy. Sales to this retailer after April 15, 2003 have been included in sales to non-affiliates in the statement of operations.

        The following table provides affiliate sales for the years ended November 30, 2003, December 1, 2002 and December 2, 2001:

	Year ended November 30, 2003	Year Ended December 1, 2002	Year Ended December 2, 2001
	($'s in million)
Mattress Discounters Corporation	$28.0	$71.6	$82.1
Malachi Mattress America, Inc.*	$—	$58.7	$67.9
International retailer	$4.0	$13.2	$11.0

*
Malachi Mattress America, Inc. was not an affiliate for any part of 2003

        Various operating factors combined with weak economic conditions during 2001, resulted in a review by Company management of the equity values related to its investments in Malachi Mattress America, Inc. and Mattress Discounters Corporation. The Company determined that the decline in the value of such investments was other than temporary and, as a consequence, recognized a non-cash impairment charge of $26.3 million to write-down the investments to their estimated fair values as of the end of the third quarter of 2001. In addition, the Company recorded specific bad debt charges of $22.6 million in 2002 for Malachi and Mattress Discounters.

        The Company believes that the terms on which mattresses were supplied to these affiliates were not materially more or less favorable than those that might reasonably be obtained in a comparable transaction on an arm's length basis from a person that is not an affiliate or related party.

        Amounts paid to Bain Capital, LLC pursuant to a management services agreement totaled $2.0 million annually in fiscal years 2003, 2002 and 2001.

Note 19—Guarantor/Non-Guarantor Financial Information

        As discussed in Note 4, the Parent and each of the Guarantor Subsidiaries has fully and unconditionally guaranteed, on a joint and several basis, the obligation to pay principal and interest with respect to the Notes. Substantially all of the Issuer's operating income and cashflow is generated by its subsidiaries. As a result, funds necessary to meet the Issuer's debt service obligations are provided in part by distributions or advances from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of the Issuer's subsidiaries, could limit the Issuer's ability to obtain cash from its subsidiaries for the purpose of meeting its debt service obligations, including the payment of principal and interest on the Notes. Although holders of the Notes will be direct creditors of the Issuer's principal direct subsidiaries by virtue of the guarantees, the Issuer has subsidiaries ("Non-Guarantor Subsidiaries") that are not included among the Guarantor Subsidiaries, and such subsidiaries will not be obligated with respect to the Notes. As a result, the claims of creditors of the Non-Guarantor Subsidiaries will effectively have priority with respect to the assets and earnings of such companies over the claims of creditors of the Issuer, including the holders of the Notes.

        The following supplemental consolidating condensed financial statements present:

        1.     Consolidating condensed balance sheets as of November 30, 2003 and December 1, 2002, consolidating condensed statements of operations and cash flows for each of the years in the three-year period ended November 30, 2003.

        2.     Sealy Corporation (the "Parent" and a "Guarantor"), Sealy Mattress Company (the "Issuer"), combined Guarantor Subsidiaries and combined Non-Guarantor Subsidiaries with their investments in subsidiaries accounted for using the equity method.

        3.     Elimination entries necessary to consolidate the Parent and all of its subsidiaries.

        Separate financial statements of each of the Guarantor Subsidiaries are not presented because Management believes that these financial statements would not be material to investors.

Sealy Corporation
Supplemental Consolidating Condensed Balance Sheet
November 30, 2003
(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$31	$90,985	$10,084	$—	$101,100
Accounts receivable — Non-affiliates, net	15	(38)	103,358	57,649	—	160,984
Accounts receivable — Affiliates, net			1,758		—	1,758
Inventories	—	1,774	33,258	14,381	—	49,413
Prepaid expenses, deferred income taxes and other current assets	(63)	6,548	31,756	5,163	—	43,404

	(48)	8,315	261,115	87,277	—	356,659
Property, plant and equipment, at cost	—	6,485	231,966	61,267	—	299,718
Less accumulated depreciation	—	3,339	111,777	13,777	—	128,893

	—	3,146	120,189	47,490	—	170,825
Other assets:
Goodwill	—	14,816	314,698	52,377	—	381,891
Other intangibles, net	—	—	4,415	949	—	5,364
Net investment in and advances to (from) subsidiaries	(18,896)	613,359	(349,653)	(91,683)	(153,127)	—
Long-term notes receivable	—	—	—	13,323	—	13,323
Debt issuance costs, net, and other assets	96	17,946	10,535	2,427	—	31,004

	(18,800)	646,121	(20,005)	(22,607)	(153,127)	431,582

Total assets	$(18,848)	$657,582	$361,299	$112,160	$(153,127)	$959,066

Liabilities And Stockholders' Equity (Deficit)
Current liabilities:
Current portion — long-term obligations	$—	$41,918	$—	$5,705	$—	$47,623
Accounts payable	—	204	51,851	33,423	—	85,478
Accrued customer incentives and advertising	—	1,369	29,045	5,132	—	35,546
Accrued compensation	—	102	21,675	5,806	—	27,583
Accrued interest	847	1,028	21,109	581	—	23,565
Other accrued expenses	10	7,842	31,385	5,602	—	44,839

	857	52,463	155,065	56,249	—	264,634
Long-term obligations	49,989	648,056	44	1,541	—	699,630
Other noncurrent liabilities	6,998	6,202	29,095	6,556	—	48,851
Deferred income taxes	(530)	(1,202)	19,590	4,255	—	22,113
Stockholders' equity (deficit)	(76,162)	(47,937)	157,505	43,559	(153,127)	(76,162)

Total liabilities and stockholders' equity (deficit)	$(18,848)	$657,582	$361,299	$112,160	$(153,127)	$959,066

Sealy Corporation
Supplemental Consolidating Condensed Balance Sheet
December 1, 2002
(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$28	$21,881	$5,534	$—	$27,443
Accounts receivable — Non-affiliates, net	11	16	115,141	49,574	—	164,742
Accounts receivable — Affiliates, net			420	3,333	—	3,753
Inventories	—	1,501	36,377	15,509	—	53,387
Prepaid expenses, deferred income taxes and other current assets	(97)	5,557	29,490	7,748	—	42,698

	(86)	7,102	203,309	81,698	—	292,023
Property, plant and equipment, at cost	—	5,398	223,526	51,702	—	280,626
Less accumulated depreciation	—	2,517	95,568	8,616	—	106,701

	—	2,881	127,958	43,086	—	173,925
Other assets:
Goodwill	—	14,816	314,698	45,432	—	374,946
Other intangibles, net	—	—	3,689	1,389	—	5,078
Net investment in and advances to (from) subsidiaries	(65,254)	590,852	(359,727)	(110,986)	(54,885)	—
Long-term notes receivable	—	—	—	12,022	—	12,022
Investment in and advances to affiliate	—	—	—	12,950	—	12,950
Debt issuance costs, net, and other assets	106	22,318	8,954	2,626	—	34,004

	(65,148)	627,986	(32,386)	(36,567)	(54,885)	439,000

Total assets	$(65,234)	$637,969	$298,881	$88,217	$(54,885)	$904,948

Current liabilities:
Current portion — long-term obligations	$—	$29,437	$—	$3,901	$—	$33,338
Accounts payable	—	229	38,481	30,380	—	69,090
Accrued customer incentives and advertising	—	1,059	35,468	5,003	—	41,530
Accrued compensation	—	144	19,589	4,749	—	24,482
Accrued interest	—	1,764	12,246	253	—	14,263
Other accrued expenses	51	10,224	25,238	7,984	—	43,497

	51	42,857	131,022	52,270	—	226,200
Long-term obligations	45,246	672,340	63	2,247	—	719,896
Other noncurrent liabilities	5,687	10,442	25,593	5,083	—	46,805
Deferred income taxes	(478)	679	19,582	8,004	—	27,787
Stockholders' equity (deficit)	(115,740)	(88,349)	122,621	20,613	(54,885)	(115,740)

Total liabilities and stockholders' equity (deficit)	$(65,234)	$637,969	$298,881	$88,217	$(54,885)	$904,948

Sealy Corporation
Supplemental Consolidating Condensed Statements of Operations
Year Ended November 30, 2003
(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales — Non-affiliates	$—	$51,765	$893,820	$228,233	$(15,931)	$1,157,887
Net sales — Affiliates	—	—	27,928	4,045	—	31,973

Total net sales	—	51,765	921,748	232,278	(15,931)	1,189,860
Costs and expenses:
Cost of goods sold — Non- affiliates	—	34,826	513,658	143,861	(15,931)	676,414
Cost of goods sold — Affiliates	—	—	16,031	2,662	—	18,693

Total cost of goods sold	—	34,826	529,689	146,523	(15,931)	695,107
Selling, general and administrative	(101)	15,334	314,469	67,387	—	397,089
Stock based compensation	1,311	—	—	—	—	1,311
Plant/Business closing and restructuring charges	—	—	—	1,825	—	1,825
Amortization of intangibles	—	—	289	814	—	1,103
Royalty (income) expense, net	—	—	(13,462)	990	—	(12,472)

Income (loss) from operations	(1,210)	1,605	90,763	14,739	—	105,897
Interest expense	5,800	61,230	462	1,033	—	68,525
Other (income) expense, net	—	2,550	(936)	(707)	—	907
Loss (income) from equity investees	(19,393)	(22,801)	—	—	42,194	—
Loss (income) from non-guarantor equity investees	—	(95)	(5,199)	—	5,294	—
Capital charge and intercompany interest allocation	(4,766)	(55,183)	56,103	3,846	—	—

Income (loss) before income taxes	17,149	15,904	40,333	10,567	(47,488)	36,465
Income tax expense (benefit)	(1,120)	(3,489)	17,532	5,273	—	18,196

Net income (loss)	$18,269	$19,393	$22,801	$5,294	$(47,488)	$18,269

Sealy Corporation
Supplemental Consolidating Condensed Statements of Operations
Year Ended December 1, 2002
(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales — Non-affiliates	$—	$43,958	$816,284	$196,570	$(11,173)	$1,045,639
Net sales — Affiliates	—	—	130,304	13,225	—	143,529

Total net sales	—	43,958	946,588	209,795	(11,173)	1,189,168
Costs and expenses:
Cost of goods sold — Non- affiliates	—	29,787	460,322	122,943	(11,173)	601,879
Cost of goods sold—Affiliates	—	—	68,875	8,909	—	77,784

Total cost of goods sold	—	29,787	529,197	131,852	(11,173)	679,663
Selling, general and administrative	180	10,596	334,771	64,918	—	410,465
Stock based compensation	771	—	—	—	—	771
Plant/Business closure and restructuring charges	—	—	2,779	5,802	—	8,581
Amortization of intangibles	—	—	289	774	—	1,063
Royalty income, net	—	—	(12,008)	853	—	(11,155)

Income (loss) from operations	(951)	3,575	91,560	5,596	—	99,780
Interest expense	5,455	64,915	695	1,506	—	72,571
Other (income) expense, net	(5)	—	(1,480)	4,543	—	3,058
Loss (income) from equity investees	(15,659)	(17,646)	—	—	33,305	—
Loss (income) from non-guarantor equity investees	—	256	2,139	—	(2,395)	—
Capital charge and intercompany interest allocation	(8,199)	(58,869)	64,102	2,966	—	—

Income (loss) before income taxes	17,457	14,919	26,104	(3,419)	(30,910)	24,151
Income tax expense (benefit)	538	(740)	8,458	(1,024)	—	7,232

Net income (loss)	$16,919	$15,659	$17,646	$(2,395)	$(30,910)	$16,919

Sealy Corporation
Supplemental Consolidating Condensed Statements of Operations
Year Ended December 2, 2001
(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales — Non-affiliates	$—	$46,427	$797,276	$164,930	$(15,601)	$993,032
Net sales — Affiliates	—	—	149,972	11,049	—	161,021

Total net sales	—	46,427	947,248	175,979	(15,601)	1,154,053
Costs and expenses:
Cost of goods sold — Non-affiliates	—	30,649	460,968	105,725	(15,601)	581,741
Cost of goods sold — Affiliates	—	—	79,290	7,555	—	86,845

Total cost of goods sold	—	30,649	540,258	113,280	(15,601)	668,586
Selling, general and administrative	120	13,266	327,742	45,731	—	386,859
Stock based compensation	(2,733)	—	—	—	—	(2,733)
Plant/Business closing and restructuring charges	—	—	1,183	—	—	1,183
Amortization of intangibles	—	382	11,012	2,080	—	13,474
Asset impairment charge	—	—	—	4,422	—	4,422
Royalty income, net	—	—	(11,667)	—	—	(11,667)

Income from operations	2,613	2,130	78,720	10,466	—	93,929
Interest expense	4,853	70,469	688	2,037	—	78,047
Other (income) expense, net	(40)	695	(6,263)	29,954	—	24,346
Loss (income) from equity investees	26,503	19,135	—	—	(45,638)	—
Loss (income) from non-guarantor equity investees	—	6,326	21,292	—	(27,618)	—
Capital charge and intercompany interest allocation	(13,189)	(66,432)	78,512	1,109	—	—

Income (loss) before income taxes, cumulative effect of change in accounting principle	(15,514)	(28,063)	(15,509)	(22,634)	73,256	(8,464)
Income tax expense (benefit)	5,299	(1,408)	3,626	4,984	—	12,501

Income (loss) before cumulative effect of change in accounting principle	(20,813)	(26,655)	(19,135)	(27,618)	73,256	(20,965)
Cumulative effect of change in accounting principle	—	(152)	—	—	—	(152)

Net income (loss)	$(20,813)	$(26,503)	$(19,135)	$(27,618)	$73,256	$(20,813)

Sealy Corporation
Supplemental Consolidating Condensed Statements of Cash Flows
Year Ended November 30, 2003
(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$(2,638)	$81,950	$8,601	$—	$87,913

Cash flows from investing activities:
Purchase of property, plant and equipment	—	(416)	(11,629)	(1,398)	—	(13,443)
Cash received on affiliate note and investment	—	—	—	13,611	—	13,611
Net activity in investment in and advances to (from) subsidiaries and affiliates	(103)	18,919	(1,438)	(17,378)	—	—
Proceeds from the sale of property, plant and equipment	—	—	257	—	—	257

Net cash provided by (used in) investing activities	(103)	18,503	(12,810)	(5,165)	—	425
Cash flows from financing activities:
Issuance of public notes	—	51,500	—	—	—	51,500
(Repayment of) borrowings on long-term obligations	—	(63,315)	(36)	1,114	—	(62,237)
Equity issuances	103	—	—	—	—	103
Debt issuance costs	—	(4,047)	—	—	—	(4,047)

Net cash (used in) provided by financing activities	103	(15,862)	(36)	1,114	—	(14,681)

Change in cash and cash equivalents	—	3	69,104	4,550	—	73,657
Cash and cash equivalents:
Beginning of period	—	28	21,881	5,534	—	27,443

End of period	$—	$31	$90,985	$10,084	$—	$101,100

Sealy Corporation
Supplemental Consolidating Condensed Statements of Cash Flows
Year Ended December 1, 2002
(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$—	$725	$84,135	$15,107	$—	$99,967

Cash flows from investing activities:
Purchase of property, plant and equipment	—	(225)	(14,186)	(2,437)	—	(16,848)
Purchase of business, net of cash acquired	—	—	—	(6,829)	—	(6,829)
Note receivable from prior affiliate	—	—	—	(3,272)	—	(3,272)
Cash paid on affiliate note	—	—	—	(12,500)	—	(12,500)
Net activity in investment in and advances to (from) subsidiaries and affiliates	369	29,335	(54,429)	24,725	—	—

Net cash provided by (used in) investing activities	369	29,110	(68,615)	(313)	—	(39,449)
Cash flows from financing activities:
Treasury stock repurchase, including direct expenses	(801)	—	—	—	—	(801)
Repayment of long-term obligations	—	(27,637)	(81)	(14,773)	—	(42,491)
Equity issuances	432	—	—	—	—	432
Debt issuance costs	—	(1,600)	—	—	—	(1,600)
Purchase of interest rate cap	—	(625)	—	—	—	(625)

Net cash used in financing activities	(369)	(29,862)	(81)	(14,773)	—	(45,085)

Change in cash and cash equivalents	—	(27)	15,439	21	—	15,433
Cash and cash equivalents:
Beginning of period	—	55	6,442	5,513	—	12,010

End of period	$—	$28	$21,881	$5,534	$—	$27,443

Sealy Corporation
Supplemental Consolidating Condensed Statements of Cash Flows
Year Ended December 2, 2001
(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$3,665	$(13,787)	$21,401	$—	$11,279

Cash flows from investing activities:
Purchase of property, plant and equipment	—	(380)	(17,557)	(2,186)	—	(20,123)
Proceeds from sale of property, plant and equipment	—	—	65	—	—	65
Purchase of business, net of cash acquired	—	—	—	(26,643)	—	(26,643)
Investments in and advances to affiliates	—	—	(15,950)	(201)	—	(16,151)
Net activity in investment in and advances to (from) subsidiaries and affiliates	11,710	(67,401)	60,934	(5,243)	—	—

Net cash provided by (used in) investing activities	11,710	(67,781)	27,492	(34,273)	—	(62,852)
Cash flows from financing activities:
Treasury stock repurchase, including direct expenses	(12,178)	—	—	—	—	(12,178)
Issuance of public notes	—	127,500	—	—	—	127,500
Repayment of long-term obligations	—	(57,987)	(13,935)	721	—	(71,201)
Net borrowings from revolving credit facilities	—	—	—	6,803	—	6,803
Equity issuances	468	—	—	—	—	468
Debt issuance costs	—	(5,696)	—	(227)	—	(5,923)

Net cash used in financing activities	(11,710)	63,817	(13,935)	7,297	—	45,469

Change in cash and cash equivalents	—	(299)	(230)	(5,575)	—	(6,104)
Cash and cash equivalents:
Beginning of period	—	354	6,672	11,088	—	18,114

End of period	$—	$55	$6,442	$5,513	$—	$12,010

SEALY CORPORATION

Condensed Consolidated Balance Sheet
(in thousands)

February 29, 2004
(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$77,841
Accounts receivable—Non-affiliates, net	181,130
Accounts receivable—Affiliates, net (Note 11)	1,967
Inventories	50,117
Prepaid expenses, deferred taxes and other current assets	41,942

352,997
Property, plant and equipment—at cost	305,932
Less: accumulated depreciation	(134,318)

171,614
Other assets:
Goodwill	382,885
Other intangibles, net	5,123
Long-term notes receivable	13,573
Debt issuance costs, net, and other assets	30,666

432,247

$956,858

Liabilities and Stockholders' (Deficit)
Current liabilities:
Current portion of long-term obligations (Note 14)	$71,129
Accounts payable	90,647
Accrued incentives and advertising	33,562
Accrued compensation	17,479
Accrued interest	12,234
Other accrued expenses	44,665

269,716
Long-term obligations, net (Note 14)	676,805
Other noncurrent liabilities	49,241
Deferred income taxes	22,946
Stockholders' (deficit) equity:
Common stock	326
Additional paid-in capital	146,552
Accumulated deficit	(190,236)
Accumulated other comprehensive loss	(4,920)
Common stock held in treasury, at cost	(13,572)

(61,850)

$956,858

See accompanying notes to condensed consolidated financial statements.

SEALY CORPORATION

Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	February 29, 2004	March 2, 2003
Net sales—Non-affiliates	$312,609	$277,403
Net sales—Affiliates (Note 11)	5,589	10,908

Total net sales	318,198	288,311
Cost of goods sold—Non-affiliates	180,393	159,465
Cost of goods sold—Affiliates (Note 11)	3,208	5,890

Total cost of goods sold	183,601	165,355

Gross Profit	134,597	122,956
Selling, general and administrative	101,626	92,657
Stock based compensation	—	540
Amortization of intangibles	294	260
Royalty income, net of royalty expense	(3,384)	(2,713)

Income from operations	36,061	32,212
Interest expense	16,944	17,077
Other income (Note 5)	(434)	(296)

Income before income tax expense	19,551	15,431
Income tax expense	8,290	6,338

Net income	11,261	9,093
Liquidation preference for common L & M shares	5,634	5,114

Net income available to common shareholders	$5,627	$3,979

Earnings per share—Basic:
Net income—Basic	0.36	0.29
Liquidation preference for common L & M shares	(0.18)	(0.16)

Net income available to common shareholders	$0.18	$0.13

Earnings per share—Diluted:
Net income—Diluted	0.36	0.29
Liquidation preference for common L & M shares	(0.18)	(0.16)

Net income available to common shareholders	$0.18	$0.13

Weighted average number of common shares outstanding:
Basic	31,241	31,175
Diluted	31,262	31,200

See accompanying notes to condensed consolidated financial statements.

SEALY CORPORATION

Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	February 29, 2004	March 2, 2003
Net cash used in operating activities	$(18,543)	$(15,712)

Cash flows from investing activities:
Purchase of property, plant and equipment, net	(5,343)	(2,316)

Net cash used in investing activities	(5,343)	(2,316)
Cash flows from financing activities:
Treasury stock repurchase	(508)	—
Proceeds from long-term obligations, net	854	6,912
Equity issuances	314	87
Debt issuance costs	(33)	(1,161)

Net cash provided by financing activities	627	5,838

Change in cash and cash equivalents	(23,259)	(12,190)
Cash and cash equivalents:
Beginning of period	101,100	27,443

End of period	$77,841	$15,253

Supplemental disclosures:
Selected noncash items:
Non-cash compensation	$—	$540
Depreciation and amortization	6,123	5,668
Non-cash interest expense associated with:
Junior Subordinated Notes	—	1,357
Debt issuance costs	1,422	1,396
(Premium) discount on Senior Subordinated Notes, net	(173)	483
Net interest income associated with interest rate swap and cap agreements	(342)	(290)

See accompanying notes to condensed consolidated financial statements.

SEALY CORPORATION

Notes to Condensed Consolidated Financial Statements

Note 1:    Basis of Presentation

        The condensed consolidated interim financial statements are unaudited, and certain information and footnote disclosures related thereto normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted in accordance with Rule 10-01 of Regulation S-X. In the opinion of management, the accompanying unaudited consolidated financial statements were prepared following the same policies and procedures used in the preparation of the audited financial statements and reflect all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position of Sealy Corporation and its subsidiaries (the "Company"). The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year. These consolidated financial statements should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended November 30, 2003.

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount of assets and liabilities and disclosures on contingent assets and liabilities at quarter end and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from these estimates.

        On April 6, 2004, the Company completed a merger with affiliates of Kohlberg Kravis Roberts & Co., L.P. ("KKR") whereby KKR acquired 92% of the Company's capital stock. Certain of the Company's current stockholders, including affiliates of Bain Capital, LLC and others, retained an 8% interest in the Company's stock. The merger is expected to be accounted for as a recapitalization. No adjustments have been made to the accompanying condensed consolidated interim financial statements to reflect the anticipated effects of the recapitalization. See also Note 14 for further details of the proposed recapitalization.

        Net sales as presented herein reflect a reduction of $15.3 million and $11.6 million, respectively, for the quarters ended February 29, 2004 and March 2, 2003, for cash consideration paid to the Company's customers for certain promotional programs and volume rebates as required by the Emerging Issues Task Force of the Financial Accounting Standards Board (EITF) Issue 01-09, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Product".

        Certain reclassifications of previously reported financial information were made to conform to the 2004 presentation.

Note 2:    Inventories

        The major components of inventories were as follows:

February 29, 2004
(in thousands)
Raw materials	$26,614
Work in process	14,618
Finished goods	8,885

$50,117

Note 3:    Warranty Costs

        The Company's warranty policy provides a 10-year non-prorated warranty service period on all currently manufactured Sealy Posturepedic, Stearns & Foster and Bassett bedding products and some other Sealy-branded products. The Company's policy is to accrue the estimated cost of warranty coverage at the time the sale is recorded. The change in the company's accrued warranty obligations from November 30, 2003 to February 29, 2004 was as follows (in thousands):

Accrued warranty obligations at November 30, 2003	$9,135
Warranty claims	(3,051)
2004 warranty provisions	2,977

Accrued warranty obligations at February 29, 2004	$9,061

Note 4:    Goodwill and Other Intangible Assets

        The Company performs an annual assessment of its goodwill for impairment as of the beginning of the fiscal fourth quarter. The Company also assesses its goodwill and other intangible assets for impairment when events or circumstances indicate that their carrying value may not be recoverable from future cash flows.

        The changes in the carrying amount of goodwill for the three months ended February 29, 2004, are as follows (in thousands):

Balance as of November 30, 2003	$381,891
Increase due to foreign currency translation	994

Balance as of February 29, 2004	$382,885

        Total other intangibles of $5.1 million (net of accumulated amortization of $14.5 million) as of February 29, 2004 primarily consist of acquired licenses, which are amortized on the straight-line method over periods ranging from 5 to 15 years.

Note 5:    Other Income

        Other income includes interest income of $0.4 million and $0.3 million for the quarters ended February 29, 2004 and March 2, 2003, respectively.

Note 6:    Recently Issued Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46-R", as revised December 2003 with respect to effective dates). The primary objectives of FIN 46-R are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable interest entities" or "VIEs") and how to determine when and which business enterprise should consolidate the VIE (the "primary beneficiary"). This new model for consolidation applies to an entity which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46-R requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46-R is effective for the Company's second quarter of 2004 with transitional disclosure required with these financial statements. The Company will adopt these provisions in its second quarter, however the Company does not believe it is a primary beneficiary of a VIE or holds any significant interests or involvement in a VIE and does not expect there to be an impact on the Company's consolidated financial statements.

        In December 2003, The FASB issued FAS 132 (Revised), "Employers' Disclosure about Pensions and Other Postretirement Benefits." A revision of the pronouncement originally issued in 1998, FAS 132R expands employers' disclosure requirements for pension and postretirement benefits to enhance information about plan assets, obligations, benefit payments, contributions, and net benefit cost. FAS 132R does not change the accounting requirements for pensions and other postretirement benefits. This statement is effective for fiscal years ending after December 15, 2003, with interim-period disclosure requirements effective for interim periods beginning after December 15, 2003. Accordingly, the Company will implement FAS 132R beginning with its second fiscal quarter of 2004. The adoption of this statement will not have an impact on the Company's financial position or results of operations.

Note 7:    Hedging Strategy

        In 2000, the Company entered into an interest rate swap agreement that effectively converted $236 million of its floating-rate debt to a fixed-rate basis through December 2006, thereby hedging against the impact of interest rate changes on future interest expense (forecasted cash flows). Use of hedging contracts allows the Company to reduce its overall exposure to interest rate changes, since gains and losses on these contracts will offset losses and gains on the transactions being hedged. The Company formally documents all hedged transactions and hedging instruments, and assesses, both at inception of the contract and on an ongoing basis, whether the hedging instruments are effective in offsetting changes in cash flows of the hedged transaction. The fair values of the interest rate agreements are estimated by obtaining quotes from brokers and are the estimated amounts that the Company would receive or pay to terminate the agreements at the reporting date, taking into consideration current interest rates and the current creditworthiness of the counterparties. Effective June 3, 2002, the Company dedesignated the interest rate swap agreement for hedge accounting. As a result of the dedesignation, $12.9 million previously recorded in accumulated other comprehensive loss as of the date of dedesignation is being amortized into interest expense over the remaining life of the interest rate swap agreement. For the three months ended February 29, 2004 and March 2, 2003, $0.6 million and $1.0 million was amortized into interest expense, respectively. Prior to June 3, 2002, the changes in the fair market value of the interest rate swap were recorded in accumulated other comprehensive income (loss). Subsequent to June 3, 2002, changes in the fair market value of the interest rate swap are recorded in interest expense. For the three months ended February 29, 2004 and March 2, 2003, $2.1 million and $4.7 million, respectively, was recorded as net interest expense as a result of the cash requirements of the swap net of the non-cash interest associated with the change in its fair market value. At February 29, 2004, the fair value carrying amount of this instrument was $(14.4) million, which is recorded as follows:

February 29, 2004
(in thousands)
Accrued interest	$2,115
Other accrued expenses	5,972
Other noncurrent liabilities	6,275

$14,362

        During the second quarter of 2002, the Company entered into another interest rate swap agreement that has the effect of reestablishing as floating rate debt the $236 million of debt previously converted to fixed rate debt through December 2006. This interest rate swap agreement has not been designated for hedge accounting and, accordingly, any changes in the fair value are recorded in interest expense. For the three months ended February 29, 2004 and March 2, 2003, $2.1 million and $4.6 million, respectively, was recorded as a reduction of net interest expense as a result of the cash interest received on the swap net of the non-cash interest associated with the change in its fair market value. At February 29, 2004, the fair value carrying amount of this instrument was $7.4 million, with $4.8 million recorded in prepaid expenses and other current assets, and $2.6 million recorded in noncurrent assets.

        The Company also entered into an interest rate cap agreement during the second quarter of 2002 with a notional amount of $175.0 million that caps the LIBOR rate on which the floating rate debt is based at 8% through December 2006. This agreement has not been designated for hedge accounting and, accordingly, any changes in the fair value are recorded in interest expense. The fair value of this instrument is not material.

        At February 29, 2004, accumulated other comprehensive income (loss) associated with the interest rate swaps was $(4.9) million.

        To protect against the reduction in value of forecasted foreign currency cash flows resulting from purchases in a foreign currency, the Company has instituted a forecasted cash flow hedging program. The Company hedges portions of its purchases denominated in foreign currencies with forward and option contracts. At February 29, 2004, the Company had a forward contract to sell a total of 1.0 million Mexican pesos expiring on May 28, 2004, and forward contracts to sell a total of 23.0 million Canadian dollars with expiration dates ranging from March 2, 2004 through November 12, 2004. At February 29, 2004, the fair value of the Company's net obligation under the forward contracts was $0.1 million.

        In the accompanying statements of cash flows, the cash flows from hedging activities are included in the same categories as the hedged items. Cash flows from operating activities include increases in cash balances due to foreign exchange rate fluctuations. The effect of such foreign exchange rate fluctuations for the three months ended February 29, 2004 and March 2, 2003 was not material.

Note 8:    Earnings Per Share

        The following table sets forth the computation of basic and diluted earnings per share (in thousands) for the quarter ended:

	February 29, 2004	March 2, 2003
Numerator:
Net income	$11,261	$9,093
Liquidation preference for L & M shares	5,634	5,114

Net income available to common shareholders	$5,627	$3,979

Denominator:
Denominator for basic earnings per share—weighted average shares	31,241	31,175
Effect of dilutive securities:
Stock options	21	25

Denominator for diluted earnings per share—adjusted weighted- average shares and assumed conversions	31,262	31,200

Note 9:    Comprehensive Income

        Total comprehensive income for the quarters ended February 29, 2004 and March 2, 2003 was $14.5 million and $14.2 million, respectively.

        Activity in Stockholders' equity (deficit) is as follows (dollar amounts in thousands):

	Comprehensive Income	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Accumulated Other Comprehensive Loss	Total
Balance at November 30, 2003		$324	$146,240	$(201,497)	$(13,064)	$(8,165)	$(76,162)
Comprehensive Income:
Net income for the three months ended February 29, 2004	$11,261	—	—	11,261	—	—	11,261
Exercise of stock options	—	2	312	—	—	—	314
Purchase of Treasury Stock	—	—	—	—	(508)	—	(508)
Amortization of dedesignated cash flow hedge	381	—	—	—	—	381	381
Foreign currency translation adjustment	2,864	—	—	—	—	2,864	2,864

Balance at February 29, 2004	$14,506	$326	$146,552	$(190,236)	$(13,572)	$(4,920)	$(61,850)

Note 10:    Contingencies

       The Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business. While the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

        The Company is currently conducting an environmental cleanup at a formerly owned facility in South Brunswick, New Jersey pursuant to the New Jersey Industrial Site Recovery Act. The Company

and one of its subsidiaries are parties to an Administrative Consent Order issued by the New Jersey Department of Environmental Protection. Pursuant to that order, the Company and its subsidiary agreed to conduct soil and groundwater remediation at the property. The Company does not believe that its manufacturing processes were the source of contamination. The Company sold the property in 1997. The Company and its subsidiary retained primary responsibility for the required remediation. The Company has completed essentially all soil remediation with the New Jersey Department of Environmental Protection approval, and has concluded a pilot test of the groundwater remediation system. The Company is working with the New Jersey Department of Environmental Protection to develop and implement a remediation plan for the sediment in Oakeys Brook adjoining the site.

        The Company is also remediating soil and groundwater contamination at an inactive facility located in Oakville, Connecticut. Although the Company is conducting the remediation voluntarily, it obtained Connecticut Department of Environmental Protection approval of the remediation plan. The Company has completed essentially all soil remediation under the remediation plan and is currently monitoring groundwater at the site. The Company believes the contamination is attributable to the manufacturing operations of previous unaffiliated occupants of the facility.

        The Company removed three underground storage tanks previously used for diesel, gasoline, and waste oil from its South Gate, California facility in March 1994 and remediated the soil in the area. Since August 1998, the Company has been working with the California Regional Water Quality Control Board, Los Angeles Region to monitor ground water at the site.

        While the Company cannot predict the ultimate timing or costs of the South Brunswick, Oakville, and South Gate environmental matters, based on facts currently known, the Company believes that the accruals recorded are adequate and does not believe the resolution of these matters will have a material adverse effect on the financial position or future operations of the Company; however, in the event of an adverse decision, these matters could have a material adverse effect. The state of California adopted new flame retardant regulations related to manufactured mattresses and box springs which will be effective January 1, 2005. The Company expects to be in full compliance with those regulations by the effective date. The Company does not expect the impact of those regulations to be significant to the Company's results of operations or financial position.

        In 2000, Montgomery Ward, a customer of Sealy, declared bankruptcy and filed for protection under Chapter 7 of the U.S. Bankruptcy Code. In 2003, the bankruptcy trustee filed a claim of $3.7 million associated with certain alleged preferential payments by Montgomery Ward to Sealy. Currently, the case is in the discovery phase and the Company believes it has significant defenses against such claims. While the Company cannot predict the ultimate outcome, the Company believes it has adequate accruals recorded with respect to this claim and does not believe the resolution of these matters will have a material adverse effect on the financial position or future operations of the Company.

Note 11:    Related Party Transactions

        The Company previously contributed cash and other assets to Mattress Holdings International LLC ("MHI"), a company which was controlled by the Company's largest stockholder, Bain Capital LLC ("Bain"), in exchange for a non-voting interest. MHI was formed to invest in domestic and international loans, advances and investments in joint ventures, licensees and retailers. The equity ownership of MHI was transferred from Bain to the Company in November 2002. In 1999, MHI indirectly through a Bain controlled holding company acquired a minority interest in Mattress Holdings

Corporation ("MHC"). MHC owns an interest in Mattress Discounters Corporation, a domestic mattress retailer. In addition, MHC sold all of its equity interest in an international retailer on April 15, 2003. This international retailer had been an affiliate of the Company since MHC's acquisition in 2000.

        In October 2002, Mattress Discounters Corporation filed a voluntary joint petition with the U.S. Bankruptcy Court for the District of Maryland for reorganization under Chapter 11 of the U.S. Bankruptcy Code and was operating as a debtor in possession under the Bankruptcy Code. Effective March 14, 2003, Mattress Discounters emerged from bankruptcy. At the time Mattress Discounters filed for bankruptcy protection, the Company had recorded in its financial statements a $12.5 million participation in Mattress Discounters' banking facility and $16.0 million in trade receivables. The Company had fully-reserved the trade receivables. As part of the approved bankruptcy settlement, the Company received a non-controlling minority interest in Mattress Discounters and a $12.9 million secured note, guaranteed by MHC. Other entities affiliated with Bain Capital LLC also received a minority interest in Mattress Discounters. During the bankruptcy period, Mattress Discounters exited four markets. The majority of the stores in the exited markets were acquired by other current Sealy customers. The Company and Mattress Discounters also amended the existing long-term supply agreement to remove a requirement for Sealy to be Mattress Discounters' exclusive supplier. The Company does not believe that any sales reductions, as a result of the amended supply agreement or the markets exited, will have a material adverse effect on the Company. Since emerging from bankruptcy, Mattress Discounters has generally been paying within stated terms. Concurrent with the previously mentioned sale of the international bedding retailer by MHC, Sealy consummated the sale to MHC of the $12.9 million note and the equity interest that Sealy received in the Mattress Discounters bankruptcy, as well as MHI's equity interest in MHC for $13.6 million. As a result of these transactions, the Company no longer has any direct interest in Mattress Discounters other than trade receivables in the normal course of business. In addition, as a result of the recapitalization discussed in Note 14, Mattress Discounters will no longer be considered an affiliate of the Company after April 6, 2004.

        As previously mentioned, MHC sold its interest in an international bedding retailer on April 15, 2003. Consequently, this retailer is no longer an affiliate of Sealy and sales to this retailer after this date have been included in sales to non-affiliates in the statement of operations.

        The following table provides affiliate sales for the three months ended February 29, 2003 and March 2, 2003:

	Three months ended February 29, 2004	Three months ended March 2, 2003
	(dollars in thousands)
Mattress Discounters Corporation	$5,589	$8,148
International retailer	$—	$2,760

        The Company believes that the terms on which mattresses were supplied to these affiliates were not materially more or less favorable than those that might reasonably be obtained in a comparable transaction on an arm's length basis from a person that is not an affiliate or related party.

Note 12:    Segment Information

        The Company operates predominately in one industry segment, that being the manufacture and marketing of conventional bedding. During the first quarter of 2004 and 2003 no one customer represented 10% or more of total net sales. Sales outside the United States were $63.7 million and $54.5 million for the first quarter of 2004 and 2003, respectively. Additionally long-lived assets (principally property, plant and equipment and other investments) outside the United States were $50.7 million as of February 29, 2004.

Note 13:    Stock Option and Restricted Stock Plans

        As permitted by FAS 123, "Accounting for Stock-Based Compensation", the Company continues to account for its stock option and stock incentive plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and makes no charges (except to the extent required by APB Opinion No. 25) against earnings with respect to options granted. FAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement No. 123" does however require interim disclosure of pro forma information regarding net income and earnings per share determined as if the Company had accounted for its stock options under the fair value method. For purposes of this pro forma disclosure, the estimated fair value of the options is amortized as an expense over the options' vesting period. See also Note 14 with respect to acceleration of vesting and extension of exercise periods associated with subsequent recapitalization.

        The Company recognized no compensation expense in the financial statements for the three months ended February 29, 2004 and March 2, 2003 as all options were granted at or above the fair market value of the stock at the date of grant.

	Three months ended
	February 29, 2004	March 2, 2003
	(In thousands, except per share data)
Net income, as reported	$11,261	$9,093
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax	40	145

Pro forma net income	$11,221	$8,948

Earnings per share:
Basic—as reported	$0.36	$0.29
Basic—pro forma	0.36	0.29
Diluted—as reported	0.36	0.29
Diluted—pro forma	0.36	0.29

Note 14:    Subsequent Events

  Merger and Recapitalization

        On April 6, 2004 the Company completed a merger with affiliates of Kohlberg Kravis Roberts & Co., L.P. ("KKR") whereby KKR acquired approximately 92% of the Company's capital stock. Certain of the Company's current stockholders, including affiliates of Bain Capital, LLC and others (the "Rollover Stockholders"), retained approximately an 8% interest in the Company's stock. In connection with the merger, the Company recapitalized substantially all of its outstanding debt. The following table summarizes the estimated sources and uses of cash in connection with the recapitalization as if all amounts were funded as of the date of the recapitalization, although certain amounts presented there in have yet to be funded or disbursed:

Sources:		Uses:
(in millions)
Existing cash	$113.5	Purchase outstanding equity	$740.5
Settlement of MFI Note	13.6	Repayment of existing debt and accrued interest	751.1
New senior credit facilities:
Revolving credit facility	15.0	Redemption of existing stock options	20.8
Term loan facility	560.0	Estimated fees, expenses and other transaction costs	115.8
Senior unsecured term loan	100.0
Senior subordinated notes	390.0
Equity contribution	436.1

Total sources	$1,628.2	Total uses	$1,628.2

        The Company's capital stock outstanding immediately prior to the merger, except with respect to those shares to be retained by the Rollover Stockholders, was cancelled and exchanged for aggregate cash consideration of approximately $740.5 million. The Company issued new Class A common stock to KKR and the Rollover Stockholders retained their Class A Common Stock in proportion to their respective ownership interests. All outstanding amounts under the existing Senior Credit Agreement have been repaid. On April 6, 2004, the Company closed tender offers with respect to the outstanding $300 million aggregate principal amount of the Senior Subordinated Notes and the outstanding $128 million aggregate principal amount of Senior Subordinated Discount Notes for cash in amounts equal to 103.542% and 103.875% of the principal amounts, respectively. Approximately 91% and 99% of the Senior Subordinated Notes and Senior Subordinated Discount Notes were tendered, respectively, with the remaining amount expected to be called and paid by the Company by May 6, 2004 for approximately $31.2 million including approximately $1.1 million of accrued interest and prepayment premiums of approximately $1.0 million. The Company also repaid the $50 million outstanding balance of its existing Junior Subordinated Notes.

        The Company entered into new senior credit facilities consisting of a $125 million senior secured revolving credit facility with a six-year maturity and a $560 million senior secured term loan facility with an eight-year maturity. Annual maturities will be 1% of the original principal amount for the first seven years, with the balance of the facility to be repaid at final maturity. The Company will also be required to prepay the term loans to the extent of 50% of excess cash flow (as defined in the credit agreement). The senior credit facilities bear interest at a floating rate. While no funds were drawn on the revolving credit facitlity as of the merger date, the Company anticipates that up to $15.0 million may be drawn as remaining unpaid costs of the transaction are funded. The Company also borrowed $100 million under a senior unsecured term loan. This loan will be due in nine years and bears interest at a floating rate. There are required prepayment provisions in the event of a change in control or to the extent of certain excess proceeds from any asset sales. The Company also issued $390 million aggregate principal amount of new senior subordinated notes due June 15, 2014. The notes bear interest at 8.25% payable semi-annually on June 15 and December 15. While debt issuance costs have not been finalized, the Company expects to incur approximately $53.9 million of costs associated with establishing the new senior credit facilities and the senior unsecured term loan and the issuance of the new senior subordinated notes. Such costs are included in the above total amount for estimated fees, expenses and other costs and will be amortized as interest expense over the term of the respective debt. As a result of the new capital structure, the Company's pro forma estimated annual interest cost is $70.6 million (including $5.4 million of amortization of deferred debt costs) as compared with historical interest cost of $68.5 million for the most recent fiscal year ended November 30, 2003, and pro forma quarterly interest cost is estimated to be $17.4 million as compared with historical interest expense of $16.9 million for the three months ended February 29, 2004.

        All stock options outstanding immediately prior to the merger, whether or not vested, to purchase the Company's common stock, other than certain options held by members of management that those members elect to rollover (the "Rollover Options") have been cancelled and converted into a right to receive cash consideration upon the completion of the merger. Accordingly, the Company will pay approximately $20.8 million to settle the options which were not rolled over and will result in a charge to compensation expense in the statement of operations for the second quarter of 2004. The Rollover Options, which had intrinsic value of approximately $24.6 million upon the completion of the merger, will have an expiration date which is extended beyond that of the previously existing options, resulting in a new measurement date and also requiring a non-cash charge to compensation expense in the statement of operations for the second quarter of 2004.

        The Company incurred approximately $61.9 million of other cash costs primarily associated with debt breakage costs, merger advisory fees, management retention bonuses and other costs which are included in the above amount for estimated fees, expenses and other costs. The Company also incurred other non-cash charges of approximately $11.8 million primarily related to the write-off of previous debt issuance costs.

  Plant Closing

        On March 10, 2004 the Company announced its decision to close its manufacturing facility at Randolph, Massachusetts by May 1, 2004. Accordingly, the Company expects to incur restructuring charges of approximately $0.6 million during the second fiscal quarter of 2004, primarily associated with severance and retention costs. The Company will also incur additional period costs in the second quarter as the business is shifted to the new Albany facility.

Note 15:    Guarantor/Non-Guarantor Financial Information

        With respect to the Senior Subordinated and Senior Subordinated Discount Notes (the "Notes") of Sealy Mattress Company (the "Issuer") existing at February 29, 2004, the Parent and each of the Guarantor Subsidiaries has fully and unconditionally guaranteed, on a joint and several basis, the obligation to pay principal and interest. Substantially all of the Issuer's operating income and cash flow is generated by its subsidiaries. As a result, funds necessary to meet the Issuer's debt service obligations are provided in part by distributions or advances from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of the Issuer's subsidiaries, could limit the Issuer's ability to obtain cash from its subsidiaries for the purpose of meeting its debt service obligations, including the payment of principal and interest on the Notes. Although holders of the Notes will be direct creditors of the Issuer's principal direct subsidiaries by virtue of the guarantees, the Issuer has subsidiaries ("Non-Guarantor Subsidiaries") that are not included among the Guarantor Subsidiaries, and such subsidiaries will not be obligated with respect to the Notes. As a result, the claims of creditors of the Non-Guarantor Subsidiaries will effectively have priority with respect to the assets and earnings of such companies over the claims of creditors of the Issuer, including the holders of the Notes.

        The following supplemental consolidating condensed financial statements present:

1.
Consolidating condensed balance sheet as of February 29, 2004, consolidating condensed statement of operations and cash flows for the three-month periods ended February 29, 2004 and March 2, 2003.

2.
Sealy Corporation (the "Parent" and a "guarantor"), Sealy Mattress Company (the "Issuer"), combined Guarantor Subsidiaries and combined Non-Guarantor Subsidiaries with their investments in subsidiaries accounted for using the equity method, presented in accordance with guarantees in effect at February 29, 2004. While similar guarantees will exist with respect to new senior credit facilities, senior unsecured term loan and senior subordinated notes (see Note 14—Subsequent Events—Merger and Recapitalization), the accompanying guarantor/non-guarantor presentation does not reflect any changes which will result from the new guarantee structure.

3.
Elimination entries necessary to consolidate the Parent and all of its subsidiaries.

        Separate financial statements of each of the Guarantor Subsidiaries are not presented because management believes that these financial statements would not be material to investors.

SEALY CORPORATION
Supplemental Consolidating Condensed Balance Sheet
February 29, 2004
(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$31	$65,819	$11,991	$—	$77,841
Accounts receivable—Non-Affiliates, net	16	62	123,818	57,234	—	181,130
Accounts receivable—Affiliates, net	—	—	1,967	—	—	1,967
Inventories	—	1,314	32,774	16,029	—	50,117
Prepaids and deferred taxes	(63)	6,183	30,479	5,343	—	41,942

	(47)	7,590	254,857	90,597	—	352,997
Property, plant and equipment, at cost	—	6,342	236,439	63,151	—	305,932
Less: accumulated depreciation	—	3,278	116,519	14,521	—	134,318

	—	3,064	119,920	48,630	—	171,614
Other assets:
Goodwill, net	—	14,816	314,698	53,371	—	382,885
Other intangibles, net	—	—	4,343	780	—	5,123
Net investment in and advances to (from) subsidiaries and affiliates	(4,686)	628,280	(345,020)	(91,874)	(186,700)	—
Long-term notes receivable	—	—	—	13,573	—	13,573
Debt issuance costs, net and other assets	96	17,402	10,850	2,318	—	30,666

	(4,590)	660,498	(15,129)	(21,832)	(186,700)	432,247

Total assets	$(4,637)	$671,152	$359,648	$117,395	$(186,700)	$956,858

Liabilities and Stockholders' (Deficit) Equity
Current liabilities:
Current portion of long-term obligations	$—	$64,553	$—	$6,576	$—	$71,129
Accounts payable	—	204	54,499	35,944	—	90,647
Accrued incentives and advertising	—	1,379	28,529	3,654	—	33,562
Accrued compensation	—	—	12,871	4,608	—	17,479
Accrued interest	819	521	10,853	41	—	12,234
Other accrued expenses	31	7,351	31,880	5,403	—	44,665

	850	74,008	138,632	56,226	—	269,716
Long-term obligations, net	49,989	625,244	44	1,528	—	676,805
Other noncurrent liabilities	6,904	6,278	29,395	6,664	—	49,241
Deferred income taxes	(530)	(947)	19,968	4,455	—	22,946
Stockholders' (deficit) equity	(61,850)	(33,431)	171,609	48,522	(186,700)	(61,850)

Total liabilities and stockholders' (deficit) equity	$(4,637)	$671,152	$359,648	$117,395	$(186,700)	$956,858

SEALY CORPORATION

Supplemental Consolidating Condensed Statements of Operations
Three Months Ended February 29, 2004
(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales—Non-Affiliates	$—	$10,699	$244,348	$61,480	$(3,918)	$312,609
Net sales—Affiliates	—	—	5,589	—	—	5,589

Total net sales	—	10,699	249,937	61,480	(3,918)	318,198
Costs and expenses:
Cost of goods sold— Non-Affiliates	—	6,997	138,776	38,538	(3,918)	180,393
Cost of goods sold—Affiliates	—	—	3,208	—	—	3,208

Total cost of goods sold	—	6,997	141,984	38,538	(3,918)	183,601
Gross Profit	—	3,702	107,953	22,942	—	134,597
Selling, general and administrative	21	3,233	80,833	17,539	—	101,626
Amortization of intangibles	—	—	72	222	—	294
Royalty income, net of royalty expense	—	—	(3,651)	267	—	(3,384)

Income from operations	(21)	469	30,699	4,914	—	36,061
Interest expense	1,309	15,340	2	293	—	16,944
Other (income) expense	—	—	(187)	(247)	—	(434)
Loss (income) from equity investees	(11,261)	(11,241)	—	—	22,502	—
Loss (income) from nonguarantor equity investees	—	(216)	(2,206)	—	2,422	—
Capital charge and intercompany interest allocation	(1,330)	(14,530)	15,198	662	—	—

Income (loss) before income taxes	11,261	11,116	17,892	4,206	(24,924)	19,551
Income tax expense (benefit)	—	(145)	6,651	1,784	—	8,290

Net income (loss)	$11,261	$11,261	$11,241	$2,422	$(24,924)	$11,261

SEALY CORPORATION
Supplemental Consolidating Condensed Statements of Operations
Three Months Ended March 2, 2003
(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales—Non-Affiliates	$—	$14,049	$217,003	$50,339	$(3,988)	$277,403
Net sales—Affiliates	—	—	8,148	2,760	—	10,908

Total net sales	—	14,049	225,151	53,099	(3,988)	288,311
Costs and expenses:
Cost of goods sold—Non-Affiliates	—	9,752	122,367	31,334	(3,988)	159,465
Cost of goods sold—Affiliates	—	—	4,082	1,808	—	5,890

Total cost of goods sold	—	9,752	126,449	33,142	(3,988)	165,355
Gross Profit	—	4,297	98,702	19,957	—	122,956
Selling, general and administrative	38	4,229	71,607	16,783	—	92,657
Stock based compensation	540	—	—	—	—	540
Amortization of intangibles	—	—	72	188	—	260
Royalty income, net of royalty expense	—	—	(2,934)	221	—	(2,713)

Income from operations	(578)	68	29,957	2,765	—	32,212
Interest expense	1,411	15,336	20	310	—	17,077
Other (income) expense	(1)	—	(111)	(184)	—	(296)
Loss (income) from equity investees	(9,411)	(12,536)	—	—	21,947	—
Loss (income) from nonguarantor equity investees	—	2,683	(3,675)	—	992	—
Capital charge and intercompany interest allocation	(1,449)	(14,519)	15,012	956	—	—

Income (loss) before income taxes	8,872	9,104	18,711	1,683	(22,939)	15,431
Income tax expense (benefit)	(221)	(307)	6,175	691	—	6,338

Net income (loss).	$9,093	$9,411	$12,536	$992	$(22,939)	$9,093

SEALY CORPORATION
Supplemental Consolidating Condensed Statements of Cash Flows
Three Months Ended February 29, 2004
(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$452	$(19,834)	$839	$—	$(18,543)
Cash flows from investing activities:
Purchase of property, plant and equipment, net	—	(76)	(5,097)	(170)	—	(5,343)
Net activity in investment in and advances to (from) subsidiaries and affiliates	194	(343)	(235)	384	—	—

Net cash provided by (used in) investing activities	194	(419)	(5,332)	214	—	(5,343)
Cash flows from financing activities:
Treasury stock repurchase	(508)	—	—	—	—	(508)
Proceeds from long-term obligations, net	—	—	—	854	—	854
Equity issuances	314	—	—	—	—	314
Debt issuance costs	—	(33)	—	—	—	(33)

Net cash provided by (used in) financing activities	(194)	(33)	—	854	—	627
Change in cash and cash equivalents	—	—	(25,166)	1,907	—	(23,259)
Cash and cash equivalents:
Beginning of period	—	31	90,985	10,084	—	101,100

End of period	$—	$31	$65,819	$11,991	$—	$77,841

SEALY CORPORATION
Supplemental Consolidating Condensed Statements of Cash Flows
Three Months Ended March 2, 2003
(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$(1,986)	$(12,163)	$(1,563)	$—	$(15,712)
Cash flows from investing activities:
Purchase of property, plant and equipment, net	—	(45)	(2,132)	(139)	—	(2,316)
Net activity in investment in and advances to (from) subsidiaries and affiliates	(87)	3,195	3,567	(6,675)	—	—

Net cash provided by (used in) investing activities	(87)	3,150	1,435	(6,814)	—	(2,316)
Cash flows from financing activities:
Proceeds from (payments on) long-term obligations, net	—	—	13	6,899	—	6,912
Equity issuances	87	—	—	—	—	87
Debt issuance costs	—	(1,161)	—	—	—	(1,161)

Net cash provided by (used in) financing activities	87	(1,161)	13	6,899	—	5,838
Change in cash and cash equivalents	—	3	(10,715)	(1,478)	—	(12,190)
Cash and cash equivalents:
Beginning of period	—	28	21,881	5,534	—	27,443

End of period	$—	$31	$11,166	$4,056	$—	$15,253

Schedule 12-09—Consolidated Valuation and Qualifying Accounts

							Three Months Ended
	Fiscal Year
Description							March 2, 2003		February 29, 2004
	2001		2002		2003
Allowance for doubtful accounts
Balance Beginning of Period	$11,765		$20,481		$24,777		$24,777		$17,596
Charged to Costs and Expenses	18,578		31,252		5,047		285		988
Charged to Other Accounts—Describe	—		—		—		—		—
Deductions—Describe	9,862	(1)	26,956	(1)	12,228	(1)	—		2,526	(1)
Balance at End of Period	$20,481		$24,777		$17,596		$25,062		$16,058
Reserve for discounts and returns
Balance Beginning of Period	$1,695		$1,612		$1,566		$1,566		$5,433
Charged to Costs and Expenses	22,720		21,963		29,465		5,180		6,647
Charged to Other Accounts—Describe	—		—		—				—
Deductions—Describe	22,803	(2)	22,009	(2)	25,598	(2)	5,176	(2)	6,169	(2)
Balance at End of Period	$1,612		$1,566		$5,433		$1,570		$5,911
Reserve for inventory obsolescence
Balance Beginning of Period	$2,313		$1,983		$1,594		$1,594		$2,163
Charged to Costs and Expenses	(330)		(389)		569		—		22
Charged to Other Accounts—Describe	—		—		—		—		—
Deductions—Describe	—		—		—		—		—
Balance at End of Period	$1,983		$1,594		$2,163		$1,594		$2,185
Deferred tax asset valuation
Balance Beginning of Period	$—		$12,002		$6,744		$6,744		$10,566
Charged to Costs and Expenses	12,002		—		3,822		—		—
Charged to Other Accounts—Describe	—		—		—		—		—
Deduction—Describe	—		5,258	(3)	—		—		—
Balance at End of Period	$12,002		$6,744		$10,566		$6,744		$10,566

(1)
Uncollectible accounts written off, net of recoveries

(2)
Cash discounts taken and accommodation returns

(3)
Sale of Malachi Mattress America, adjustment of NOL carryforwards

        OFFER TO EXCHANGE ALL OUTSTANDING 8.25% SENIOR SUBORDINATED NOTES DUE 2014 FOR 8.25% SENIOR SUBORDINATED EXCHANGE NOTES DUE 2014, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

PROSPECTUS

        UNTIL                         , 2005 ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

            , 2004

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Sealy Mattress Company is a corporation organized under the laws of the State of Ohio.

        The Company's Bylaws provides for the indemnification of directors and officers of the Company to the fullest extent permitted by the General Corporation Law of the State of Ohio, as it currently exists or may hereafter be amended.

        The Company is incorporated under the laws of the State of Ohio. Section 1701.13 of the General Corporation Law of the State of Ohio, inter alia, ("Section 1701.13") provides that an Ohio corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise. The indemnity may include expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. An Ohio corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise. The indemnity may include expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification is permitted (i) without judicial approval if the person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation or (ii) with respect to any action or suit in which the only liability asserted against a director is pursuant to unlawful loans, dividends, or distribution of assets (Section 1701.95). Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses, including attorney's fees, which such officer or director has actually and reasonably incurred.

        Section 1701.13 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would have the power to indemnify him under Section 1701.13.

        The Company maintains and has in effect insurance policies covering all of the Company's directors and officers against some liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

Item 21.    Exhibits and Financial Statements Schedules.

        (a)    Exhibits.

    See Exhibit Index.

        (b)    Financial Statement Schedules.

        Schedule 12-09—Consolidated Valuation and Qualifying Accounts. Included on page F-62 of the prospectus which forms a part of this registration statement.

Item 22.    Undertakings.

        The undersigned registrant hereby undertakes:

          (a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (b)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

          (c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foreign provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Sealy Mattress Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

SEALY MATTRESS COMPANY
By:	/s/ DAVID J. MCILQUHAM David J. McIlquham Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned directors and officers of Sealy Mattress Company, do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ DAVID J. MCILQUHAM David J. McIlquham	Chief Executive Officer and Director
/s/ JAMES B. HIRSHORN James B. Hirshorn	Chief Financial Officer and Director
/s/ STEVEN BARNES Steven Barnes	Director
/s/ SIMON E. BROWN Simon E. Brown	Director
/s/ BRIAN F. CARROLL Brian F. Carroll	Director

/s/ JAMES W. JOHNSTON James W. Johnston	Director
/s/ DEAN B. NELSON Dean B. Nelson	Director
/s/ SCOTT M. STUART Scott M. Stuart	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Sealy Mattress Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

SEALY MATTRESS CORPORATION
By:	/s/ DAVID J. MCILQUHAM David J. McIlquham President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned directors and officers of Sealy Mattress Corporation, do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ DAVID J. MCILQUHAM David J. McIlquham	President and Chief Executive Officer, Director
/s/ JAMES B. HIRSHORN James B. Hirshorn	Vice President, Finance and Director
/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel, Secretary and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Ohio-Sealy Mattress Manufacturing Company, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

OHIO-SEALY MATTRESS MANUFACTURING CO., INC.
By:	/s/ KENNETH L. WALKER Kenneth L. Walker Vice President, General Counsel, Secretary and Director

POWER OF ATTORNEY

        We, the undersigned directors and officers of Ohio-Sealy Mattress Manufacturing Co., Inc., do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ DAVID J. MCILQUHAM David J. McIlquham	President and Chief Executive Officer, Director
/s/ JAMES B. HIRSHORN James B. Hirshorn	Vice President, Finance and Director
/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel, Secretary and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Ohio-Sealy Mattress Manufacturing Co. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

OHIO-SEALY MATTRESS MANUFACTURING CO.
By:	/s/ KENNETH L. WALKER Kenneth L. Walker Vice President, General Counsel, Secretary and Director

POWER OF ATTORNEY

        We, the undersigned directors and officers of Ohio-Sealy Mattress Manufacturing Co., do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ DAVID J. MCILQUHAM David J. McIlquham	President and Chief Executive Officer, Director
/s/ JAMES B. HIRSHORN James B. Hirshorn	Vice President, Finance and Director
/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel, Secretary and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Sealy Mattress Company of Puerto Rico has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

SEALY MATTRESS COMPANY OF PUERTO RICO
By:	/s/ KENNETH L. WALKER Kenneth L. Walker Vice President, General Counsel, Secretary and Director

POWER OF ATTORNEY

        We, the undersigned directors and officers of Sealy Mattress Company of Puerto Rico, do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ DAVID J. MCILQUHAM David J. McIlquham	President and Chief Executive Officer, Director
/s/ JAMES B. HIRSHORN James B. Hirshorn	Vice President, Finance and Director
/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel, Secretary and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Sealy Mattress Company of Michigan, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

SEALY MATTRESS COMPANY OF MICHIGAN, INC.
By:	/s/ KENNETH L. WALKER Kenneth L. Walker Vice President, General Counsel, Secretary and Director

POWER OF ATTORNEY

        We, the undersigned directors and officers of Sealy Mattress Company of Michigan, Inc., do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ DAVID J. MCILQUHAM David J. McIlquham	President and Chief Executive Officer, Director
/s/ JAMES B. HIRSHORN James B. Hirshorn	Vice President, Finance and Director
/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel, Secretary and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Sealy Mattress Company of Kansas City, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

SEALY MATTRESS COMPANY OF KANSAS CITY, INC.
By:	/s/ KENNETH L. WALKER Kenneth L. Walker Vice President, General Counsel, Secretary and Director

POWER OF ATTORNEY

        We, the undersigned directors and officers of Sealy Mattress Company of Kansas City, Inc., do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ DAVID J. MCILQUHAM David J. McIlquham	President and Chief Executive Officer, Director
/s/ JAMES B. HIRSHORN James B. Hirshorn	Vice President, Finance and Director
/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel, Secretary and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Sealy of Maryland and Virginia, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

SEALY OF MARYLAND AND VIRGINIA, INC.
By:	/s/ DAVID J. MCILQUHAM David J. McIlquham Vice President, General Counsel, Secretary and Director

POWER OF ATTORNEY

        We, the undersigned directors and officers of Sealy of Maryland and Virginia, Inc., do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ DAVID J. MCILQUHAM David J. McIlquham	President and Chief Executive Officer, Director
/s/ JAMES B. HIRSHORN James B. Hirshorn	Vice President, Finance and Director
/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel, Secretary and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Sealy Mattress Company of Illinois has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

SEALY MATTRESS COMPANY OF ILLINOIS
By:	/s/ KENNETH L. WALKER Kenneth L. Walker Vice President, General Counsel, Secretary and Director

POWER OF ATTORNEY

        We, the undersigned directors and officers of Sealy Mattress Company of Illinois, do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ DAVID J. MCILQUHAM David J. McIlquham	President and Chief Executive Officer, Director
/s/ JAMES B. HIRSHORN James B. Hirshorn	Vice President, Finance and Director
/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel, Secretary and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, A. Brandwein & Co. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

A. BRANDWEIN & CO.
By:	/s/ KENNETH L. WALKER Kenneth L. Walker Vice President, General Counsel, Secretary and Director

POWER OF ATTORNEY

        We, the undersigned directors and officers of A. Brandwein & Co., do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ DAVID J. MCILQUHAM David J. McIlquham	President and Chief Executive Officer, Director
/s/ JAMES B. HIRSHORN James B. Hirshorn	Vice President, Finance and Director
/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel, Secretary and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Sealy Mattress Company of Albany, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

SEALY MATTRESS COMPANY OF ALBANY, INC.
By:	/s/ DAVID J. MCILQUHAM David J. McIlquham Vice President, General Counsel, Secretary and Director

POWER OF ATTORNEY

        We, the undersigned directors and officers of Sealy Mattress Company of Albany, Inc., do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ DAVID J. MCILQUHAM David J. McIlquham	President and Chief Executive Officer, Director
/s/ JAMES B. HIRSHORN James B. Hirshorn	Vice President, Finance and Director
/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel, Secretary and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Sealy of Minnesota, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

SEALY OF MINNESOTA, INC.
By:	/s/ KENNETH L. WALKER Kenneth L. Walker Vice President, General Counsel, Secretary and Director

POWER OF ATTORNEY

        We, the undersigned directors and officers of Sealy of Minnesota, Inc., do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ DAVID J. MCILQUHAM David J. McIlquham	President and Chief Executive Officer, Director
/s/ JAMES B. HIRSHORN James B. Hirshorn	Vice President, Finance and Director
/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel, Secretary and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Sealy Mattress Company of Memphis has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

SEALY MATTRESS COMPANY OF MEMPHIS
By:	/s/ KENNETH L. WALKER Kenneth L. Walker Vice President, General Counsel, Secretary and Director

POWER OF ATTORNEY

        We, the undersigned directors and officers of Sealy Mattress Company of Memphis, do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ DAVID J. MCILQUHAM David J. McIlquham	President and Chief Executive Officer, Director
/s/ JAMES B. HIRSHORN James B. Hirshorn	Vice President, Finance and Director
/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel, Secretary and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, North American Bedding Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

NORTH AMERICAN BEDDING COMPANY
By:	/s/ DAVID J. MCILQUHAM David J. McIlquham Vice President, General Counsel, Secretary and Director

POWER OF ATTORNEY

        We, the undersigned directors and officers of North American Bedding Company, do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ DAVID J. MCILQUHAM David J. McIlquham	President and Chief Executive Officer, Director
/s/ JAMES B. HIRSHORN James B. Hirshorn	Vice President, Finance and Director
/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel, Secretary and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Sealy, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

SEALY, INC.
By:	/s/ KENNETH L. WALKER Kenneth L. Walker Vice President, General Counsel, Secretary and Director

POWER OF ATTORNEY

        We, the undersigned directors and officers of Sealy, Inc., do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ DAVID J. MCILQUHAM David J. McIlquham	President and Chief Executive Officer, Director
/s/ JAMES B. HIRSHORN James B. Hirshorn	Vice President, Finance and Director
/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel, Secretary and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, The Ohio Mattress Company Licensing and Components Group has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

THE OHIO MATTRESS COMPANY LICENSING AND COMPONENTS GROUP
By:	/s/ KENNETH L. WALKER Kenneth L. Walker Vice President, General Counsel, Secretary and Director

POWER OF ATTORNEY

        We, the undersigned directors and officers of The Ohio Mattress Company Licensing and Components Group, do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ DAVID J. MCILQUHAM David J. McIlquham	President and Chief Executive Officer, Director
/s/ JAMES B. HIRSHORN James B. Hirshorn	Vice President, Finance and Director
/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel, Secretary and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Sealy Mattress Manufacturing Company, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

SEALY MATTRESS MANUFACTURING COMPANY, INC.
By:	/s/ KENNETH L. WALKER Kenneth L. Walker Vice President, General Counsel, Secretary and Director

POWER OF ATTORNEY

        We, the undersigned directors and officers of Sealy Mattress Manufacturing Company, Inc., do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ DAVID J. MCILQUHAM David J. McIlquham	President and Chief Executive Officer, Director
/s/ JAMES B. HIRSHORN James B. Hirshorn	Vice President, Finance and Director
/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel, Secretary and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Sealy-Korea, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

SEALY-KOREA, INC.
By:	/s/ KENNETH L. WALKER Kenneth L. Walker Vice President, General Counsel, Secretary and Director

POWER OF ATTORNEY

        We, the undersigned directors and officers of Sealy-Korea, Inc., do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ DAVID J. MCILQUHAM David J. McIlquham	President and Chief Executive Officer, Director
/s/ JAMES B. HIRSHORN James B. Hirshorn	Vice President, Finance and Director
/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel, Secretary and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Sealy Technology LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

SEALY TECHNOLOGY LLC
By:	The Ohio Mattress Company Licensing and Components Group
Its:	Sole Member
By:	/s/ KENNETH L. WALKER Kenneth L. Walker Vice President, General Counsel, Secretary and Director

POWER OF ATTORNEY

        We, the undersigned directors and officers of Sealy Technology LLC, do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel and Secretary

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Sealy Real Estate, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

SEALY REAL ESTATE, INC.
By:	/s/ KENNETH L. WALKER Kenneth L. Walker Vice President, General Counsel, Secretary and Director

POWER OF ATTORNEY

        We, the undersigned directors and officers of Sealy Real Estate, Inc., do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ DAVID J. MCILQUHAM David J. McIlquham	President and Chief Executive Officer, Director
/s/ JAMES B. HIRSHORN James B. Hirshorn	Vice President, Finance and Director
/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel, Secretary and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Sealy Texas Management, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

SEALY TEXAS MANAGEMENT, INC.
By:	/s/ KENNETH L. WALKER Kenneth L. Walker Vice President, General Counsel, Secretary and Director

POWER OF ATTORNEY

        We, the undersigned directors and officers of Sealy Texas Management, Inc., do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ DAVID J. MCILQUHAM David J. McIlquham	President and Chief Executive Officer, Director
/s/ JAMES B. HIRSHORN James B. Hirshorn	Vice President, Finance and Director
/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel, Secretary and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Sealy Texas Holdings LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

SEALY TEXAS HOLDINGS LLC
By:	Sealy Texas Management, Inc.
Its:	Sole Member
By:	/s/ KENNETH L. WALKER Kenneth L. Walker Vice President, General Counsel, Secretary

POWER OF ATTORNEY

        We, the undersigned directors and officers of Sealy Texas Holdings LLC, do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel, Secretary and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Sealy Texas L.P. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

SEALY TEXAS L.P.
By:	Sealy Texas Management, Inc.
Its:	General Partner
By:	/s/ KENNETH L. WALKER Kenneth L. Walker Vice President, General Counsel, Secretary and Director

POWER OF ATTORNEY

        We, the undersigned directors and officers of Sealy Texas L.P., do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel and Secretary

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Western Mattress Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

WESTERN MATTRESS COMPANY
By:	/s/ KENNETH L. WALKER Kenneth L. Walker Vice President, General Counsel, Secretary and Director

POWER OF ATTORNEY

        We, the undersigned directors and officers of Western Mattress Company, do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ DAVID J. MCILQUHAM David J. McIlquham	President and Chief Executive Officer, Director
/s/ JAMES B. HIRSHORN James B. Hirshorn	Vice President, Finance and Director
/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel, Secretary and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Mattress Holdings International LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

MATTRESS HOLDINGS INTERNATIONAL LLC
By:	Sealy, Inc.
Its:	Sole Member
By:	/s/ KENNETH L. WALKER Kenneth L. Walker Vice President, General Counsel, Secretary and Director

POWER OF ATTORNEY

        We, the undersigned directors and officers of Mattress Holdings International LLC, do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel and Secretary

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Advanced Sleep Products has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

ADVANCED SLEEP PRODUCTS
By:	/s/ KENNETH L. WALKER Vice President, General Counsel, Secretary and Director

POWER OF ATTORNEY

        We, the undersigned directors and officers of Advanced Sleep Products, do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ DAVID J. MCILQUHAM David J. McIlquham	President and Chief Executive Officer, Director
/s/ JAMES B. HIRSHORN James B. Hirshorn	Vice President, Finance and Director
/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel, Secretary and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Sealy Components-Pads, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

SEALY COMPONENTS-PADS, INC.
By:	/s/ KENNETH L. WALKER Kenneth L. Walker Vice President, General Counsel, Secretary and Director

POWER OF ATTORNEY

        We, the undersigned directors and officers of Sealy Components-Pads, Inc., do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ DAVID J. MCILQUHAM David J. McIlquham	President and Chief Executive Officer, Director
/s/ JAMES B. HIRSHORN James B. Hirshorn	Vice President, Finance and Director
/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel, Secretary and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Sealy Mattress Company of S.W. Virginia has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trinity, North Carolina on July 1, 2004.

SEALY MATTRESS COMPANY OF S.W. VIRGINIA
By:	/s/ KENNETH L. WALKER Kenneth L. Walker Vice President, General Counsel, Secretary and Director

POWER OF ATTORNEY

        We, the undersigned directors and officers of Sealy Mattress Company of S.W. Virginia, do hereby constitute and appoint Kenneth L. Walker our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2004.

Signatures	Capacity

/s/ DAVID J. MCILQUHAM David J. McIlquham	President and Chief Executive Officer, Director
/s/ JAMES B. HIRSHORN James B. Hirshorn	Vice President, Finance and Director
/s/ KENNETH L. WALKER Kenneth L. Walker	Vice President, General Counsel, Secretary and Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of March 3, 2004, by and between Sealy Corporation and Posturepedic Acquisition Corp. (incorporated herein by reference to Exhibit 2.1 to Sealy Corporation's Current Report on Form 8-K (File No. 1-8738) filed April 15, 2004)
2.2
First Amendment to Agreement and Plan of Merger, dated April 5, 2004 by and between Sealy Corporation and Sealy Acquisition Corp. (incorporated herein by reference to Exhibit 2.2 to Sealy Corporation's Current Report on Form 8-K (File No. 1-8738) filed April 15, 2004)
3.1
Amended and Restated Certificate of Incorporation of Sealy Mattress Company dated as of June 3, 1998 (incorporated herein by reference to Exhibit 3.1 to Sealy Mattress Company's Registration Statement on Form S-4 (File No. 333-48187) filed June 3, 1998)
3.2	By-Laws of Sealy Mattress Company (incorporated herein by reference to Exhibit 3.2 to Sealy Mattress Company's Registration Statement on Form S-4 (File No. 333-48187) filed June 3, 1998)
3.3	Certificate of Incorporation of Sealy Mattress Corporation, dated March 31, 2004
3.4	By-Laws of Sealy Mattress Corporation
3.5	Articles of Incorporation of Sealy Mattress Company of Puerto Rico
3.6	By-Laws of Sealy Mattress Company of Puerto Rico
3.7	Amended Articles of Organization of Ohio-Sealy Mattress Manufacturing Co., Inc.
3.8	By-Laws of Ohio-Sealy Mattress Manufacturing Co., Inc.
3.9	Amended Articles of Incorporation of Ohio-Sealy Mattress Manufacturing Co.
3.10	By-Laws of Ohio-Sealy Mattress Manufacturing Co.
3.11	Articles of Incorporation of Sealy Mattress Company of Michigan, Inc.
3.12	By-Laws of Sealy Mattress Company of Michigan, Inc.
3.13	Amended Articles of Association of Sealy Mattress Company of Kansas City, Inc.
3.14	By-Laws of Sealy Mattress Company of Kansas City, Inc.
3.15	Articles of Incorporation of Sealy of Maryland and Virginia, Inc.
3.16	By-Laws of Sealy of Maryland and Virginia, Inc.
3.17	Amended Articles of Incorporation of Sealy Mattress Company of Illinois
3.18	By-Laws of Sealy Mattress Company of Illinois
3.19	Articles of Incorporation of A. Brandwein & Co.
3.20	By-laws of A. Brandwein & Co.
3.21	Amended Certificate of Incorporation of Sealy Mattress Company of Albany, Inc.
3.22	By-Laws of Sealy Mattress Company of Albany, Inc.
3.23	Amended Articles of Incorporation of Sealy of Minnesota, Inc.
3.24	By-Laws of Sealy of Minnesota, Inc.

3.25	Amended Articles of Incorporation of Sealy Mattress Company of Memphis
3.26	By-Laws of Sealy Mattress Company of Memphis
3.27	Amended Articles of Incorporation of North American Bedding Company
3.28	By-Laws of North American Bedding Company
3.29	Amended Articles of Incorporation of Sealy, Inc.
3.30	Code of Regulations of Sealy, Inc.
3.31	Amended and Restated Certificate of Incorporation of The Ohio Mattress Company Licensing and Components Group
3.32	By-Laws of The Ohio Mattress Company Licensing and Components Group
3.33	Certificate of Incorporation of Sealy Mattress Manufacturing Company, Inc.
3.34	By-Laws of Sealy Mattress Manufacturing Company, Inc.
3.35	Certificate of Incorporation of Sealy-Korea, Inc.
3.36	By-Laws of Sealy-Korea, Inc.
3.37	Articles of Organization of Sealy Technology LLC
3.38	Operating Agreement of Sealy Technology LLC, dated April 1, 2003
3.39	Articles of Incorporation of Sealy Real Estate, Inc.
3.40	By-Laws of Sealy Real Estate, Inc.
3.41	Amended Articles of Incorporation of Sealy Texas Management, Inc.
3.42	By-Laws of Sealy Texas Management, Inc.
3.43	Articles of Organization of Sealy Texas Holdings LLC
3.44	Operating Agreement of Sealy Texas Holdings LLC, dated April 1, 2003
3.45	Certificate of Limited Partnership of Sealy Texas L.P.
3.46	Partnership Agreement of Sealy Texas L.P.
3.47	Amended Articles of Incorporation of Western Mattress Company
3.48	By-Laws of Western Mattress Company
3.49	Certificate of Formation of Mattress Holdings International, LLC
3.50	Amended and Restated Limited Liability Company Agreement of Mattress Holdings International, LLC, dated December 29, 1999
3.51	Amended Articles of Incorporation of Advanced Sleep Products
3.52	By-Laws of Advanced Sleep Products
3.53	Certificate of Incorporation of Sealy Components-Pads, Inc.
3.54	By-Laws of Sealy Components-Pads, Inc.
3.55	Amended Articles of Incorporation of Sealy Mattress Co. of S.W. Virginia
3.56	By-Laws of Sealy Mattress Co. of S.W. Virginia

4.1
Indenture, dated as of April 6, 2004, by and among Sealy Mattress Company, the Guarantors named therein and The Bank of New York Trust Company, N.A., as trustee, with respect to the 8.25% Senior Subordinated Notes due 2014 and the 8.25% Senior Subordinated Exchange Notes due 2014
4.2
Exchange and Registration Rights Agreement, dated as of April 6, 2004, among Sealy Mattress Company, the Guarantors named therein and Goldman Sachs & Co. and J.P. Morgan Securities Inc., as representatives of the initial purchasers
4.3
First Supplemental Indenture, dated as of June 28, 2004, among Sealy Mattress Company, Sealy Corporation, Sealy Mattress Corporation and the subsidiary guarantors named therein and The Bank of New York Trust Company, N.A., as trustee, with respect to the 8.25% Senior Subordinated Notes due 2014 and the 8.25% Senior Subordinated Exchange Notes due 2014
5.1	Opinion of Simpson Thacher & Bartlett LLP
10.1
Sealy Profit Sharing Plan, Amended and Restated, dated December 1, 1989 (incorporated herein by reference to Exhibit 10.1 to Sealy Corporation's Annual Report on Form 10-K for the fiscal year ended November 30, 1995 (File No. 1-8738) filed February 27, 1996)
10.2
Sealy Corporation Bonus Program (incorporated herein by reference to Exhibit 10.5 to Sealy Corporation's Annual Report on Form 10-K for the fiscal year ended November 30, 1995 (File No. 1-8738) filed February 27, 1996)
10.3
Amendment No. 1 to Sealy Bonus Plan (incorporated herein by reference to Exhibit 10.17 to Sealy Corporation's Annual Report on Form 10-K for the fiscal year ended December 1, 1996 (File No. 1-8738) filed March 3, 1997)
10.4
Amendment No. 1 to Sealy Profit Sharing Plan (incorporated herein by reference to Exhibit 10.21 to Sealy Corporation's Annual Report on Form 10-K for the fiscal year ended December 1, 1996 (File No. 1-8738) filed March 3, 1997)
10.5
Amendment No. 2 to Sealy Profit Sharing Plan (incorporated herein by reference to Exhibit 10.22 to Sealy Corporation's Annual Report on Form 10-K for the fiscal year ended December 1, 1996 (File No. 1-8738) filed March 3, 1997)
10.6
Sealy Corporation 1998 Stock Option Plan (incorporated herein by reference to Exhibit 10.48 to Sealy Corporation's Quarterly Report on Form 10-Q for the quarterly period ended March 1, 1998 (File No. 1-8738) filed April 15, 1998)
10.7
2004 Stock Option Plan for Key Employees of Sealy Corporation and its Subsidiaries (incorporated herein by reference to Exhibit 4.4 to Sealy Corporation's Registration Statement on Form S-8 (File No. 333-113987) filed March 26, 2004)
10.8	Form of Management Stockholder's Agreement (incorporated herein by reference to Exhibit 4.5 to Sealy Corporation's Registration Statement on Form S-8 (File No. 333-113987) filed March 26, 2004)
10.9	Form of Sale Participation Agreement (incorporated herein by reference to Exhibit 4.6 to Sealy Corporation's Registration Statement on Form S-8 (File No. 333-113987) filed March 26, 2004)
10.10	Form of Stock Option Agreement (incorporated herein by reference to Exhibit 4.6 to Sealy Corporation's Registration Statement on Form S-8 (File No. 333-113987) filed March 26, 2004)

10.11	Form of Rollover Agreement (incorporated herein by reference to Exhibit 4.9 to Sealy Corporation's Registration Statement on Form S-8 (File No. 333-113987) filed March 26, 2004)
10.12
Stockholder Agreement dated March 4, 1996 by and among Sealy Corporation and Ronald L. Jones (incorporated herein by reference to Exhibit 10.26 to Sealy Corporation's Annual Report on Form 10-K for the fiscal year ended December 1, 1996 (File No. 1-8738) filed March 3, 1997)
10.13
Stockholders' Agreement, dated as of April 6, 2004, among Sealy Corporation, Bain Capital Fund V, L.P., BCIP Associates, BCIP Trust Associates, L.P., Harvard Private Capital Holdings, Inc., Sealy Investors 1, LLC, Sealy Investors 2, LLC, Sealy Investors 3, LLC and Sealy Holding LLC
10.14	Registration Rights Agreement, dated as of April 6, 2004, among Sealy Corporation and Sealy Holding LLC
10.15
Credit Agreement, dated April 6, 2004 among Sealy Mattress Company, Sealy Canada, LTD./LTEE, the Guarantors named therein, Sealy Mattress Corporation, Sealy Corporation, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc., as joint lead arranger, Goldman Sachs Credit Partners, L.P., as joint lead arranger, General Electric Capital Corporation, as co-documentation agent, and Royal Bank of Canada, as co-documentation agent, and other lenders from time to time parties thereto (incorporated herein by reference to Exhibit 10.1 to Sealy Corporation's Quarterly Report on Form 10-Q for the period ended February 29, 2004 (File No. 1-8738) filed April 14, 2004)
10.16
Senior Unsecured Credit Agreement, dated April 6, 2004 among Sealy Mattress Company, the Guarantors named therein, Sealy Mattress Corporation, Sealy Corporation, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc., as joint lead arranger, Goldman Sachs Credit Partners, L.P., as joint lead arranger, and other lenders from time to time parties thereto (incorporated herein by reference to Exhibit 10.1 to Sealy Corporation's Quarterly Report on Form 10-Q for the period ended February 29, 2004 (File No. 1-8738) filed April 14, 2004)
10.17
Amended and Restated Employment Agreement, dated as of August 1, 1997, by and between Sealy Corporation and Ronald L. Jones (incorporated herein by reference to Exhibit 10.6 to Sealy Corporation's Current Report on Form 8-K (File No. 1-8738) filed December 30, 1997)
10.18
Employment Agreement, dated as of August 25, 1997, by and between Sealy Corporation and Jeffrey C. Claypool (incorporated herein by reference to Exhibit 10.8 to Sealy Corporation's Current Report on Form 8-K (File No. 1-8738) filed December 30, 1997)
10.19
Employment Agreement, dated as of August 25, 1997, by and between Sealy Corporation and Lawrence J. Rogers (incorporated herein by reference to Exhibit 10.12 to Sealy Corporation's Current Report on Form 8-K (File No. 1-8738) filed December 30, 1997)
10.20
Amendment to Amended and Restated Employment Agreement and Termination of Stockholders Agreement dated as of December 17, 1997, between Ronald L. Jones and the Registrant (incorporated herein by reference to Exhibit 10.18 to Sealy Corporation's Current Report on Form 8-K (File No. 1-8738) filed December 30, 1997)

10.21
Amendment to Employment Agreement, dated as of December 17, 1997, between the employees named therein and Sealy Corporation (incorporated herein by reference to Exhibit 10.19 to Sealy Corporation's Current Report on Form 8-K (File No. 1-8738) filed December 30, 1997)
10.22	Fee and Monitoring Agreement, dated April 6, 2004, between Kohlberg Kravis Roberts & Co. and Sealy Mattress Company
10.23
Amendment to Employment Agreement dated January 20, 2000 by and between Sealy Corporation and Lawrence J. Rogers (incorporated herein by reference to Exhibit 10.33 to Sealy Mattress Company's Registration Statement on Form S-4 (File No. 333-67478) filed December 21, 2001)
10.24
Amendment No. 2 to Amended and Restated Employment Agreement, dated as of January 30, 2001 by and between Sealy Corporation and Ronald L. Jones (incorporated herein by reference to Exhibit 10.35 to Sealy Mattress Company's Registration Statement on Form S-4 (File No. 333-67478) filed December 21, 2001)
10.25
Executive Agreement, dated as of April 10, 2002 by and between Sealy Corporation and Ronald L. Jones (incorporated herein by reference to Exhibit 10.31 to Sealy Corporation's Annual Report on Form 10-K for the fiscal year ended November 30, 2003 (File No. 1-8738) filed March 1, 2004)
10.26
Employment Agreement, dated as of May 1, 2002 by and between Sealy Corporation and David J. McIlquham (incorporated herein by reference to Exhibit 10.32 to Sealy Corporation's Annual Report on Form 10-K for the fiscal year ended November 30, 2002 (File No. 1-8738) filed March 3, 2003)
10.27
Employment Agreement, dated as of August 25, 1997, by and between Sealy Corporation and Bruce Barman (incorporated herein by reference to Exhibit 10.7 to Sealy Corporation's Current Report on Form 8-K (File No. 1-8738) filed December 30, 1997)
10.28
Employment Agreement, dated as of September 17, 2002 by and between Sealy Corporation and Mark Hobson (incorporated herein by reference to Exhibit 10.34 to Sealy Corporation's Annual Report on Form 10-K for the fiscal year ended November 30, 2002 (File No. 1-8738) filed March 3, 2003)
10.29
Employment Agreement, dated as of September 17, 2002 by and between Sealy Corporation and Al Boulden (incorporated herein by reference to Exhibit 10.35 to Sealy Corporation's Annual Report on Form 10-K for the fiscal year ended November 30, 2003 (File No. 1-8738) filed March 1, 2004)
10.30
Employment Agreement, dated as of September 17, 2002 by and between Sealy Corporation and Kenneth L. Walker (incorporated herein by reference to Exhibit 10.36 to Sealy Corporation's Annual Report on Form 10-K for the fiscal year ended November 30, 2002 (File No. 1-8738) filed March 3, 2003)
10.31
Employment Agreement, dated as of May 25, 2001 by and between Sealy Corporation and Charles Dawson (incorporated herein by reference to Exhibit 10.37 to Sealy Corporation's Annual Report on Form 10-K for the fiscal year ended November 30, 2002 (File No. 1-8738) filed March 3, 2003)

10.32
Employment Agreement, dated as of October 1, 2002 by and between Sealy Corporation and G. Michael Hofmann (incorporated herein by reference to Exhibit 10.38 to Sealy Corporation's Annual Report on Form 10-K for the fiscal year ended November 30, 2002 (File No. 1-8738) filed March 3, 2003)
10.33
Employment Agreement, dated as of November 12, 2002 by and between Sealy Corporation and James B. Hirshorn (incorporated herein by reference to Exhibit 10.39 to Sealy Corporation's Annual Report on Form 10-K for the fiscal year ended November 30, 2002 (File No. 1-8738) filed March 3, 2003)
10.34
Sealy Corporation Executive Severance Benefit Plan dated January 25, 1993 (incorporated herein by reference to the appropriate exhibit to Sealy Corporation's Annual Report on Form 10-K for the fiscal year ended November 30, 1992 (File No. 1-8738))
12.1	Computation of Ratio of Earnings to Fixed Charges
21.1	List of Subsidiaries of Sealy Mattress Corporation
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature pages hereto)
25.1	Statement of Eligibility of Trustee on Form T-1
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery
99.3	Form of Letter to Broker-Dealers
99.4	Form of Letter to Clients

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TABLE OF ADDITIONAL REGISTRANT GUARANTORS
$390,000,000
SEALY MATTRESS COMPANY
TABLE OF CONTENTS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
AVAILABLE INFORMATION
SUMMARY
OUR COMPANY
NEW PRODUCT REDESIGN
MARKET OVERVIEW
OUR COMPETITIVE STRENGTHS
OUR STRATEGY
THE RECAPITALIZATION
CORPORATE STRUCTURE
SUMMARY OF TERMS OF THE EXCHANGE OFFER
SUMMARY OF TERMS OF THE EXCHANGE NOTES
RISK FACTORS
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA
RATIO OF EARNINGS TO FIXED CHARGES
RISK FACTORS
RISKS RELATED TO THE EXCHANGE OFFER
RISKS RELATED TO THE EXCHANGE NOTES
RISKS RELATED TO THE BUSINESS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
SEALY CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (IN MILLIONS)
SEALY CORPORATION NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (IN MILLIONS)
SEALY CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (IN MILLIONS)
SEALY CORPORATION NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (IN MILLIONS)
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SUMMARY COMPENSATION TABLE
OPTION/SAR GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION/SAR EXERCISED IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
PRINCIPAL STOCKHOLDERS
CERTAIN TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
THE EXCHANGE OFFER
DESCRIPTION OF NOTES
BOOK ENTRY; DELIVERY AND FORM
REGISTRATION RIGHTS
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF SEALY CORPORATION, AS PREDECESSOR TO SEALY MATTRESS CORPORATION
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SEALY CORPORATION CONSOLIDATED BALANCE SHEETS (IN THOUSANDS, EXCEPT PAR VALUE AMOUNTS)
SEALY CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SEALY CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS)
SEALY CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEALY CORPORATION SUPPLEMENTAL CONSOLIDATING CONDENSED BALANCE SHEET NOVEMBER 30, 2003 (IN THOUSANDS)
SEALY CORPORATION SUPPLEMENTAL CONSOLIDATING CONDENSED BALANCE SHEET DECEMBER 1, 2002 (IN THOUSANDS)
SEALY CORPORATION SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS YEAR ENDED NOVEMBER 30, 2003 (IN THOUSANDS)
SEALY CORPORATION SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS YEAR ENDED DECEMBER 1, 2002 (IN THOUSANDS)
SEALY CORPORATION SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS YEAR ENDED DECEMBER 2, 2001 (IN THOUSANDS)
SEALY CORPORATION SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS YEAR ENDED NOVEMBER 30, 2003 (IN THOUSANDS)
SEALEY CORPORATION SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS YEAR ENDED DECEMBER 1, 2002 (IN THOUSANDS)
SEALY CORPORATION SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS YEAR ENDED DECEMBER 2, 2001 (IN THOUSANDS)
SEALY CORPORATION CONDENSED CONSOLIDATED BALANCE SHEET (IN THOUSANDS)
SEALY CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE DATE) (UNAUDITED)
SEALY CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS) (UNAUDITED)
SEALY CORPORATION NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEALY CORPORATION SUPPLEMENTAL CONSOLIDATING CONDENSED BALANCE SHEET FEBRUARY 29, 2004 (IN THOUSANDS)
SEALY CORPORATION SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS THREE MONTHS ENDED FEBRUARY 29, 2004 (IN THOUSANDS)
SEALY CORPORATION SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS THREE MONTHS ENDED MARCH 2, 2003 (IN THOUSANDS)
SEALY CORPORATION SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS THREE MONTHS ENDED FEBRUARY 29, 2004 (IN THOUSANDS)
SEALY CORPORATION SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS THREE MONTHS ENDED MARCH 2, 2003 (IN THOUSANDS)
SCHEDULE 12–09—CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
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EXHIBIT INDEX